Form 10-K, Exhibit 13
period 1995-12-31
FIRST WESTERN BANCORP INC
filed 1996-03-26
CIK 740876

                                                                  EXHIBIT 13.1
FINANCIAL SECTION

                           MANAGEMENT'S REPORT ON THE
                   INTERNAL CONTROL STRUCTURE AND COMPLIANCE
                           WITH LAWS AND REGULATIONS

January 26, 1996

To the Shareholders:

FINANCIAL STATEMENTS

     The management of First Western Bancorp, Inc. and subsidiaries ("First Western") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgements and estimates made by management.

INTERNAL CONTROL

     Management is responsible for establishing and maintaining an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Reserve Board's Instructions for Forms FRY-9C and FRY-9LP ("FRY-9 Instructions"). The structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

     There are inherent limitations in the effectiveness of any structure of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

     Management assessed First Western's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and FRY-9 Instructions as of December 31, 1995. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that First Western maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and FRY-9 Instructions, as of December 31, 1995.

COMPLIANCE WITH LAWS AND REGULATIONS

     Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation ("FDIC") as safety and soundness laws and regulations.

     Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessment as required by the FDIC. Based on this assessment, management believes that First Western has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1995.


/s/  THOMAS J. O'SHANE                        /s/  ROBERT H. YOUNG

     Thomas J. O'Shane                             Robert H. Young

President and Chief Executive Officer         Senior Vice President - Finance,
                                              Secretary and Treasurer

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

                                                                                                               DECEMBER 31,
                                                                                                        ---------------------------
                                                                                                           1995             1994
                                                                                                           ----             ----
ASSETS:

  Cash and due from banks ............................................................................  $   39,464       $   42,903
                                                                                                        ----------       ----------
  Interest-bearing deposits in other banks ...........................................................       2,124              872
                                                                                                        ----------       ----------
  Securities available for sale
    (amortized cost of $243,145 and $71,041) .........................................................     246,980           67,670
                                                                                                        ----------       ----------
  Investment securities
    (market value of $115,024 and $128,712) ..........................................................     114,015          134,356
                                                                                                        ----------       ----------
  Mortgage-backed securities
    (market value of $144,362 and $188,258) ..........................................................     145,550          202,041
                                                                                                        ----------       ----------
  Loans available for sale (market value of $3,518) ..................................................       3,510               --
                                                                                                        ----------       ----------
  Loans
    (net of unearned income of $34,636 and $34,920) ..................................................   1,024,106          978,562
  Less allowance for possible loan losses ............................................................      14,148           12,943
                                                                                                        ----------       ----------
      NET LOANS ......................................................................................   1,009,958          965,619
                                                                                                        ----------       ----------
  Premises and equipment .............................................................................      18,411           17,900
                                                                                                        ----------       ----------
  Other assets .......................................................................................      23,252           23,212
                                                                                                        ----------       ----------
      TOTAL ASSETS ...................................................................................  $1,603,264       $1,454,573
                                                                                                        ==========       ==========

LIABILITIES:
  Deposits:
    Noninterest-bearing demand .......................................................................  $  102,864       $   97,242
    Interest-bearing demand ..........................................................................     110,703          101,659
    Savings ..........................................................................................     271,442          281,953
    Time .............................................................................................     692,674          548,555
                                                                                                        ----------       ----------
      TOTAL DEPOSITS .................................................................................   1,177,683        1,029,409
                                                                                                        ----------       ----------
  Borrowed funds:
    Federal funds purchased and other short-term borrowings ..........................................       3,598           34,847
    Repurchase agreements and secured lines of credit ................................................     121,658          128,461
    Advances from the Federal Home Loan Bank .........................................................     111,670          128,121
                                                                                                        ----------       ----------
      TOTAL BORROWED FUNDS............................................................................     236,926          291,429
                                                                                                        ----------       ----------
  Long-term debt......................................................................................       8,133           10,318
                                                                                                        ----------       ----------
  Other liabilities ..................................................................................      58,834           17,338
                                                                                                        ----------       ----------
      TOTAL LIABILITIES...............................................................................   1,481,576        1,348,494
                                                                                                        ----------       ----------

SHAREHOLDERS' EQUITY:
  Preferred stock, no stated value,
   4,000,000 shares authorized, none issued ..........................................................          --               --
  Common stock, $5 par value, 20,000,000
   shares authorized, 7,816,651 and
   5,180,172 shares issued ...........................................................................      39,083           25,901
  Additional paid-in capital..........................................................................      21,811           34,431
  Retained earnings ..................................................................................      59,313           47,961
  Unrealized appreciation (depreciation) in securities available for sale ............................       2,492           (2,191)
  Treasury stock, 52,500 shares at cost ..............................................................      (1,011)              --
  Unallocated common stock held by ESOP (at cost) ....................................................          --              (23)
                                                                                                        ----------       ----------
      TOTAL SHAREHOLDERS' EQUITY .....................................................................     121,688          106,079
                                                                                                        ----------       ----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................................................  $1,603,264       $1,454,573
                                                                                                        ==========       ==========

               See notes to consolidated financial statements.               19

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

                                                                                                      YEAR ENDED DECEMBER 31,
                                                                                               ------------------------------------
                                                                                                  1995          1994          1993
                                                                                                  ----          ----          ----
INTEREST INCOME:
  Interest and fees on loans ................................................................  $ 90,651       $74,092       $65,194
  Interest on balances with other banks .....................................................        73            18            38
  Interest on securities available for sale .................................................    10,043         6,941        23,866
  Interest and dividends on investment securities:
    Taxable .................................................................................     3,047         2,910         3,288
    Tax-exempt ..............................................................................     4,034         4,084         3,296
  Interest on mortgage-backed securities ....................................................    11,838        11,106            --
  Interest on federal funds sold ............................................................       146            16            24
                                                                                               --------       -------       -------
      TOTAL INTEREST INCOME .................................................................   119,832        99,167        95,706
                                                                                               --------       -------       -------

INTEREST EXPENSE:
  Interest on deposits:
    Demand ..................................................................................     1,892         2,003         2,329
    Savings .................................................................................     7,640         7,068         8,164
    Time ....................................................................................    38,374        24,568        23,879
  Interest on borrowed funds:
    Federal funds purchased and other short-term borrowings .................................     1,473           926           562
    Repurchase agreements and secured lines of credit .......................................     7,557         5,240         3,363
    Advances from the Federal Home Loan Bank ................................................     7,196         6,086         5,334
  Interest on long-term debt ................................................................       740           722           741
                                                                                               --------       -------       -------
      TOTAL INTEREST EXPENSE ................................................................    64,872        46,613        44,372
                                                                                               --------       -------       -------
NET INTEREST INCOME .........................................................................    54,960        52,554        51,334
PROVISION FOR POSSIBLE LOAN LOSSES ..........................................................     3,982         3,650         3,435
                                                                                               --------       -------       -------
NET INTEREST INCOME AFTER PROVISION
  FOR POSSIBLE LOAN LOSSES ..................................................................    50,978        48,904        47,899
                                                                                               --------       -------       -------

OTHER INCOME:
  Trust fees ................................................................................     1,976         1,996         1,864
  Service charges on deposit accounts .......................................................     3,245         2,667         2,751
  Credit card program fees ..................................................................     1,444         1,280         1,469
  Net securities gains ......................................................................     1,555         1,321           615
  Other operating income ....................................................................     2,801         1,385         1,019
                                                                                               --------       -------       -------
      TOTAL OTHER INCOME ....................................................................    11,021         8,649         7,718
                                                                                               --------       -------       -------

OTHER EXPENSES:
  Salaries and wages ........................................................................    13,671        12,818        12,746
  Employee benefits .........................................................................     4,127         3,734         4,205
  Net occupancy expense .....................................................................     2,828         2,682         2,471
  Equipment rentals, depreciation and maintenance ...........................................     2,297         2,186         2,386
  Federal deposit insurance .................................................................     1,852         2,224         2,055
  Supplies ..................................................................................     1,556         1,298         1,355
  Advertising and promotion .................................................................     1,456         1,347         1,068
  Outside examination, legal fees and consulting ............................................     1,416         1,354         1,479
  Outside data processing services ..........................................................     1,401         1,227         1,174
  Other operating expense ...................................................................     7,423         6,405         6,004
                                                                                               --------       -------       -------
      TOTAL OTHER EXPENSES ..................................................................    38,027        35,275        34,943
                                                                                               --------       -------       -------
INCOME BEFORE INCOME TAXES ..................................................................    23,972        22,278        20,674
INCOME TAXES ................................................................................     7,226         6,718         6,343
                                                                                               --------       -------       -------
NET INCOME ..................................................................................  $ 16,746       $15,560       $14,331
                                                                                               ========       =======       =======
EARNINGS PER SHARE ..........................................................................     $2.13         $1.98         $1.83
                                                                                                  =====         =====         =====
WEIGHTED AVERAGE SHARES OUTSTANDING .........................................................     7,849         7,855         7,814
                                                                                                  =====         =====         =====

                See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS' EQUITY

Years Ended December 31, 1995, 1994 and 1993                                            UNREALIZED                  UNALLOCATED
(In thousands, except per share amounts)                                               APPRECIATION                 COMMON STOCK
                                                                                      (DEPRECIATION)                HELD BY ESOP
                                      COMMON STOCK        ADDITIONAL                  IN SECURITIES                   (AT COST)
                                     --------------        PAID-IN        RETAINED      AVAILABLE    TREASURY      ----------------
                                     SHARES  AMOUNT        CAPITAL        EARNINGS      FOR SALE      STOCK        SHARES    AMOUNT
                                     ------  ------        -------        --------      --------      -----        ------    ------
BALANCE--
  January 1, 1993 .................. 4,857   $24,286       $ 27,090       $34,423       $    --       $    --      (12)      $(194)
  Five percent stock
   dividend (including
   fractional share
   cash paid) ......................   245     1,223          6,112        (7,336)           --            --       (1)         --
  Purchased stock allocated
   to ESOP participants ............    --        --             --            --            --            --        6          85
  Net income .......................    --        --             --        14,331            --            --       --          --
  Cash dividends paid
   ($0.54 per share) ...............    --        --             --        (4,155)           --            --       --          --
  Exercise of stock options ........    16        79             89            --            --            --       --          --
  Common stock issued for
   dividend reinvestment ...........    35       175            867            --            --            --       --          --
  Unrealized appreciation
   in securities
   available for sale ..............    --        --             --            --         2,925            --       --          --
                                     -----   -------       --------       -------       -------       -------      ---       -----

BALANCE--
  December 31, 1993................. 5,153    25,763         34,158        37,263         2,925            --       (7)       (109)
  Purchased stock allocated
   to ESOP participants ............    --        --             --            --            --            --        6          86
  Net income .......................    --        --             --        15,560            --            --       --          --
  Cash dividends paid
   ($0.63 per share) ...............    --        --             --        (4,862)           --            --       --          --
  Exercise of stock options,
   net of shares redeemed ..........    16        83              3            --            --            --       --          --
  Common stock issued for
   dividend reinvestment ...........    11        55            270            --            --            --       --          --
  Net change in
   unrealized appreciation
   (depreciation)
   in securities
   available for sale ..............    --        --             --            --        (5,116)           --       --          --
                                     -----   -------       --------       -------       -------       -------      ---       -----

BALANCE--
  December 31, 1994 ................ 5,180    25,901         34,431        47,961        (2,191)           --       (1)        (23)
  Fifty percent stock
   dividend (including
   fractional share
   cash paid) ...................... 2,601    13,004        (13,004)           (5)           --            --       (1)         --
  Purchased stock allocated
   to ESOP participants ............    --        --             --            --                                    2          23
  Net income .......................    --        --             --        16,746            --            --       --          --
  Cash dividends paid
   ($0.69 per share) ...............    --        --             --        (5,389)           --            --       --          --
  Exercise of options, net
   of shares redeemed ..............    15        75            (54)           --            --            --       --          --
  Common stock issued for
   dividend reinvestment ...........    21       103            438            --            --            --       --          --
  Treasury stock purchased .........    --        --             --            --            --        (1,011)      --          --
  Net change in
   unrealized appreciation
   (depreciation)
   in securities
   available for sale ..............    --        --             --            --         4,683            --       --          --
                                     -----   -------       --------       -------       -------       -------      ---       -----

BALANCE--
  December 31, 1995 ................ 7,817   $39,083       $ 21,811       $59,313       $ 2,492       $(1,011)      --       $  --
                                     =====   =======       ========       =======       =======       =======      ===       =====

                See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                             -------------------------------------
                                                                                               1995          1994          1993
                                                                                               ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ............................................................................... S  16,746     $  15,560     $  14,331
                                                                                             ---------     ---------     ---------
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation ...........................................................................     2,244         2,183         2,166
    Amortization and accretion - net .......................................................       253           308         1,962
    Provision for possible loan losses .....................................................     3,982         3,650         3,435
    Gain on sale of securities .............................................................    (1,555)       (1,321)         (615)
    (Gain) loss on sale of loans ...........................................................      (229)           32           (22)
    (Gain) loss on sale of real estate owned ...............................................      (594)           12            99
    Loss on sale of premises and equipment .................................................        48            35           187
    Provision for deferred tax (benefit) liability .........................................      (293)         (527)          468
    Increase in interest receivable ........................................................    (1,162)         (427)         (205)
    Increase in interest payable ...........................................................     3,823         2,002           218
    Other - net ............................................................................      (169)         (345)         (454)
                                                                                             ---------     ---------     ---------
      Total adjustments ....................................................................     6,348         5,602         7,239
                                                                                             ---------     ---------     ---------
  NET CASH PROVIDED BY OPERATING ACTIVITIES ................................................    23,094        21,162        21,570
                                                                                             ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of securities available for sale .....................................   162,924       118,045        93,400
  Proceeds from maturity or paydown
   of securities available for sale ........................................................    22,831        37,662       122,054
  Purchase of securities available for sale ................................................  (151,111)      (12,576)     (286,787)
  Proceeds from maturity or paydown of investment securities ...............................    49,789        41,545        25,939
  Purchase of investment securities ........................................................   (22,386)      (85,334)      (42,371)
  Net increase in loans ....................................................................  (208,559)     (148,711)      (63,030)
  Proceeds from loan sales .................................................................    74,769        17,192         6,533
  Purchase of loans ........................................................................   (30,789)      (33,997)      (45,527)
  (Increase) decrease in deposits in other banks ...........................................    (1,252)          (60)        2,694
  Purchase of premises and equipment .......................................................    (2,908)       (1,720)       (2,070)
  Proceeds from sale of premises and equipment .............................................       102            38           105
  Proceeds from sale of real estate owned ..................................................     1,614         1,635           987
  Cash received in branch purchases ........................................................    89,288        13,968            --
                                                                                             ---------     ---------     ---------
    NET CASH USED IN INVESTING ACTIVITIES ..................................................   (15,688)      (52,313)     (188,073)
                                                                                             ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits .................................................................    51,663        54,051           194
  Net (decrease) increase in federal funds purchased
   and other short-term borrowings .........................................................   (31,249)         (453)        7,030
  Net (decrease) increase in repurchase agreements
   and secured lines of credit..............................................................    (6,803)      (18,227)      124,524
  Net (decrease) increase in advances
   from the Federal Home Loan Bank .........................................................   (16,451)        7,171        36,450
  Payments on long-term debt ...............................................................    (2,185)       (1,079)       (2,136)
  Treasury stock purchased .................................................................    (1,011)           --            --
  Proceeds from exercise of stock options ..................................................        21            86           168
  Proceeds from common stock issued
   for dividend reinvestment plan ..........................................................       541           325         1,042
  Stock allocated to ESOP participants, at cost ............................................        23            86            85
  Dividends paid on common stock,
   including fractional share cash paid in lieu of stock ...................................    (5,394)       (4,862)       (4,156)
                                                                                             ---------     ---------     ---------
    NET CASH (USED IN)
     PROVIDED BY FINANCING ACTIVITIES ......................................................   (10,845)       37,098       163,201
                                                                                             ---------     ---------     ---------
NET (DECREASE) INCREASE
 IN CASH AND DUE FROM BANKS ................................................................    (3,439)        5,947        (3,302)
CASH AND DUE FROM BANKS, BEGINNING OF YEAR .................................................    42,903        36,956        40,258
                                                                                             ---------     ---------     ---------
CASH AND DUE FROM BANKS, END OF YEAR ....................................................... S  39,464     $  42,903     $  36,956
                                                                                             =========     =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest ............................................................................... S  61,049     $  44,611     $  44,154
                                                                                             =========     =========     =========

    Income taxes ........................................................................... S   7,562     $   7,256     $   7,166
                                                                                             =========     =========     =========

                See notes to consolidated financial statements.

NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION:

     The consolidated financial statements include the accounts of First Western Bancorp, Inc. ("First Western") and its wholly-owned subsidiaries: First Western Bank, National Association ("First Western Bank, N.A."); First Western Bank, Federal Savings Bank ("First Western Bank, F.S.B.") and First Western Trust Services Company ("Trust Services"). Effective December 31, 1995, First Western's mortgage banking subsidiary, Residential Mortgage Company of America, was merged into the parent company. All significant intercompany transactions have been eliminated in consolidation. Investments in subsidiaries on the parent company financial statements (see Note 20) are carried at the parent company's equity in the underlying net assets.

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with general practice in the banking industry. In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ from those estimates.

     The accompanying consolidated financial statements have been prepared on the accrual basis, except for trust fees, which are recorded when received. Reporting of trust fees on an accrual basis would not materially affect net income. Assets held in an agency or fiduciary capacity by Trust Services for their customers are not assets of First Western and are not included in the accompanying consolidated balance sheets.

SECURITIES AVAILABLE FOR SALE:

     Securities to be held for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, and that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as available for sale and are recorded at market value. Unrealized appreciation or depreciation in market value above or below amortized cost is included in shareholders' equity, net of income taxes. Premiums and discounts are amortized to expense and accreted to income over the life of the securities using a method which approximates the level yield method. Gains or losses on the sale of securities, if any, are based on the specific identification method.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES:

     Investments in debt securities which management has the ability and intent to hold to maturity or on a long-term basis are carried at cost. Premiums and discounts are amortized to expense and accreted to income over the life of the securities using a method which approximates the level yield method. Gains or losses on the sale of investment securities, if any, are based on the specific identification method.

LOANS AVAILABLE FOR SALE:

     Loans available for sale consist of mortgage loans and are carried at the lower of aggregate cost or market value.

LOANS:

     Interest income is accrued using various methods that result in a level yield on principal amounts outstanding. Loan origination fees, net of certain related origination costs, are amortized over the average lives of the related loans. For commercial and mortgage loans on which interest is more than 90 days past due, or earlier, when in the opinion of management collection of principal or interest is doubtful and the loan is not well secured and in the process of collection, accrual of income is discontinued and any previously accrued and unpaid interest for the current year is charged against current income, and any interest accrued and unpaid for prior periods is charged against the allowance for possible loan losses. Installment and credit card loans are generally charged off between 90 and 180 days past due or when deemed uncollectible in the opinion of management. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction to principal or reported as interest income according to management's judgment as to the collectibility of principal.

     Beginning in 1995, First Western adopted Financial Accounting Standards Board ("FASB") Statement No. 114, "Accounting by Creditors for Impairment of a Loan." Under Statement No. 114, the 1995 allowance for possible loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The impact of adopting Statement No. 114 was not material to First Western.

     The mortgage loan securitization that took place during 1995 was accounted for according to Statement No. 65 "Accounting for Certain Mortgage Banking Activities" and, accordingly, First Western did not establish an intangible asset for the servicing rights for these loans since the loans that were securitized were originated by First Western.

ALLOWANCE FOR POSSIBLE LOAN LOSSES:

     The allowance for possible loan losses is available to absorb future loan charge-offs. The allowance is increased by provisions charged to operations and reduced by losses, net of recoveries. The amount charged to operations is based on several factors including: (1) analytical reviews of significant commercial and commercial mortgage loans and loan loss experience in relationship to outstanding loans to determine an adequate allowance for possible loan losses required for outstanding loans; (2) a continuing review of loans evaluated by the loan review process as less than satisfactory, all nonperforming loans and overall portfolio quality; (3) regular examinations and appraisals of the loan portfolio conducted by federal and state supervisory authorities; and (4) management's judgment with respect to current and expected economic conditions, the level of delinquencies and nonaccrual loans, trends in the volume and term of loans, anticipated impact from changes in lending policies and procedures, changes in lending management, and any concentrations of credit in certain industries or geographic areas. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

PREMISES AND EQUIPMENT:

     Premises and equipment, which are stated at cost, less accumulated depreciation and amortization, are depreciated using the straight-line method over their estimated useful lives. Leasehold interests and improvements are amortized using the straight-line method over the lease periods or the estimated useful lives, whichever is shorter. When units of property are disposed of, the premises and equipment accounts are relieved of the cost and accumulated depreciation or amortization related to such units, and any resulting gains or losses are credited to or charged against income. Cost of repairs and maintenance is charged to expense as incurred. Major renewals and betterments are capitalized at cost.

REAL ESTATE OWNED:

     Real estate owned, which is included in other assets, consists of properties acquired by foreclosure. These assets are carried at the lower of cost or estimated fair value. Holding costs are charged to expense when incurred. Any subsequent writedowns, and gains or losses on property disposition, are charged to other income and expense.

INCOME TAXES:

     First Western previously accounted for income taxes in accordance with Accounting Principles Board Opinion No. 11. On January 1, 1993, First Western adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Statement No. 109 required a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under Statement No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The impact of this change in accounting method and the change in enacted tax rates during the third quarter of 1993 were not material to First Western.

GOODWILL AND OTHER INTANGIBLES:

     The excess of cost over net tangible assets and identified intangible assets of acquired branches or subsidiaries is amortized by the straight-line method over a period not to exceed fifteen years. Core deposit intangibles are amortized on a declining-balance or straight-line basis over the shorter of the average remaining lives of the acquired deposits or ten years. Other identified intangibles are amortized over the benefited periods, not to exceed ten years.

ADVANCES FROM THE FEDERAL HOME LOAN BANK:

     Advances from the Federal Home Loan Bank ("FHLB") include advances with an original maturity greater than one year. Any borrowings from the FHLB with an original maturity of one year or less are included with federal funds purchased and other short-term borrowings.

EARNINGS AND DIVIDENDS PER SHARE:

     Earnings and dividends per share are calculated using the weighted average number of shares outstanding and common shares equivalents.

CASH FLOWS STATEMENTS:

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

RECENT ACCOUNTING PRONOUNCEMENTS:

     During the second quarter of 1995, FASB issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and SFAS No. 122 "Accounting for Mortgage Servicing Rights" . These statements are effective for fiscal years beginning after December 31, 1995 with earlier adoption encouraged. First Western will adopt these statements on January 1, 1996 and is currently reviewing the effects of adopting these statements. The effects of adopting these statements on First Western's financial statements is not expected to be material.

     In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which requires adoption no later than fiscal years beginning after December 15, 1995. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, but would be required to disclose in a note to the financial statements pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting. First Western has elected to continue to account for stock-based transactions under Accounting Principles Board Opinion No. 25 and as such, First Western will disclose in a footnote, pro forma net income and earnings per share prepared under the fair value method.

RECLASSIFICATIONS:

     Certain reclassifications have been made to the consolidated financial statements for the years ended December 31, 1994 and 1993 to conform with the 1995 presentation.


NOTE 2.
SECURITIES AVAILABLE FOR SALE:

     At December 31, 1995, and 1994 the cost and market values of securities classified as available for sale were as follows (in thousands):


                                                                                   1995
                                                         ---------------------------------------------------
                                                                                  GROSS
                                                                       -------------------------
                                                         AMORTIZED     UNREALIZED     UNREALIZED      MARKET
                                                            COST         GAINS          LOSSES        VALUE
                                                         --------      ----------     ----------      ------
U.S. Treasury securities ...................             $  2,052       $   12          $  --       $  2,064
U.S. Government agencies and corporations ..               29,789           65             (2)        29,852
Mortgage-backed securities .................              187,863        2,791           (125)       190,529
Other securities ...........................               23,441        1,440           (346)        24,535
                                                        ---------       ------           ----       --------
                                                         $243,145       $4,308          $(473)      $246,980
                                                        =========       ======          =====       ========

                                                                                   1994
                                                         ----------------------------------------------------
                                                                                  GROSS
                                                                       -------------------------
                                                         AMORTIZED     UNREALIZED     UNREALIZED       MARKET
                                                            COST          GAINS         LOSSES         VALUE
                                                         --------      ----------     ----------        -----
U.S. Treasury securities ...................             $ 7,042         $ --          $  (109)       $ 6,933
Mortgage-backed securities .................              59,902           24           (3,501)        56,425
Other securities ...........................               4,097          392             (177)         4,312
                                                         -------         ----          -------        -------
                                                         $71,041         $416          $(3,787)       $67,670
                                                         =======         ====          =======        =======

     Securities available for sale with market values of $83,378,000 and $44,692,000 at December 31, 1995 and 1994, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes.

     The cost and market value of securities available for sale at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

                                                                                    MARKET
                                                                  COST               VALUE
                                                                  ----               -----
Due in one year or less .....................................   $ 31,792           $ 31,866
Due after one year through five years........................        545                547
Due after ten years..........................................     22,945             24,038
                                                                --------            -------
                                                                  55,282             56,451
Mortgage-backed securities..................................     187,863            190,529
                                                                --------           --------
                                                                $243,145           $246,980
                                                                ========           ========

     Proceeds from sales of securities available for sale during 1995, 1994 and 1993 were $157,793,000, $123,176,000 and $93,710,000, respectively. Gross gains of $2,290,000, $1,693,000 and $818,000 and gross losses of $735,000, $372,000 and $203,000 were realized on those sales during 1995, 1994 and 1993, respectively.

     As of December 31, 1995, First Western transferred investment securities and mortgage-backed securities classified as held to maturity with an amortized cost of $49.2 million to securities available for sale. This transfer was made in accordance with the "Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by FASB during 1995. The securities transferred increased the unrealized appreciation in securities available for sale by $651,000.

NOTE 3.
INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES:

     At December 31, 1995 and 1994, the carrying and market values of investment securities and mortgage-backed securities were as follows (in thousands):

                                                                                   1995
                                                       ------------------------------------------------------
                                                                                  GROSS
                                                                       --------------------------
                                                       AMORTIZED       UNREALIZED      UNREALIZED      MARKET
                                                          COST            GAINS           LOSSES        VALUE
                                                       ---------       ----------      ----------      ------
U.S. Government agencies and corporations..........     $ 29,591         $    4        $   (81)      $ 29,514
States and political subdivisions .................       83,223          1,359           (286)        84,296
Other securities ..................................        1,201             13             --          1,214
                                                        --------         ------        -------       --------
                                                        $114,015         $1,376        $  (367)      $115,024
                                                        ========         ======        =======       ========
Mortgage-backed securities.........................     $145,550         $  108        $(1,296)      $144,362
                                                        ========         ======        =======       ========

                                                                                   1994
                                                      --------------------------------------------------------
                                                                                   GROSS
                                                                      --------------------------

                                                      AMORTIZED       UNREALIZED      UNREALIZED        MARKET
                                                         COST            GAINS           LOSSES         VALUE
                                                      ---------       ----------      ----------        ------
U.S. Government agencies and corporations........      $ 43,760          $  2          $ (2,678)      $ 41,084
States and political subdivisions ...............        80,189           491            (3,452)        77,228
Other securities ................................        10,407            --                (7)        10,400
                                                       --------          ----          --------       --------
                                                       $134,356          $493          $ (6,137)      $128,712
                                                       ========          ====          ========       ========
Mortgage-backed securities.......................      $202,041          $ 28          $(13,811)      $188,258
                                                       ========          ====          ========       ========

     Investment securities and mortgage-backed securities with an amortized cost of $139,669,000 and $203,731,000 at December 31, 1995 and 1994, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and other short-term borrowings, and for other purposes.

     The carrying value and market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

                                                                        CARRYING         MARKET
                                                                          VALUE           VALUE
                                                                        --------         ------
Due in one year or less ......................................          $ 16,092        $ 16,190
Due after one year through five years.........................            86,800          87,610
Due after five years through ten years .......................            10,898          10,973
Due after ten years...........................................               225             251
                                                                        --------        --------
                                                                         114,015         115,024
Mortgage-backed securities....................................           145,550         144,362
                                                                        --------        --------
                                                                        $259,565        $259,386
                                                                        ========        ========

     There were no sales of investment securities during 1995, 1994 or 1993.

NOTE 4.
LOANS:

     Loans at December 31, 1995 and 1994 are summarized as follows (in thousands):

                                                                            1995            1994
                                                                            ----            ----
Commercial, financial and agricultural ..........................       $  120,183       $   99,198
Real estate:
 Construction ...................................................           24,501           18,721
 Mortgage .......................................................          591,320          565,810
Installment loans to individuals ................................          322,738          329,753
                                                                        ----------       ----------
                                                                         1,058,742        1,013,482
Less unearned income ............................................           34,636           34,920
                                                                        ----------       ----------
                                                                        $1,024,106       $  978,562
                                                                        ==========       ==========

     First Western's subsidiaries grant commercial, residential and installment loans to their customers, primarily within the western Pennsylvania and northeastern Ohio region, with no significant concentrations of credit risk within any specific industry. The subsidiaries' loan portfolios are diversified; however, a substantial portion of their debtors' ability to honor their obligations is dependent upon the economy within the western Pennsylvania and northeastern Ohio regions. The total loans serviced for others was $187.5 million and $6.2 million at December 31, 1995 and 1994, respectively.

     In the normal course of business, loans are extended to directors and executive officers and their associates. All of these loans are on substantially the same terms as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors and executive officers and their associates with loan balances in excess of $60,000 for the year ended December 31, 1995 is as follows (in thousands):

                  BALANCE                           AMOUNTS            BALANCE
                     AT                            COLLECTED              AT
                 JANUARY 1,                        AND OTHER         DECEMBER 31,
                    1995          ADDITIONS         CHANGES              1995
                 ----------       ---------        ---------         ------------
                   $8,959           $9,529           $5,401             $13,087
                   ======           ======           ======             =======

NOTE 5.
ALLOWANCE FOR POSSIBLE LOAN LOSSES:

     Transactions in the allowance for possible loan losses are summarized as follows (in thousands):

                                                                          YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                     1995           1994           1993
                                                                     ----           ----           ----
Balance at beginning of year ....................                  $12,943        $11,102        $10,846
 Provision for possible loan losses .............                    3,982          3,650          3,435
 Recoveries on loans previously charged-off .....                      290            669            264
                                                                   -------        -------        -------
                                                                    17,215         15,421         14,545
 Less loans charged-off .........................                    3,067          2,478          3,443
                                                                   -------        -------        -------

Balance at end of year...........................                  $14,148        $12,943        $11,102
                                                                   =======        =======        =======

     At December 31, 1995, the recorded investment in loans that are considered to be impaired under Statement No. 114 was $5.9 million (of which $1.7 million were on a nonaccrual basis). The allowance for possible loan losses related to these impaired loans was $984,000 at December 31, 1995. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $6.2 million. For the year ended December 31, 1995, First Western recognized interest income on those impaired loans of $412,000, which included $32,000 of interest income recognized using the cash basis of income recognition.

NOTE 6.
PREMISES AND EQUIPMENT:

     Premises and equipment consist of the following (in thousands):

                                                                                       DECEMBER 31,
                                                                                ----------------------------
                                                                                  1995                 1994
                                                                                  ----                 ----
Land ............................................................               $ 1,902              $ 1,636
Buildings .......................................................                20,647               19,611
Leasehold interests and improvements.............................                 1,277                1,091
Furniture and fixtures ..........................................                14,229               13,711
                                                                                -------              -------
                                                                                 38,055               36,049
Less accumulated depreciation and amortization...................                19,644               18,149
                                                                                -------              -------
                                                                                $18,411              $17,900
                                                                                =======              =======

     Provisions for depreciation and amortization charged to other expenses were $2,244,000, $2,183,000 and $2,166,000 for 1995, 1994 and 1993, respectively.

NOTE 7.
OTHER ASSETS:

     Other assets consist of the following (in thousands):

                                                                                       DECEMBER 31,
                                                                              ----------------------------
                                                                                1995                 1994
                                                                                ----                 ----
Accrued interest receivable .....................................             $ 9,434              $ 8,270
Intangible assets, primarily core deposit intangibles ...........               7,879                1,163
Net deferred tax benefit ........................................               2,322                5,038
Other real estate owned .........................................                 165                1,185
Receivable from paying agent.....................................                  10                5,131
Other............................................................               3,442                2,425
                                                                               ------              -------
                                                                              $23,252              $23,212
                                                                              =======              =======

NOTE 8.
DEPOSITS:

     Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $66,809,000 and $49,989,000 at December 31, 1995 and 1994, respectively. Interest expense on these certificates was $3,426,000, $1,733,000 and $1,201,000 for 1995, 1994 and 1993, respectively.


NOTE 9.
REPURCHASE AGREEMENTS AND SECURED LINES OF CREDIT:

     First Western's subsidiaries have repurchase agreements with certain retail customers and various wholesale funding sources. First Western's liability for repurchase agreements and secured lines of credit are as follows (in thousands):

                              DECEMBER 31, 1995             DECEMBER 31, 1994
                            ---------------------         ---------------------
                                         WEIGHTED                      WEIGHTED
                                          AVERAGE                       AVERAGE
REMAINING MATURITY            AMOUNT       RATE            AMOUNT        RATE
------------------            ------       ----            ------        ----
Next business day ........  $  6,242       5.00%          $  1,742       5.63%
Two to 30 days ...........    22,032       5.85             74,199       6.14
91 days to one year ......    93,384       5.95             52,520       4.86
                            --------       ----           --------       ----
                            $121,658       5.89%          $128,461       5.61%
                            ========       ====           ========       ====

     First Western's repurchase agreements and secured lines of credit are secured by U.S. Treasury securities, securities issued by U.S. government agencies and corporations, mortgage-backed securities and securities issued by states and political subdivisions.


NOTE 10.
ADVANCES FROM THE FEDERAL HOME LOAN BANK:

     First Western Bank, N.A. and First Western Bank, F.S.B. are members of the Federal Home Loan Bank ("FHLB") of Pittsburgh. Advances from the FHLB with original maturities greater than one year mature as follows (in thousands):

                             DECEMBER 31, 1995             DECEMBER 31, 1994
                           ---------------------         ---------------------
                                        WEIGHTED                      WEIGHTED
                                         AVERAGE                       AVERAGE
                            AMOUNT        RATE            AMOUNT        RATE
                            ------        ----            ------        ----
1995 ....................  $     --         --%          $ 75,621       5.60%
1996 ....................    66,670       5.37             52,500       4.97
1997 ....................    45,000       5.91                 --         --
                           --------       ----           --------       ----
                           $111,670       5.59%          $128,121       5.34%
                           ========       ====           ========       ====

     Advances from the FHLB are secured by stock in the FHLB of Pittsburgh, qualifying residential first mortgage loans, mortgage-backed securities, certain investment securities and securities available for sale. Certain of these advances are subject to restrictions or penalties in the event of prepayment.

NOTE 11.
LONG-TERM DEBT:

 Long-term debt consists of the following (in thousands):

                                                                                          DECEMBER 31,
                                                                                       ------------------
                                                                                        1995        1994
                                                                                        ----        ----
Term loan payable to bank, due in quarterly installments of $390,000, bearing interest at either the bank's variable prime rate or the bank's fully absorbed cost of funds rate plus 1.50% or the bank's Eurodollar rate plus 1.50% as selected by First Western at various intervals. At December 31,1995, the interest
 rate was 7.375% ....................................................................  $6,626     $ 8,185
Term loan payable to bank, due in quarterly installments of $151,000 commencing
 April 30,1991, bearing interest at the lower of the bank's variable prime interest rate less .2% or the bank's certificate of deposit rate plus 1.10%, as selected by First Western at various intervals. At December 31,1995, the interest rate
 was 7.02% ..........................................................................     151         754
Subordinated capital notes, bearing interest at 11%, due March 1, 1996, with
 interest payable semi-annually on January 15 and July 15 ...........................   1,356       1,356
Term loan payable to bank by First Western's Employee Stock Ownership Trust used to purchase 7,000 shares (before stock dividends) of First Western stock, guaranteed by First Western, bearing interest at 85% of the bank's variable prime interest rate, payable quarterly by the Employee Stock Ownership Trust with
 principal due in annual installments of $23,000 ....................................      --          23
                                                                                       ------     -------
                                                                                       $8,133     $10,318
                                                                                       ======     =======

     Principal repayments are scheduled as follows: $3,066,000 for 1996, $1,559,000 for 1997, $1,559,000 for 1998, $1,559,000 for 1999 and $390,000
for 2000. Certain long-term debt instruments contain financial covenants which, among other things, include limitations on certain types of indebtedness, dividends to First Western shareholders (limited to $17,817,000 at December 31,1995), and maintenance of certain levels or ratios of net worth, investments in subsidiaries, non-performing assets and interest expense coverage. First Western was in compliance with all such covenants at December 31, 1995.

NOTE 12.
INCOME TAXES:

     Income taxes are as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                1995         1994         1993
                                                ----         ----         ----
Income exclusive of securities gains ......... $6,682       $6,256       $6,128
Net securities gains .........................    544          462          215
                                               ------       ------       ------
                                               $7,226       $6,718       $6,343
                                               ======       ======       ======

     The income tax provision consists of:

                                                    YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                1995         1994         1993
                                                ----         ----         ----
Taxes currently payable ...................... $7,519       $7,245       $5,875
Deferred tax liability (benefit) .............   (293)        (527)         468
                                               ------       ------       ------
                                               $7,226       $6,718       $6,343
                                               ======       ======       ======

     The deferred tax liability (benefit) results from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The source of these differences and the tax effect of each are as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1995      1994      1993
                                                      ----      ----      ----
Provision for possible loan losses ................  $(381)    $(653)    $  (2)
Deferred loan origination fees ....................    220       150       (46)
Employee benefit plans ............................    170        47       319
Accretion of purchase accounting adjustments ......   (121)      (31)       39
Depreciation ......................................   (116)      (16)       (3)
Amoritization of intangible assets ................   (102)      (26)       --
Provision for restructuring costs .................     --        --       282
Other .............................................     37         2      (121)
                                                     -----     -----     -----
                                                     $(293)    $(527)    $ 468
                                                     =====     =====     =====

     First Western Bank, F.S.B. qualifies to be taxed under special income tax rules applicable to savings institutions and is entitled to a special bad debt deduction. First Western Bank, F.S.B.'s allowance for tax purposes was $8,224,000, $7,694,000 and $7,709,000 at December 31, 1995, 1994 and 1993,
respectively.

     The reconciliation between the federal statutory tax rate and the effective income tax rate is as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                                   --------------------------
                                                                   1995       1994       1993
                                                                   ----       ----       ----
Tax at statutory rate ............................................ 35.0%      35.0%      35.0%
Increases (decreases) in tax resulting from:
  Tax-exempt interest on investment securities and loans ......... (5.9)      (6.4)      (5.8)
  State income taxes, net of federal benefit .....................  1.1        1.2        1.1
  Other, net...................................................... (0.1)       0.4        0.4
                                                                   ----       ----       ----
Effective tax rate ............................................... 30.1%      30.2%      30.7%
                                                                   ====       ====       ====

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising First Western's net deferred tax asset as of December 31, 1995 and 1994 are as follows (in thousands):

                                                               1995       1994
                                                               ----       ----
Deferred tax assets:
  Allowance for possible loan losses ........................ $4,181     $3,945
  Intangible assets..........................................    608        505
  Employee benefit plans ....................................    435        613
  Deferred directors' fees ..................................    404        482
  Unrealized depreciation in securities available for sale ..     --      1,180
  Loan origination fees......................................     --        133
  Other .....................................................    246        176
                                                              ------     ------
    Total deferred tax assets ...............................  5,874      7,034
                                                              ------     ------
Deferred tax liabilities:
  Purchase accounting adjustments ...........................  1,397      1,455
  Unrealized appreciation in securities available for sale ..  1,342         --
  Difference between book and tax basis of property .........    425        541
  Loan origination fees......................................    388         --
                                                              ------     ------
    Total deferred tax liabilities...........................  3,552      1,996
                                                              ------     ------
    Net deferred tax asset .................................. $2,322     $5,038
                                                              ======     ======

     First Western has not recognized a $2.2 million deferred tax liability for differences resulting from the bad debt reserve for tax purposes prior to December 31, 1987 of its savings bank subsidiary, First Western Bank, F.S.B. Should amounts previously claimed as bad debt deductions for First Western Bank, F.S.B. be used for any purpose other than to absorb bad debts or if the separate savings bank subsidiary is eliminated (which is not currently anticipated), a tax liability of approximately $2.2 million will be incurred assuming the tax rate upon conversion approximates the tax rates in effect as of December 31, 1995.

NOTE 13.
EMPLOYEE BENEFIT PLANS:

PENSION BENEFITS:

     First Western has a noncontributory qualified defined benefit pension plan (the "Plan") that covers substantially all full-time employees. Pension benefits are based on a formula taking into consideration an employee's vesting status, compensation and years of service. First Western's funding policy is to make annual contributions to the Plan based upon the funding formula developed by the Plan's actuary. The formula used by the Plan is the Frozen Initial Liability Method. The minimum funding commitments for 1995, 1994 and 1993 were $599,000, $450,000 and $879,000, respectively.

     A summary of the components of net periodic pension expense for the Plan for 1995, 1994 and 1993 is as follows (in thousands):

                                                                    1995       1994        1993
                                                                    ----       ----        ----
Service cost ..................................................... $  370     $   379     $ 335
Interest cost ....................................................    867         841       839
Actual (return) loss on plan assets .............................. (2,240)        167      (649)
Net amortization of transition assets and
 prior service cost and deferral of net asset loss or gain .......  1,256      (1,199)     (319)
                                                                   ------     -------     -----
Net periodic pension expense ..................................... $  253     $   188     $ 206
                                                                   ======     =======     =====

     The assumptions used in calculating the year-end liability for the Plan are as follows:

                                                                     1995     1994
                                                                     ----     ----
         Weighted average discount rate ...........................  7.25%    8.50%
         Weighted average rate of return ..........................  8.50%    8.50%
         Expected increase in compensation levels .................  5.25%    5.25%

     The actuarial present value of accumulated benefit obligations at December 31, 1995 and 1994 were $10,745,000, and $8,674,000, respectively, including vested benefit obligations of $10,318,000 and $8,449,000. The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at December 31, 1995 and 1994 for the Plan (in thousands):

                                                                                     1995           1994
                                                                                     ----           ----
Plan assets at fair value, consisting primarily of U.S. treasury,
 government agency and corporation, and equity securities ....................... $ 13,252       $ 10,927
Projected benefit obligation ....................................................  (13,331)       (10,535)
                                                                                  --------       --------
Plan assets (below) in excess of projected benefit obligation ...................      (79)           392
Items not yet recognized:
  Net asset existing at transition and for prior service costs ..................     (725)          (801)
  Unrecognized net loss .........................................................    1,268            364
                                                                                  --------       --------
Prepaid (accrued) expense for plan recognized in consolidated balance sheets .... $    464       $    (45)
                                                                                  ========       ========

     As part of a restructuring program, First Western amended the pension plan in 1992 to provide special retirement benefits under an early retirement window program and a supplemental plan (the "Unfunded Plan"). First Western makes contributions to the Unfunded Plan to the extent necessary to fund the benefit payments to the participants.

     A summary of the components of net periodic pension expense for the Unfunded Plan for 1995, 1994 and 1993 is as follows:

                                                                   1995    1994    1993
                                                                   ----    ----    ----
           Service cost ........................................... $ 1     $ 3     $ 3
           Interest cost ..........................................  62      59      59
           Amortization of loss ...................................  --       1      --
                                                                    ---     ---     ---
           Net periodic pension expense ........................... $63     $63     $62
                                                                    ===     ===     ===

     The pension liability for the Unfunded Plan was calculated using a discount rate of 7.25% and 8.50% for December 31, 1995 and 1994, respectively.

     The actuarial present value of accumulated benefit obligations of the Unfunded Plan at December 31, 1995 and 1994 was $809,000 and $781,000, respectively, all of which was vested. The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at December 31, 1995 and 1994 for the Unfunded Plan (in thousands):

                                                                                  1995                1994
                                                                                  ----                ----
      Plan assets at fair value .........................................        $  --               $  --
      Projected benefit obligation.......................................         (809)               (781)
                                                                                 -----               -----
      Projected benefit obligation in excess of plan assets .............         (809)               (781)
      Unrecognized net loss..............................................           --                  --
                                                                                 -----               -----
      Accrued pension expense for the
       Unfunded Plan recognized in consolidated balance sheet ...........        $(809)              $(781)
                                                                                 =====               =====

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

     Effective January 1, 1993, First Western adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Statement No. 106 requires First Western to accrue the estimated cost of retiree benefit payments during the years the employee provides services. First Western previously expensed the costs of these benefits as claims were incurred. Statement No. 106 allows recognition of the cumulative effect of the liability in the year of adoption or the amortization of the obligation over a period of up to twenty years. First Western has elected to recognize this obligation of $774,000 over a period of ten years which is the life expectancy of the retiree group with health care benefits provided by First Western. First Western's cash flows are not affected by implementation of this statement and the effect of implementation of this statement upon First Western's net income is not material. First Western provides health care benefits for a certain group of retirees and life insurance for substantially all of its retired employees. The following table sets forth the health care and life insurance plans' funded status at December 31, 1995 and 1994 (in thousands):

                                                                                    1995                 1994
                                                                                    ----                 ----
        Accumulated postretirement benefit obligations:
         Retirees ................................................                $(1,165)             $(1,437)
         Fully eligible plan participants ........................                    (31)                 (17)
         Other active plan participants ..........................                   (126)                 (72)
                                                                                   ------              -------
        Accumulated postretirement benefit obligation ............                 (1,322)              (1,526)
        Unrecognized transition obligation .......................                    541                  619
        Unrecognized prior service cost...........................                   (259)                (277)
        Unrecognized net loss ....................................                     22                  191
                                                                                   ------              -------
         Accrued postretirement benefit cost .....................                $(1,018)             $  (993)
                                                                                   ======              =======

     Net postretirement benefit cost for 1995, 1994 and 1993 consisted of the following components (in thousands):

                                                                                    1995            1994           1993
                                                                                    ----            ----           ----
         Service cost-benefits earned during year ...............                   $ 13            $ 14           $ 31
         Interest cost on
          accumulated postretirement benefit obligation .........                     98             119            137
         Amortization of transition obligation...................                     77              77             77
         Amortization of prior service costs ....................                    (17)            (17)            --
         Amortization of net loss ...............................                     --               9             --
                                                                                    ----            ----           ----
         Net postretirement benefit cost.........................                   $171            $202           $245
                                                                                    ====            ====           ====

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11% for 1995 and is expected to decrease linearly each successive year until it reaches 6% in 2002. As of December 31, 1995, a one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation by approximately 4% and the net periodic postretirement health care cost for the year ended December 31, 1995 by approximately 3%. The December 31, 1995 and 1994 postretirement benefit liabilities were calculated using discount rates of 7.25% and 8.50%, respectively.

OTHER BENEFIT PLANS:

     First Western also has a 401(k) Profit-Sharing and Stock Bonus Plan. Contributions to the plan are made annually at the discretion of First Western's Board of Directors and amounted to $960,000, $1,003,000 and $1,045,000 for 1995, 1994 and 1993, respectively.

     In prior years, the ESOP (formerly a separate plan) acquired 21,242 shares (before stock dividends) of First Western stock with loans from an unrelated bank. The loans were paid-off in full on September 30, 1995. A total of 2,739 and 5,534 shares were allocated to plan participants in 1995 and 1994, respectively, in accordance with the terms of the plan. Distributions are made upon an employee's retirement, death or termination, subject to a plan-provided vesting schedule. For financial reporting purposes, the ESOP loans and the related shares have been reflected on First Western's consolidated balance sheets to the extent of the unpaid loan balances.

NOTE 14.
STOCK OPTION PLAN:

     On January 21, 1991, First Western's Board of Directors adopted an Incentive Stock Option Plan for Key Officers (the "ISO Plan"). Under the ISO Plan and an amendment approved by the shareholders at the April 18, 1995 annual meeting, 566,335 shares of common stock have been reserved for issuance. The Board's Compensation Committee initially authorized options for 204,654 shares to be granted to certain key employees, at an option price equal to the fair market value of First Western's common stock on the date of grant, January 21, 1991. The options granted generally become exercisable between two and seven years from the date of grant, and are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. On January 16, 1995, First Western's Board of Director's Compensation Committee authorized options for 150,000 shares to be granted to certain key employees at an option price of $20.00 per share which was greater than the fair market value of First Western's common stock on the date of the grant, January 16, 1995. The options must be exercised within ten years, and generally become exercisable between six months and three years. Options for 105,000 shares are intended to qualify as incentive stock options, and options for 45,000 shares are considered non-qualified and are not meant to qualify as incentive stock options. The total shares reserved for issuance, options granted and the option price per share have been adjusted for subsequent stock dividends in accordance with terms of the ISO Plan. The ISO Plan has a life of ten years during which time the options must be granted. Options previously granted must be exercised within ten years. The changes in options outstanding during 1995, 1994 and 1993 were as follows:

                                                    1995                     1994                         1993
                                        ---------------------        --------------------      --------------------
                                                       OPTION                      OPTION                    OPTION
                                                       PRICE                       PRICE                     PRICE
                                                        PER                         PER                       PER
                                        SHARES         SHARE         SHARES        SHARE       SHARES        SHARE
                                        ------         -----         ------        -----       ------        -----
Outstanding, January 1 ...........      135,414            $6.75      167,445      $6.75       204,654       $6.75
Granted ..........................      150,000            20.00           --         --         --             --
Exercised.........................      (33,088)            6.75      (32,031)      6.75       (24,806)       6.75
Cancelled.........................           --               --           --         --       (12,403)       6.75
                                        -------     ------------      -------      -----       -------       -----
Outstanding, December 31 .........      252,326     $6.75-$20.00      135,414      $6.75       167,445       $6.75
                                        =======     ============      =======      =====       =======       =====
Exercisable, December 31 .........      135,237     $6.75-$20.00       51,695      $6.75        31,008       $6.75
                                        =======     ============      =======      =====       =======       =====
Available for Grant,
 December 31 .....................      254,846                       179,846                  179,846
                                        =======                       =======                  =======

NOTE 15.
COMMITMENTS AND CONTINGENT LIABILITIES:

     In the normal course of business, there are various outstanding commitments to extend credit and standby letters of credit which are not reflected in the accompanying consolidated financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by First Western to guarantee the performance of a customer to a third party. First Western uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Firm commitments to extend credit at December 31, 1995 of $312,704,000 consist of commercial, mortgage and other commitments of $121,840,000, home equity lines of credit of $42,791,000 and credit card lines of credit of $148,073,000. Standby letters of credit at December 31, 1995 totalled $11,412,000. Credit-related financial instruments have off-balance sheet credit risk, because only origination fees (if any) are recognized in the consolidated balance sheet for these instruments until the commitments are fulfilled or expire. The credit risk involved in issuing guarantees and letters of credit is essentially the same as that involved in extending loans to customers. The credit risk amounts are equal to the notional amounts of the contracts, assuming, in accordance with the requirements of FASB Statement No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", that counterparties fail completely to meet their obligations and the collateral or other security is of no value.

     Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements. First Western's credit loss risk in the event of a borrower's inability to repay loans funded under commitments is represented by the contractual amount. These commitments represent the possibility of additional credit risk; however, management believes that no material losses, beyond its current evaluation of such in determining the adequacy of the allowance for possible loan losses, will occur as a result of these transactions.

     First Western's obligation for future minimum lease payments on operating leases at December 31, 1995 is as follows (in thousands):

                                                 FUTURE MINIMUM
                                                 LEASE PAYMENTS
                                                 --------------
        1996..................................         $392
        1997..................................          294
        1998..................................          229
        1999..................................          229
        2000 .................................          229

     In the normal course of business, First Western is involved in several legal proceedings. Management believes that the liability, if any, from such proceedings will not have a material adverse effect on the consolidated financial statements of First Western.

NOTE 16.
REGULATORY RESTRICTIONS:

     First Western is a legal entity separate and distinct from its subsidiaries and there are various legal and regulatory limitations concerning the extent to which these subsidiaries can finance or otherwise provide funds to First Western.

     Certain restrictions exist regarding the ability of the subsidiaries to pay dividends to First Western, which are the primary source of First Western's revenues, in addition to management and service fees. Under national banking regulations, as promulgated by the Office of the Comptroller of the Currency ("OCC"), First Western Bank, N.A., an OCC-supervised bank, may make payments of dividends without obtaining prior regulatory approval, if the total of all dividends declared by the bank's Board of Directors in a calendar year do not exceed the total of such bank's net profit for that year combined with its retained net profits for the two preceding calendar years less any required transfer to surplus.

     First Western Bank, F.S.B.'s ability to pay dividends to First Western is governed by the Office of Thrift Supervison ("OTS"). The current OTS dividend regulations, as amended, utilize a tiered approach which permits various levels of capital distributions, based primarily upon a savings institution's capital level and its ability to meet its ongoing fully phased-in capital requirements, with notification of dividends provided to the OTS prior to payment.

     Under OCC regulations, the total capital available for payment of dividends from First Western Bank, N.A. was approximately $9,879,000 at December 31, 1995. Under OTS regulations the total amount available for payment of dividends by First Western Bank, F.S.B. was approximately $10,764,000 at December 31, 1995.

     The above regulatory bodies have the power to prohibit any act, including the payment of dividends, if, in their opinion, such act would constitute an unsafe or unsound banking practice.

     First Western is required to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by the banking regulators. At December 31, 1995, First Western is required to have minimum Tier I and Total capital ratios of 4.00% and 8.00%, respectively. First Western's actual ratios at December 31, 1995 were 11.25% and 12.51%, respectively. First Western's leverage ratio at December 31, 1995 was 6.99%. Most institutions are expected to maintain Tier I leverage capital ratios of at least 100 to 200 basis points above the 3.00% guideline minimum depending on risk profiles and other facts. Although a specific minimum has not been established for First Western, management believes it is in compliance with the Tier I leverage ratio requirement at December 31, 1995.

     First Western's banking and savings subsidiaries are also subject to certain restrictions imposed by federal law on extensions of credit and certain other transactions with First Western, including borrowing from these subsidiaries unless the loans are both well-secured and limited in amount to no more than 10% of the lending subsidiary's capital and surplus.

     The banking and savings subsidiaries are also required to maintain average reserve balances with the district Federal Reserve Bank. The average amount of these balances was approximately $7,569,000 and $6,373,000 for the years ended December 31, 1995 and 1994, respectively.

NOTE 17.
SUPPLEMENTAL SCHEDULES OF NONCASH ACTIVITIES:

     Noncash activities for the years ended December 31, 1995, 1994 and 1993 were as follows (in thousands):

                                                                                 1995           1994         1993
                                                                                 ----           ----         ----
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITY:

Securities purchased settling after year end .......................           $ 37,062        $   201      $  1,392
                                                                               ========        =======      ========
Securities sold settling after year end ............................           $     --        $ 5,131      $    310
                                                                               ========        =======      ========
Transfer of investment securities and
 mortgage-backed securities to securities available for sale .......           $ 49,160        $    --      $ 16,195
                                                                               ========        =======      ========
Transfer of securities available for sale
 to mortgage-backed securities .....................................           $     --        $    --      $191,916
                                                                               ========        =======      ========
Transfer of loans to other real estate owned .......................           $    364        $ 1,135      $  2,313
                                                                               ========        =======      ========
Transfer from other real estate owned to loans .....................           $     --        $    --      $    682
                                                                               ========        =======      ========
Securitization of loans ............................................           $113,732        $    --      $     --
                                                                               ========        =======      ========
Net change in unrealized appreciation (depreciation)
 in securities available for sale ..................................           $  7,206        $(7,871)     $     --
                                                                               ========        =======      ========
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITY:

Deposits assumed in branch acquisition .............................           $ 96,681        $14,426      $     --
                                                                               ========        =======      ========
Issuance of common stock for a 5% stock dividend ...................           $     --        $    --      $  7,335
                                                                               ========        =======      ========
Issuance of common stock, at par, for a 50% stock dividend .........           $ 13,004        $    --      $     --
                                                                               ========        =======      ========

NOTE 18.
FAIR VALUES OF FINANCIAL INSTRUMENTS:

     The fair values of First Western's financial instruments as of December 31, 1995 and 1994 are as follows (in thousands):

                                                                           1995                           1994
                                                                --------------------------       -----------------------
                                                                  CARRYING        FAIR           CARRYING         FAIR
                                                                   AMOUNT         VALUE           AMOUNT          VALUE
                                                                ----------      ----------       --------       --------
Assets:
 Cash and due from banks ........................               $   39,464      $   39,464       $ 42,903       $ 42,903
 Interest-bearing deposits in other banks .......                    2,124           2,124            872            872
 Securities available for sale ..................                  246,980         246,980         67,670         67,670
 Investment securities ..........................                  114,015         115,024        134,356        128,712
 Mortgage-backed securities .....................                  145,550         144,362        202,041        188,258
 Loans available for sale .......................                    3,510           3,518             --             --
 Loans ..........................................                1,016,499       1,007,976        973,817        942,859
Liabilities:
 Demand and savings deposits ....................                  485,009         485,009        480,854        480,854
 Time deposits ..................................                  692,674         703,062        548,555        548,920
 Federal funds purchased and
  other short-term borrowings ...................                    3,598           3,598         34,847         34,847
 Repurchase agreements and
  secured lines of credit .......................                  121,658         122,148        128,461        128,063
 Advances from the Federal Home Loan Bank .......                  111,670         111,812        128,121        126,023
 Long-term debt .................................                    8,133           8,142         10,318         10,371

     The estimated fair value amounts have been determined by First Western using available market information and appropriate valuation methodologies. However, considerable judgement is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts First Western could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH AND DUE FROM BANKS:

     For cash and due from banks, the carrying amount is the estimated fair value.

INTEREST-BEARING DEPOSITS IN OTHER BANKS:

     For interest-bearing deposits in other banks, the carrying amount is the estimated fair value.

SECURITIES AVAILABLE FOR SALE, INVESTMENT SECURITIES AND MORTGAGE-BACKED
SECURITIES:

     Fair values for investment securities, mortgage-backed securities and securities available for sale are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS AVAILABLE FOR SALE:

     Fair values for loans available for sale are based on quoted market prices.

LOANS:

     For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. It was not practicable to estimate fair value of nonperforming loans of approximately $7.6 million and $4.7 million in First Western's portfolio at December 31, 1995 and 1994, respectively, because it is not practicable to reasonably assess the credit adjustment that would be applied in the market place for such loans. Interest rates on such loans approximate current lending rates.

DEMAND AND SAVINGS DEPOSITS:

     The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. No disclosure of the relationship value of First Western's deposits is required. Management believes the relationship value of these deposits is significant based upon the historical stable core deposit base and limited secondary market transactions, but has made no attempt to estimate this value.

TIME DEPOSITS:

     The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

REPURCHASE AGREEMENTS, SECURED LINES OF CREDIT,
ADVANCES FROM THE FEDERAL HOME LOAN BANK AND LONG-TERM DEBT:

     Rates currently available to First Western for borrowings with similar terms and remaining maturities are used to estimate the fair values of existing borrowings.

OFF-BALANCE SHEET COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT:

     The fair value of off-balance sheet commitments to extend credit and standby letters of credit is estimated to equal the outstanding commitment amount. Management does not believe it is meaningful to provide an estimate of fair value that differs from the outstanding commitment amount as a result of the uncertainties involved in attempting to assess the likelihood and timing of the commitment being drawn upon, coupled with the lack of an established market and a wide diversity of fee structures.

NOTE 19.
BRANCH ACQUISITIONS:

     During the first quarter of 1995, First Western purchased the Andover, Ohio banking office of Peoples Bank, N.A. of Ashtabula, Ohio and four banking offices located in northeastern Ohio in Lake and Ashtabula Counties from Union Federal Savings Bank of Indianapolis, Indiana. These branches had approximately $97 million of deposits as of the date of acquisition, and $86 million at year-end. First Western paid a premium of approximately $7.4 million in order to acquire these branches and the premium paid increased First Western's intangible assets during 1995.

NOTE 20.
PARENT COMPANY:

     The 1994 and 1993 condensed financial statements of the parent company have been restated to reflect the merger of Residential Mortgage Company of America into the parent company. Following are condensed Qnancial statements for First Western (in thousands):

                                                   BALANCE SHEETS
                                                                                                      DECEMBER 31,
                                                                                                 -----------------------
ASSETS:                                                                                            1995           1994
                                                                                                   ----           ----
  Cash and short-term investments .............................................................. $  3,690       $  6,970
  Securities available for sale (amortized cost of $4,084 and $3,570) ..........................    5,512          3,792
  Investment securities (market value of $2,657 and $4,724).....................................    2,616          4,808
  Investment in:
    Bank subsidiary.............................................................................   73,307         67,366
    Savings association subsidiary .............................................................   41,369         28,575
    Nonbank subsidiaries .......................................................................    1,772          1,583
  Premises and equipment .......................................................................    2,788          2,991
  Other assets .................................................................................    1,496          2,156
                                                                                                 --------       --------
      TOTAL ASSETS ............................................................................. $132,550       $118,241
                                                                                                 ========       ========
LIABILITIES:
  Interest payable ............................................................................. $    110       $    122
  Other liabilities ............................................................................    2,234          1,278
  Long-term debt ...............................................................................    8,518         10,762
                                                                                                 --------       --------
      TOTAL LIABILITIES.........................................................................   10,862         12,162
                                                                                                 ========       ========

SHAREHOLDERS' EQUITY:
  Preferred stock, no stated value, 4,000,000 shares authorized, none issued ...................       --             --
  Common stock, $5 par value, 20,000,000 shares authorized, 7,816,651 and
   5,180,172 shares issued at December 31, 1995 and 1994, respectively .........................   39,083         25,901
  Additional paid-in capital ...................................................................   21,811         34,431
  Retained earnings ...........   ..............................................................   60,877         45,625
  Unrealized appreciation in securities available for sale .....................................      928            145
  Treasury stock, 52,500 shares at cost.........................................................   (1,011)            --
  Unallocated common stock held by ESOP (at cost) ..............................................       --            (23)
                                                                                                 --------       --------
      TOTAL SHAREHOLDERS' EQUITY ...............................................................  121,688        106,079
                                                                                                 --------       --------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............................................... $132,550       $118,241
                                                                                                 ========       ========

                                                       STATEMENTS OF INCOME
                                                                                                     YEAR ENDED DECEMBER 31,
                                                                                                ----------------------------------
                                                                                                  1995         1994         1993
                                                                                                  ----         ----         ----
Cash dividends from:
  Bank subsidiary ............................................................................. $ 10,400     $  5,900     $  4,900
  Savings association subsidiary ..............................................................       --        2,400        1,800
Interest income from:
  Bank subsidiary .............................................................................      127          208           67
  Savings association subsidiary ..............................................................       --           --            3
Interest income on investment securities ......................................................      292          428          289
Interest income on securities available for sale ..............................................      164          129          509
Interest expense ..............................................................................     (778)        (754)        (767)
Management and service fees from:
  Bank subsidiary .............................................................................    6,337        6,543        5,763
  Savings association subsidiary ..............................................................    3,222        2,695        2,441
  Nonbank subsidiaries ........................................................................      136          114          110
Net securities (losses) gains .................................................................       (4)         116           --
Other operating income ........................................................................      311           50           --
Other operating expense .......................................................................  (12,478)     (11,410)     (10,550)
                                                                                                 --------     -------      -------
Income before tax benefit and equity in undistributed earnings of subsidiaries ................    7,729        6,419        4,565
Income tax benefit ............................................................................     (993)        (644)        (744)
                                                                                                 --------     -------      -------
Income before equity in undistributed earnings of subsidiaries ................................    8,722        7,063        5,309
Equity in undistributed earnings of:
  Bank subsidiary..............................................................................    3,406        6,474        6,476
  Savings association subsidiary ..............................................................    4,429        1,935        2,502
  Nonbank subsidiaries ........................................................................      189           88           44
                                                                                                 --------     -------      -------
      NET INCOME ..............................................................................  $16,746      $15,560      $14,331
                                                                                                 =======      =======      =======

                                              STATEMENTS OF CASH FLOWS

                                                                                                      YEAR ENDED DECEMBER 31,
                                                                                                  -------------------------------
                                                                                                   1995        1994        1993
                                                                                                   ----        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income .................................................................................... $16,746     $15,560     $14,331
                                                                                                  -------     -------     -------
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ................................................................................     772         765         729
    Loss (gain) on sale of securities available for sale ........................................       4        (116)         --
    Amortization and accretion - net ............................................................      11          25          32
    Other - net .................................................................................   1,181      (1,543)         25
    Equity in undistributed earnings of subsidiaries ............................................  (8,024)     (8,497)     (9,022)
                                                                                                  -------     -------     -------
  TOTAL ADJUSTMENTS .............................................................................  (6,056)     (9,366)     (8,236)
                                                                                                  -------     -------     -------
  NET CASH PROVIDED BY OPERATING ACTIVITIES .....................................................  10,690       6,194       6,095
                                                                                                  -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in savings association subsidiary ..................................................  (7,000)         --          --
  Proceeds from maturities and paydowns of investment securities ................................   2,182       3,251         500
  Purchase of investment securities .............................................................      --          --      (1,300)
  Proceeds from paydown of securities available for sale ........................................      --          --       3,407
  Proceeds from sales of securities available for sale ..........................................     165         281          --
  Purchase of securities available for sale .....................................................    (683)     (1,628)       (109)
  Purchase of premises and equipment - net of retirements .......................................    (570)       (326)       (831)
                                                                                                  -------     -------     -------
  NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES ...........................................  (5,906)      1,578       1,667
                                                                                                  -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt ....................................................................  (2,244)     (1,138)     (2,197)
  Stock allocated to ESOP participants, at cost .................................................      23          86          85
  Proceeds from exercise of stock options .......................................................      21          86         168
  Proceeds from common stock issued for dividend reinvestment ...................................     541         325       1,042
  Purchase of treasury stock ....................................................................  (1,011)         --          --
  Dividends paid on common stock,
   including fractional share cash paid in lieu of stock ........................................  (5,394)     (4,862)     (4,156)
                                                                                                  -------     -------     -------
  NET CASH USED IN FINANCING ACTIVITIES..........................................................  (8,064)     (5,503)     (5,058)
                                                                                                  -------     -------     -------
NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS ......................................  (3,280)      2,269       2,704
CASH AND SHORT-TERM INVESTMENTS - BEGINNING OF YEAR .............................................   6,970       4,701       1,997
                                                                                                  -------     -------     -------
CASH AND SHORT-TERM INVESTMENTS - END OF YEAR ................................................... $ 3,690     $ 6,970     $ 4,701
                                                                                                  =======     =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest .................................................................................... $   790     $   700     $   831
                                                                                                  =======     =======     =======
    Income taxes ................................................................................ $ 7,212     $ 6,740     $ 6,896
                                                                                                  =======     =======     =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITY:
  Transfer of investment securities to securities available for sale ............................ $    --     $    --     $ 1,998
                                                                                                  =======     =======     =======
  Transfer of securities available for sale to investment securities ............................ $    --     $    --     $ 4,515
                                                                                                  =======     =======     =======
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITY:
  Issuance of common stock as a result of a 5% stock dividend ................................... $    --     $    --     $ 7,335
                                                                                                  =======     =======     =======
  Issuance of common stock, at par, for 50% stock dividend ...................................... $13,004     $    --     $    --
                                                                                                  =======     =======     =======

NOTE 21.
QUARTERLY EARNINGS SUMMARY (UNAUDITED):

Quarterly earnings for the years ended December 31, 1995 and 1994 are as follows (in thousands):

                                                                                                    1995
                                                                              -------------------------------------------------
                                                                              MARCH 31      JUNE 30       SEPT. 30      DEC. 31
                                                                              --------      -------       --------      -------
INTEREST INCOME ............................................................. $27,808       $30,622       $31,053       $30,349
INTEREST EXPENSE ............................................................  14,476        16,863        17,097        16,436
                                                                              -------       -------       -------       -------
NET INTEREST INCOME .........................................................  13,332        13,759        13,956        13,913
PROVISION FOR POSSIBLE LOAN LOSSES ..........................................     730           940           956         1,356
                                                                              -------       -------       -------       -------
NET INTEREST INCOME AFTER PROVISION
 FOR POSSIBLE LOAN LOSSES ...................................................  12,602        12,819        13,000        12,557
OTHER INCOME ................................................................   2,219         2,786         3,007         3,009
OTHER EXPENSES ..............................................................   9,185         9,569         9,679         9,594
                                                                              -------       -------       -------       -------
INCOME BEFORE INCOME TAXES ..................................................   5,636         6,036         6,328         5,972
INCOME TAXES ................................................................   1,669         1,844         1,948         1,765
                                                                              -------       -------       -------       -------
NET INCOME .................................................................. $ 3,967       $ 4,192       $ 4,380       $ 4,207
                                                                              =======       =======       =======       =======
PER SHARE:
  Net income ................................................................ $  0.50       $  0.53       $  0.56       $  0.54
                                                                              =======       =======       =======       =======
  Dividends ................................................................. $  0.17       $  0.17       $  0.17       $  0.17
                                                                              =======       =======       =======       =======
WEICHTED AVERAGE SHARES OUTSTANDING .........................................   7,856         7,858         7,838         7,857
                                                                              =======       =======       =======       =======

                                                                                                     1994
                                                                              -------------------------------------------------
                                                                              MARCH 31      JUNE 30       SEPT. 30      DEC. 31
                                                                              --------      -------       --------      -------
INTEREST INCOME ............................................................. $23,993       $24,038       $25,159       $25,977
INTEREST EXPENSE ............................................................  10,872        10,885        11,895        12,961
                                                                              -------       -------       -------       -------
NET INTEREST INCOME .........................................................  13,121        13,153        13,264        13,016
PROVISION FOR POSSIBLE LOAN LOSSES ..........................................     862           875         1,000           913
                                                                              -------       -------       -------       -------
NET INTEREST INCOME AFTER PROVISION
 FOR POSSIBLE LOAN LOSSES ...................................................  12,259        12,278        12,264        12,103
OTHER INCOME ................................................................   2,365         2,521         1,930         1,833
OTHER EXPENSES ..............................................................   8,893         9,125         8,517         8,740
                                                                              -------       -------       -------       -------
INCOME BEFORE INCOME TAXES ..................................................   5,731         5,674         5,677         5,196
                                                                              -------       -------       -------       -------
INCOME TAXES ................................................................   1,797         1,754         1,707         1,460
                                                                              -------       -------       -------       -------
NET INCOME .................................................................. $ 3,934       $ 3,920       $ 3,970       $ 3,736
                                                                              =======       =======       =======       =======
PER SHARE:
  Net income ................................................................ $  0.50       $  0.50       $  0.51       $  0.48
                                                                              =======       =======       =======       =======
  Dividends ................................................................. $  0.15       $  0.15       $  0.16       $  0.17
                                                                              =======       =======       =======       =======
WEIGHTED AVERAGE SHARES OUTSTANDING .........................................   7,849         7,855         7,858         7,858
                                                                              =======       =======       =======       =======

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of First Western Bancorp, Inc.:

     We have audited the accompanying consolidated balance sheets of First Western Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31,1995. These financial statements are the responsibility of First Western's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Western Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


/s/  DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
January 26, 1996

SELECTED FINANCIAL DATA
(In thousands, except per share amounts)

                                                             Year Ended December 31,
                                           ----------------------------------------------------------
                                               1995        1994        1993        1992        1991
                                               ----        ----        ----        ----        ----
SUMMARY OF EARNINGS:
 Interest income ........................  $  119,832  $   99,167  $   95,706  $   96,224  $   87,146
 Interest expense .......................      64,872      46,613      44,372      47,838      50,989
                                           ----------  ----------  ----------  ----------  ----------
 Net interest income ....................      54,960      52,554      51,334      48,386      36,157
 Provision for possible loan losses .....       3,982       3,650       3,435       3,755       2,710
                                           ----------  ----------  ----------  ----------  ----------
 Net interest income after provision
  for possible loan losses ..............      50,978      48,904      47,899      44,631      33,447
 Other income ...........................      11,021       8,649       7,718       8,445       5,660
 Other expenses .........................      38,027      35,275      34,943      37,026      27,425
                                           ----------  ----------  ----------  ----------  ----------
 Income before income taxes .............      23,972      22,278      20,674      16,050      11,682
 Income taxes ...........................       7,226       6,718       6,343       4,839       3,160
                                           ----------  ----------  ----------  ----------  ----------
 Net income .............................  $   16,746  $   15,560  $   14,331  $   11,211  $    8,522
                                           ==========  ==========  ==========  ==========  ==========

PER SHARE DATA:
 Earnings per share .....................  $     2.13  $     1.98  $     1.83  $     1.52  $     1.35
 Cash dividends per share................        0.69        0.63        0.54        0.49        0.45
 Book value per share at year-end .......       15.67       13.65       12.94       11.19        9.89
 Tangible book value per share at
  year-end ..............................       14.66       13.50       12.82       11.04        9.67
 Weighted average shares outstanding ....       7,849       7,855       7,814       7,398       6,292

BALANCE SHEET DATA:
 (At year-end)
 Assets .................................  $1,603,264  $1,454,573  $1,390,349  $1,235,255  $1,087,752
 Investment securities ..................     114,015     134,356     101,206     100,962      75,560
 Mortgage-backed securities .............     145,550     202,041     191,916          --     274,580
 Securities available for sale ..........     246,980      67,670     223,492     316,202          --
 Loans, net of unearned income...........   1,024,106     978,562     815,642     718,074     684,369
 Allowance for possible loan losses .....      14,148      12,943      11,102      10,846       8,876
 Deposits................................   1,177,683   1,029,409     961,140     961,223     933,554
 Advances from
  the Federal Home Loan Bank.............     111,670     128,121     120,950      84,500      34,000
 Federal funds purchased and
  other short-term borrowings ...........       3,598      34,847      35,300      28,270      11,228
 Repurchase agreements and
  secured lines of credit ...............     121,658     128,461     146,688      22,164      19,446
 Long-term debt .........................       8,133      10,318      11,397      13,533      14,221
 Shareholders' equity ...................     121,688     106,079     100,000      85,605      62,243

SIGNIFICANT RATIOS:
 Return on average assets ...............        1.06%       1.12%       1.08%       0.97%       0.89%
 Return on average equity ...............       14.79       15.19       15.74       14.74       14.43
 Average loans as a percent
  of average deposits....................       90.32       89.64       77.57       75.13       73.88
 Shareholders' equity as a
  percent of year-end assets ............        7.59        7.29        7.19        6.93        5.72
 Average shareholders' equity
  to average total assets ...............        7.16        7.37        6.88        6.57        6.20
 Tier I capital to risk-weighted assets..       11.25       11.69       12.39       11.42        9.30
 Total capital to risk-weighted assets ..       12.51       12.97       13.72       12.84       10.81
 Tier I leverage ratio...................        6.99        7.60        6.98        6.84        5.60
 Allowance for possible loan
  losses as a percent of net loans ......        1.38        1.32        1.36        1.51        1.30
 Net charge-offs as a
  percent of average loans ..............        0.27        0.20        0.42        0.25        0.20
 Dividends as a percent of net income ...       32.18       31.25       28.99       31.88       33.15
 Net interest margin ....................        3.78        4.12        4.22        4.54        4.15
Effective tax rate ......................       30.14       30.15       30.68       30.15       27.05

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is management's discussion and analysis of the financial condition and results of operations of First Western for the years ended December 31, 1995, 1994 and 1993. The discussion should be read in conjunction with the consolidated financial statements and notes thereto and the summary financial information included elsewhere in this annual report.

OVERVIEW

     The strategic focus of First Western during 1995 was the continued expansion of its retail branch system along with a repositioning of its loan portfolio. The expansion of the retail branch system during 1995 was accomplished through the acquisition of five branches in northeastern Ohio during the first quarter of 1995 which added approximately $96.7 million of deposits to First Western's retail base. First Western also offered a new retail delivery alternative in December 1995 by opening its first in-store branch facility in the recently opened Wal-Mart SuperCenter located in Lawrence County, Pennsylvania. First Western plans to open more in-store branches in the future.

     First Western made significant changes in its loan portfolio during 1995, most notably, by securitizing $113.7 million of fixed rate, residential mortgage loans. Approximately $99.4 million of the resulting securities were sold by First Western at a gain. First Western also completed its first private automobile loan sale during 1995 totaling $25.3 million. This may lead to increased auto loan sales depending on volumes and yields in the future. Also during 1995, First Western sold all of its student loans and decided not to retain student loans in the future. These loan securitizations and sales strategies are the result of First Western's desire to develop loan servicing revenues as a result of First Western's strong loan production efforts.

     The interest rate environment during 1995 was not favorable to First Western and the banking industry as the spread between short and long-term interest rates narrowed resulting in a flatter yield curve. This flatter yield curve resulted in a decrease in First Western's net interest margin as the cost of funds increased more than the yield on earning assets. First Western offset the compression of the net interest margin with increased noninterest income.

     Certain information in "Management's Discussion and Analysis" and other statements contained in this report which are not historical facts may be forward-looking statements that involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, consumer and other lending activities; changes in federal and state regulations; the presence in the Company's market area of competitors with greater financial resources than the Company; or other unanticipated external developments materially impacting the Company's operational and financial performance.


              ASSET
            (BILLIONS)
1985                           0.25
1986                           0.45
1987                           0.47
1988                           0.54
1989                           0.57
1990                           0.89
1991                           1.09
1992                           1.24
1993                           1.39
1994                           1.45
1995                           1.60

            NET INCOME
            (MILLIONS)
1985                            2.9
1986                            4.3
1987                            4.1
1988                            4.8
1989                            5.3
1990                            6.0
1991                            8.5
1992                           11.2
1993                           14.3
1994                           15.6
1995                           16.7

RESULTS OF OPERATIONS

Performance Summary

     First Western's 1995 net income was a record $16.7 million, increasing
$1.1 million or 7.6%, from 1994's net income of $15.6 million. Earnings per share in 1995 were $2.13, increasing 7.6% from $1.98 in 1994, based on average shares outstanding of 7,849,000 in 1995 and 7,855,000 in 1994. During the fourth quarter of 1995, First Western's Board of Directors declared a three-for-two stock split effected in the form of a 50% stock dividend. All per share amounts have been restated to reflect this stock split. Net income was $14.3 million or $1.83 per share in 1993 based on 7,814,000 average shares outstanding.

     The increase in net income from 1994 to 1995 was primarily due to a $2.4 million increase in net interest income along with a $2.4 million increase in other income, partially offset by a $2.8 million increase in other expenses. The $2.4 million increase in net interest income was the result of a 13.8% increase in average earning assets, however, this increase was partially offset by a decline in First Western's net interest margin. The largest components of the $2.4 million increase in other income were an increase of $606,000 in gains on sales of other real estate owned and a $578,000 increase in service charges on deposit accounts. Other expenses increased $2.8 million or 7.8% from 1994 to 1995 with approximately $1.8 million of this increase due to the branch acquisitions. Excluding the impact of these branches, other expenses would have increased $900,000 or 2.8% from 1994 to 1995.

     The increase in net income from 1993 to 1994 was primarily due to a $1.2 million increase in net interest income along with a $931,000 increase in other income, partially offset by modest increases in other expenses and the provision for possible loan losses. Most of the increase in other income from 1993 to 1994 was due to a $706,000 increase in gains on sales of securities.

     The following table presents First Western's net income, earnings per share, return on average assets and return on average equity for the last three years:

                                      1995      1994     1993
                                      ----      ----     ----
Net Income
 (in thousands) ..................  $16,746   $15,560   $14,331
                                    =======   =======   =======
Earnings per share ...............  $  2.13   $  1.98   $  1.83
                                    =======   =======   =======
Return on average assets .........     1.06%     1.12%     1.08%
                                    =======   =======   =======
Return on average equity .........    14.79%    15.19%    15.74%
                                    =======   =======   =======

     First Western's earnings per share increased 7.6% from $1.98 in 1994 to $2.13 in 1995 due to the 7.6% increase in net income. First Western's weighted average shares outstanding remained fairly constant from 1994 to 1995 due to its share repurchase program which offset the shares issued for dividend reinvestment and option exercises. First Western's return on average assets decreased six basis points from 1.12% in 1994 to 1.06% in 1995 due primarily to a decrease in First Western's net interest margin and the effect of the acquisition of five northeastern Ohio branch offices and related deposits. First Western's return on average assets increased from 1.08% in 1993 to 1.12% in 1994 due to a decrease in the ratio of other expenses to average assets, offset partially by a decline in the net interest margin.

     First Western's return on average equity decreased from 15.19% in 1994 to 14.79% in 1995 due to First Western's average equity growing at a higher rate, 10.6%, than First Western's net income, 7.6%. The more rapid growth in equity compared with net income was also the reason for the decline in return on equity from 15.74% in 1993 to 15.19% in 1994.

          RETURN ON AVERAGE ASSETS
                         First          Peer
                        Western         Group
1991                      0.89           0.51
1992                      0.97           0.71
1993                      1.08           0.98
1994                      1.12           1.04
1995                      1.06           1.13

           RETURN ON AVERAGE EQUITY
                         First          Peer
                        Western         Group
1991                     14.34           6.64
1992                     14.74           9.33
1993                     15.74          12.39
1994                     15.19          12.25
1995                     14.79          12.97

     The peer group statistics were compiled by the Federal Reserve Bank. The 1995 peer group data is as of September 30, 1995 which was the most current information available.

NET INTEREST INCOME

     Net interest income represents the amount by which interest income on earning assets, including securities and loans, exceeds interest paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of a financial institution's earnings. Interest rate fluctuations, as well as changes in the amounts and types of earning assets and interest bearing liabilities combine to effect net interest income.

     Tax-exempt securities and loans carry pretax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze net interest income on a tax-equivalent basis. The tax-equivalent adjustment is based on the federal corporate income tax rate of 35%. The following table shows the increases over the last three years in actual and tax-equivalent net interest income:

                                                      1995      1994      1993
                                                      ----      ----      ----
Net interest income, actual ......................  $54,960   $52,554   $51,334
Tax-equivalent adjustment ........................    2,538     2,492     2,089
                                                    -------   -------   -------
Net tax-equivalent interest income ...............  $57,498   $55,046   $53,423
                                                    =======   =======   =======
Increase in actual net interest income ...........  $ 2,406   $ 1,220   $ 2,948
                                                    =======   =======   =======
Percentage increase...............................      4.6%      2.4%      6.1%
                                                    =======   =======   =======
Increase in tax-equivalent interest income .......  $ 2,452   $ 1,623   $ 3,286
                                                    =======   =======   =======
Percentage increase...............................      4.5%      3.0%      6.6%
                                                    =======   =======   =======

     First Western's tax-equivalent net interest income increased $2.5 million or 4.5% from 1994 to 1995 with most of this increase due to a $184.0 million or 13.8% increase in average earning assets, which was partially offset by a decline in First Western's net interest margin. The growth in average earning assets was generated by the increase in the loan portfolio as average loans increased $152.8 million or 17.1% from 1994 to 1995. The largest components of the increase in average loans were consumer loans and residential mortgage loans which increased $54.9 million and $44.7 million, respectively, from 1994 to 1995. This growth in average loans was funded by a $161.7 million or 16.3% increase in average deposits which was the result of the branches acquired along with several deposit promotions during the first quarter of 1995. The 3.0% increase in First Western's tax-equivalent net interest income from $53.4 million in 1993 to $55.0 million in 1994 was due to a $70.3 million or 5.5% increase in average earning assets, partially offset by a decline in First Western's net interest margin from 4.22% in 1993 to 4.12% in 1994.

     The net interest margin or net interest income expressed as a percentage of average earning assets was 3.78% in 1995 compared with 4.12% in 1994 and 4.22% in 1993. The decline in the margin during 1995 was due to the cost of funds increasing 84 basis points while the yield on earning assets only increased 44 basis points. The increase in First Western's cost of funds from 1994 to 1995 was due primarily to the increase in short-term interest rates. This increase in short-term interest rates had a significant impact on the cost of First Western's borrowings as the cost of First Western's wholesale borrowed funds increased 111 basis points from 4.67% in 1994 to 5.78% in 1995. First Western's certificates of deposit are also sensitive to changes in interest rates and the average cost of time deposits increased 91 basis points from 4.79% in 1994 to 5.70% in 1995. Time deposits and borrowed funds provided 70.6% of First Western's interest-bearing funding in 1995, therefore the increase in the rates paid for these funds had a detrimental impact on First Western's net interest margin. First Western's yield on earning assets improved during 1995 primarily due to an increase in the yield on loans from 8.34% in 1994 to 8.72% in 1995 due to the origination of higher yielding loans and continued repayments of lower yielding loans originated in prior years. A greater emphasis on adjustable rate mortgage products, particularly in early 1995, and higher usage of third party mortgage originators caused a reduction in yields on the mortgage loan portfolio which also impacted overall loan yields. Competition for loans, particularly consumer installment and commercial loan products also limited loan yield increases. The overall impact of the increases in short-term rates during 1995 was more fully realized in the cost of borrowed funds than earning assets due to the difference in the frequencies of opportunities to reprice. See "Interest Rate Sensitivity" for a further discussion of the impact of interest rate changes on First Western's financial performance.

     First Western's net interest margin decreased from 4.22% in 1993 to 4.12% in 1994 due to the yield on earning assets declining twelve basis points while the cost of funds declined three basis points. The decline in the yield on earning assets from 1993 to 1994 was primarily due to a decrease in loan yields which was the result of the lower interest rate environment experienced during prior years. The impact of a low interest rate environment was not as pronounced for the cost of funds as an increase in short-term interest rates during 1994 increased the cost of First Western's borrowed funds, offsetting most of the decreases in the cost of deposits.

     To provide a more in-depth analysis of net interest income, the following average balance sheets and net interest income analysis detail the contribution of earning assets to overall net interest income and the impact of cost of funds. The rate/volume analysis shows the portions of the net change in interest income due to changes in volume or rate. Average yields are calculated using tax-equivalent interest income. The changes in interest due to both rate and volume in the rate/volume analysis table have been allocated in proportion to the absolute amounts of changes in each. Since changes in interest income and expenses are independently calculated, the totals for the volume and rate columns are not the sum of the individual lines.

            AVERAGE BALANCE SHEETS/NET INTEREST INCOME ANALYSIS (1)
                             (DOLLARS IN THOUSANDS)

                                         DECEMBER 31, 1995              DECEMBER 31, 1994              DECEMBER 31, 1993
                                   -----------------------------   ----------------------------   ----------------------------
                                                         AVERAGE                        AVERAGE                        AVERAGE
                                     AVERAGE              YIELD/     AVERAGE             YIELD/     AVERAGE             YIELD/
                                     BALANCE   INTEREST    RATE      BALANCE   INTEREST   RATE      BALANCE   INTEREST   RATE
                                   ----------  --------  -------   ----------  -------- -------   ----------  -------- -------
Interest-earning assets:
 Interest-bearing deposits
  with other banks ............... $    1,624  $     73    4.51%   $      782  $     18   2.36%   $    1,234   $    38   3.12%
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
 Federal funds sold ..............      2,448       146    5.98           393        16   4.10           744        24   3.25
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
 Securities available for sale ...    148,295    10,043    6.77       113,769     6,941   6.10       403,107    23,866   5.92
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
 Investment securities:
  U.S. Treasury securities .......         --        --      --            --        --     --        14,522       829   5.71
  U.S. Government agencies
   and corporations ..............     39,515     2,320    5.87        38,786     2,209   5.69        21,560     1,322   6.13
  States and
   political subdivisions ........     79,215     6,205    7.83        78,957     6,283   7.96        60,284     5,069   8.41
  Other securities ...............     10,216       727    7.12        10,425       701   6.73        15,041     1,137   7.56
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
   Total investment
    securities ...................    128,946     9,252    7.18       128,168     9,193   7.17       111,407     8,357   7.50
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
 Mortgage-backed securities ......    196,121    11,838    6.04       203,113    11,106   5.47            --        --     --
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
 Loans (net)(2) ..................  1,044,191    91,018    8.72       891,411    74,385   8.34       750,849    65,510   8.72
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
 Total interest-earning assets ...  1,521,625   122,370    8.04     1,337,636   101,659   7.60     1,267,341    97,795   7.72
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
Noninterest-earning assets:
  Cash and due from banks ........     31,739                          28,961                         27,851
  Premises and equipment .........     18,615                          18,456                         18,930
  Other assets ...................     24,270                          16,569                         20,432
  Allowance for
   possible loan losses ..........    (13,555)                        (12,114)                       (11,658)
                                   ----------                      ----------                     ----------
Total assets...................... $1,582,694                      $1,389,508                     $1,322,896
                                   ==========                      ==========                     ==========
Interest-bearing sources:
  Deposits:
   Interest-bearing
    demand deposits .............. $  103,816     1,892    1.82    $  103,953     2,003   1.93    $  102,281     2,329   2.28
   Savings deposits ..............    179,101     4,119    2.30       175,711     4,136   2.35       168,448     4,615   2.74
   Money market deposits .........    104,308     3,521    3.38       110,751     2,932   2.65       126,220     3,549   2.81
   Time deposits .................    673,140    38,374    5.70       512,598    24,568   4.79       486,616    23,879   4.91
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
    Total deposits ...............  1,060,365    47,906    4.52       903,013    33,639   3.73       883,565    34,372   3.89
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
  Federal funds purchased
   and other short-term
   borrowings ....................     24,872     1,473    5.92        21,069       926   4.39        17,194       562   3.27
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
  Repurchase agreements and
   secured lines of credit .......    128,287     7,557    5.89       119,755     5,240   4.38        94,172     3,363   3.57
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
  Advances from
   the Federal Home
   Loan Bank .....................    127,541     7,196    5.64       121,742     6,086   5.OO       104,237     5,334   5.12
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
  Long-term debt .................      9,318       740    7.94        11,009       722   6.56        12,942       741   5.72
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
  Total interest bearing
   sources .......................  1,350,383    64,872    4.80     1,176,588    46,613   3.96     1,112,110    44,372   3.99
                                   ----------  --------    ----    ----------  --------   ----    ----------   -------   ----
Noninterest-bearing sources:
  Demand deposits ................     95,771                          91,465                         84,371
  Other liabilities ..............     23,285                          19,023                         35,349
  Shareholders' equity ...........    113,255                         102,432                         91,066
                                   ----------                      ----------                     ----------
Total liabilities and
 shareholders' equity ............ $1,582,694                      $1,389,508                     $1,322,896
                                   ==========                      ==========                     ==========
 Net interest rate spread(3) .....                         3.24%                          3.64%                          3.73%
                                                           ====                           ====                           ====
 Net interest income .............             $ 57,498                        $ 55,046                        $53,423
                                               ========                        ========                        =======
 Net yield on earning assets
  (Net interest margin)(4) .......                         3.78%                          4.12%                          4.22%
                                                           ====                           ====                           ====

(1) In order to make pretax income and resultant yields comparable to taxable-equivalent loans and investments, a tax-equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax-equivalent adjustment has been computed using a federal income tax rate of 35% and has increased interest income by $2.5 million, $2.5 million and $2.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.
(2) Loan origination fees net of related origination costs are accreted over the average lives of the related loans and are considered adjustments to interest income. These net fees aggregated $295,000, $562,000 and $757,000 for the years ended December 31, 1995, 1994 and 1993, respectively. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.
(3) Represents the difference between the yield on earning assets and the cost of funds.
(4) Represents tax-equivalent net interest income divided by average interest-earning assets.

                            RATE/VOLUME ANALYSIS (1)
                             (DOLLARS IN THOUSANDS)

                                                                      1995                                    1994
                                                        --------------------------------        ---------------------------------
                                                          CHANGE FROM 1994 IN INTEREST            CHANGE FROM 1993 IN INTEREST
                                                            INCOME OR EXPENSE DUE TO                INCOME OR EXPENSE DUE TO
                                                        --------------------------------        ---------------------------------
                                                        VOLUME        RATE        TOTAL          VOLUME       RATE        TOTAL
                                                        -------      ------      -------        --------     -------     --------
Interest-earning assets:
 Interest-bearing deposits with other banks .........   $    30     $    25      $    55        $    (12)    $    (8)    $    (20)
                                                        -------     -------      -------        --------     -------     --------
 Federal funds sold .................................       120          10          130             (13)          5           (8)
                                                        -------     -------      -------        --------     -------     --------
 Securities available for sale ......................     2,277         825        3,102         (17,631)        706      (16,925)
                                                        -------     -------      -------        --------     -------     --------
 Investment securities:
  U.S. Treasury securities .........................         --          --           --            (829)         --         (829)
  U.S. Government agencies and corporations .........        42          69          111             987        (100)         887
  States and political subdivisions .................        20         (98)         (78)          1,498        (284)       1,214
  Other securities ..................................       (14)         40           26            (321)       (115)        (436)
                                                        -------     -------      -------        --------     -------     --------
    Total investment securities .....................        55           4           59           1,215        (379)         836
                                                        -------     -------      -------        --------     -------     --------
 Mortgage-backed securities .........................      (392)      1,124          732          11,106          --       11,106
                                                        -------     -------      -------        --------     -------     --------
 Loans (net)(2) .....................................    13,200       3,433       16,633          11,830      (2,955)       8,875
                                                        -------     -------      -------        --------     -------     --------
 Total interest income ..............................    14,554       6,157       20,711           5,360      (1,496)       3,864
                                                        -------     -------      -------        --------     -------     --------
Interest-bearing sources:
 Deposits:
  Interest-bearing demand deposits ..................        (3)       (108)        (111)             38        (364)        (326)
  Savings deposits ..................................        79         (96)         (17)            192        (671)        (479)
  Money market deposits .............................      (179)        768          589            (417)       (200)        (617)
  Time deposits .....................................     8,603       5,203       13,806           1,254        (565)         689
                                                        -------     -------      -------        --------     -------     --------
    Total deposits ..................................     6,423       7,844       14,267             745      (1,478)        (733)
                                                        -------     -------      -------        --------     -------     --------
 Federal funds purchased and
  other short-term borrowings .......................       187         360          547             144         220          364
                                                        -------     -------      -------        --------     -------     --------
Repurchase agreements and secured lines of credit ...       395       1,922        2,317           1,026         851        1,877
                                                        -------     -------      -------        --------     -------     --------
 Advances from the Federal Home Loan Bank ...........       300         810        1,110             878        (126)         752
                                                        -------     -------      -------        --------     -------     --------
 Long-term debt .....................................      (120)        138           18            (119)        100          (19)
                                                        -------     -------      -------        --------     -------     --------
 Total interest expense .............................     7,485      10,774       18,259           2,556        (315)       2,241
                                                        -------     -------      -------        --------     -------     --------
    Net interest income .............................   $ 7,183     $(4,731)     $ 2,452        $  2,914     $(1,291)    $  1,623
                                                        =======     =======      =======        ========     =======     ========

(1) In order to make pretax income and resultant yields comparable to taxable-equivalent loans and investments, a tax-equivalent adjustment is made equally to interest income and to income tax expense with no effect on after tax income. The tax-equivalent adjustment has been computed using a federal income tax rate of 35% and has increased interest income by $2.5 million, $2.5 million and $2.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.
(2) Loan origination fees net of related origination costs are accredited over the average lives of the related loans and are considered adjustments to interest income. These net fees aggregated $295,000, $562,000 and $757,000 for the years ended December 31, 1995, 1994 and 1993, respectively. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

Provision for Possible Loan Losses

     The provision for possible loan losses was $4.0 million in 1995 compared with $3.6 million in 1994 and $3.4 million in 1993. Net charge-offs in 1995 were $2.8 million or 0.27% of average loans compared with $1.8 million or 0.20% in 1994 and $3.2 million or 0.42% in 1993. The increase in net charge-offs from 1994 to 1995 was primarily due to an $838,000 increase in net consumer loan charge-offs with this increase due in part to an increase in the consumer loan portfolio from 1994 to 1995. The decrease in net charge-offs in 1994 compared with 1993 was due to a $1.4 million decrease in commercial loan charge-offs. During 1993, First Western charged-off two commercial credits. The subsequent disposition of these two commercial credits during 1994 led to recoveries totaling $390,000 in 1994.

     First Western's net charge-offs by loan type and changes in the allowance for possible loan losses for each of the past five years were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                         1995     1994     1993     1992    1991
                                                         ----     ----     ----     ----    ----
                                                                  (DOLLARS IN THOUSANDS)
Allowance for possible loan losses
 at beginning of period .............................. $12,943  $11,102  $10,846  $ 8,876  $6,870
                                                       -------  -------  -------  -------  ------
Charge-offs:
 Commercial, financial and agricultural loans ........      44      123    1,520      471     340
 Real estate construction loans ......................      --       --      133       --      --
 Real estate mortgage loans ..........................      18      206      275      118     101
 Installment loans....................................   3,005    2,149    1,515    1,404     995
                                                       -------  -------  -------  -------  ------
     Total charge-offs................................   3,067    2,478    3,443    1,993   1,436
                                                       -------  -------  -------  -------  ------
Recoveries:
 Commercial, financial and agricultural loans ........      88      390      101       27       9
 Real estate construction loans ......................      --       --       --       --      --
 Real estate mortgage loans ..........................      30      125       59       31     132
 Installment loans....................................     172      154      104      150      91
                                                       -------  -------  -------  -------  ------
     Total recoveries ................................     290      669      264      208     232
                                                       -------  -------  -------  -------  ------
Net charge-offs ......................................   2,777    1,809    3,179    1,785   1,204
                                                       -------  -------  -------  -------  ------
Provision for possible loan losses ...................   3,982    3,650    3,435    3,755   2,710
                                                       -------  -------  -------  -------  ------
Allowance for possible loan losses at date
 of acquisition ......................................      --       --       --       --     500
                                                       -------  -------  -------  -------  ------
Allowance for possible loan losses at end of period .. $14,148  $12,943  $11,102  $10,846  $8,876
                                                       =======  =======  =======  =======  ======
Ratio of net charge-offs to average loans ............    0.27%    0.20%    0.42%    0.25%   0.20%
                                                          ====     ====     ====     ====    ====

     The provision for loan losses less net charge-offs added $1.2 million to the allowance for possible loan losses, which increased to $14.1 million at year-end 1995. See "Financial Condition - Loan Quality" for further discussion.

               NET CHARGE-OFFS
        AS A PERCENT OF AVERAGE LOANS
                         First          Peer
                        Western         Group
1991                      0.20           0.89
1992                      0.25           0.80
1993                      0.42           0.54
1994                      0.20           0.25
1995                      0.27           0.23

      PROVISION FOR POSSIBLE LOAN LOSSES
        AS A PERCENT OF NET CHARGE-OFFS
                         First          Peer
                        Western         Group
1991                      225            143
1992                      210            138
1993                      108            179
1994                      211            132
1995                      143            171

Other Income

     Other income increased $2.4 million or 27.4% from $8.6 million in 1994 to $11.0 million in 1995 with most of this increase due to increases in service charges on deposit accounts along with increases in gains on sales of other real estate owned and gains on loan sales. Total other income increased $931,000 from $7.7 million in 1993 to $8.6 million in 1994 due primarily to an increase in net securities gains.

     Trust fees decreased $20,000 or 1.0% from 1994 to 1995 due to a decrease in trust termination fees. The $132,000 or 7.1% increase in trust fees from 1993 to 1994 was due primarily to increased estate and termination fees.

     Service charges on deposit accounts increased $578,000 or 21.7% from $2.7 million in 1994 to $3.2 million in 1995. The increase in service charges on deposit accounts reflects an increase in the service charge fee schedule implemented by First Western during the first quarter of 1995 and the addition of approximately $96.7 million of deposits acquired with the five branch offices. Service charges on deposit accounts decreased $84,000 or 3.1% from 1993 to 1994 due to a change in the method used by First Western in assessing service charges related to minimum balances.

     Credit card program fees increased $164,000 or 12.8% reflecting the growth of First Western's credit card programs. First Western's average balance of credit card loans increased 20.6% from 1994 to 1995. Fees earned on credit card programs decreased $189,000 or 12.9% from 1993 to 1994 with this decrease in fees due to First Western eliminating the annual fees for maintaining a credit card during the first quarter of 1994.

     Net securities gains were $1.6 million in 1995, increasing $234,000 or 17.7%, from $1.3 million for 1994. The sale of most of the securities created by the mortgage loan securitization generated gains of $830,000 in 1995. Net securities gains were $1.3 million in 1994 compared with $615,000 in 1993 as First Western sold securities available for sale during the first half of 1994 in response to anticipated interest rate increases and also to provide funds for loan growth. As of December 31, 1995, investment securities and mortgage-backed securities had gross unrealized gains of $1.5 million and gross unrealized losses of $1.7 million and securities available for sale had gross unrealized gains of $4.3 million and gross unrealized losses of $473,000. Unrealized losses as of December 31, 1995 generally were due to interest rate fluctuations and not to credit deficiencies. See "Financial Condition - Securities Available for
Sale and Investment Securities" for further discussion.

     Other operating income increased $1.4 million or 102.2% from $1.4 million in 1994 to $2.8 million in 1995 with most of this increase due to gains on sales of other real estate owned and gains on loan sales. Sales of other real estate owned generated gains of $594,000 during 1995 compared with a loss of $12,000 during 1994. Most of the gains on other real estate owned were realized on the sale of certain commercial loan properties that had been foreclosed on in prior years. First Western realized net gains on loan sales of $229,000 during 1995 compared with losses of $32,000 during 1994 with most of the 1995 gain resulting from First Western selling its portfolio of student loans. Other operating income also increased from 1994 to 1995 due to increased commissions on sales of mutual funds and annuities, increased Automated Teller Machine ("ATM") card fees and increased penalties on the early withdrawal of certificates of deposit. Other operating income increased $366,000 or 35.9% from $1.0 million in 1993 to $1.4 million in 1994 with this increase provided by ATM card fees instituted during the first half of 1994 and also due to an increase in customer check commissions and increased credit life commissions.

Other Expenses

     Other expenses were $38.0 million in 1995, increasing $2.7 million or 7.8% from $35.3 million in 1994, with the branches acquired during the first quarter of 1995 accounting for approximately $1.8 million of the increase. Excluding the expenses of the acquired branches which includes $640,000 of core deposit intangible amortization, other expenses would have increased approximately $900,000 or 2.8% from 1994 to 1995 with most of this increase resulting from increased personnel related costs. Other expenses increased $332,000 or 1.0% from $34.9 million in 1993 to $35.3 million in 1994 with this relatively modest increase in other expenses due to the impact of a restructuring program completed by First Western during 1993.

     The efficiency ratio or other expenses divided by the sum of tax-equivalent interest income and other income measures the relationship of expenses to income. First Western's efficiency ratio was 56.8% in 1995 compared with 56.6% in 1994 and 57.7% in 1993. First Western's net overhead ratio or other expenses less other income divided by total average assets was 1.86% in 1995, improving from 2.01% in 1994 and 2.10% in 1993. The improvement in First Western's net overhead ratio in 1995 reflects a increase in average assets, primarily through loan growth and the branch acquisitions, with a lesser increase in net overhead.

               EFFICIENCY RATIO
                         First          Peer
                        Western         Group
1991                      63.2           69.0
1992                      58.9           68.0
1993                      57.7           66.3
1994                      56.6           63.4
1995                      56.8           61.2


        NET OVERHEAD TO AVERAGE ASSETS
                         First          Peer
                        Western         Group
1991                      2.27           2.37
1992                      2.31           2.52
1993                      2.10           2.48
1994                      2.01           2.39
1995                      1.86           2.20

     First Western's salaries and employee benefits expense increased a combined $1.2 million or 7.5% from 1994 to 1995. Approximately 40% of the increase in salaries and employee benefits expense was attributable to the additional employees resulting from the five branch offices acquired by First Western. Salaries and employee benefits expense also increased due to normal salary and wage increases and additional employees that were added to enhance the retail functions and to originate and service loans. Salaries and employee benefits expense decreased a combined $399,000 or 2.4% from $17.0 million in 1993 to $16.6 million in 1994 due to decreases in certain employee benefit costs such as medical insurance and reductions in First Western's workforce as a result of the restructuring program completed in 1993. First Western had 602 full-time equivalent employees at December 31, 1995, compared with 551 and 521 at December 31, 1994 and 1993, respectively.

     Expenses related to operating the branches and other facilities, including all equipment, occupancy and depreciation charges, were $5.1 million in 1995, increasing $200,000 or 5.3% from $4.9 million in 1994. The acquired branches resulted in most of the increase in occupancy and equipment expenses. Occupancy and equipment expense was approximately the same for both 1994 and 1993.

     Federal deposit insurance expense decreased $372,000 or 16.7% from $2.2 million for 1994 to $1.9 million for 1995. This decrease was attributable to a reduction in the insurance rates paid for deposits insured by the Federal Deposit Insurance Corporation's ("FDIC") Bank Insurance Fund ("BIF"). The impact of this insurance rate decrease was partially offset by an increase in First Western's insured deposits. The BIF insurance rates decreased from $0.23 per $100 of deposits to $0.04, retroactive to June 1995. This decrease plus a further decrease to a zero premium as of January 1, 1996 will also result in a reduction in First Western's FDIC insurance expense for deposits insured by the BIF going forward. Approximately 55% of First Western's deposits are insured by the BIF. The 1996 decrease in insurance expense for the deposits insured by the BIF could be offset by possible rate increases or special assessments by the Savings Association Insurance Fund ("SAIF") which insures the remaining 45% of First Western's deposits. There are currently several proposals in Congress to change the insurance rates paid for deposits insured by the SAIF. One prominent proposal calls for a special assessment on institutions with funds insured by the SAIF. If this proposal for a special assessment on SAIF insured deposits is adopted it could result in a one-time, pre-tax charge to First Western of approximately $4.2 million at the current proposed special assessment rates of $0.85 per $100 of deposits insured by the SAIF, with a subsequent rate cut in the semi-annual SAIF assessment. First Western's deposit insurance expense increased $169,000 or 8.2% from 1993 to 1994 as a result of First Western's savings association subsidiary receiving refunds from the Federal Savings and Loan Insurance Corporation during 1993 which reduced the savings association's deposit insurance expense in 1993.

     Supplies expense increased $258,000 or 19.9% with approximately $92,000 of this increase attributable to the new branch offices and the remainder of the increase primarily the result of increased costs for paper products. Supplies expense decreased $57,000 or 4.2% from 1993 to 1994 as supplies expense was high in 1993 as a result of the name changes of the subsidiaries that took place during 1993.

     Advertising and promotion expense increased $109,000 or 8.1% primarily as a result of promotions related to the branch offices acquired during the first quarter of 1995. During 1995, First Western shifted its advertising focus from credit card solicitation and television advertising for loan products to more advertising of retail products through newspaper and billboard advertising. Advertising and promotion expense increased $279,000 or 26.1% from 1993 to 1994 as a result of increased credit card solicitation, advertising for special residential mortgage loan programs and a loan by telephone program.

     Outside examination, legal fees and consulting expense increased $62,000 or 4.6% from 1994 to 1995 primarily as a result of increased legal fees to defend First Western in various legal actions. The pending lawsuits and settlements reached during 1995 were not material to the consolidated financial statements. First Western's expense for outside examination, legal fees and consulting expense decreased $125,000 or 8.5% from 1993 to 1994 primarily due to a large consulting project related to First Western's early retirement and restructuring program completed in 1993.

     Outside data processing services expense increased $174,000 or 14.2% from $1.2 million in 1994 to $1.4 million in 1995 with $161,000 of this increase due to increased expenses for credit card processing. First Western's data processing expense increased $53,000 or 4.5% from 1993 to 1994 primarily due to First Western using a third-party servicer for ATM data processing beginning in the first quarter of 1994.

     Other operating expenses increased $1.0 million from $6.4 million in 1994 to $7.4 million in 1995. Approximately $735,000 of this increase was due to the acquired branches. First Western paid a premium of $7.4 million for the acquired branches and the amortization of the resulting intangible assets accounts for most of the other operating expense associated with the acquired branches for 1995. Other operating expense sals on increased from 1994 to 1995 due to a $128,000 or 14.1% increase in postage and a $106,000 or 11.7% increase in telephone expense. Other operating expenses increased $401,000 or 6.7% from 1993 to 1994 with $153,000 of this increase due to an increase in Pennsylvania capital stock tax expense resulting from a tax credit reducing First Western's 1993 capital stock tax expense. Other operating expenses also increased from 1993 to 1994 as a result of First Western implementing an automated voice response system in mid-1993.

Income Taxes

     First Western's income tax expense was $7.2 million in 1995, a 7.6% increase over $6.7 million in 1994. First Western's income tax expense in 1995 consisted of federal income taxes of $6.8 million and, with respect to First Western Bank, F.S.B., state income taxes of $413,000. The increase in income taxes from 1994 to 1995 was due to a 7.6% increase in pretax income. First Western's income tax expense increased $375,000 or 5.9% from 1993 to 1994 as a result of a 7.8% increase in pretax earnings offset partially by an increase in tax-exempt income. First Western's effective tax rate in 1995 was 30.1%, compared with 30.2% in 1994 and 30.7% in 1993.

     First Western Bank, F.S.B. qualifies under special income tax rules applicable to savings and loan associations under which it is entitled to a special bad debt deduction. First Western Bank, F.S.B. is not required to recapture its loan loss reserve for tax purposes ($8.2 million at December 31, 1995 compared with a book reserve of $4.2 million) as long as it remains a domestic building and loan association under the Internal Revenue Code.

     There is currently a proposal in Congress, connected with deposit insurance reform, that would require savings associations to change their method of accounting for bad debts for income tax purposes. This proposal would also eliminate the recapture of tax deductions in excess of actual losses that savings associations benefited from in prior years. If enacted, this proposed legislation could eliminate a potential charge of approximately $2.2 million in income taxes that would have been paid if First Western Bank, F.S.B. was converted into a bank.

     First Western adopted Statement of Accounting Standards No. 109, "Accounting for Income Taxes" effective January 1, 1993. The cumulative effect of adopting Statement No. 109 on First Western's financial statements was not material.

Impact of Inflation

     The effects of inflation on the local economy and on First Western's operating results have been relatively modest for the past several years. Since substantially all of First Western's assets and liabilities are monetary in nature, such as cash, investments, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. First Western tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "Interest Rate Sensitivity" for further discussion.

FINANCIAL CONDITION

     First Western's total assets increased $148.7 million or 10.2% from $1.455 billion at December 31, 1994 to $1.603 billion at December 31, 1995. The growth in assets as measured from year-end 1994 to year-end 1995 occurred primarily in the portfolio of securities available for sale which increased $179.3 million. Loans and loans available for sale increased a combined $49.1 million during 1995, however, this is after the securitization of $113.7 million of residential mortgage loans and the sale of $74.8 million of residential mortgage loans, automobile loans and student loans. The proceeds from the loan securitizations and sales were primarily reinvested in securities available for sale. The asset growth during 1995 was funded by deposits which increased $148.3 million during 1995 with $96.7 million of the increase resulting from the branch acquisitions and the remainder primarily the result of increased time deposits generated by special promotions run during the first quarter of 1995. Average total assets increased $193.2 million or 13.9% from $1.390 billion for 1994 to $1.583 billion for 1995 with most of this increase occurring in loans.

Loan Portfolio

     Net loans increased $45.5 million or 4.7% from $978.6 million at December 31, 1994 to $1.024 billion at December 31, 1995. During 1995, First Western experienced strong growth in all loan categories, however, First Western took several steps during 1995 to reposition its loan portfolio which resulted in several loan sales and securitizations.

     First Western's commercial, financial and agricultural loans increased $21.0 million or 21.1% during 1995 and commercial mortgage loans increased $14.5 million or 11.4%. The increase in commercial loans and commercial mortgage loans during 1995 was due to First Western increasing the territories served by commercial lenders beginning in 1994 and more aggressive loan officer calling efforts.

     First Western's portfolio of residential mortgage loans decreased slightly from December 31, 1994 to December 31, 1995, primarily due to a $113.7 million mortgage loan securitization that took place during the fourth quarter of 1995. Excluding the impact of the fourth quarter loan securitization and other mortgage loan sales and purchases, First Western's portfolio of residential mortgage loans would have increased approximately $138.5 million in 1995. During 1995, First Western increased the use of third-party originators as an additional source for new loans in western Pennsylvania markets where First Western does not have retail offices and also increased the number of First Western's in-house loan originators dedicated to mortgage lending. Included in the $370.3 million of one-to-four family residential mortgage loans at December 31, 1995 are approximately $92.4 million of purchased mortgage loans serviced by others. These purchased loans are secured by real estate outside of First Western's primary market areas with no significant concentrations in any state or region.

     First Western's installment loans decreased $3.8 million or 1.3% during 1995 due to First Western selling approximately $12.7 million of student loans during the first half of 1995 and also due to the sale of approximately $25.3 million of automobile loans during the fourth quarter of 1995. First Western decided to sell its portfolio of student loans and First Western does not intend to hold student loans in the future due to the difficulties involved in administering government requirements for the student loan program. The automobile loan sale was completed during the fourth quarter of 1995 in order to lower the amount of consumer loans held at the savings association subsidiary and provide First Western with a new source of liquidity for potential future installment loan securitizations or sales.

                     COMPOSITION OF LOAN PORTFOLIO

                                                                  DECEMBER 31,
                                           --------------------------------------------------
                                               1995       1994      1993      1992      1991
                                               ----       ----      ----      ----      ----
                                                           (DOLLARS IN THOUSANDS)
AMOUNTS OF LOANS BY TYPE:
Commercial, financial and agricultural:
  Automobile floor plan loans ...........  $   26,775  $ 25,229  $ 19,300  $ 18,300  $ 19,165
  Loans to municipalities ...............      13,893    10,307     8,423    10,577    11,765
  Other commercial loans.................      79,491    63,662    54,483    49,370    41,482
                                           ----------  --------  --------  --------  --------
     Subtotal ...........................     120,159    99,198    82,206    78,247    72,412
                                           ----------  --------  --------  --------  --------
Real estate-construction ................      24,501    18,721    13,528    13,022    20,095
                                           ----------  --------  --------  --------  --------
Real estate-mortgage:
  1-4 family residential ................     370,276   370,582   331,104   275,952   301,846
  Multi-family residential ..............      35,088    30,923    25,693    23,736    10,186
  Home equity............................      41,417    37,129    36,520    35,180    28,855
  Commercial and other ..................     141,667   127,176    99,913    83,427    78,947
                                           ----------  --------  --------  --------  --------
     Subtotal ...........................     588,448   565,810   493,230   418,295   419,834
                                           ----------  --------  --------  --------  --------
Installment:
  Credit cards ..........................      45,226    39,412    32,144    30,242    23,257
  Installment and other..................     245,772   255,421   194,534   178,268   148,771
                                           ----------  --------  --------  --------  --------
     Subtotal............................     290,998   294,833   226,678   208,510   172,028
                                           ----------  --------  --------  --------  --------
     Total ..............................  $1,024,106  $978,562  $815,642  $718,074  $684,369
                                           ==========  ========  ========  ========  ========

PERCENT OF LOANS BY TYPE:
Commercial, financial and agricultural:
  Automobile floorplan loans ............         2.6%      2.6%      2.4%      2.5%      2.8%
  Loans to municipalities ...............         1.4       1.1       1.0       1.5       1.7
  Other commercial loans.................         7.7       6.5       6.7       6.9       6.1
                                           ----------  --------  --------  --------  --------
     Subtotal ...........................        11.7      10.2      10.1      10.9      10.6
                                           ----------  --------  --------  --------  --------
Real estate-construction ................         2.4       1.9       1.7       1.8       2.9
                                           ----------  --------  --------  --------  --------
Real estate-mortgage:
  1-4 family residential ................        36.2      37.8      40.6      38.4      44.1
  Multi-family residential ..............         3.4       3.2       3.2       3.3       1.5
  Home equity............................         4.0       3.8       4.5       4.9       4.2
  Commercial and other ..................        13.9      13.0      12.2      11.6      11.5
                                           ----------  --------  --------  --------  --------
     Subtotal ...........................        57.5      57.8      60.5      58.2      61.3
                                           ----------  --------  --------  --------  --------
Installment:
  Credit cards ..........................         4.4       4.0       3.9       4.2       3.4
  Installment and other..................        24.0      26.1      23.8      24.9      21.8
                                           ----------  --------  --------  --------  --------
     Subtotal ...........................        28.4      30.1      27.7      29.1      25.2
                                           ----------  --------  --------  --------  --------
     Total ..............................       100.0%    100.0%    100.0%    100.0%    100.0%
                                           ==========  ========  ========  ========  ========

Loan Quality

     First Western has several policies and procedures in place to assist in maintaining and monitoring the overall quality of its loan portfolio. First Western has established underwriting guidelines to be followed by its banking subsidiaries. In addition, a formal, ongoing loan review program (discussed below), which concentrates principally on commercial credits, has been established to help monitor the loan portfolios of the banking subsidiaries. First Western also regularly monitors its delinquency and nonperforming levels for any negative or adverse trends and particularly monitors credits which have total exposure of $1.5 million or more. However, there can be no assurance that First Western's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

     First Western's delinquent loans, nonaccrual loans and nonperforming assets consisted of the following amounts for the last five years:

                                                                            DECEMBER 31,
                                                        ----------------------------------------------------
                                                          1995       1994       1993       1992       1991
                                                          ----       ----       ----       ----       ----
                                                                       (DOLLARS IN THOUSANDS)
Loans delinquent and still accruing interest:
 Loans past due 30 to 89 days ......................    $10,420     $7,370     $7,621    $ 9,534     $10,552
 Loans past due 90 days or more ....................      2,648      1,870      1,960      1,029       1,048
                                                        -------     ------     ------    -------     -------
     Total loan delinquencies ......................    $13,068     $9,240     $9,581    $10,563     $11,600
                                                        =======     ======     ======    =======     =======

Nonaccrual loans ...................................    $ 4,959     $2,875     $5,186    $ 8,715     $ 3,459
Other real estate owned ............................        165      1,185      1,715      1,158       1,299
                                                        -------     ------     ------    -------     -------
Total nonperforming assets .........................    $ 5,124     $4,060     $6,901    $ 9,873     $ 4,758
                                                        =======     ======     ======    =======     =======

Total nonperforming assets and loans
 past due 90 days or more ..........................    $ 7,772     $5,930     $8,861    $10,902     $ 5,806
                                                        =======     ======     ======    =======     =======
Nonaccrual loans to total loans ....................       0.48%      0.29%      0.64%      1.21%       0.51%
Nonperforming assets to total loans and other
 real estate owned .................................       0.50%      0.41%      0.84%      1.37%       0.69%
Nonperforming assets to total assets ...............       0.32%      0.28%      0.50%      0.80%       0.44%
Nonperforming assets and loans past due
 90 days or more to total assets ...................       0.48%      0.41%      0.64%      0.88%       0.53%
Nonaccrual loans and loans past due
 90 days or more to total loans ....................       0.74%      0.48%      0.88%      1.36%       0.66%
Allowance for possible loan losses to
 nonaccrual loans ..................................     285.31%    450.16%    214.07%    124.45%     256.61%
Allowance for possible loan losses to loans
 past due 90 days or more and nonaccrual loans .....     185.98%    272.78%    155.36%    111.31%     196.94%
Allowance for possible loan losses
 to total loans ....................................       1.38%      1.32%      1.36%      1.51%       1.30%

     First Western's total delinquencies increased $3.8 million or 41.4% from December 31, 1994 to December 31, 1995 with 65% of this increase due to an increase in installment loans past due 30-89 days. This increase in installment loan delinquencies was due in part to First Western expanding its indirect lending business over the past year and also due to general economic factors. First Western's nonaccrual loans increased $2.1 million from $2.9 million at December 31, 1994 to $5.0 million at December 31, 1995 due to First Western placing several commercial loans on nonaccrual status during 1995 and also due to an increase in mortgage loans serviced by others that have been placed on nonaccrual status. The decrease in other real estate owned during 1995 was due to the liquidation of several commercial properties that had been foreclosed on in prior years. As a result of the increase in nonaccrual loans during 1995, First Western's ratio of nonperforming assets to total assets increased to 0.32% at December 31, 1995 compared with 0.28% at December 31, 1994. The coverage ratio for the allowance for possible loan losses to nonaccrual loans decreased from 450.16% at December 31, 1994 to 285.31% at December 31, 1995 due to the increase in nonaccrual loans during 1995.

     Commercial and mortgage loans are placed on nonaccrual status when, in the opinion of management, collection of principal or interest is doubtful and the loan is not both well secured and in the process of collection. Installment and credit card loans are generally charged off between 90 and 180 days past due or when deemed uncollectible in the opinion of management. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction to principal as long as doubt exists as to collection.

     First Western maintains a loan review program to evaluate the credit risk in its commercial loan portfolio for substantially all commercial loans and commercial mortgage loans greater than $100,000. Through the loan review process, First Western maintains a classified account list which, along with the nonperforming and delinquency lists of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for possible loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans which have characteristics similar to the substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status. As of December 31, 1995 substandard and doubtful loans totaled $9.3 million, of which $3.0 million were loans not designated as delinquent or nonaccrual compared with $9.4 million and $7.4 million at December 31, 1994, respectively.

            NONPERFORMING LOANS
           AS A PERCENT OF LOANS

                         First          Peer
                        Western         Group
1991                      0.66           2.49
1992                      1.36           2.19
1993                      0.88           1.39
1994                      0.48           0.98
1995                      0.74           1.03

     ALLOWANCE FOR POSSIBLE LOAN LOSSES
     AS A PERCENT OF NONPERFORMING LOANS

                         First          Peer
                        Western         Group
1991                      197            125
1992                      111            161
1993                      155            214
1994                      273            235
1995                      186            224

     In addition to its classified account list and delinquency list of loans, First Western maintains a separate list of "Other Loans Especially Mentioned" ("OLEM") which further aids First Western in monitoring its loan portfolio. These OLEM loans do not have all the characteristics of a classified loan (substandard or doubtful) but do show potentially weak elements as compared with those of a satisfactory credit. First Western reviews these loans in assessing the adequacy of the allowance for possible loan losses. Substantially all of the loans on the OLEM list as of December 31, 1995 are current and paying in accordance with loan terms. As of December 31, 1995, OLEM list loans totaled $7.1 million compared with $8.1 million at December 31, 1994.

     In order to determine the adequacy of the allowance for possible loan losses, management considers the risk classifications of loans, delinquency trends, charge-off experience, credit concentrations, economic conditions and other factors. Specific reserves are established for each classified credit taking into consideration the credit's delinquency status, current operating status, pledged collateral and plan of action for resolving any deficiencies. For non classified loans and smaller loans not individually reviewed, management considers historical charge-off experience in determining the amounts to be allocated to the allowance. An unallocated or general reserve is also established which takes into consideration, among other things, unfunded commitments, concentrations of credit, economic conditions, delinquency and nonaccrual trends, management experience and trends in volume and terms of loans. The allowance for possible loan losses is maintained at the level determined according to this methodology by charging a provision to operations.

     First Western believes that the allowance for possible loan losses of $14.1 million at December 31, 1995 is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that First Western will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 1995.

Investment Securities and Securities Available for Sale

     First Western's portfolio of securities available for sale increased $179.3 million during 1995 due to the purchase of securities with funds provided by the branch acquisitions and also from the loan securitization and sales. Securities available for sale also increased during 1995 due to the transfer, as of December 31, 1995, of securities with an amortized cost of $49.2 million from held to maturity to available for sale. This transfer was made in accordance with the "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by FASB during 1995. Securities available for sale also increased during 1995 due to a $7.2 million appreciation in market value, with the securities transferred as of December 31, 1995 accounting for $651,000 of that increase in market value.

     The portfolio of investment securities and mortgage-backed securities decreased $76.8 million or 22.8% during 1995 with most of this decrease due to the transfer of securities to available for sale as of December 31, 1995. First Western's portfolio of investment securities and mortgage-backed securities classified as held to maturity also decreased due to maturities and paydowns, net of purchases.

     The decline in long-term interest rates during 1995 resulted in an increase in the market values of First Western's securities. At December 31, 1995, the market value of First Western's portfolio of investment securities and mortgage-backed securities held to maturity was $259.4 million, or $179,000 or 0.1% below the amortized cost of these securities of $259.6 million, compared with an unrealized loss of $19.4 million at December 31, 1994. The portfolio of securities available for sale had an unrealized gain of $3.8 million or 1.6% at December 31, 1995 compared with an unrealized loss of $3.4 million or 4.7% at December 31, 1994. The increase in the market value of the portfolio of securities available for sale resulted in a $4.7 million increase in shareholders' equity during 1995, net of related income tax effects.

     The following tables present the contractual maturities of investment securities and securities available for sale and their weighted average yields as of December 31, 1995, on a tax-equivalent basis using a 35% federal income tax rate. The maturity distribution of mortgage-backed securities is based on the weighted average lives of these securities.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES:

                                                      AFTER    AFTER
                                                      1 BUT    5 BUT                       WEIGHTED
                                            WITHIN   WITHIN    WITHIN    AFTER              AVERAGE
                                            1 YEAR   5 YEARS  10 YEARS  10 YEARS    TOTAL    YIELD
                                            ------   -------  --------  --------    -----    -----
                                                           (DOLLARS IN THOUSANDS)
Mortgage-backed securities.........        $    --  $ 84,939   $43,646   $16,965   $145,550    5.77%
U.S. Government agencies
 and corporations..................          7,359    22,232        --        --     29,591    5.63%
Obligations of states and
 political subdivisions ...........          8,232    64,293    10,473       225     83,223    7.74%
Other securities ..................            501       275       425        --      1,201    8.27%
                                           -------  --------   -------   -------   --------    ----
Total .............................        $16,092  $171,739   $54,544   $17,190   $259,565    6.40%
                                           =======  ========   =======   =======   ========    ====
Weighted average yield ............           7.27%     6.55%     6.05%     5.07%      6.40%
                                              ====      ====      ====      ====       ====

SECURITIES AVAILABLE FOR SALE:

                                              AFTER      AFTER
                                              1 BUT      5 BUT                         WEIGHTED
                                   WITHIN    WITHIN      WITHIN     AFTER               AVERAGE
                                   1 YEAR    5 YEARS    10 YEARS   10 YEARS     TOTAL    YIELD
                                   ------    -------    --------   --------     -----    -----
                                                    (DOLLARS IN THOUSANDS)
U.S. Treasury securities .......  $ 2,014   $     50    $    --    $    --    $  2,064    6.94%
U.S. Government agencies
 and corporations ..............   29,852         --         --         --      29,852    7.75%
Mortgage-backed securities .....      612    137,070     44,678      8,169     190,529    7.20%
Other securities, including
 corporate bonds and notes .....       --        497         --     24,038      24,535    5.09%
                                  -------   --------    -------    -------    --------    ----
Total ..........................  $32,478   $137,617    $44,678    $32,207    $246,980    7.06%
                                  =======   ========    =======    =======    ========    ====
Weighted average yield .........     7.69%      7.44%      6.80%      5.17%       7.06%
                                     ====       ====       ====       ====        ====

Deposits

     First Western's total deposits increased $148.3 million or 14.4% during 1995. Approximately $96.7 million of this increase was attributable to the branches acquired in 1995. First Western also experienced growth in time deposits as several certificate of deposit promotions were run during the first quarter of 1995 to promote the recently acquired branches. The increase in short-term interest rates during 1995 increased the rates that First Western paid for certificates of deposit. This increase in interest rates resulted in a widening in the difference between rates paid for time deposits and rates paid for savings and money market deposits. As a result of these interest rate changes, First Western experienced a shift in deposit balances from savings and money market accounts to time deposits. First Western's time deposits increased $144.1 million during 1995 with the acquired branches contributing approximately $53.7 million of this increase. Time deposits of $100,000 or more increased $16.8 million during 1995 with most of this increase due to short-term deposits from a commercial customer. Time deposits constituted 58.8% of total deposits at December 31, 1995, compared with 53.3% at December 31, 1994.

     First Western's banking subsidiaries primarily rely on their retail deposit bases to fund their credit needs. Deposits provided 73.0% of First Western's funding during 1995 based on average balances of deposits and total assets. First Western's total average deposits during 1995 were $1.156 billion, increasing $161.6 million or 16.2% from $994.5 million in 1994.

                                                          DEPOSIT SUMMARY

                                                                       DECEMBER 31,
                        ---------------------------------------------------------------------------------------------------------
                               1995                    1994                   1993                 1992                1991
                        -----------------       -----------------       ---------------      ---------------      ---------------
                                                                  (DOLLARS IN THOUSANDS)
Noninterest-
 bearing
 demand
 deposits ...........   $  102,864    8.7%      $   97,242    9.4%      $ 94,464    9.8%     $ 89,831    9.3%     $ 77,168    8.3%
Interest-
 bearing
 demand
 deposits ...........      110,703    9.4          101,659    9.9        102,011   10.6        99,885   10.4        79,992    8.6
Money market
 deposits ...........       98,605    8.4          113,914   11.1        104,483   10.9       144,985   15.1       115,735   12.4
Savings deposits ....      172,837   14.7          168,039   16.3        174,174   18.1       140,469   14.6       122,415   13.1
Time deposits less
than $100,000 .......      625,865   53.1          498,566   48.4        456,392   47.5       442,590   46.1       474,362   50.8
Time deposits of
 $100,000 or more ...       66,809    5.7           49,989    4.9         29,616    3.1        43,463    4.5        63,882    6.8
                        ----------  -----       ----------  -----       --------  -----      --------  -----      --------  -----
Total deposits ......   $1,177,683  100.0%      $1,029,409  100.0%      $961,140  100.0%     $961,223  100.0%     $933,554  100.0%
                        ==========  =====       ==========  =====       ========  =====      ========  =====      ========  =====

Borrowed Funds

     First Western's subsidiaries use various funding sources other than deposits to provide the funds necessary for the loan and securities portfolios. First Western's total borrowed funds decreased $54.5 million or 18.7% during 1995 from $291.4 million at December 31, 1994 to $236.9 million at December
31, 1995 due to the funds provided by the increase in deposits.

     First Western's borrowings with original maturities of one year or less include overnight advances from the Federal Home Loan Bank, repurchase agreements, customer repurchase agreements, and federal funds purchased. First Western's borrowings with an original maturity of one year or less and rates paid are as follows:

                                                     1995                     1994                      1993
                                               -----------------       ---------------------       -----------------
                                                                       (DOLLARS IN THOUSANDS)
                                               AMOUNT       RATE         AMOUNT        RATE         AMOUNT      RATE
                                              --------     -----        -------        ----        -------      ----
At year-end .............................     $ 86,536      5.96%       $125,788       6.23%       $129,468     3.32%
Average during year .....................      150,433      6.11         103,305       4.41          80,902     3.28
Maximum month-end balance ...............      206,430      6.17         127,329       3.50         131,462     3.23

     First Western Bank, N.A. and First Western Bank, F.S.B. are members of the Federal Home Loan Bank of Pittsburgh, and as such they have the ability to obtain advances from the FHLB. At December 31, 1995, First Western had advances from the FHLB (original maturity in excess of one year) of $111.7 million with a weighted average rate of 5.59% compared with advances of $128.1 million at December 31, 1994. The advances from the FHLB are secured by certain qualifying residential mortgage loans, stock in the FHLB, investment securities and securities available for sale.

     First Western had long-term debt (excluding borrowings from subsidiaries) at the holding company totaling $8.1 million at December 31, 1995 compared with $10.3 million at December 31, 1994, with the decrease resulting from normal principal repayments.

Interest Rate Sensitivity

     First Western has an asset/liability management committee which manages the risks associated with changing interest rates and the resulting impact on net interest income. The management of interest rate risk at First Western is performed (i) by analyzing the maturity and repricing relationships between interest earning assets and interest bearing liabilities at specific points in time ("GAP") and (ii) by using a simulation model which analyzes the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments.

     The tables below present First Western's GAP at December 31, 1995 and 1994. In preparing these tables, management has anticipated prepayments for mortgage-backed securities and mortgage loans according to standard industry prepayment assumptions in effect at year-end. Money market deposits and interest bearing demand accounts have been included in the under three months category. Assets with daily floating rates are included in the under three months category. Assets and liabilities are included in the table based on their maturities or period of first repricing, subject to the foregoing assumptions.

                                                          INSTRUMENTS MATURING OR REPRICING
                                      ---------------------------------------------------------------------------------
                                       UNDER          THREE        SIX TO        ONE TO          OVER
                                       THREE         TO SIX        TWELVE          FIVE          FIVE
                                       MONTHS        MONTHS        MONTHS         YEARS         YEARS           TOTAL
                                      ---------     ---------     ---------     ---------      --------      ----------
                                                               (DOLLARS IN THOUSANDS)
DECEMBER 31, 1995:
 Rate-sensitive assets:
  Interest-bearing deposits in
    other banks .................     $   2,124     $      --     $      --      $     --      $     --      $    2,124
 Securities available for sale...        35,728        89,395        28,154        47,320        46,383         246,980
 Taxable
  investment securities .........        12,000         2,010         3,553         3,105        10,124          30,792
 Tax-exempt
  investment securities .........         1,290           545         2,539        39,155        39,694          83,223
 Mortgage-backed securities .....        45,567         2,436        25,517        67,703         4,327         145,550
 Loans...........................       314,523        75,511       126,258       415,966        95,358       1,027,616
                                      ---------     ---------     ---------      --------      --------      ----------
  Total..........................     $ 411,232     $ 169,897     $ 186,021      $573,249      $195,886      $1,536,285
                                      =========     =========     =========      ========      ========      ==========
Rate-sensitive liabilities:
 Interest-bearing deposits ......     $ 110,703     $      --     $      --      $     --      $     --      $  110,703
 Savings deposits ...............       271,442            --            --            --            --         271,442
 Time deposits ..................       139,120       182,938       136,871       229,437         4,308         692,674
 Federal funds purchased
  and other short-term
  borrowings.....................         3,598            --            --            --            --           3,598
 Repurchase agreements and
  secured lines of credit .......        28,274        50,494            --        42,890            --         121,658
 Advances from the
  Federal Home Loan Bank ........        50,000        37,542        24,128            --            --         111,670
 Long-term debt .................         8,133            --            --            --            --           8,133
                                      ---------     ---------     ---------      --------      --------      ----------
  Total..........................     $ 611,270     $ 270,974     $ 160,999      $272,327      $  4,308      $1,319,878
                                      =========     =========     =========      ========      ========      ==========
Period GAP ......................     $(200,038)    $(101,077)    $  25,022      $300,922      $191,578      $  216,407
                                      =========     =========     =========      ========      ========      ==========
Ratio of period GAP to
 total rate-sensitive assets.....         (13.0)%        (6.6)%         1.6%         19.6%         12.5%
                                      =========     =========     =========      ========      ========
Cumulative GAP ..................     $(200,038)    $(301,115)    $(276,093)     $ 24,829      $216,407
                                      =========     =========     =========      ========      ========
Ratio of cumulative GAP to
 total rate-sensitive assets ....         (13.0)%       (19.6)%       (18.0)%         1.6%         14.1%
                                      =========     =========     =========      ========      ========
DECEMBER 31, 1994:
  Rate-sensitive assets:
   Interest-bearing deposits in
     other banks .................    $     872      $     --     $      --      $     --       $    --      $      872
   Securities available for sale..       10,840        17,717        23,665         9,281         6,167          67,670
   Taxable
     investment securities .......       12,730        10,767         4,258        16,978         9,434          54,167
   Tax-exempt
     investment securities .......        2,336           470         2,377        61,627        13,379          80,189
   Mortgage-backed securities.....       35,657        23,419        40,873        91,110        10,982         202,041
   Loans .........................      279,066        66,424       113,786       406,998       112,288         978,562
                                      ---------     ---------     ---------      --------      --------      ----------
     Total........................    $ 341,501     $ 118,797     $ 184,959      $585,994      $152,250      $1,383,501
                                      =========     =========     =========      ========      ========      ==========
Rate-sensitive liabilities:
 Interest-bearing deposits .......    $ 101,659      $     --     $      --      $     --      $     --      $  101,659
 Savings deposits ................      281,953            --            --            --            --         281,953
 Time deposits ...................      112,844        72,762       118,806       240,038         4,105         548,555
 Federal funds purchased
  and other short-term
  borrowings......................       34,847            --            --            --            --          34,847
 Repurchase agreements and
  secured lines of credit ........       75,941        37,520        15,000            --            --         128,461
 Advances from the
  Federal Home Loan Bank .........       52,171        15,000         8,450        52,500            --         128,121
 Long-term debt ..................        8,962            --            --         1,356            --          10,318
                                      ---------     ---------     ---------      --------      --------      ----------
     Total........................    $ 668,377     $ 125,282     $ 142,256      $293,894      $  4,105      $1,233,914
                                      =========     =========     =========      ========      ========      ==========
Period GAP .......................    $(326,876)    $  (6,485)    $  42,703      $292,100      $148,145      $  149,587
                                      =========     =========     =========      ========      ========      ==========
Ratio of period GAP to
 total rate-sensitive assets .....        (23.6)%        (0.5)%         3.1%         21.1%         10.7%
                                      =========     =========     =========      ========      ========
Cumulative GAP ...................    $(326,876)    $(333,361)    $(290,658)     $  1,442      $149,587
                                      =========     =========     =========      ========      ========
Ratio of cumulative GAP to
 total rate-sensitive assets .....        (23.6)%       (24.1)%       (21.0)%         0.1%         10.8%
                                      ==========    =========     =========      ========       =======

     In analyzing its GAP position, although all time periods are considered, First Western emphasizes the next twelve month period. An institution is considered to be liability sensitive, or as having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given time period exceeds the amount of its interest-earning assets also repricing within that time period. Conversely, an institution is considered to be asset sensitive, or as having a positive GAP, when the amount of its interest-bearing liabilities maturing or repricing is less than the amount of its interest-earning assets also maturing or repricing during the same period. Generally, in a falling interest rate environment, a negative GAP should result in an increase in net interest income, and in a rising interest rate environment this negative GAP should adversely affect net interest income. The converse would be true for a positive GAP.

     However, shortcomings are inherent in a simplified GAP analysis that may result in changes in interest rates affecting net interest income more or less than the GAP analysis would indicate. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Furthermore, repricing characteristics of certain assets and liabilities may vary substantially within a given time period. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating GAP. Also, GAP does not permit analysis of how changes in the mix of various assets and liabilities on growth rate assumptions impact net interest income.

     Due in part to the shortcomings of GAP analysis, the asset/liability committee of First Western believes that simulation modeling more accurately estimates the effects of and exposure to interest rate changes. At December 31, 1995, First Western's simulation modeling indicated that First Western's balance sheet will be adversely affected in a falling interest rate environment, and as such, in a 200 basis point falling rate environment with no changes in the balance sheet and limited reinvestment changes, net interest income is projected to decrease approximately four percent over a 24 month period, within First Western's asset/liability strategy and board approved limits.

LIQUIDITY AND CASH FLOWS

     Liquidity is the ability to provide the cash necessary to meet customer credit needs and satisfy depositor withdrawal requirements. One source of liquidity is cash and short-term assets, such as interest-bearing deposits in other banks and the Federal Home Loan Bank and federal funds sold, which totaled $41.6 million at December 31, 1995 compared with $43.8 million at December 31, 1994. Another source of liquidity is borrowing capability. First Western's banking subsidiaries have a variety of sources of short-term liquidity available to them, including federal funds purchased from correspondent banks, sales of securities available for sale, sales of securities under agreements to repurchase, the Federal Reserve discount window, interbank deposits, FHLB advances and loan participations or sales. At December 31, 1995, First Western had $26.9 million of unused credit lines available. First Western's portfolio of securities available for sale is another source of liquidity. This portfolio of securities of $163.6 million at December 31, 1995, excluding pledged securities of $83.4 million, is recorded at current market value with a corresponding adjustment to equity, net of income tax effects. These securities may be sold to meet liquidity needs if necessary without impacting First Western's equity. First Western also generates liquidity from the regular principal payments and prepayments made on its portfolio of loans and mortgage-backed securities.

     First Western has certain liquidity requirements at the holding company level to meet its debt service obligations and current operating costs. First Western's projected total debt service at the holding company level (including debt to subsidiaries) including both principal repayments and interest is approximately $3.6 million in 1996. The holding company's primary sources of funds are dividends and management and service fees from its subsidiaries. At December 31, 1995, the maximum amount of dividends that could be paid to First Western by the subsidiaries without obtaining prior regulatory approval or reducing capital ratios below minimum levels was $20.6 million, however, the regulators of the banking subsidiaries could administratively impose stricter limits on the ability of the banking subsidiaries to distribute net profits to First Western and could reduce or eliminate certain management fee payments for general and administration expenses. In addition, subject to Federal Reserve restrictions and limitations, First Western may obtain loans from its subsidiaries.

     First Western's operating activities generated cash flows of $23.1 million in 1995, compared with $21.2 million in 1994 and $21.6 million in 1993. The primary source of operating cash flows for 1995, 1994 and 1993 was net income combined with noncash expenses such as the provision for possible loan losses and depreciation.

     Investing activities used cash flows of $15.7 million in 1995 compared with $52.3 million in 1994 and $188.1 million in 1993. During 1995, lending activities used net cash flows of $164.6 million compared with $165.5 million in 1994 and $102.0 million in 1993. First Western generated some cash flows from its loan portfolio by securitizing $113.7 million of residential mortgage loans and selling $99.4 million of the resulting securities which were classified as available for sale with the cash flows from this transaction included in the proceeds from sales of securities available for sale. The funding of the loan growth in 1995 was provided by the cash received in the branch purchase and also by increased deposits. During 1995, the portfolio of securities available for sale combined with the portfolio of investment securities and mortgage-backed securities held to maturity provided net cash flows of $62.0 million primarily from sales of securities available for sale and maturities and paydowns. The loan growth in 1994 was funded by the sales of securities available for sale and also by increased deposits. The growth of the securities portfolios during 1993 used cash flows of $87.8 million. The securities portfolio changed from a use of cash flows during 1993 to a source of funds during 1994 and 1995 as the result of the increase in loan demand experienced during 1994 and 1995.

     Financing activities used cash flows of $10.8 million in 1995 compared with providing cash flows of $37.1 million and $163.2 million in 1994 and 1993, respectively. Growth of deposits provided cash flows of $51.7 million in 1995 compared with $54.1 million in 1994 and $194,000 in 1993. The funds provided by deposit growth in 1995 were used primarily to reduce borrowed funds which decreased $54.5 million. During 1994, First Western decreased its borrowed funds $11.5 million with the funds provided by increased deposits and during 1993, First Western increased borrowed funds $168.0 million with these proceeds used for the growth of the securities portfolio and loan growth.

SHAREHOLDERS' EQUITY

     Shareholders' equity at December 31, 1995 was $121.7 million, increasing $15.6 million or 14.7% from $106.1 million at December 31, 1994 due to the retention of $11.4 million of earnings during 1995, along with a $4.7 million increase in the market value of the portfolio of securities available for sale net of income tax effects. During 1995, First Western's Board of Directors authorized a common stock repurchase program that permits the repurchase of up to three percent, or approximately 235,000 shares, of the Company's outstanding shares of common stock from time to time at current market prices from available corporate funds. First Western's ratio of shareholders' equity to total assets was 7.59% at December 31, 1995 compared with 7.29% and 7.19% at December 31, 1994 and 1993, respectively. The book value per share was $15.67 at December
31, 1995 compared with $13.65 and $12.94 at December 31, 1994 and 1993, respectively.

     First Western, as a bank holding company, is required to meet certain risk based capital and leverage requirements. The risk based capital requirements redefine the components of capital, categorize assets into different risk classes, and include certain off-balance sheet items in the calculation of the adequacy of capital. A financial institution's capital is divided into two classes, Tier I and Tier II.

     First Western's Tier I and Tier II capital consisted of the following at December 31, 1995 and 1994:

                                                                1995       1994
                                                                ----       ----
                                                            (DOLLARS IN THOUSANDS)
Tier I:
  Common shareholders' equity .............................   $121,688   $106,079
  Less: Non-exempt intangible assets ......................     (7,391)      (504)
        Unrealized (appreciation) depreciation in
         securities available for sale ....................     (2,492)     2,191
                                                              --------   --------
     Total Tier I .........................................    111,805    107,766
                                                              --------   --------
Tier II:
  Qualifying long-term debt ...............................         --        301
  Qualifying allowance for possible loan losses ...........     12,445     11,528
                                                              --------   --------
     Total Tier II ........................................     12,445     11,829
                                                              --------   --------
Total capital .............................................   $124,250   $119,595
                                                              ========   ========
Risk-weighted assets ......................................   $993,929   $922,235
                                                              ========   ========
Tier I capital ratio ......................................      11.25%     11.69%
                                                              ========   ========
Required Tier I capital ratio..............................       4.00%      4.00%
                                                              ========   ========
Total capital ratio .......................................      12.51%     12.97%
                                                              ========   ========
Required total capital ratio...............................       8.00%      8.00%
                                                              ========   ========

     First Western is also subject to a minimum Tier I leverage ratio based on Tier I capital to total average assets. The required ratio for each financial institution will be determined based on the financial institution's relative soundness. A minimum ratio of Tier I capital to total assets of three percent has been established for top rated financial institutions, with less highly rated institutions or those with higher levels of risk required to maintain ratios of 100 to 200 basis points above the minimum level. First Western's Tier I leverage ratio was 6.99% at December 31, 1995 compared with 7.60% at December 31, 1994.

     First Western's capital ratios declined from December 31, 1994 to December 31, 1995 primarily as a result of the branches that were acquired in the first quarter of 1995. The branch acquisitions decreased First Western's capital ratios due to the intangible assets which were created due to the premium paid for the branches and their deposits which decreased First Western's Tier I capital. The branch acquisitions also increased First Western's total assets with no additional shareholders' equity.

     The common stock of First Western is traded on the Nasdaq Stock Market under the symbol "FWBI". As of March 1, 1996 there were 7,751,588 shares of common stock outstanding held by approximately 3,000 holders of record. The following table sets forth the high and low sales prices for the common stock, as reported by the Nasdaq Stock Market, and the cash dividends declared per share on the common stock, for the periods indicated. The prices and dividends set forth below have been adjusted to reflect the three-for-two stock split effected in the form of a fifty percent stock dividend paid on November 17, 1995.

                                     SALES PRICE   PERIOD
                                    ------------     END     CASH DIVIDENDS
                                    HIGH     LOW    CLOSE  DECLARED PER SHARE
                                    ---      ---    -----  ------------------
1995 :
  First Quarter ............       $18.83  $17.83  $18.17         $0.17
  Second Quarter ...........        19.17   18.33   18.92          0.17
  Third Quarter ............        23.17   18.83   22.50          0.17
  Fourth Quarter ...........        28.25   21.83   27.50          0.17

1994 :
  First Quarter ............       $20.50  $17.67  $17.67         $0.15
  Second Quarter ...........        20.00   17.17   19.37          0.15
  Third Quarter ............        19.83   18.17   18.33          0.16
  Fourth Quarter ...........        19.00   17.50   18.67          0.17

62