Form 10-K, Exhibit 13
period 1996-12-31
FIRST WESTERN BANCORP INC
filed 1997-03-26
CIK 740876

                                                                  EXHIBIT 13.1

FINANCIAL SECTION

                           MANAGEMENT'S REPORT ON THE
                 INTERNAL CONTROL STRUCTURE AND COMPLIANCE WITH
                              LAWS AND REGULATIONS

January 24, 1997

To the Shareholders:

FINANCIAL STATEMENTS

   The management of First Western Bancorp, Inc. and subsidiaries ("First Western") is responsible for the preparation, integrity, and fair presentation of its published financial statements and all other information presented in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed judgments and estimates made by management.

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

   Management assessed First Western's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and FRY-9 Instructions as of December 31, 1996. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that First Western maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and FRY-9 Instructions, as of December 31, 1996.

COMPLIANCE WITH LAWS AND REGULATIONS

   Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation ("FDIC") as safety and soundness laws and regulations.

   Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessment as required by the FDIC. Based on this assessment, management believes that First Western has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 31, 1996.


/s/ THOMAS J. O'SHANE                       /s/ ROBERT H. YOUNG

THOMAS J. O'SHANE                           ROBERT H. YOUNG
Chairman of the Board,                      Executive Vice President,
President and Chief Executive Officer       Chief Financial Officer,
                                            Secretary and Treasurer

                                                     CONSOLIDATED BALANCE SHEETS
                                                          (DOLLARS IN THOUSANDS)

                                                                           DECEMBER 31,
                                                                       1996             1995
                                                                    ----------       ----------
ASSETS:

   Cash and due from banks                                          $   36,021       $   39,464
                                                                    ----------       ----------
   Interest-bearing deposits in other banks                              1,770            2,124
                                                                    ----------       ----------
   Federal funds sold                                                   37,400               --
                                                                    ----------       ----------
   Securities available for sale
      (amortized cost of $199,922 and $243,145)                        201,282          246,980
                                                                    ----------       ----------
   Investment securities, held to maturity
      (market value of $107,455 and $115,024)                          107,092          114,015
                                                                    ----------       ----------
   Mortgage-backed securities, held to maturity
      (market value of $167,185 and $144,362)                          169,467          145,550
                                                                    ----------       ----------
   Loans held for sale                                                 124,515            3,510
                                                                    ----------       ----------
   Loans (net of unearned income of $34,864 and $34,636)               989,910        1,024,106

   Less allowance for possible loan losses                              16,054           14,148
                                                                    ----------       ----------
         NET LOANS                                                     973,856        1,009,958
                                                                    ----------       ----------
   Premises and equipment                                               19,499           18,411
                                                                    ----------       ----------
   Other assets                                                         24,876           23,252
                                                                    ----------       ----------
         TOTAL ASSETS                                               $1,695,778       $1,603,264
                                                                    ==========       ==========

LIABILITIES:
   Deposits:
      Noninterest-bearing demand                                  $     93,163       $  102,864
      Interest-bearing demand                                           53,946          110,703
      Savings                                                          329,532          271,442
      Time                                                             672,262          692,674
                                                                    ----------       ----------
         TOTAL DEPOSITS                                              1,148,903        1,177,683
                                                                    ----------       ----------
   Borrowed funds:
      Federal funds purchased and other short-term borrowings           33,202            3,598
      Repurchase agreements and secured lines of credit                212,070          121,658
      Advances from the Federal Home Loan Bank                         144,000          111,670
                                                                    ----------       ----------
         TOTAL BORROWED FUNDS                                          389,272          236,926
                                                                    ----------       ----------
   Long-term debt                                                        5,967            8,133
                                                                    ----------       ----------
   Other liabilities                                                    23,915           58,834
                                                                    ----------       ----------
         TOTAL LIABILITIES                                           1,568,057        1,481,576
                                                                    ----------       ----------

SHAREHOLDERS' EQUITY:
   Preferred stock, no stated value,
      4,000,000 shares authorized, none issued                              --               --
   Common stock, $5 par value, 20,000,000 shares authorized,
      7,835,706 and 7,816,651 shares issued and
      7,628,020 and 7,764,151 shares outstanding                        39,179           39,083
   Additional paid-in capital                                           22,064           21,811
   Retained earnings                                                    70,736           59,313
   Unrealized appreciation in securities available
     for sale, net of tax                                                  884            2,492
   Treasury stock, 173,400 and 52,500 shares at cost                    (4,242)          (1,011)
   Unallocated common stock held by ESOP (at cost)                        (900)              --
                                                                    ----------       ----------
         TOTAL SHAREHOLDERS' EQUITY                                    127,721          121,688
                                                                    ----------       ----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $1,695,778       $1,603,264
                                                                    ==========       ==========

                See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                       1996          1995         1994
                                                     --------      --------     --------
INTEREST INCOME:
   Interest and fees on loans                        $ 92,321      $ 90,651     $ 74,092
   Interest-bearing deposits in other banks                61            73           18
   Interest on securities available for sale           16,868        10,043        6,941
   Interest and dividends on investment
     securities, held to maturity:
      Taxable                                           1,516         3,047        2,910
      Tax-exempt                                        4,151         4,034        4,084
   Interest on mortgage-backed securities,
     held to maturity                                  10,532        11,838       11,106
   Interest on federal funds sold                          34           146           16
                                                     --------      --------     --------
         TOTAL INTEREST INCOME                        125,483       119,832       99,167
                                                     --------      --------     --------

INTEREST EXPENSE:
   Interest on deposits:

      Demand                                            1,362         1,892        2,003
      Savings                                           7,056         7,640        7,068
      Time                                             37,693        38,374       24,568
   Interest on borrowed funds:

      Federal funds purchased and other
        short-term borrowings                           3,096         1,473          926
      Repurchase agreements and secured lines
        of credit                                      10,898         7,557        5,240
      Advances from the Federal Home Loan Bank          6,620         7,196        6,086
   Interest on long-term debt                             489           740          722
                                                     --------      --------     --------
         TOTAL INTEREST EXPENSE                        67,214        64,872       46,613
                                                     --------      --------     --------
NET INTEREST INCOME                                    58,269        54,960       52,554
PROVISION FOR POSSIBLE LOAN LOSSES                      8,288         3,982        3,650
                                                     --------      --------     --------
NET INTEREST INCOME AFTER PROVISION

   FOR POSSIBLE LOAN LOSSES                            49,981        50,978       48,904
                                                     --------      --------     --------

OTHER INCOME:

   Trust fees                                           2,010         1,976        1,996
   Service charges on deposit accounts                  3,700         3,245        2,667
   Credit card program fees                             1,676         1,444        1,280
   Net securities gains                                   984         1,555        1,321
   Net gains (losses) on loan sales                     4,563           229          (32)
   Other operating income                               2,781         2,572        1,417
                                                     --------      --------     --------
         TOTAL OTHER INCOME                            15,714        11,021        8,649
                                                     --------      --------     --------

OTHER EXPENSES:

   Salaries and wages                                  14,515        13,671       12,818
   Employee benefits                                    3,941         4,127        3,734
   Net occupancy expense                                2,913         2,828        2,682
   Equipment rentals, depreciation and maintenance      2,190         2,297        2,186
   Federal deposit insurance                            4,403         1,852        2,224
   Supplies                                             1,587         1,556        1,298
   Advertising and promotion                            1,207         1,456        1,347
   Outside examination, legal fees and consulting       1,426         1,416        1,354
   Outside data processing services                     1,830         1,401        1,227
   Other operating expense                              8,252         7,423        6,405
                                                     --------      --------     --------
         TOTAL OTHER EXPENSES                          42,264        38,027       35,275
                                                     --------      --------     --------
INCOME BEFORE INCOME TAXES                             23,431        23,972       22,278
INCOME TAXES                                            6,304         7,226        6,718
                                                     --------      --------     --------
NET INCOME                                           $ 17,127      $ 16,746     $ 15,560
                                                     ========      ========     ========
EARNINGS PER SHARE                                   $   2.20      $   2.13     $   1.98
                                                     ========      ========     ========
WEIGHTED AVERAGE SHARES OUTSTANDING                     7,779         7,849        7,855
                                                     ========      ========     ========

                See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (IN THOUSANDS,
                                                      EXCEPT PER SHARE AMOUNTS)

                                                                             UNREALIZED
                                                                            APPRECIATION                  COMMON STOCK
                                                                            (DEPRECIATION)                HELD BY ESOP
                                    COMMON STOCK                            IN SECURITIES                  (AT COST)
                                 -----------------                 RETAINED   AVAILABLE    TREASURY    ------------------
                                  SHARES   AMOUNT     SURPLUS      EARNINGS   FOR SALE      STOCK      SHARES     AMOUNT
                                 -------  --------   ---------    ---------- ------------- ---------  --------   --------
BALANCE:
   January 1, 1994                 5,153   $ 25,763   $ 34,158    $ 37,263   $ 2,925       $   --      (7)       $ (109)
   Net income                         --         --         --      15,560        --           --       --           --
   Cash dividends paid
     ($0.63 per share)                --         --         --      (4,862)       --           --       --           --
   Purchased stock allocated
     to ESOP participants             --         --         --          --        --           --        6           86
   Exercise of stock options,
     net of shares redeemed           16         83          3          --        --           --       --           --
   Common stock issued for
     dividend reinvestment            11         55        270          --        --           --       --           --
   Net change in unrealized
     appreciation (depreciation)
     in securities available
     for sale, net of tax             --         --         --          --    (5,116)          --       --           --
                                   -----   --------   --------    --------   -------       ------      ---       ------
BALANCE:

   December 31, 1994               5,180     25,901     34,431      47,961    (2,191)          --       (1)         (23)
   Net income                         --         --         --      16,746        --           --       --           --
   Cash dividends paid
     ($0.69 per share)                --         --         --      (5,389)       --           --       --           --
   Fifty percent stock dividend
     (including fractional
     shares paid in cash)          2,601     13,004    (13,004)         (5)       --           --       (1)          --
   Purchased stock allocated
     to ESOP participants             --         --         --          --        --           --        2           23
   Exercise of stock options,
     net of shares redeemed           15         75        (54)         --        --           --       --           --
   Common stock issued for
     dividend reinvestment            21        103        438          --        --           --       --           --
   Treasury stock purchased           --         --         --          --        --       (1,011)      --           --
   Net change in unrealized
     appreciation (depreciation)
     in securities available
     for sale, net of tax             --         --         --          --     4,683           --       --           --
                                   -----   --------   --------    --------   -------      -------      ---       ------
BALANCE:

   December 31, 1995               7,817     39,083     21,811      59,313     2,492       (1,011)      --           --
   Net income                         --         --         --      17,127        --           --       --           --
   Cash dividends paid
     ($0.74 per share)                --         --         --     (5,704)        --           --       --           --
   Exercise of stock options,
      net of shares redeemed          18         90        200          --        --           --       --           --
   Common stock issued for
     dividend reinvestment             1          6         29          --        --           --       --           --
   Common stock purchased
     by ESOP                          --         --         --          --        --           --      (40)      (1,050)
   Purchased stock allocated
     to ESOP participants             --         --         --          --        --           --        6          150
   Treasury stock purchased           --         --         --          --        --       (3,471)      --           --
   Treasury stock issued              --         --         24          --        --          240       --           --
   Net change in unrealized
      appreciation (depreciation)
      in securities available
      for sale, net of tax            --         --         --          --    (1,608)          --       --           --
                                   -----   --------   --------    --------   -------      -------      ---       ------
BALANCE:
   December 31, 1996               7,836   $ 39,179   $ 22,064    $ 70,736   $   884      $(4,242)     (34)      $ (900)
                                   =====   ========   ========    ========   =======      =======      ===       ======

                See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------------
                                                                             1996             1995            1994
                                                                          ---------        ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                             $  17,127        $  16,746       $  15,560
                                                                          ---------        ---------       ---------
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation                                                         2,205            2,244           2,183
         Amortization and accretion - net                                     1,861              253             308
         Provision for possible loan losses                                   8,288            3,982           3,650
         Gain on sale of securities                                            (984)          (1,555)         (1,321)
         Proceeds from loan sales                                            39,144           61,866          17,192
         (Gain) loss on sale of loans                                        (4,563)            (229)             32
         Purchase of loans                                                   (7,894)         (30,789)        (33,997)
         Loss (gain) on sale of real estate owned                                44             (594)             12
         Loss on sale of premises and equipment                                  85               48              35
         Provision for deferred tax benefit                                  (2,093)            (293)           (527)
         Increase in interest receivable                                       (193)          (1,162)           (427)
         Increase in interest payable                                           320            3,823           2,002
         Other - net                                                          2,630             (169)           (345)
                                                                          ---------        ---------       ---------
            Total adjustments                                                38,850           37,425         (11,203)
                                                                          ---------        ---------       ---------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                              55,977           54,171           4,357
                                                                          ---------        ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities available for sale                     116,036          162,924         118,045
   Proceeds from maturity or paydown of securities available for sale        73,228           22,831          37,662
   Purchase of securities available for sale                               (182,745)        (151,111)        (12,576)
   Proceeds from maturity or paydown of investment
     securities, held to maturity                                            47,961           49,789          41,545
   Purchase of investment securities, held to maturity                      (65,746)         (22,386)        (85,334)
   Net increase in loans                                                   (157,790)        (208,559)       (148,711)
   Proceeds from sales of credit card and student loan portfolios            37,188           12,903              --
   Decrease (increase) in deposits in other banks                               354           (1,252)            (60)
   Increase in federal funds sold                                           (37,400)              --              --
   Purchase of premises and equipment                                        (3,450)          (2,908)         (1,720)
   Proceeds from sales of premises and equipment                                 68              102              38
   Proceeds from sales of real estate owned                                     883            1,614           1,635
   Cash received in branch purchases                                             --           89,288          13,968
                                                                          ---------        ---------       ---------
      NET CASH USED IN INVESTING ACTIVITIES                                (171,413)         (46,765)        (35,508)
                                                                          ---------        ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (decrease) increase in deposits                                      (28,701)          51,663          54,051
   Net increase (decrease) in federal funds purchased
     and other short-term borrowings                                         29,604          (31,249)           (453)
   Net increase (decrease) in repurchase agreements
     and secured lines of credit                                             90,412           (6,803)        (18,227)
   Net increase (decrease) in advances from the Federal Home Loan Bank       32,330          (16,451)          7,171
   Proceeds from issuance of long-term debt                                   1,050               --              --
   Payments on long-term debt                                                (3,216)          (2,185)         (1,079)
   Treasury stock purchased                                                  (3,471)          (1,011)             --
   Treasury stock issued                                                        264               --              --
   Proceeds from exercise of stock options                                      290               21              86
   Proceeds from common stock issued for dividend reinvestment plan              35              541             325
   Common stock purchased for ESOP                                           (1,050)              --              --
   Stock allocated to ESOP participants                                         150               23              86
   Dividends paid on common stock                                            (5,704)          (5,394)         (4,862)
                                                                          ---------        ---------       ---------
      NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                   111,993          (10,845)         37,098
                                                                          ---------        ---------       ---------
NET (DECREASE) INCREASE IN CASH AND DUE FROM BANKS                           (3,443)          (3,439)          5,947
CASH AND DUE FROM BANKS - Beginning of year                                  39,464           42,903          36,956
                                                                          ---------        ---------       ---------
CASH AND DUE FROM BANKS - End of year                                     $  36,021        $  39,464       $  42,903
                                                                          =========        =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for:
      Interest                                                            $  66,894        $  61,049       $  44,611
                                                                          =========        =========       =========
      Income taxes                                                        $   6,405        $   7,562       $   7,256
                                                                          =========        =========       =========

                See notes to consolidated financial statements.

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of First Western Bancorp, Inc. ("First Western") and its wholly-owned subsidiaries: First Western Bank, National Association ("First Western Bank, N.A."); First Western Bank, Federal Savings Bank ("First Western Bank, F.S.B."); First Western Trust Services Company ("Trust Services") and effective December 26, 1996, First Western Investment Services Company ("Investment Services"). Investment Services Company was organized as a Delaware investment company for the purpose of holding investment securities for First Western. On December 31, 1995, First Western's mortgage banking subsidiary, Residential Mortgage Company of America, was merged into First Western. All significant intercompany transactions have been eliminated in consolidation. Investments in subsidiaries on the parent company financial statements (see Note 22) are carried at the parent company's equity in the underlying net assets.

   The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing such financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, a disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ from those estimates.

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

 SECURITIES AVAILABLE FOR SALE

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

 INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, HELD TO MATURITY

   Investments in debt securities and mortgage-backed securities which management has the ability and intent to hold to maturity are carried at cost. Premiums and discounts are amortized to expense and accreted to income over the life of the securities using a method which approximates the level yield method. Gains or losses on the sale of investment securities, if any, are based on the specific identification method.

 LOANS HELD FOR SALE

   Loans held for sale consist of those loans which management intends to sell and are carried at the lower of aggregate cost or market value.

 LOANS

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

   Beginning in 1995, First Western adopted Financial Accounting Standards Board ("FASB") Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". Under Statement No. 114, as amended, the allowance for possible loan losses related to loans that are identified for evaluation in accordance with Statement No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral-dependent loans. The impact of adopting Statement No. 114, as amended, was not material to First Western.

   The mortgage loan securitization that took place during 1995 was accounted for according to Statement No. 65 "Accounting for Certain Mortgage Banking Activities" and, accordingly, First Western did not establish an intangible asset for the servicing rights for these loans since the loans that were securitized were originated by First Western.

 ALLOWANCE FOR POSSIBLE LOAN LOSSES

   The allowance for possible loan losses is available to absorb future loan charge-offs. The allowance is increased by provisions charged to operations and reduced by losses, net of recoveries. The amount charged to operations is based on several factors including: (1) analytical reviews of significant commercial and commercial mortgage loans and loan loss experience in relationship to outstanding loans to determine an adequate allowance for possible loan losses required for outstanding loans; (2) a continuing review of loans evaluated by the loan review process as less than satisfactory, all nonperforming loans and overall portfolio quality; (3) regular examinations and appraisals of the loan portfolio conducted by federal supervisory authorities; and (4) management's judgment with respect to current and expected economic conditions, the level of delinquencies and nonaccrual loans, trends in the volume and term of loans, anticipated impact from changes in lending policies and procedures, changes in lending management, and any concentration of credit in certain industries or geographic areas. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

 PREMISES AND EQUIPMENT

   Premises and equipment, which are stated at cost less accumulated depreciation and amortization, are depreciated using the straight-line method over their estimated useful lives. Leasehold interests and improvements are amortized using the straight-line method over the lease periods or the estimated useful lives, whichever is shorter. When units or property are disposed of, the premises and equipment accounts are relieved of the cost and accumulated depreciation or amortization related to such units, and any resulting gains or losses are credited to or charged against income. Cost of repairs and maintenance is charged to expense as incurred. Major renewals and betterments are capitalized at cost.

   Long-lived assets to be held and those to be disposed of and certain intangibles are evaluated for impairment using the guidance provided by Statement No. 121, "Accounting for the the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which was adopted on January 1, 1996. The provisions of this statement establish when an impairment should be recognized and how it should be measured. The adoption of this statement did not have a material impact on First Western's financial position or results of operations.

 REAL ESTATE OWNED

   Real estate owned, which is included in other assets, consists of properties acquired by foreclosure. These assets are carried at the lower of cost or estimated fair value less estimated cost of disposal. Holding costs are charged to expense when incurred. Any subsequent writedowns, and gains or losses on property disposition, are charged to other income and expense.

 INCOME TAXES

   First Western recognizes deferred income taxes for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

 GOODWILL AND OTHER INTANGIBLES

   The excess of cost over net tangible assets and identified intangible assets of acquired branches or subsidiaries is amortized over a period not to exceed fifteen years. Core deposit intangibles are amortized on a declining-balance or straight-line basis over the shorter of the average remaining lives of the acquired deposits or ten years. Other identified intangibles are amortized over the benefited periods, not to exceed ten years.

 MORTGAGE SERVICING RIGHTS

   Beginning January 1, 1996, First Western changed its accounting for mortgage servicing rights to include the capitalization of both originated and purchased servicing rights under the provisions of Statement No. 122, "Accounting for Mortgage Servicing Rights." The total cost of loans originated or purchased is allocated between loans and servicing rights based on the relative fair values of each. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Management stratifies servicing rights based on origination period and interest rate and evaluates the recoverability in relation to the impact of actual and anticipated loan portfolio prepayments, foreclosure, and delinquency experience. First Western did not have a valuation allowance associated with the mortgage servicing rights as of December 31, 1996. The adoption of Statement No. 122 did not have a material impact on First Western's financial position or results of operations.

 ADVANCES FROM THE FEDERAL HOME LOAN BANK

   Advances from the Federal Home Loan Bank ("FHLB") include advances with an original maturity greater than one year. Any borrowings from the FHLB with an original maturity of one year or less are included with federal funds purchased and other short-term borrowings.

 OFF-BALANCE SHEET INSTRUMENTS

   First Western utilizes interest rate swaps to synthetically alter the cash flow characteristics of certain on-balance sheet liabilities. Interest rate swaps are designated with the principal balances and terms of specific debt obligations. These agreements involve the exchange of amounts based on fixed or variable interest rates for amounts based on variable or fixed interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest expense. The related amount payable to or receivable from counterparties is included in other liabilities or assets. The fair values of the swap agreements are not recognized in the financial statements. Gains or losses on termination of interest rate swap agreements are deferred as an adjustment to the carrying amount of the outstanding liabilities and are amortized as an adjustment to interest expense over the remaining term of the original contract life of the terminated swap agreement. In the event of an early extinguishment of a designated debt obligation, any realized or unrealized gain or loss from the swap would be recognized in income coincident with the extinguishment.

 STOCK OPTIONS

   First Western has adopted the disclosure-only provisions of Statement No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock options.

 EARNINGS AND DIVIDENDS PER SHARE

   Earnings and dividends per share are calculated using the weighted average number of shares outstanding and common shares equivalents.

 CASH FLOWS STATEMENTS

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

 RECENT ACCOUNTING PRONOUNCEMENTS

   In June 1996, the Financial Accounting Standards Board issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of Statement No. 125." The adoption of these statements is not expected to have a material impact on First Western's financial position or results of operations.

 RECLASSIFICATIONS

   Certain reclassifications have been made to the consolidated financial statements for the years ended December 31, 1995 and 1994 to conform with the 1996 presentation.

NOTE 2 - SECURITIES AVAILABLE FOR SALE

   At December 31, 1996, and 1995 the cost and market values of securities classified as available for sale were as follows (in thousands):

                                                                               1996
                                                   ------------------------------------------------------------
                                                                              GROSS
                                                                   ----------------------------
                                                   AMORTIZED       UNREALIZED        UNREALIZED         MARKET
                                                     COST            GAINS             LOSSES           VALUE
                                                   --------        ----------        ----------        --------
U.S. Treasury securities                           $  2,049        $       19         $      --        $  2,068
U.S. Government agencies and corporations            79,645                 5              (399)         79,251
Mortgage-backed securities                          102,436               550              (570)        102,416
Other securities                                     15,792             1,766               (11)         17,547
                                                   --------        -----------        ---------        --------
                                                   $199,922        $    2,340         $    (980)       $201,282
                                                   ========        ==========         =========        ========


                                                                               1995
                                                   ------------------------------------------------------------
                                                                              GROSS
                                                                   ----------------------------
                                                   AMORTIZED       UNREALIZED        UNREALIZED         MARKET
                                                     COST            GAINS             LOSSES           VALUE
                                                   --------        ----------        ----------        --------
U.S. Treasury securities                           $  2,052        $       12        $      --         $  2,064
U.S. Government agencies and corporations            29,789                65               (2)          29,852
Mortgage-backed securities                          187,863             2,791             (125)         190,529
Other securities                                     23,441             1,440             (346)          24,535
                                                   --------        ----------        ----------        --------
                                                   $243,145        $    4,308        $    (473)        $246,980
                                                   ========        ==========        =========         ========

   Securities available for sale with market values of $174,712,000 and $83,378,000 at December 31, 1996 and 1995, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes.

   The cost and market value of securities available for sale at December 31, 1996, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

                                                                 MARKET
                                                      COST       VALUE
                                                    --------    --------
Due in one year or less                             $ 37,550    $ 37,464
Due after one year through five years                 36,644      36,630
Due after five year through ten years                  5,000       4,850
Due after ten years                                   18,292      19,922
                                                    --------    --------
                                                      97,486      98,866
Mortgage-backed securities                           102,436     102,416
                                                    --------    --------
                                                    $199,922    $201,282
                                                    ========    ========

   Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $116,040,000, $157,793,000, and $123,176,000, respectively. Gross gains of $1,744,000, $2,290,000 and $1,693,000 and gross losses of $760,000,
$735,000 and $372,000 were realized on those sales during 1996, 1995 and 1994, respectively.

   As of December 31, 1995, First Western transferred investment securities and mortgage-backed securities classified as held to maturity with an amortized cost of $49,200,000 to securities available for sale. This transfer was made in accordance with the "Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by FASB during 1995. The securities transferred increased the unrealized appreciation in securities available for sale by $651,000.

NOTE 3 - INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES,
         HELD TO MATURITY

   At December 31, 1996 and 1995, the carrying and market values of investment securities and mortgage-backed securities held to maturity were as follows (in thousands):


                                                                               1996
                                                   ------------------------------------------------------------
                                                                              GROSS
                                                                   ----------------------------
                                                   AMORTIZED       UNREALIZED        UNREALIZED         MARKET
                                                     COST            GAINS             LOSSES           VALUE
                                                   ---------       ----------        ----------        --------
U.S. Government agencies and corporations          $ 21,051        $       --        $     (269)       $ 20,782
States and political subdivisions                    85,341               884              (252)         85,973
Other securities                                        700                --                --             700
                                                   --------        ----------        ----------        --------
                                                   $107,092        $      884        $     (521)       $107,455
                                                   ========        ==========        ==========        ========
Mortgage-backed securities                         $169,467        $      125        $   (2,407)       $167,185
                                                   ========        ==========        ==========        ========
Total                                              $276,559        $    1,009        $   (2,928)       $274,640
                                                   ========        ==========        ==========        ========



                                                                               1995
                                                   ------------------------------------------------------------
                                                                              GROSS
                                                                   ----------------------------
                                                   AMORTIZED       UNREALIZED        UNREALIZED         MARKET
                                                     COST            GAINS             LOSSES           VALUE
                                                   ---------       ----------        ----------        --------
U.S. Government agencies and corporations          $ 29,591        $        4        $      (81)       $ 29,514
States and political subdivisions                    83,223             1,359              (286)         84,296
Other securities                                      1,201                13                --           1,214
                                                   --------        ----------        ----------        --------
                                                   $114,015        $    1,376        $     (367)       $115,024
                                                   ========        ==========        ==========        ========
Mortgage-backed securities                         $145,550        $      108        $   (1,296)       $144,362
                                                   ========        ==========        ==========        ========
Total                                              $259,565        $    1,484        $   (1,663)       $259,386
                                                   ========        ==========        ==========        ========


   Investment securities and mortgage-backed securities with an amortized cost of $158,614,000 and $139,669,000 at December 31, 1996 and 1995, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and other short-term borrowings, and for other purposes.

   The carrying value and market value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

                                                    CARRYING          MARKET
                                                      VALUE            VALUE
                                                   ----------       ----------
Due in one year or less                            $   25,068       $   25,148
Due after one year through five years                  75,622           75,830
Due after five years through ten years                  6,177            6,228
Due after ten years                                       225              249
                                                   ----------       ----------
                                                      107,092          107,455
Mortgage-backed securities                            169,467          167,185
                                                   ----------       ----------
                                                   $  276,559       $  274,640
                                                   ==========       ==========

   There were no sales of investment securities or mortgage-backed securities held to maturity during 1996, 1995 or 1994.

NOTE 4 - LOANS

   Loans at December 31, 1996 and 1995 are summarized as follows (in thousands):

                                                    1996             1995
                                                 ----------       -----------
Commercial, financial and agricultural           $  121,410       $   120,183
Real estate:
   Construction                                      16,289            24,501
   Mortgage                                         575,158           591,320
Installment loans to individuals                    311,917           322,738
                                                 ----------        ----------
                                                  1,024,774         1,058,742
Less unearned income                                 34,864            34,636
                                                 ----------        ----------
                                                 $  989,910        $1,024,106
                                                 ==========        ==========

   First Western's subsidiaries grant commercial, residential and installment loans to their customers, primarily within the western Pennsylvania and northeastern Ohio region, with no significant concentrations of credit risk within any specific industry. The subsidiaries' loan portfolios are diversified; however, a substantial portion of their debtors' ability to honor their obligations is dependent upon the economy within the western Pennsylvania and northeastern Ohio regions. The total loans serviced for others was $144.7 million and $187.5 million at December 31, 1996 and 1995, respectively.

   In the normal course of business, loans are extended to directors and executive officers and their associates. All of these loans are on substantially the same terms as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors and executive officers and their associates with loan balances in excess of $60,000 for the year ended December 31, 1996 is as follows (in thousands):

                        BALANCE                                     AMOUNTS                BALANCE
                          AT                                       COLLECTED                 AT
                       JANUARY 1                                   AND OTHER            DECEMBER 31,
                         1996              ADDITIONS                CHANGES                 1996
                       ---------           ---------               ---------            ------------
                        $13,087             $9,885                  $6,089                 $16,883
                        =======             ======                  ======                 =======


NOTE 5 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

   Transactions in the allowance for possible loan losses are summarized as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                         ---------------------------------
                                                           1996        1995         1994
                                                         -------      -------      -------
Balance at beginning of year                             $14,148      $12,943      $11,102
   Provision for possible loan losses                      8,288        3,982        3,650
   Recoveries on loans previously charged-off                674          290          669
                                                         -------      -------      -------
                                                          23,110       17,215       15,421
   Less loans charged-off                                  7,056        3,067        2,478
                                                         -------      -------      -------
Balance at end of year                                   $16,054      $14,148      $12,943
                                                         =======      =======      =======

   Statement No. 114, "Accounting by Creditors for Impairment of a Loan", as amended, requires an allowance to be established as a component of the allowance for possible loan losses for certain loans when it is probable that all amounts due pursuant to contractual terms of the loan will not be collected and the recorded investment in the loan exceeds the fair value. Management reviews the impairment status of all loans designated as nonaccrual or have been classified as "substandard" or "doubtful" by First Western's loan review process. Management does not individually evaluate certain smaller balance, homogeneous loans, such as consumer installment loans and residential mortgage loans, for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with First Western's policy. All of the loans deemed to be impaired were evaluated using the fair value of the collateral as the measurement standard.

   The following table presents First Western's investment in loans considered to be impaired and related information on those impaired loans (in thousands):

                                                                                           DECEMBER 31,
                                                                                     ------------------------
                                                                                       1996            1995
                                                                                     --------        --------
Recorded investment in loans considered to be impaired                               $  3,859        $  5,940
Loans considered to be impaired that were on a nonaccrual basis                         1,820           1,682
Allowance for possible loan losses related to loans considered to be impaired           1,090             984
Average recorded investment in impaired loans                                           4,025           6,213
Total interest income recognized on impaired loans                                        239             412
Interest income on impaired loans recognized on a cash basis                               32              32


NOTE 6 - PREMISES AND EQUIPMENT

   Premises and equipment consist of the following (in thousands):

                                                          DECEMBER 31,
                                                   -------------------------
                                                     1996             1995
                                                   --------         --------
Land                                               $ 1,946          $  1,902
Buildings                                           19,871            20,647
Leasehold interests and improvements                 1,824             1,277
Furniture and fixtures                              13,816            14,229
                                                   -------           -------
                                                    37,457            38,055
Less accumulated depreciation and amortization      17,958            19,644
                                                   -------           -------
                                                   $19,499           $18,411
                                                   =======           =======

   Provisions for depreciation and amortization charged to other expenses were $2,205,000, $2,244,000 and $2,183,000 for 1996, 1995 and 1994, respectively.

NOTE 7 - OTHER ASSETS

   Other assets consist of the following (in thousands):


                                                                         DECEMBER 31,
                                                                  -------------------------
                                                                    1996             1995
                                                                  --------         --------
Accrued interest receivable                                        $ 9,626          $ 9,434
Intangible assets, primarily core deposit intangibles                6,855            7,879
Net deferred tax benefit                                             4,264            2,322
Other real estate owned                                                471              165
Other                                                                3,660            3,452
                                                                   -------          -------
                                                                   $24,876          $23,252
                                                                   =======          =======

NOTE 8 - DEPOSITS

   Time deposits include certificates of deposit issued in denominations of $100,000 or more which amounted to $86,797,000 and $66,809,000 at December 31, 1996 and 1995, respectively. Interest expense on these certificates was $3,898,000, $3,426,000 and $1,733,000 for 1996, 1995 and 1994, respectively.

   At December 31, 1996, the scheduled maturities of certificates of deposit are as follows (in thousands):

               1997                                               $418,530
               1998                                                188,879
               1999                                                 44,028
               2000                                                 12,440
               2001 and thereafter                                   8,385
                                                                  --------
                                                                  $672,262
                                                                  ========

NOTE 9 - REPURCHASE AGREEMENTS AND SECURED LINES OF CREDIT

   First Western's subsidiaries have repurchase agreements with various wholesale funding sources and certain retail customers. First Western's liability for repurchase agreements and secured lines of credit is as follows (in thousands):

                            DECEMBER 31, 1996           DECEMBER 31, 1995
                         ----------------------       ---------------------
                                       WEIGHTED                    WEIGHTED
                                       AVERAGE                     AVERAGE
REMAINING MATURITY        AMOUNT         RATE          AMOUNT        RATE
                         --------      --------       --------     --------
Next business day        $  5,180       4.62%         $  6,242      5.00%
Two to 30 days              9,400       5.01            22,032      5.85
31 days to 90 days         39,475       5.96                --        --
91 days to one year        94,215       5.71            93,384      5.95
Over one year              63,800       5.70                --        --
                         --------       ----          --------      ----
                         $212,070       5.70%         $121,658      5.89%
                         ========       ====          ========      ====

   First Western's repurchase agreements and secured lines of credit are secured by U.S. Treasury securities, securities issued by U.S. government agencies and corporations, mortgage-backed securities and securities issued by states and political subdivisions.

NOTE 10 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the FHLB with original maturities greater than one year mature as follows (in thousands):


                 DECEMBER 31, 1996       DECEMBER 31, 1995
                ---------------------   -----------------------
                             WEIGHTED                  WEIGHTED
                             AVERAGE                   AVERAGE
                 AMOUNT        RATE       AMOUNT         RATE
                ---------    --------  ----------      --------
1996            $     --      -- %      $ 66,670         5.37%
1997              55,000     5.64         45,000         5.91
1998              74,000     5.89            --            --
1999              15,000     5.15            --            --
                --------     ----       --------         ----
                $144,000     5.72%      $111,670         5.59%
                ========     ====       ========         ====

   Advances from the FHLB are secured by stock in the FHLB of Pittsburgh, qualifying residential first mortgage loans, mortgage-backed securities, certain investment securities and securities available for sale. Certain of these advances are subject to restrictions or penalties in the event of prepayment.

NOTE 11 - LONG-TERM DEBT

   Long-term debt consists of the following (in thousands):

                                                                                                        DECEMBER 31,
                                                                                                  ------------------------
                                                                                                   1996             1995
                                                                                                  -------         --------
Term loan payable to bank, due in quarterly installments of $390,000 bearing interest at either the bank's variable prime rate or the bank's fully absorbed cost of funds rate plus 1.50% or the bank's Eurodollar rate plus 1.50% as selected by First Western
   at various intervals. At December 31, 1996, the interest rate was 6.85%                        $ 5,067         $  6,626

Term loan payable to bank by First Western Employee Stock Ownership Trust used to purchase 40,000 shares of First Western stock, guaranteed by First
   Western, bearing interest at the bank's variable prime interest rate, payable quarterly by the Employee Stock Ownership Trust with principal due in annual
   installments of $150,000. At December 31, 1996, the interest rate was 8.25%                        900               --

Term loan payable to bank, due in quarterly installments of $151,000 commencing
   April 30, 1991, bearing interest at the lower of the bank's variable prime interest rate less .2% or the bank's certificate of deposit rate plus 1.10%,
   as selected by First Western at various intervals.                                                  --              151

Subordinated capital notes, bearing interest at 11%, due March 1, 1996, with
   interest payable semi-annually on January 15 and July 15                                            --            1,356
                                                                                                  -------         --------
                                                                                                  $ 5,967         $  8,133
                                                                                                  =======         ========

   Principal repayments are scheduled as follows: $1,709,000 for 1997, $1,709,000 for 1998, $1,709,000 for 1999, $540,000 for 2000 and $150,000 for
2001 and 2002. Certain long-term debt instruments contain financial covenants which, among other things, include limitations on certain types of indebtedness, dividends to First Western shareholders (limited to $14,581,000 at December 31, 1996), and maintenance of certain levels or ratios of net worth, investments in subsidiaries, non-performing assets and interest expense coverage. First Western was in compliance with all such covenants at December 31, 1996.

NOTE 12 - INCOME TAXES

   Income taxes are as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1996        1995           1994
                                                     --------     --------       --------
Income exclusive of securities gains                 $  5,960     $  6,682       $  6,256
Net securities gains                                      344          544            462
                                                     --------     --------       --------
                                                     $  6,304     $  7,226       $  6,718
                                                     ========     ========       ========

   The income tax provision consists of (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1996        1995           1994
                                                     --------     --------       --------
Taxes currently payable                              $  8,397      $ 7,519        $ 7,245
Deferred tax benefit                                   (2,093)        (293)          (527)
                                                     --------      -------        -------
                                                     $  6,304      $ 7,226        $ 6,718
                                                     ========      =======        =======

   The deferred tax benefit results from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The source of these differences and the tax effect of each are as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                            ----------------------------
                                                             1996       1995       1994
                                                            ------     ------     ------
Unrealized loss on sale of mortgage loans                 $(1,017)     $   --     $   --
Provision for possible loan losses                           (667)       (381)      (653)
Deferred loan origination fees                                624         220        150
Settlement of tax audit                                      (500)         --         --
Termination costs relating to credit card sale               (276)         --         --
Employee benefit plans                                        (79)        170         47
Accretion of purchase accounting adjustments                    9        (121)       (31)
Depreciation                                                  (41)       (116)       (16)
Amortization of intangible assets                            (129)       (102)       (26)
Other                                                         (17)         37          2
                                                          -------      ------     ------
                                                          $(2,093)     $ (293)    $ (527)
                                                          =======      ======     ======


   The reconciliation between the federal statutory tax rate and the effective income tax rate is as follows:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   ------------------------------
                                                                                    1996        1995        1994
                                                                                   ------      ------      ------
Tax at statutory rate                                                               35.0%       35.0%       35.0%
Increases (decreases) in tax resulting from:
   Tax-exempt interest on investment securities and loans                           (6.3)       (5.9)       (6.4)
   State income taxes, net of federal benefit                                        0.2         1.1         1.2
   Settlement of tax audit                                                          (2.1)         --          --
   Other, net                                                                        0.1        (0.1)        0.4
                                                                                   -----       -----       -----
Effective tax rate                                                                  26.9%       30.1%       30.2%
                                                                                   =====       =====       =====


   Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising First Western's net deferred tax asset as of December 31, 1996 and 1995 are as follows (in thousands):

                                                                                1996                 1995
                                                                              -------              -------
            Deferred tax assets:
               Allowance for possible loan losses                             $ 4,893              $ 4,181
               Unrealized loss on sale of mortgage loans                        1,017                    -
               Intangible assets                                                  763                  608
               Employee benefit plans                                             521                  435
               Deferred directors' fees                                           401                  404
               Other                                                              134                  246
                                                                              -------              -------
                  Total deferred tax assets                                     7,729                5,874
                                                                              -------              -------

            Deferred tax liabilities:

               Purchase accounting adjustments                                  1,395                1,397
               Unrealized appreciation in securities available for sale           476                1,342
               Difference between book and tax basis of property                  379                  425
               Loan origination fees                                            1,215                  388
                                                                              -------              -------
                  Total deferred tax liabilities                                3,465                3,552
                                                                              -------              -------
                  Net deferred tax asset                                      $ 4,264              $ 2,322
                                                                              =======              =======

NOTE 13 - EMPLOYEE BENEFIT PLANS

 PENSION BENEFITS

   First Western has a noncontributory qualified defined benefit pension plan (the "Plan") that covers substantially all full-time employees. Pension benefits are based on a formula taking into consideration an employee's vesting status, compensation and years of service. First Western's funding policy is to make annual contributions to the Plan based upon the funding formula developed by the Plan's actuary. The formula used by the Plan is the Frozen Initial Liability Method. The minimum funding commitments for 1996, 1995 and 1994 were $0, $599,000, and $450,000, respectively.

   A summary of the components of net periodic pension expense for the Plan for 1996, 1995 and 1994 is as follows (in thousands):

                                                                     1996         1995        1994
                                                                   -------      -------      -------
Service cost                                                       $   535      $   370      $   379
Interest cost                                                          916          867          841
Actual (return) loss on plan assets                                 (1,186)      (2,240)         167
Net amortization of transition assets and prior
   service cost and deferral of net asset loss or gain                  14        1,256       (1,199)
                                                                   -------      -------      -------
Net periodic pension expense                                       $   279      $   253      $   188
                                                                   =======      =======      =======

   The assumptions used in calculating the year-end liability for the Plan are as follows:

                                                              1996     1995
                                                              ----     ----
              Weighted average discount rate                  7.50%    7.25%
              Weighted average rate of return                 8.50%    8.50%
              Expected increase in compensation levels        5.25%    5.25%

   The actuarial present values of accumulated benefit obligations at December 31, 1996 and 1995 were $10,699,000 and $10,745,000, respectively, including vested benefit obligations of $10,280,000 and $10,318,000. The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at December 31, 1996 and 1995 for the Plan (in thousands):

                                                                                    1996       1995
                                                                                  --------   --------
Plan assets at fair value, consisting primarily of U.S. treasury,
   government agency and corporation debt securities, and equity securities       $ 13,780   $ 13,252
Projected benefit obligation                                                       (13,257)   (13,331)
                                                                                  --------   --------
Plan assets in excess of (below) projected benefit obligation                          523        (79)
Items not yet recognized:
   Net asset existing at transition and for prior service costs                       (651)      (725)
   Unrecognized net loss                                                               313      1,268
                                                                                  --------   --------
Prepaid expense for Plan recognized in consolidated balance sheets                $    185   $    464
                                                                                  ========   ========

   As part of a restructuring program, First Western amended the pension plan in 1992 to provide special retirement benefits under an early retirement window program and a supplemental plan (the "Unfunded Plan"). First Western makes contributions to the Unfunded Plan to the extent necessary to make the benefit payments to the participants.

   A summary of the components of net periodic pension expense for the Unfunded Plan for 1996, 1995 and 1994 is as follows (in thousands):

                                                     1996     1995     1994
                                                     ----     ----     ----
               Service cost                          $ --     $  1     $  3
               Interest cost                           55       62       59
               Amortization of loss                     5       --        1
                                                     ----     ----     ----
               Net periodic pension expense          $ 60     $ 63     $ 63
                                                     ====     ====     ====

   The pension liability for the Unfunded Plan was calculated using a discount rate of 7.50% and 7.25% for December 31, 1996 and 1995, respectively.

   The actuarial present values of accumulated benefit obligations of the Unfunded Plan at December 31, 1996 and 1995 were $754,000 and $809,000 respectively, all of which was vested. The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at December 31, 1996 and 1995 for the Unfunded Plan (in thousands):

                                                                          1996        1995
                                                                         ------      ------
              Plan assets at fair value                                  $   --      $   --
              Projected benefit obligation                                 (754)       (809)
                                                                         ------      ------
              Projected benefit obligation in excess of plan assets        (754)       (809)
              Unrecognized net loss                                          --          --
                                                                         ------      ------
              Accrued pension expense for the Unfunded Plan
                 recognized in consolidated balance sheet                $ (754)     $ (809)
                                                                         ======      ======


 POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

   First Western provides health care benefits for a certain group of retirees and life insurance for substantially all of its retired employees. The following table sets forth the health care and life insurance plans' funded status at December 31, 1996 and 1995 (in thousands):

                                                                    1996         1995
                                                                  -------      -------
              Accumulated postretirement benefit obligations:
                 Retirees                                         $  (790)     $(1,165)
                 Fully eligible plan participants                     (36)         (31)
                 Other active plan participants                      (146)        (126)
                                                                  -------      -------
              Accumulated postretirement benefit obligation          (972)      (1,322)
              Unrecognized transition obligation                      464          541
              Unrecognized prior service cost                        (242)        (259)
              Unrecognized net (gain) loss                           (383)          22
                                                                  -------      -------
              Accrued postretirement benefit cost                 $(1,133)     $(1,018)
                                                                  =======      =======

   Net postretirement benefit cost for 1996, 1995 and 1994 consisted of the following components (in thousands):

                                                                1996      1995      1994
                                                                ----      ----      ----
              Service cost-benefits earned during year          $ 20      $ 13      $ 14
              Interest cost on accumulated
                 postretirement benefit obligation                74        98       119
              Amortization of transition obligation               77        77        77
              Amortization of prior service costs                (17)      (17)      (17)
              Amortization of net (gain) loss                     (5)       --         9
                                                                ----      ----      ----
              Net postretirement benefit cost                   $149      $171      $202
                                                                ====      ====      ====

   The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7% for 1997 and is expected to decrease linearly each successive year until it reaches 5% in 2002. As of December 31, 1996, a one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation by approximately 3% and the net periodic postretirement health care cost for the year ended December 31, 1996 by approximately 3%. The December 31, 1996 and 1995 postretirement benefit liabilities were calculated using discount rates of 7.50% and 7.25%, respectively.

OTHER BENEFIT PLANS

   First Western also has a 401(k) Profit-Sharing and Stock Bonus Plan. Contributions to the plan are made annually at the discretion of First Western's Board of Directors and amounted to $937,000, $960,000 and $1,003,000 for 1996, 1995 and 1994, respectively.

   During 1996, the Employee Stock Ownership Plan (the "ESOP") acquired 40,000 shares of First Western common stock with a loan of $1,050,000 from an unrelated bank. This loan is to be repaid in seven annual installments of $150,000 beginning in December 1996. A total of 5,714 shares were allocated to plan participants in 1996 in accordance with the terms of the plan. In prior years, the ESOP (formerly a separate plan) acquired 21,242 shares (before stock dividends) of First Western stock with loans from an unrelated bank. The loans were paid in full on September 30, 1995. A total of 2,739 shares were allocated to plan participants in 1995 in accordance with the terms of the plan. Distributions are made upon an employee's retirement, death or termination, subject to a plan-provided vesting schedule. For financial reporting purposes, the ESOP loans and the related shares have been reflected on First Western's consolidated balance sheets to the extent of the unpaid loan balance.

NOTE 14 - STOCK OPTION PLAN

   On January 21, 1991, First Western's Board of Directors adopted an Incentive Stock Option Plan for Key Officers (the "ISO Plan"). Under the ISO Plan and an amendment approved by the shareholders at the April 18, 1995 annual meeting, 566,335 shares of common stock have been reserved for issuance. The Board's Compensation Committee initially authorized options for 204,654 shares to be granted to certain key employees, at an option price equal to the fair market value of First Western's common stock on the date of grant, January 21, 1991. The options granted generally become exercisable between two and seven years from the date of grant, and are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. On January 16, 1995, First Western's Board of Director's Compensation Committee authorized options for 150,000 shares to be granted to certain key employees at an option price of $20.00 per share which was greater than the fair market value of First Western's common stock on the date of the grant. The options must be exercised within ten years, and generally become exercisable between six months and three years. Options for 105,000 shares are intended to qualify as incentive stock options, and options for 45,000 shares are considered non-qualified and are not meant to qualify as incentive stock options. On November 4, 1996, options to purchase 15,000 shares of common stock were issued at an option price equal to the fair market value of First Western's common stock on the date of the grant. The total shares reserved for issuance, options granted and the option price per share have been adjusted for subsequent stock dividends in accordance with terms of the ISO Plan. The ISO Plan has a life of ten years during which time the options must be granted. Options previously granted must be exercised within ten years of date of grant. The changes in options outstanding during 1996, 1995 and 1994 were as follows:

                                                  1996                  1995                      1994
                                          -------------------     ------------------       -------------------
                                                     WEIGHTED               WEIGHTED                  WEIGHTED
                                                     AVERAGE                AVERAGE                   AVERAGE
                                                     EXERCISE               EXERCISE                  EXERCISE
                                          SHARES      PRICE       SHARES     PRICE          SHARES      PRICE
                                          -------    --------    -------    --------       --------   --------
Outstanding, January 1                    252,326     $14.63     135,414    $ 6.75         167,445    $ 6.75
Granted                                    15,000      26.63     150,000     20.00              --        --
Exercised                                 (18,202)     16.54     (33,088)     6.75         (32,031)     6.75
Cancelled                                    (300)     20.00          --        --              --        --
                                          -------     ------     -------    ------         -------    ------
Outstanding, December 31                  248,824     $15.20     252,326    $14.63         135,414    $ 6.75
                                          =======     ======     =======    ======         =======    ======
Exercisable, December 31                  198,337     $14.31     135,237    $16.35          51,695    $ 6.75
                                          =======     ======     =======    ======         =======    ======
Available for Grant, December 31          240,146                254,846                   179,846
                                          =======                =======                   =======
Weighted average fair value of
   options granted during the year                    $ 5.80                $ 3.78                    $   --
                                                      ======                ======                    ======

   The following table summarizes information about stock options outstanding at December 31, 1996:

                                         OPTIONS OUTSTANDING
                        ----------------------------------------------------------               OPTIONS EXERCISABLE
                                          WEIGHTED AVERAGE                              ----------------------------------
     RANGE OF             NUMBER              REMAINING           WEIGHTED AVERAGE         NUMBER          WEIGHTED AVERAGE
  EXERCISE PRICES       OUTSTANDING       CONTRACTUAL LIFE         EXERCISE PRICE        EXERCISABLE        EXERCISE PRICE
-----------------       -----------       ----------------        ----------------       -----------       ----------------
   $         6.75         97,574              4.1 years           $           6.75          85,172         $           6.75
            20.00        136,250              8.1                            20.00         113,165                    20.00
            26.63         15,000              9.9                            26.63              --                    26.63
   --------------        -------              ---------           ----------------         -------         ----------------
   $6.75 to 26.63        248,824              6.6                 $          15.20         198,337         $          14.31
   ==============        =======              =========           ================         =======         ================

   First Western has adopted the disclosure-only provisions of Statement No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the ISO Plan. If First Western had elected to recognize compensation cost for the ISO Plan based on the fair value at the grant dates for awards under the ISO Plan, consistent with the method prescribed by Statement No. 123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                YEAR ENDED DECEMBER 31,
                                                -----------------------
                                                  1996           1995
                                                -------        --------
              Net income (in thousands):
                 As reported                    $17,127        $16,746
                 Pro forma                       17,019         16,376

              Earnings per share:
                 As reported                    $  2.20        $  2.13
                 Pro forma                         2.19           2.09

   The fair value of First Western's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at the grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                YEAR ENDED DECEMBER 31,
                                                -----------------------
                                                     1996     1995
                                                     ----     ----
                 Dividend yield                       3.0%      3.0%
                 Expected volatility                 21.0      21.0
                 Discount rate                        6.2       7.6
                 Expected holding period in years       5         5

   The fair value of stock options, calculated using the Black-Scholes option-pricing model, granted during 1996 and 1995 were $87,000 and $567,000, respectively.

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES:

   In the normal course of business, there are various outstanding commitments to extend credit and standby letters of credit which are not reflected in the accompanying consolidated financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by First Western to guarantee the performance of a customer to a third party. First Western uses the same credit policies in making commitments as it does for on-balance sheet instruments. Firm commitments to extend credit at December 31, 1996 of $293,931,000 consist of commercial, mortgage and other commitments of $172,407,000, home equity lines of credit of $49,283,000 and credit card lines of credit of $72,241,000. Standby letters of credit at December 31, 1996 totaled $10,242,000. Credit-related financial instruments have off-balance sheet credit risk, because only origination fees (if any) are recognized in the consolidated balance sheet for these instruments until the commitments are fulfilled or expire. The credit risk involved in issuing guarantees and letters of credit is essentially the same as that involved in extending loans to customers. The credit risk amounts are equal to the notional amounts of the contracts, assuming, in accordance with the requirements of FASB Statement No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", that counterparties fail completely to meet their obligations and the collateral or other security is of no value.

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

   First Western's obligation for future minimum lease payments on operating leases at December 31, 1996 is as follows (in thousands):

                                                  FUTURE MINIMUM
                                                  LEASE PAYMENTS
                                                  --------------
               1997                                    $392
               1998                                     370
               1999                                     370
               2000                                     370
               2001                                     351

   In the normal course of business, First Western is involved in several legal proceedings. Management believes that the liability, if any, from such proceedings will not have a material adverse effect on the consolidated financial statements of First Western.

NOTE 16 - REGULATORY RESTRICTIONS

   First Western is a legal entity separate and distinct from its subsidiaries and there are various legal and regulatory limitations concerning the extent to which certain of these subsidiaries can finance or otherwise provide funds to First Western.

   Certain restrictions exist regarding the ability of certain of the subsidiaries to pay dividends to First Western, which are the primary source of First Western's revenues, in addition to management and service fees. Under national banking regulations, as promulgated by the Office of the Comptroller of the Currency ("OCC"), First Western Bank, N.A., an OCC-supervised bank, may make payments of dividends without obtaining prior regulatory approval, if the total of all dividends declared by the bank's Board of Directors in a calendar year do not exceed the total of such bank's net profit for that year combined with its retained net profits for the two preceding calendar years less any required transfer to surplus.

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

   Under OCC regulations, the total capital available for payment of dividends from First Western Bank, N.A. was approximately $12,288,000 at December 31, 1996. Under OTS regulations the total amount available for payment of dividends by First Western Bank, F.S.B. was approximately $5,248,000 at December 31, 1996.

   The above regulatory bodies have the power to prohibit any act, including the payment of dividends, if, in their opinion, such act would constitute an unsafe or unsound banking practice.

   First Western and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Western's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Western and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off- balance-sheet items as calculated under regulatory accounting practices. First Western's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require First Western and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 that First Western and its banking subsidiaries meet all capital adequacy requirements to which they are subject.

   As of December 31, 1996, First Western and its subsidiaries were considered to be well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed First Western's category.

                                                                                     TO BE WELL
                                                                                 CAPITALIZED UNDER
                                                                 FOR CAPITAL     PROMPT CORRECTIVE
                                                ACTUAL        ADEQUACY PURPOSES  ACTION PROVISIONS
                                           ---------------    -----------------  -----------------
                                            AMOUNT   RATIO     AMOUNT    RATIO   AMOUNT     RATIO
                                           -------   -----     ------    -----   ------     -----
                                                           (DOLLARS IN THOUSANDS)
Total Capital to Risk-Weighted Assets:
   Consolidated                            133,452   12.68%    84,186    8.00%      N/A       N/A
   First Western Bank, N.A.                 89,313   13.07%    54,647    8.00%   68,309     10.00%
   First Western Bank, F.S.B.               39,460   10.90%    28,964    8.00%   36,205     10.00%

Tier I Capital to Risk-Weighted Assets:
   Consolidated                            120,262   11.43%    42,093    4.00%      N/A       N/A
   First Western Bank, N.A.                 80,760   11.82%    27,323    4.00%   40,985      6.00%
   First Western Bank, F.S.B.               34,934    9.65%       N/A      N/A   21,723      6.00%

Tier I Capital to Average Assets:
   Consolidated                            120,262    7.10%    50,793    3.00%      N/A       N/A
   First Western Bank, N.A.                 80,760    7.43%    32,621    3.00%   54,369      5.00%
   First Western Bank, F.S.B.               34,934    5.87%       N/A      N/A   29,742      5.00%

Tier I Core Capital to Tangible Assets:
   First Western Bank, F.S.B.               34,934    5.89%    17,801    3.00%      N/A       N/A

Tangible Capital to Tangible Assets:
   First Western Bank, F.S.B.               34,934    5.89%     8,900    1.50%      N/A       N/A

   First Western's banking subsidiaries are also subject to certain restrictions imposed by federal law on extensions of credit and certain other transactions with First Western, including borrowing from these subsidiaries unless the loans are both well-secured and limited in amount to no more than 10% of the lending subsidiary's capital and surplus.

   The banking subsidiaries are also required to maintain average reserve balances with the district Federal Reserve Bank. The average amount of these balances was approximately $7,552,000 and $7,569,000 for the years ended December 31, 1996 and 1995, respectively.

NOTE 17 - SUPPLEMENTAL SCHEDULES OF NONCASH ACTIVITIES

   Noncash activities for the years ended December 31, 1996, 1995 and 1994 were as follows (in thousands):

                                                                                   1996             1995           1994
                                                                                 --------         --------        -------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITY:
   Securities purchased settling after year end                                  $      7         $ 37,062        $   201
                                                                                 ========         ========        =======
   Securities sold settling after year end                                       $      4         $     --        $ 5,131
                                                                                 ========         ========        =======
   Transfer of investment securities and
      mortgage-backed securities to securities available for sale                $     --         $ 49,160        $    --
                                                                                 ========         ========        =======
   Transfer of loans to other real estate owned                                  $  1,233         $    364        $ 1,135
                                                                                 ========         ========        =======
   Transfer of loans to loans held for sale                                      $154,935         $     --        $    --
                                                                                 ========         ========        =======
   Securitization of loans                                                       $     --         $113,732        $    --
                                                                                 ========         ========        =======
   Net change in unrealized appreciation (depreciation)
      in securities available for sale                                           $ (2,474)        $  7,206        $(7,871)
                                                                                 ========         ========        =======

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITY:
   Deposits assumed in branch acquisition                                        $     --         $ 96,681        $14,426
                                                                                 ========         ========        =======
   Issuance of common stock, at par, for a 50% stock dividend                    $     --         $ 13,004        $    --
                                                                                 ========         ========        =======

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

   The fair values of First Western's financial instruments as of December 31, 1996 and 1995 are as follows (in thousands):

                                                                   1996                    1995
                                                           --------------------  -------------------------
                                                           CARRYING      FAIR     CARRYING        FAIR
                                                            AMOUNT       VALUE     AMOUNT         VALUE
                                                           --------    --------  ----------     ----------
Assets:
   Cash and due from banks                                 $ 36,021    $ 36,021  $   39,464     $   39,464
   Interest-bearing deposits in other banks                   1,770       1,770       2,124          2,124
   Federal funds sold                                        37,400      37,400          --             --
   Securities available for sale                            201,282     201,282     246,980        246,980
   Investment securities, held to maturity                  107,092     107,455     114,015        115,024
   Mortgage-backed securities, held to maturity             169,467     167,185     145,550        144,362
   Loans held for sale                                      124,515     129,713       3,510          3,518
   Loans                                                    983,336     965,692   1,016,499      1,007,976

Liabilities:
   Demand and savings deposits                              476,641     476,641     485,009        485,009
   Time deposits                                            672,262     679,348     692,674        703,062
   Federal funds purchased and
     other short-term borrowings                             33,202      33,202       3,598          3,598
   Repurchase agreements and secured lines of credit        212,070     212,014     121,658        122,148
   Advances from the Federal Home Loan Bank                 144,000     143,863     111,670        111,812
   Long-term debt                                             5,967       5,967       8,133          8,142

Off-Balance Sheet Instruments:
   Interest rate swaps                                           --         (93)         --             --

   The estimated fair value amounts have been determined by First Western using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts First Western could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

 CASH AND DUE FROM BANKS

   For cash and due from banks, the carrying amount is the estimated fair value.

 INTEREST-BEARING DEPOSITS IN OTHER BANKS AND FEDERAL FUNDS SOLD

   For interest-bearing deposits in other banks and federal funds sold, the carrying amount is the estimated fair value.

 SECURITIES AVAILABLE FOR SALE, INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, HELD TO MATURITY

   Fair values for investment securities, mortgage-backed securities and securities available for sale are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

 LOANS HELD FOR SALE

   Fair values for loans held for sale are based on quoted market prices.

 LOANS

   For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. It was not practicable to estimate fair value of nonperforming loans of approximately $6.6 million and $7.6 million in First Western's portfolio at December 31, 1996 and 1995, respectively, because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. Interest rates on such loans approximate current lending rates.

 DEMAND AND SAVINGS DEPOSITS

The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. No disclosure of the relationship value of First Western's deposits is required. Management believes the relationship value of these deposits is significant based upon the historical stable core deposit base and limited secondary market transactions, but has made no attempt to estimate this value

 TIME DEPOSITS

   The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

 REPURCHASE AGREEMENTS, SECURED LINES OF CREDIT, ADVANCES FROM THE FEDERAL HOME LOAN BANK AND LONG-TERM DEBT

   Rates currently available to First Western for borrowings with similar terms and remaining maturities are used to estimate the fair values of existing borrowings.

 OFF-BALANCE SHEET COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

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

 OFF-BALANCE SHEET INSTRUMENTS

   The fair values of interest rate swaps are based on pricing models using current interest rate and maturity assumptions.

NOTE 19 - OFF-BALANCE SHEET INSTRUMENTS

   During 1996, First Western entered into interest rate swaps to help manage its exposure to changes in interest rates. The interest rate swaps are used by First Western to synthetically convert certain adjustable rate borrowings to fixed rates. The summary information with respect to First Western's interest rate swaps at December 31, 1996 is as follows (dollars in thousands):

           Notional amount                                   $30,000
           Unrealized gains                                       27
           Unrealized losses                                    (120)
           Weighted average receive fixed rate                  5.68%
           Weighted average pay variable rate                   6.14%
           Life (years)                                          1.7


NOTE 20 - BRANCH ACQUISITIONS

   During the first quarter of 1995, First Western purchased the Andover, Ohio banking office of Peoples Bank, N.A. of Ashtabula, Ohio and four banking offices located in northeastern Ohio in Lake and Ashtabula Counties from Union Federal Savings Bank of Indianapolis, Indiana. These branches had approximately $97 million of deposits as of the date of acquisition. First Western paid a premium of approximately $7.4 million in order to acquire these branches and the premium paid increased First Western's intangible assets during 1995.

NOTE 21 - SUBSEQUENT EVENTS

 TRUST PREFERRED OFFERING

   On February 11, 1997, First Western completed the private placement of $25 million of 9.875% capital securities due February 1, 2027 issued by First Western's newly formed Delaware trust subsidiary, First Western Capital Trust
I. The securities were sold in an offering under Rule 144A of the Securities Act of 1933. Securities of this type received approval in October 1996 from the Federal Reserve Board to qualify as Tier I capital and the interest payable thereon is currently considered to be tax-deductible. Proceeds of the issue were invested by First Western Capital Trust I in junior subordinated debentures issued by First Western. Net proceeds from the sale of the debentures will be used for general corporate purposes, including, but not limited to, repurchase of shares of First Western's common stock, investments in and advances to First Western's subsidiaries, financing future acquisitions of financial institutions as well as banking and other assets.

 CREDIT CARD LOAN SALE

   First Western sold the remaining $17 million of its credit card portfolio in February 1997, realizing a pre-tax gain of approximately $5 million.

NOTE 22 - PARENT COMPANY

   Following are condensed financial statements for First Western (in thousands).

                                            BALANCE SHEETS
                                                                                            DECEMBER 31,
                                                                                       ----------------------
                                                                                         1996          1995
                                                                                       --------      --------
ASSETS:
   Cash and short-term investments                                                     $   636       $  3,690
   Securities available for sale (amortized cost of $4,084)                                 --          5,512
   Investment securities, held to maturity (market value of $2,657)                         --          2,616
   Investment in:
      Bank subsidiary                                                                   81,162         73,307
      Savings association subsidiary                                                    41,484         41,369
      Nonbank subsidiaries                                                               9,106          1,772
   Premises and equipment                                                                4,254          2,788
   Other assets                                                                            644          1,496
                                                                                      --------       --------
         TOTAL ASSETS                                                                 $137,286       $132,550
                                                                                      ========       ========
LIABILITIES:
   Interest payable                                                                   $     30       $    110
   Other liabilities                                                                     1,835          2,234
   Long-term debt                                                                        7,700          8,518
                                                                                      --------       --------
         TOTAL LIABILITIES                                                               9,565         10,862
                                                                                      --------       --------

SHAREHOLDERS' EQUITY:
   Preferred stock, no stated value, 4,000,000 shares authorized, none issued               --             --
   Common stock, $5 par value, 20,000,000 shares authorized, 7,835,706 and
      7,816,651 shares issued and 7,628,020 and 7,764,151 shares outstanding            39,179         39,083
   Additional paid-in capital                                                           22,064         21,811
   Retained earnings                                                                    71,620         60,877
   Unrealized appreciation in securities available for sale, net of tax                     --            928
   Treasury stock, 173,400 and 52,500 shares at cost                                    (4,242)        (1,011)
   Unallocated common stock held by ESOP (at cost)                                        (900)            --
                                                                                      --------       --------
         TOTAL SHAREHOLDERS' EQUITY                                                    127,721        121,688
                                                                                      --------       --------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $137,286       $132,550
                                                                                      ========       ========

                   STATEMENTS OF INCOME




                                                                 YEAR ENDED DECEMBER 31,
                                                        --------------------------------------
                                                          1996            1995          1994
                                                        --------        --------      --------
Cash dividends from:
   Bank subsidiary                                      $  8,000        $ 10,400      $  5,900
   Savings association subsidiary                             --              --         2,400
   Nonbank subsidiaries                                      250              --            --
Interest Income from:
   Bank subsidiary                                            66             127           208
Interest income on investment securities                     145             292           428
Interest income on securities available for sale             211             164           129
Interest expense                                            (555)           (778)         (754)
Management and service fees from:
   Bank subsidiary                                         7,204           6,337         6,543
   Savings association subsidiary                          3,941           3,222         2,695
   Nonbank subsidiaries                                      163             136           114
Net securities gains (losses)                                465              (4)          116
Other operating income                                         3             311            50
Other operating expenses                                 (13,302)        (12,478)      (11,410)
                                                        --------        --------      --------
Income before tax benefit and equity in
  undistributed earnings of subsidiaries                   6,591           7,729         6,419
Income tax benefit                                          (576)           (993)         (644)
                                                        --------        --------      --------
Income before equity in undistributed
  earnings of subsidiaries                                 7,167           8,722         7,063
Equity in undistributed earnings of:
   Bank subsidiary                                         8,883           3,406         6,474
   Savings association subsidiary                            894           4,429         1,935
   Nonbank subsidiaries                                      183             189            88
                                                        --------        --------      --------
      NET INCOME                                        $ 17,127        $ 16,746      $ 15,560
                                                        ========        ========      ========

                            STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31,
                                                                          -----------------------------
                                                                            1996       1995      1994
                                                                          --------    -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                             $ 17,127    $16,746   $15,560
                                                                          --------    -------   -------
   Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation                                                             765        772       765
      (Gain) loss on sale of securities available for sale                    (465)         4      (116)
      Amortization and accretion - net                                           6         11        25
      Other - net                                                              878      1,181    (1,543)
      Equity in undistributed earnings of subsidiaries                      (9,960)    (8,024)   (8,497)
                                                                          --------    -------   -------
   TOTAL ADJUSTMENTS                                                        (8,776)    (6,056)   (9,366)
                                                                          --------    -------   -------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                                 8,351     10,690     6,194
                                                                          --------    -------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in savings association subsidiary                                 --     (7,000)       --
   Investment in nonbank subsidiary                                            (10)        --        --
   Proceeds from maturities and paydown of investment securities               981      2,182     3,251
   Proceeds from sales of securities available for sale                      1,474        165       281
   Purchase of securities available for sale                                (1,298)      (683)   (1,628)
   Purchase of premises and equipment - net of retirements                  (2,248)      (570)     (326)
                                                                          --------    -------   -------
   NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                      (1,101)    (5,906)    1,578
                                                                          --------    -------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt                                  2,625         --        --
   Payments on long-term debt                                               (3,443)    (2,244)   (1,138)
   Common stock purchased for ESOP                                          (1,050)        --        --
   Stock allocated to ESOP participants, at cost                               150         23        86
   Proceeds from exercise of stock options                                     290         21        86
   Proceeds from common stock issued for dividend reinvestment                  35        541       325
   Treasury stock purchased                                                 (3,471)    (1,011)       --
   Treasury stock issued                                                       264         --        --
   Dividends paid on common stock                                           (5,704)    (5,394)   (4,862)
                                                                          --------    -------   -------
   NET CASH USED IN FINANCING ACTIVITIES                                   (10,304)    (8,064)   (5,503)
                                                                          --------    -------   -------
NET (DECREASE) INCREASE IN CASH
   AND SHORT-TERM INVESTMENTS                                               (3,054)    (3,280)    2,269
CASH AND SHORT-TERM INVESTMENTS - BEGINNING OF YEAR                          3,690      6,970     4,701
                                                                          --------    -------   -------
CASH AND SHORT-TERM INVESTMENTS - END OF YEAR                             $    636    $ 3,690   $ 6,970
                                                                          ========    =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for:
      Interest                                                            $    635    $   790   $   700
                                                                          ========    =======   =======
      Income taxes                                                        $  6,055    $ 7,212   $ 6,740
                                                                          ========    =======   =======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITY:
   Transfer of investment securities held to maturity and
      securities available for sale to nonbank subsidiary                 $  7,740    $    --   $    --
                                                                          ========    =======   =======

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITY:
   Issuance of common stock, at par, for 50% stock dividend               $     --    $13,004   $    --
                                                                          ========    =======   =======

NOTE 23 - QUARTERLY EARNINGS SUMMARY (UNAUDITED)

   Quarterly earnings for the years ended December 31, 1996 and 1995 are as follows (in thousands):

                                                               1996
                                              --------------------------------------
                                              MARCH 31   JUNE 30  SEPT. 30   DEC. 31
                                              --------   -------  --------   -------
Interest income                                $30,057   $31,376   $31,771   $32,279
Interest expense                                16,096    16,871    16,977    17,270
                                               -------   -------  --------   -------
Net interest income                             13,961    14,505    14,794    15,009
Provision for possible loan losses               1,290     3,290     1,190     2,518
                                               -------   -------  --------   -------
Net interest income after provision
  for possible loan losses                      12,671    11,215    13,604    12,491
Other income                                     2,867     3,296     3,099     6,452(1)
Other expenses                                   9,638     9,334    12,948(2) 10,344
                                               -------   -------  --------   -------
Income before income taxes                       5,900     5,177     3,755     8,599
Income taxes                                     1,731       991       921     2,661
                                               -------   -------  --------   -------
Net income                                     $ 4,169   $ 4,186   $ 2,834   $ 5,938
                                               =======   =======   =======   =======
Per share:
   Net income                                  $  0.53   $  0.54   $  0.37   $  0.77
                                               =======   =======   =======   =======
   Dividends                                   $  0.18   $  0.18   $  0.18   $  0.20
                                               =======   =======   =======   =======
Weighted average shares outstanding              7,859     7,793     7,722     7,743
                                               =======   =======   =======   =======


                                                               1995
                                              --------------------------------------
                                              MARCH 31   JUNE 30  SEPT. 30   DEC. 31
                                              --------   -------  --------   -------
Interest income                                $27,808   $30,622   $31,053   $30,349
Interest expense                                14,476    16,863    17,097    16,436
                                               -------   -------   -------   -------
Net interest income                             13,332    13,759    13,956    13,913
Provision for possible loan losses                 730       940       956     1,356
                                               -------   -------   -------   -------
Net interest income after provision
  for possible loan losses                      12,602    12,819    13,000    12,557
Other income                                     2,219     2,786     3,007     3,009
Other expenses                                   9,185     9,569     9,679     9,594
                                               -------   -------   -------   -------
Income before income taxes                       5,636     6,036     6,328     5,972
Income taxes                                     1,669     1,844     1,948     1,765
                                               -------   -------   -------   -------
Net income                                     $ 3,967   $ 4,192   $ 4,380   $ 4,207
                                               =======   =======   =======   =======
Per share:
   Net income                                  $  0.50   $  0.53   $  0.56   $  0.54
                                               =======   =======   =======   =======
   Dividends                                   $  0.17   $  0.17   $  0.17   $  0.17
                                               =======   =======   =======   =======
Weighted average shares outstanding              7,856     7,858     7,838     7,857
                                               =======   =======   =======   =======

(1) Includes net gains on sales of loans of $4.5 million.
(2) Includes SAIF assessment of $3.3 million.

                                                   INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of First Western Bancorp, Inc.:

   We have audited the accompanying consolidated balance sheets of First Western Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of First Western's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Western Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
January 24, 1997
(February 13, 1997 as to Note 21)

SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              ----------------------------------
                                                                 1996        1995        1994
                                                              ----------  ----------  ----------
SUMMARY OF EARNINGS:
 Net income                                                   $  125,483  $  119,832  $   99,167
 Interest expense                                                 67,214      64,872      46,613
                                                              ----------  ----------  ----------
 Net interest income                                              58,269      54,960      52,554
 Provision for possible loan losses                                8,288       3,982       3,650
                                                              ----------  ----------  ----------
 Net interest income after provision for possible
   loan losses                                                    49,981      50,978      48,904
 Other income                                                     15,714      11,021       8,649
 Other expenses                                                   42,264      38,027      35,275
                                                              ----------  ----------  ----------
 Income before income taxes                                       23,431      23,972      22,278
 Income taxes                                                      6,304       7,226       6,718
                                                              ----------  ----------  ----------
 Net income                                                   $   17,127  $   16,746  $   15,560
                                                              ==========  ==========  ==========

PER SHARE DATA:
 Earnings per share                                           $     2.20  $     2.13  $     1.98
 Cash dividends per share                                           0.74        0.69        0.63
 Book value per share at year-end                                  16.74       15.67       13.65
 Tangible book value per share at year-end                         15.84       14.66       13.50
 Weighted average shares outstanding                               7,779       7,849       7,855

BALANCE SHEET DATA:
 (At year-end)
 Assets                                                       $1,695,778  $1,603,264  $1,454,573
 Investment securities                                           107,092     114,015     134,356
 Mortgage-backed securities                                      169,467     145,550     202,041
 Securities available for sale                                   201,282     246,980      67,670
 Loans and loans held for sale, net of unearned income         1,114,425   1,027,616     978,562
 Allowance for possible loan losses                               16,054      14,148      12,943
 Deposits                                                      1,148,903   1,177,683   1,029,409
 Advances from the Federal Home Loan Bank                        144,000     111,670     128,121
 Federal funds purchased and other short-term borrowings          33,202       3,598      34,847
 Repurchase agreements and secured lines of credit               212,070     121,658     128,461
 Long-term debt                                                    5,967       8,133      10,318
 Shareholders' equity                                            127,721     121,688     106,079

SIGNIFICANT RATIOS:
 Return on average assets                                           1.02%       1.06%       1.12%
 Return on average equity                                          14.06       14.79       15.19
 Average loans as a percent of average deposits                    93.54       90.32       89.64
 Shareholders' equity as a percent of year-end assets               7.53        7.59        7.29
 Average shareholders' equity to average total assets               7.27        7.16        7.37
 Tier I capital to risk-weighted assets                            11.43       11.25       11.69
 Total capital to risk-weighted assets                             12.68       12.51       12.97
 Tier I leverage ratio                                              7.10        6.99        7.60
 Allowance for possible loan losses as a percent of net loans       1.44        1.38        1.32
 Net charge-offs as a percent of average loans                      0.59        0.27        0.20
 Dividends as a percent of net income                              33.30       32.18       31.25
 Net interest margin                                                3.78        3.78        4.12
 Effective tax rate                                                26.90       30.14       30.15

                         YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------
   1993        1992        1991       1990      1989      1988      1987
----------  ----------  ----------  --------  --------  --------  --------
[C]         [C]         [C]         [C]       [C]       [C]       [C]

$   95,706  $   96,224  $   87,146  $ 56,868  $ 51,807  $ 42,973  $ 37,882
    44,372      47,838      50,989    32,293    29,739    23,996    20,369
----------  ----------  ----------  --------  --------  --------  --------
    51,334      48,386      36,157    24,575    22,068    18,977    17,513
     3,435       3,755       2,710     2,000     1,050       915       726
----------  ----------  ----------  --------  --------  --------  --------

    47,899      44,631      33,447    22,575    21,018    18,062    16,787
     7,718       8,445       5,660     4,115     3,311     2,631     1,446
    34,943      37,026      27,425    18,600    17,457    14,771    13,559
----------  ----------  ----------  --------  --------  --------  --------
    20,674      16,050      11,682     8,090     6,872     5,922     4,674
     6,343       4,839       3,160     2,086     1,556     1,104       569
----------  ----------  ----------  --------  --------  --------  --------
$   14,331  $   11,211  $    8,522  $  6,004  $  5,316  $  4,818  $  4,105
==========  ==========  ==========  ========  ========  ========  ========


$     1.83  $     1.52  $     1.35  $   1.21  $   1.10  $   1.00  $   0.85
      0.54        0.49        0.45      0.41      0.39      0.37      0.32
     12.94       11.19        9.89      8.98      8.48      7.75      7.14
     12.82       11.04        9.67      8.70      8.03      7.18      7.14
     7,814       7,398       6,292     4,949     4,824     4,824     4,824


$1,390,349  $1,235,255  $1,087,752  $890,468  $568,984  $539,357  $466,397
   101,206     100,962      75,560    88,611   118,853   161,031   148,124
   191,916          --     274,580   173,036    25,981        --        --
   223,492     316,202          --        --        --        --        --
   815,642     718,074     684,369   556,408   351,543   312,744   256,036
    11,102      10,846       8,876     6,870     3,912     3,213     2,525
   961,140     961,223     933,554   751,201   505,294   481,188   406,242
   120,950      84,500      34,000    46,500        --        --        --
    35,300      28,270      11,228    10,573    11,699    11,827    17,329
   146,688      22,164      19,446        --        --        --        --
    11,397      13,533      14,221    14,759     4,845     4,930     4,854
   100,000      85,605      62,243    56,473    40,885    37,373    34,452


      1.08%       0.97%       0.89%     1.00%      .97%      .99%      .93%
     15.74       14.74       14.43     13.72     13.70     13.51     12.20
     77.57       75.13       73.88     74.25     69.22     66.08     62.77
      7.19        6.93        5.72      6.34      7.19      6.93      7.39
      6.88        6.57        6.20      7.31      7.10      7.37      7.64
     12.39       11.42        9.30      9.22      9.42      9.01     10.75
     13.72       12.84       10.81     10.83     11.18     10.82     12.82
      6.98        6.84        5.60      6.15      6.81      6.42      7.39
      1.36        1.51        1.30      1.23      1.11      1.03       .99
      0.42        0.25        0.20       .15       .10       .08       .15
     28.99       31.88       33.15     34.01     35.28     37.09     37.77
      4.22        4.54        4.15      4.60      4.59      4.53      4.87
     30.68       30.15       27.05     25.79     22.64     18.64     12.17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following is management's discussion and analysis of the financial condition and results of operations of First Western for the years ended December 31, 1996, 1995 and 1994. The discussion should be read in conjunction with the consolidated financial statements and notes thereto and the summary financial information included elsewhere in this annual report.

   Certain information in "Management's Discussion and Analysis" and other statements contained in this report which are not historical facts may be forward-looking statements that involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, consumer and other lending activities; changes in federal and state regulations; the presence in First Western's market area of competitors with greater financial resources than First Western; or other unanticipated external developments materially impacting First Western's operational and financial performance.

OVERVIEW

   The year ended December 31, 1996 contained many significant events for First Western including: the sale of First Western's credit card portfolio; the classification of $110 million of residential mortgage loans as held for sale; the passage of federal legislation which had a significant impact on First Western; a sharp rise in First Western's consumer loan charge-offs; and a continued refinement of the retail delivery system.

   During 1996, First Western decided to sell its portfolio of credit card loans due to management's judgment that continued growth of First Western's credit card portfolio would be difficult to achieve considering the intense competition from large, national credit card issuers. In the fourth quarter of 1996, First Western sold approximately two-thirds of its portfolio to an unrelated bank at a pre-tax gain of $7.2 million. The remaining $17 million of credit card loans included in loans held for sale at December 31, 1996 were sold in February 1997 at a pre-tax gain of approximately $5 million. First Western will continue to offer credit cards to its retail customers as part of a joint program with the bank that purchased First Western's portfolio. Also, during the fourth quarter of 1996, First Western decided to sell $110 million of residential mortgage loans at a pre-tax loss of approximately $2.9 million as part of a strategy to reduce interest rate risk in a potentially rising rate environment.

   The legislation passed by Congress during 1996 that significantly impacted First Western included the recapitalization of the Federal Deposit Insurance Corporation's ("FDIC") Savings Association Insurance Fund ("SAIF") along with tax legislation which eliminated the requirement for savings associations to recapture their bad debt reserves if they were to convert to a bank. The recapitalization of the SAIF cost First Western $3.3 million during 1996 as a one-time assessment; however, the effect of this legislation was to lower the insurance rates paid by savings associations to be more comparable to rates paid by banks. The elimination of the bad debt recapture for savings associations converting to bank charters removes a potential $2.2 million liability which would have been incurred if First Western would have merged its savings association subsidiary into its bank subsidiary. With this bad debt recapture eliminated and the final phase of interstate banking effective in 1997, it will be possible for First Western to have all of its financial stores operating under one subsidiary.

   Earnings in 1996 were also significantly impacted by an increase in consumer loan charge-offs which necessitated a significant increase in First Western's provision for possible loan losses. First Western responded to the increase in

           ASSETS
         (billions)
1986                    $0.45
1987                     0.47
1988                     0.54
1989                     0.57
1990                     0.89
1991                     1.09
1992                     1.24
1993                     1.39
1994                     1.45
1995                     1.60
1996                     1.70

         NET INCOME
         (millions)
1986                    $ 4.3
1987                      4.1
1988                      4.8
1989                      5.3
1990                      6.0
1991                      8.5
1992                     11.2
1993                     14.3
1994                     15.6
1995                     16.7
1996                     17.1

consumer loan charge-offs by making technological improvements in both the underwriting and collection operations and also by utilizing credit scoring for applications, tiered pricing based on loan risk and collateral value and increasing the staffing in the collections and recoveries departments.

   First Western continued its review of its retail delivery system during 1996 which resulted in the opening of First Western's second in-store branch facility along with two separate branch consolidation opportunities. The branch consolidation opportunities involved closing two small offices and transferring the customers to other nearby offices in an effort to reduce overhead costs while retaining the customer base. During 1996, First Western completed the implementation of its platform automation system in most of its branch offices which should provide for more efficient processing of certain customer transactions along with providing customer service representatives with a greatly enhanced customer database.

RESULTS OF OPERATIONS

 PERFORMANCE SUMMARY

   First Western's 1996 net income was a record $17.1 million, increasing $381,000 or 2.3% from net income of $16.7 million in 1995. Earnings per share in 1996 were $2.20, increasing 3.3% from $2.13 in 1995, based on average shares outstanding of 7,779,000 and 7,849,000 in 1996 and 1995, respectively. The decrease in weighted average shares outstanding from 1995 to 1996 was due to the purchase of treasury shares under a board authorization for the repurchase of common stock. Net income was $15.6 million or $1.98 per share in 1994 based on 7,855,000 average shares outstanding.

   First Western's income before income taxes decreased $541,000 or 2.3% from 1995 to 1996 due to a $4.3 million increase in the provision for possible loan losses and a $4.2 million increase in other expenses including a $2.6 million increase in FDIC insurance expense, with these expense increases offsetting a $4.3 million increase in net gains realized on sales of credit card and residential mortgage loans and a $3.3 million increase in net interest income. The increase in net income from 1995 to 1996 was due to a $500,000 reduction in income tax expense as a result of a settlement reached with the Internal Revenue Service concerning an audit of prior years' tax returns.

   The increase in net income from 1994 to 1995 was primarily due to a $2.4 million increase in net interest income along with a $2.4 million increase in other income, partially offset by a $2.8 million increase in other expenses. The $2.4 million increase in net interest income was the result of a 13.8% increase in average earning assets, however, this increase was partially offset by a decline in First Western's net interest margin. The largest components of the $2.4 million increase in other income were an increase of $606,000 in gains on sales of other real estate owned and a $578,000 increase in service charges on deposit accounts. Other expenses increased $2.8 million or 7.8% from 1994 to 1995 with approximately $1.8 million of this increase due to the branch acquisitions during the first quarter of 1995.

   The following table presents First Western's net income, earnings per share, return on average assets and return on average equity for the last three years:

                                    1996           1995          1994
                                   -------        -------       -------
Net income (in thousands)          $17,127        $16,746       $15,560
                                   =======        =======       =======
Earnings per share                 $  2.20        $  2.13       $  1.98
                                   =======        =======       =======
Return on average assets              1.02%          1.06%         1.12%
                                   =======        =======       =======
Return on average equity             14.06%         14.79%        15.19%
                                   =======        =======       =======

   First Western's earnings per share increased 3.3% from $2.13 in 1995 to $2.20 in 1996 due to the 2.3% increase in net income along with a reduction in weighted average shares outstanding due to the purchase of treasury shares during 1996. First Western's return on average assets decreased from 1.06% in 1995 to 1.02% in 1996 primarily due to the increase in the provision for possible loan losses and the FDIC special assessment. The 7.6%

RETURN ON AVERAGE ASSETS

                         FIRST            PEER
                        WESTERN           GROUP
                        -------           -----
1992                      0.97%            0.71%
1993                      1.08             0.98
1994                      1.12             1.04
1995                      1.06             1.11
1996                      1.02             1.18

RETURN ON AVERAGE EQUITY

                         FIRST            PEER
                        WESTERN           GROUP
                        -------           -----
1992                     14.74%            9.33%
1993                     15.74            12.39
1994                     15.19            12.25
1995                     14.79            12.58
1996                     14.06            13.55

THE PEER GROUP STATISTICS WERE COMPILED BY THE FEDERAL RESERVE BANK. THE 1996 PEER GROUP DATA IS AS OF SEPTEMBER 30, 1996 WHICH WAS THE MOST CURRENT INFORMATION AVAILABLE.

increase in earnings per share from 1994 to 1995 reflects the 7.6% increase in net income as First Western's weighted average shares outstanding remained fairly constant from 1994 to 1995 due to the repurchase of shares of treasury stock offsetting the shares issued for dividend reinvestment and option exercises. The decrease in return on average assets from 1.12% in 1994 to 1.06% in 1995 was primarily due to a decrease in First Western's net interest margin.

   First Western's return on average equity decreased from 14.79% in 1995 to 14.06% in 1996 due to First Western's average equity growing at a higher rate, 7.5%, than First Western's net income. The more rapid growth in equity compared with net income was also the reason for the decline in return on equity from 15.19% in 1994 to 14.79% in 1995.

NET INTEREST INCOME

   Net interest income represents the amount by which interest income on earning assets, including securities and loans, exceeds interest paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of a financial institution's earnings. Interest rate fluctuations, as well as changes in the amounts and types of earning assets and interest-bearing liabilities combine to effect net interest income.

   Tax-exempt securities and loans carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze net interest income on a tax-equivalent basis. The tax-equivalent adjustment is based on the federal corporate income tax rate of 35%. The following table shows the increases over the last three years in actual and tax-equivalent net interest income:

                                                 1996       1995       1994
                                                -------    -------    -------
Net interest income, actual                     $58,269    $54,960    $52,554
Tax-equivalent adjustment                         2,668      2,538      2,492
                                                -------    -------    -------
Net tax-equivalent interest income              $60,937    $57,498    $55,046
                                                =======    =======    =======
Increase in actual net interest income          $ 3,309    $ 2,406    $ 1,220
                                                =======    =======    =======
Percentage increase                                 6.0%       4.6%       2.4%
                                                =======    =======    =======
Increase in tax-equivalent interest income      $ 3,439    $ 2,452    $ 1,623
                                                =======    =======    =======
Percentage increase                                 6.0%       4.5%       3.0%
                                                =======    =======    =======

   First Western's tax-equivalent net interest income increased $3.4 million or 6.0% from 1995 to 1996 due to a $90.5 million or 5.9% increase in average earning assets with the net interest margin remaining constant at 3.78% for both 1995 and 1996. The growth in average earning assets from 1995 to 1996 was due to a $35.7 million or 3.4% increase in average loans, along with a $98.8 million or 66.6% increase in securities available for sale, partially offset by a $41.9 million or 12.9% decrease in average investment securities and mortgage-backed securities. Average loans increased from 1995 to 1996 due to a $23.4 million increase in average commercial mortgage loans and an $11.3 million increase in average residential mortgage loans with these increases partially offset by a $14.4 million decrease in average consumer installment loans. The increase in average loans from 1995 to 1996 of $35.7 million was not as great as the increase in average loans from 1994 to 1995 of $152.8 million primarily due to the securitization of $113.7 million of residential mortgage loans and the sale of $25.3 million of automobile loans during the fourth quarter of 1995. This growth in average earning assets was funded primarily by an $84.3 million or 29.0% increase in average borrowed funds and an $8.5 million increase in average shareholders' equity. The 4.5% increase in First Western's tax-equivalent net interest income from $55.0 million in 1994 to $57.5 million in 1995 was due to a $184.0 million or 13.8% increase in average earning assets, partially offset by a decline in First Western's net interest margin from 4.12% in 1994 to 3.78% in 1995. First Western's average earning assets increased from 1994 to 1995 primarily due to a $152.8 million or 17.1% increase in average loans with an increase in average deposits providing $161.7 million of funding, which was the result of the branches acquired along with several deposit promotions run during the first quarter of 1995.

   The net interest margin or net interest income expressed as a percentage of average earning assets was 3.78% in both 1996 and 1995 compared with 4.12% in 1994. During 1996, First Western's yield on earning assets decreased nine basis points with this decrease due to a thirteen basis point decline in loan yields, offset partially by an increase in the yield on securities available for sale. Loan yields decreased from 1995 to 1996 due in part to the $113.7 million mortgage loan securitization that took place in late 1995 and also due to a decrease in the prime rate in early 1996. First Western's cost of funds decreased from 1995 to 1996 due to a sixteen basis point decrease in the cost of deposits, however, this reduction in First Western's cost of funds was partially offset by First Western increasing the proportion of funding from borrowings which have a higher cost than First Western's total deposits.

   First Western's net interest margin decreased from 4.12% in 1994 to 3.78% in 1995 due to the yield on earning assets increasing 44 basis points while the cost of funds increased 84 basis points. The decrease in First Western's net interest margin from 1994 to 1995 was primarily due to an increase in short-term interest rates increasing the cost of First Western's wholesale borrowings. The overall impact of the increases in short-term rates during 1995 was more fully realized in the cost of borrowed funds than earning assets due to the difference in the frequencies of opportunities to reprice. See "Interest Rate Sensitivity" for a further discussion of the impact of interest rate changes on First Western's financial performance.

   To provide a more in-depth analysis of net interest income, the following average balance sheets and net interest income analysis detail the contribution of earning assets to overall net interest income and the impact of cost of funds. The rate/volume analysis shows the portions of the net change in interest income due to changes in volume or rate. Average yields are calculated using tax-equivalent interest income. The changes in interest due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of changes in each. Since changes in interest income and expense are independently calculated, the totals for the volume and rate columns are not the sum of the individual lines.

            AVERAGE BALANCE SHEETS/NET INTEREST INCOME ANALYSIS (1)
                             (DOLLARS IN THOUSANDS)

                                          DECEMBER 31, 1996               DECEMBER 31, 1995               DECEMBER 31, 1994
                                     ----------------------------    ----------------------------    ----------------------------
                                                          AVERAGE                         AVERAGE                         AVERAGE
                                       AVERAGE            YIELD/       AVERAGE            YIELD/       AVERAGE            YIELD/
                                       BALANCE   INTEREST  RATE        BALANCE   INTEREST  RATE        BALANCE   INTEREST  RATE
                                     ----------  -------- -------    ----------  -------- -------    ----------  -------- -------
Interest-earning assets:
  Interest-bearing deposits
   with other banks                  $    1,348  $     61  4.53%     $    1,624  $     73  4.51%     $      782  $     18  2.36%
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
  Federal funds sold                        595        34  5.71           2,448       146  5.98             393        16  4.10
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
  Securities available for sale         247,116    16,868  6.83         148,295    10,043  6.77         113,769     6,941  6.10
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
  Investment securities,
   held to maturity:
   U.S. Government agencies
     and corporations                    23,481     1,425  6.07          39,515     2,320  5.87          38,786     2,209  5.69
   States and
     political subdivisions              83,918     6,387  7.61          79,215     6,205  7.83          78,957     6,283  7.96
   Other securities                       1,136        91  8.01          10,216       727  7.12          10,425       701  6.73
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
     Total investment securities        108,535     7,903  7.28         128,946     9,252  7.18         128,168     9,193  7.17
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
  Mortgage-backed securities            174,606    10,532  6.03         196,121    11,838  6.04         203,113    11,106  5.47
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
  Loans (net)(2)                      1,079,881    92,753  8.59       1,044,191    91,018  8.72         891,411    74,385  8.34
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
  Total interest-earning assets       1,612,081   128,151  7.95       1,521,625   122,370  8.04       1,337,636   101,659  7.60
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----

Noninterest-earning assets:
   Cash and due from banks               33,616                          31,739                          28,961
   Premises and equipment                18,865                          18,615                          18,456
   Other assets                          25,318                          24,270                          16,569
   Allowance for
     possible loan losses               (15,148)                        (13,555)                        (12,114)
                                     ----------                      ----------                      ----------
Total assets                         $1,674,732                      $1,582,694                      $1,389,508
                                     ==========                      ==========                      ==========
Interest-bearing sources:
   Deposits:
     Interest-bearing
      demand deposits                $   97,088     1,362  1.40      $  103,816     1,892  1.82      $  103,953     2,003  1.93
     Savings deposits                   170,480     3,801  2.23         179,101     4,119  2.30         175,711     4,136  2.35
     Money market deposits              114,499     3,255  2.84         104,308     3,521  3.38         110,751     2,932  2.65
     Time deposits                      674,522    37,693  5.59         673,140    38,374  5.70         512,598    24,568  4.79
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
      Total deposits                  1,056,589    46,111  4.36       1,060,365    47,906  4.52         903,013    33,639  3.73
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
   Federal funds purchased
     and other short-term
     borrowings                          55,731     3,096  5.56          24,872     1,473  5.92          21,069       926  4.39
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
   Repurchase agreements
     and secured lines of credit        194,006    10,898  5.62         128,287     7,557  5.89         119,755     5,240  4.38
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
   Advances from the
     Federal Home Loan Bank             117,721     6,620  5.62         127,541     7,196  5.64         121,742     6,086  5.00
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
   Long-term debt                         6,904       489  7.08           9,318       740  7.94          11,009       722  6.56
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
   Total interest-bearing sources     1,430,951    67,214  4.70       1,350,383    64,872  4.80       1,176,588    46,613  3.96
                                     ----------  --------  ----      ----------  --------  ----      ----------  --------  ----
Noninterest-bearing sources:
   Demand deposits                       97,891                          95,771                          91,465
   Other liabilities                     24,089                          23,285                          19,023
   Shareholders' equity                 121,801                         113,255                         102,432
                                     ----------                      ----------                      ----------
Total liabilities and
  shareholders' equity               $1,674,732                      $1,582,694                      $1,389,508
                                     ==========                      ==========                      ==========
  Net interest rate spread(3)                              3.25%                           3.24%                           3.64%
                                                           ====                            ====                            ====
   Net interest income                           $ 60,937                        $ 57,498                        $ 55,046
                                                 ========                        ========                        ========
  Net yield on earning assets
    (Net interest margin)(4)                               3.78%                           3.78%                           4.12%
                                                           ====                            ====                            ====

(1) In order to make pretax income and resultant yields comparable to taxable-equivalent loans and investments, a tax-equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax-equivalent adjustment has been computed using a federal income tax rate of 35% and has increased interest income by $2.7 million, $2.5 million and $2.5 million for the years ended December 31, 1996, 1995 and 1994, respectively.

(2) Loan fees net of related origination costs are accreted over the average lives of the related loans and are considered adjustments to interest income. These net fees aggregated $421,000, $295,000 and $562,000 for the years ended December 31, 1996, 1995 and 1994, respectively. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

(3) Represents the difference between the yield on earning assets and the cost of funds.

(4) Represents tax-equivalent net interest income divided by average interest-earning assets.

                            RATE/VOLUME ANALYSIS (1)
                             (DOLLARS IN THOUSANDS)

                                                                      1996                                 1995
                                                         -----------------------------        -----------------------------
                                                          CHANGE FROM 1995 IN INTEREST         CHANGE FROM 1994 IN INTEREST
                                                            INCOME OR EXPENSE DUE TO             INCOME OR EXPENSE DUE TO
                                                         -----------------------------        -----------------------------
                                                          VOLUME      RATE      TOTAL          VOLUME      RATE      TOTAL
                                                         -------    -------    -------        -------    -------    -------
Interest-earning assets:
   Interest-bearing deposits with other banks            $   (12)   $    --    $   (12)       $    30    $    25    $    55
                                                         -------    -------    -------        -------    -------    -------
   Federal funds sold                                       (106)        (6)      (112)           120         10        130
                                                         -------    -------    -------        -------    -------    -------
   Securities available for sale                           6,744         81      6,825          2,277        825      3,102
                                                         -------    -------    -------        -------    -------    -------
   Investment securities, held to maturity:
      U.S. Government agencies and corporations             (971)        76       (895)            42         69        111
      States and political subdivision                       361       (179)       182             20        (98)       (78)
      Other securities                                      (717)        81       (636)           (14)        40         26
                                                         -------    -------    -------        -------    -------    -------
         Total investment securities                      (1,484)       135     (1,349)            55          4         59
                                                         -------    -------    -------        -------    -------    -------
   Mortgage-backed securities, held to maturity           (1,298)        (8)    (1,306)          (392)     1,124        732
                                                         -------    -------    -------        -------    -------    -------
   Loans (net)(2)                                          3,079     (1,344)     1,735         13,200      3,433     16,633
                                                         -------    -------    -------        -------    -------    -------
   Total interest income                                   7,205     (1,424)     5,781         14,554      6,157     20,711
                                                         -------    -------    -------        -------    -------    -------

Interest-bearing sources:
   Deposits:
      Interest-bearing demand deposits                      (117)      (413)      (530)            (3)      (108)      (111)
      Savings deposits                                      (194)      (124)      (318)            79        (96)       (17)
      Money market deposits                                  323       (589)      (266)          (179)       768        589
      Time deposits                                           79       (760)      (681)         8,603      5,203     13,806
                                                         -------    -------    -------        -------    -------    -------
         Total deposits                                     (170)    (1,625)    (1,795)         6,423      7,844     14,267
                                                         -------    -------    -------        -------    -------    -------

Federal funds purchased and
  other short-term borrowings                              1,719        (96)     1,623            187        360        547
                                                         -------    -------    -------        -------    -------    -------
Repurchase agreements and secured lines of credit          3,707       (366)     3,341            395      1,922      2,317
                                                         -------    -------    -------        -------    -------    -------
Advances from the Federal Home Loan Bank                    (552)       (24)      (576)           300        810      1,110
                                                         -------    -------    -------        -------    -------    -------
Long-term debt                                              (177)       (74)      (251)          (120)       138         18
                                                         -------    -------    -------        -------    -------    -------
Total interest expense                                     3,807     (1,465)     2,342          7,485     10,774     18,259
                                                         -------    -------    -------        -------    -------    -------
      Net interest income                                $ 3,419    $    20    $ 3,439        $ 7,183    $(4,731)   $ 2,452
                                                         =======    =======    =======        =======    =======    =======

(1) In order to make pretax income and resultant yields comparable to taxable-equivalent loans and investments, a tax-equivalent adjustment is made equally to interest income and to income tax expense with no effect on after tax income. The tax-equivalent adjustment has been computed using a federal income tax rate of 35% and has increased interest income by $2.7 million, $2.5 million and $2.5 million for the years ended December 31, 1996, 1995 and 1994, respectively.

(2) Loan fees net of related origination costs are accreted over the average lives of the related loans and are considered adjustments to interest income. These net fees aggregated $421,000, $295,000 and $562,000 for the years ended December 31, 1996, 1995 and 1994, respectively. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

 PROVISION FOR POSSIBLE LOAN LOSSES

   The provision for possible loan losses was $8.3 million in 1996 compared with $4.0 million in 1995 and $3.7 million in 1994. The $4.3 million or 108.1% increase in the provision for possible loan losses from 1995 to 1996 was primarily in response to the $3.6 million or 126.8% increase in installment loan net charge-offs. Net charge-offs in 1996 were $6.4 million or 0.59% of average loans compared with $2.8 million or 0.27% in 1995 and $1.8 million or 0.20% in 1994. Most of the loans charged-off in 1996 were loans that were originated through automobile dealers. Management attributes the increase in indirect automobile loan charge-offs to an aggressive expansion of First Western's automobile loan program into new market areas. First Western responded to the increase in consumer loan charge-offs by investing in technology to improve both the underwriting and collection operations. Additionally, First Western also introduced credit scoring for loan applications, tiered pricing based on risk and collateral, and increased the staff working on collections and recoveries. Installment loan net charge-offs also increased due to an $880,000 or 115.7% increase in credit card loan charge-offs. Most of the increase in credit card charge-offs was due to First Western charging-off any past due credit card accounts that were not sold in the December 1996 transaction. These accounts are no longer active; however, First Western is still attempting to collect the unpaid balances. The increase in net charge-offs from 1994 to 1995 was primarily due to an $838,000 increase in net consumer loan charge-offs.

   First Western's net charge-offs by loan type and changes in the allowance for possible loan losses for each of the past five years were as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------------------
                                                                   1996       1995       1994       1993       1992
                                                                 -------    -------    -------    -------    -------
                                                                               (DOLLARS IN THOUSANDS)
Allowance for possible loan losses
   at beginning of period                                        $14,148    $12,943    $11,102    $10,846    $ 8,876
                                                                 -------    -------    -------    -------    -------
Charge-offs:
   Commercial, financial and agricultural loans                       72         44        123      1,520        471
   Real estate construction loans                                     --         --         --        133         --
   Real estate mortgage loans                                         26         18        206        275        118
   Installment loans                                               6,958      3,005      2,149      1,515      1,404
                                                                 -------    -------    -------    -------    -------
         Total charge-offs                                         7,056      3,067      2,478      3,443      1,993
                                                                 -------    -------    -------    -------    -------
Recoveries:
   Commercial, financial and agricultural loans                       73         88        390        101         27
   Real estate construction loans                                     --         --         --         --         --
   Real estate mortgage loans                                         69         30        125         59         31
   Installment loans                                                 532        172        154        104        150
                                                                 -------    -------    -------    -------    -------
         Total recoveries                                            674        290        669        264        208
                                                                 -------    -------    -------    -------    -------
Net charge-offs                                                    6,382      2,777      1,809      3,179      1,785
                                                                 -------    -------    -------    -------    -------
Provision for possible loan losses                                 8,288      3,982      3,650      3,435      3,755
                                                                 -------    -------    -------    -------    -------
Allowance for possible loan losses at end of period              $16,054    $14,148    $12,943    $11,102    $10,846
                                                                 =======    =======    =======    =======    =======
Ratio of net charge-offs to average loans                           0.59%      0.27%      0.20%      0.42%     0.25%
                                                                 =======    =======    =======    =======    =======

   The provision for loan losses less net charge-offs added $1.9 million to the allowance for possible loan losses which increased to $16.1 million at year-end 1996. See "Financial Condition - Loan Quality" for further discussion.

                         NET CHARGE-OFFS
                  as a Percentage of Average Loans

                                       FIRST    PEER
                                      WESTERN   GROUP
           1992                        0.25%    0.80%
           1993                        0.42     0.54
           1994                        0.20     0.25
           1995                        0.27     0.28
           1996                        0.59     0.24

                PROVISION FOR POSSIBLE LOAN LOSSES
                  as a Percent of Net Charge-offs

                                       FIRST    PEER
                                      WESTERN   GROUP
           1992                         210%     138%
           1993                         108      179
           1994                         202      132
           1995                         143      128
           1996                         130      162

 OTHER INCOME

   Other income increased $4.7 million or 42.6% from $11.0 million in 1995 to $15.7 million in 1996 with most of this increase due to an increase in net gains from sales of credit card and mortgage loans. Other income increased $2.4 million or 27.4% from $8.6 million in 1994 to $11.0 million in 1995 with most of this increase due to increases in service charges on deposit accounts along with increases in gains on sales of other real estate owned and gains on sales of loans.

   Service charges on deposit accounts increased $455,000 or 14.0% from $3.2 million in 1995 to $3.7 million in 1996 due to an increase in service charges on interest-bearing demand accounts as a result of First Western introducing a new type of consumer account, "Active Lifestyles", during 1995. Service charges on deposit accounts also increased due to an increase in insufficient funds and returned check charges. Service charges on deposit accounts increased $578,000 or 21.7% from $2.7 million in 1994 to $3.2 million in 1995 due to an increase in the service charge fee schedule implemented by First Western during the first quarter of 1995 and the addition of approximately $96.7 million of deposits acquired with the five branch offices during the first quarter of 1995.

   Credit card program fees increased $232,000 or 16.1% from 1995 to 1996 due to First Western instituting a cash advance fee which generated $84,000 of fees in 1996 along with a $76,000 increase in the fees for processing merchant transactions and a $79,000 or 7.0% increase in interchange income resulting from the growth of First Western's programs during 1996. Credit card program fees increased $164,000 or 12.8% from $1.3 million in 1994 to $1.4 million in 1995. First Western's credit card program fees will be greatly reduced in 1997 due to the sale of approximately two-thirds of First Western's credit card portfolio during the fourth quarter of 1996 and the sale of the remaining portion during the first quarter of 1997. First Western is also considering the sale of its credit card merchant transaction processing program.

    Net securities gains were $984,000 in 1996, decreasing $571,000 or 36.7% from $1.6 million for 1995. During 1996, sales of bank equity securities held by the parent company resulted in gains of $465,000. Approximately one-half of the gains on security sales realized during 1995 resulted from the sale of most of the securities created by the mortgage loan securitization during the fourth quarter of 1995. Net securities gains were $1.3 million in 1994 as First Western sold securities available for sale during the first half of 1994 in response to anticipated interest rate increases and also to provide funding for loan growth. As of December 31, 1996, investment securities and mortgage-backed securities had gross unrealized gains of $1.0 million and gross unrealized losses of $2.9 million and securities available for sale had gross unrealized gains of $2.3 million and gross unrealized losses of $980,000. Unrealized losses as of December 31, 1996 generally were due to interest rate fluctuations and not due to credit deficiencies. See "Financial Condition Securities Available for Sale and Investment Securities" for further discussion.

   First Western's net gains on loan sales increased $4.3 million from $229,000 in 1995 to $4.6 million in 1996 primarily due to the gain realized on the sale of the credit card portfolio. During the fourth quarter of 1996, First Western sold approximately two-thirds of its credit card portfolio with a principal balance of $30.4 million realizing a gain of approximately $7.2 million, net of certain costs to be incurred by First Western in connection with the credit card sale. The remaining portion of First Western's credit card portfolio was sold during the first quarter 1997 at a gain of approximately $5 million. During the fourth quarter of 1996, First Western decided to sell approximately $110.1 million of residential mortgage loans with a market value approximately $2.9 million below the carrying value.

   Other income increased from 1995 to 1996 due to a $456,000 increase in income from loan servicing, a $247,000 increase in fees earned from the sales of mutual funds and annuities and a $130,000 increase in fees for check card transactions with these increases partially offset by a $638,000 decrease in net gains realized on sales of other real estate owned. Other operating income increased $1.2 million or 81.5% from $1.4 million in 1994 to $2.6 million in 1995 with most of this increase due to a $606,000 increase in net gains realized on sales of other real estate owned.

 OTHER EXPENSES

   Other expenses were $42.3 million in 1996, increasing $4.3 million or 11.1% from $38.0 million in 1995 with an increase in FDIC insurance expense primarily due to the SAIF recapitalization accounting for $2.6 million of the increase. Other expenses increased $2.7 million or 7.8% from $35.3 million in 1994 to $38.0 million in 1995 with the branches acquired during the first quarter of 1995 accounting for approximately $1.8 million of the increase, which includes $640,000 of core deposit intangible amortization expense.

   The efficiency ratio or recurring other expenses divided by the sum of tax-equivalent interest income and recurring other income measures the relationship of expenses to income. First Western has excluded certain nonrecurring income or expenses such as net gains on sales of securities, net gains on loan sales, net gains on sales of other real

                       EFFICIENCY RATIO

                                       FIRST    PEER
                                      WESTERN   GROUP
           1992                        58.9%    68.0%
           1993                        57.7     66.3
           1994                        56.5     63.4
           1995                        57.5     61.8
           1996                        54.8     60.9

estate owned and the FDIC assessment for the recapitalization of the SAIF that was incurred in 1996 for the purpose of calculating the efficiency ratio and net overhead to average assets. First Western's efficiency ratio was 54.8% in 1996 compared with 57.5% in 1995 and 56.5% in 1994. First Western's net overhead ratio or recurring other expenses less recurring other income divided by total average assets was 1.72% in 1996, improving from 1.86% in 1995 and 2.01% in 1994. The improvement in First Western's net overhead ratio in 1996 reflects an increase in average assets with a lesser increase in net overhead.

                 NET OVERHEAD TO AVERAGE ASSETS

                                       FIRST    PEER
                                      WESTERN   GROUP
           1992                        2.31%    2.52%
           1993                        2.10     2.48
           1994                        2.01     2.39
           1995                        1.86     2.29
           1996                        1.72     2.19

   First Western's salaries and employee benefits expense increased a combined $658,000 or 3.7% from 1995 to 1996. The increase in salaries and employee benefits expense from 1995 to 1996 was due to an $844,000 or 6.2% increase in salaries expense due to increased personnel and normal salary and wage increases with this increase in salaries expense partially offset by a $186,000 or 4.5% decrease in employee benefits expense due to a reduction in medical insurance expense. First Western's salaries and employee benefits expense increased a combined $1.2 million or 7.5% from 1994 to 1995 with approximately 40% of the increase in salaries and employee benefits expense attributable to the additional employees resulting from the five branch offices acquired by First Western in early 1995. First Western had 625 full-time equivalent employees at December 31, 1996, compared with 602 and 551 at December 31, 1995 and 1994, respectively.

   Expenses related to operating the branches and other facilities, including all equipment, occupancy and depreciation charges, were $5.1 million in both 1996 and 1995 with increases in maintenance and utilities expenses offset by lower depreciation expense and real estate tax expense. Occupancy and equipment expense increased $257,000 or 5.3% from $4.9 million in 1994 to $5.1 million in 1995 primarily due to the branches acquired in early 1995.

   Federal deposit insurance expense increased $2.6 million or 137.7% from $1.9 million in 1995 to $4.4 million in 1996 with this increase due to a one-time assessment of thrift deposits in order to recapitalize the SAIF. On September 30, 1996, the President signed legislation which included provisions to recapitalize the SAIF by means of a one-time assessment on SAIF insured deposits. The one-time assessment was set at $0.657 per $100 of insured deposits. This legislation also eliminated the insurance rate differential between the Bank Insurance Fund ("BIF") and the SAIF and provided for some sharing of the SAIF's debt service requirements with the BIF; however, the SAIF will still absorb a larger portion of the debt service requirement going forward. This legislation should result in a reduction in First Western's federal deposit insurance expense in future periods. Excluding the impact of the special assessment, First Western's FDIC insurance expense would have decreased $740,000 in 1996 compared with 1995 due to a reduction in the BIF insurance premiums in late 1995. Federal deposit insurance expense decreased $372,000 or 16.7% from $2.2 million in 1994 to $1.9 million in 1995 due to a reduction in the BIF insurance rates.

   Supplies expense was approximately $1.6 million in both 1995 and 1996, compared with $1.3 million in 1994. The $258,000 or 19.9% increase in supplies expense from 1994 to 1995 was attributable to the new branch offices and an increase in the costs for paper products.

   Advertising and promotion expense decreased $249,000 or 17.1% from $1.5 million in 1995 to $1.2 million in 1996. This decrease was due to First Western reducing its credit card solicitation efforts during 1996 in anticipation of selling the credit card portfolio. Advertising and promotion expense also decreased due to First Western not utilizing any television advertising in 1996. Advertising and promotion expense increased $109,000 or 8.1% from 1994 to 1995 primarily as a result of promotions related to the branch offices acquired during the first quarter of 1995.

   Outside data processing services expense increased $429,000 or 30.6% from $1.4 million in 1995 to $1.8 million in 1996 with approximately $239,000 of this increase due to increased expenses for credit card processing and $152,000 of the increase due to increased processing costs for automated teller machine transactions. First Western's outside data processing expense should decrease in 1997 compared with 1996 due to the sale of the credit card portfolio since First Western uses a third-party servicer for processing credit card transactions. Outside data processing services expense increased $174,000 or 14.2% from 1994 to 1995 with $161,000 of this increase due to increased expenses for credit card processing.

   Other operating expenses increased $829,000 or 11.2% from $7.4 million in 1995 to $8.3 million in 1996. This increase consisted of a $235,000 increase in fees paid to a third-party provider of services in connection with First Western's "Active Lifestyles" account which was introduced during 1995, an increase in customer check and other losses of $172,000 which was partially due to First Western realizing a $85,000 recovery of a fraud loss in 1995, a $123,000 increase in intangible amortization expense due to the full year impact of the 1995 branch acquisition and a $113,000 increase in telephone expense. Other operating expenses increased $1.0 million from $6.4 million in 1994 to $7.4 million in 1995 with approximately $735,000 of this increase due to the acquired branches, primarily due to a $640,000 increase in core deposit intangible amortization expense.

 INCOME TAXES

   First Western's income tax expense was $6.3 million in 1996, decreasing $922,000 or 12.8% from $7.2 million in 1995 due to a decrease in pre-tax earnings and also due to a $500,000 reduction in income tax expense and accrued income taxes resulting from a settlement reached with the Internal Revenue Service during 1996 concerning an audit of prior years' tax returns. First Western's income tax expense increased 7.6% from $6.7 million in 1994 to $7.2 million in 1995 due to a similar percentage increase in pre-tax earnings. Excluding the impact of the settlement reached with the Internal Revenue Service, First Western's effective tax rate would have been 29.0% in 1996 compared with 30.1% in 1995 and 30.2% in 1994.

   During 1996, Congress passed legislation that requires savings associations to change their method of accounting for bad debts for income tax purposes. This legislation also eliminated the recapture of deductions in excess of actual losses that savings associations benefitted from in prior years. The impact of this legislation on First Western is the elimination of a potential charge of $2.2 million in income taxes that First Western would have been required to pay if First Western Bank, F.S.B. was converted into a bank.

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

FINANCIAL CONDITION

   First Western's total assets increased $92.5 million or 5.8% from $1.603 billion at December 31, 1995 to $1.696 billion at December 31, 1996 with most of this increase due to an increase in loans and loans held for sale funded by increased borrowings. Average total assets increased $92.0 million or 5.8% from $1.583 billion for 1995 to $1.675 billion for 1996 with most of this increase occurring in loans.

 LOAN PORTFOLIO

   Loans and loans held for sale increased $86.8 million or 8.4% from $1.028 billion at December 31, 1995 to $1.114 billion at December 31, 1996 with most of this growth occurring in residential and commercial mortgage loans. First Western's total loans secured by real estate increased $104.9 million or 18.2% during 1996 with one-to-four family residential mortgage loans increasing $76.8 million and commercial mortgage loans increasing $17.8 million. The increase in residential mortgage loans outstanding during 1996 was due to First Western making a successful transition from third-party mortgage loan originators to in-house loan originators dedicated to mortgage lending. Included in the $433.8 million of one-to-four family residential mortgage loans at December 31, 1996 are approximately $76.9 million of purchased mortgage loans serviced by others. These purchased loans are secured by real estate outside of First Western's primary market areas with no significant concentrations in any state or region.

   First Western's credit card loans decreased during 1996 due to the sale of approximately two-thirds of the credit card portfolio during the fourth quarter of 1996 with the remaining portion of the portfolio sold during the first quarter of 1997. The portfolio of loans held for sale at December 31, 1996 consisted of residential mortgage loans with a cost of $110 million and an estimated market value of $107 million and credit card loans with a cost of $17 million and an estimated market value of $22 million. The following table shows the composition of First Western's portfolio of loans and loans held for sale for the last five years:

                         COMPOSITION OF LOAN PORTFOLIO

                                                                        YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------
                                                       1996          1995         1994        1993        1992
                                                    ----------    ----------    --------    --------    --------
                                                                         (DOLLARS IN THOUSANDS)
AMOUNTS OF LOANS BY TYPE:
Commercial, financial and agricultural:
   Automobile floorplan loans                       $   26,668    $   26,775    $ 25,229    $ 19,300    $ 18,300
   Loans to municipalities                              11,446        13,893      10,307       8,423      10,577
   Other commercial loans                               83,645        79,491      63,662      54,483      49,370
                                                    ----------    ----------    --------    --------    --------
      Subtotal                                         121,759       120,159      99,198      82,206      78,247
                                                    ----------    ----------    --------    --------    --------
Real estate-construction                                16,289        24,501      18,721      13,528      13,022
                                                    ----------    ----------    --------    --------    --------
Real estate-mortgage:
   1-4 family residential                              433,813       357,004     370,582     331,104     275,952
   Multi-family residential                             37,173        35,088      30,923      25,693      23,736
   Home equity                                          49,653        41,417      37,129      36,520      35,180
   Commercial and other                                159,470       141,667     127,176      99,913      83,427
                                                    ----------    ----------    --------    --------    --------
      Subtotal                                         680,109       575,176     565,810     493,230     418,295
                                                    ----------    ----------    --------    --------    --------
Installment:
   Credit cards                                         17,328        45,226      39,412      32,144      30,242
   Installment and other                               278,940       262,554     255,421     194,534     178,268
                                                    ----------    ----------    --------    --------    --------
      Subtotal                                         296,268       307,780     294,833     226,678     208,510
                                                    ----------    ----------    --------    --------    --------
      Total                                         $1,114,425    $1,027,616    $978,562    $815,642    $718,074
                                                    ==========    ==========    ========    ========    ========

PERCENT OF LOANS BY TYPE:
Commercial, financial and agricultural:
   Automobile floorplan loans                              2.4%          2.6%        2.6%        2.4%        2.5%
   Loans to municipalities                                 1.0           1.4         1.1         1.0         1.5
   Other commercial loans                                  7.5           7.7         6.5         6.7         6.9
                                                    ----------    ----------    --------    --------    --------
      Subtotal                                            10.9          11.7        10.2        10.1        10.9
                                                    ----------    ----------    --------    --------    --------
Real estate-construction                                   1.5           2.4         1.9         1.7         1.8
                                                    ----------    ----------    --------    --------    --------
Real estate-mortgage:
   1-4 family residential                                 38.9          34.8        37.8        40.6        38.4
   Multi-family residential                                3.3           3.4         3.2         3.2         3.3
   Home equity                                             4.5           4.0         3.8         4.5         4.9
   Commercial and other                                   14.3          13.8        13.0        12.2        11.6
                                                    ----------    ----------    --------    --------    --------
      Subtotal                                            61.0          56.0        57.8        60.5        58.2
                                                    ----------    ----------    --------    --------    --------
Installment:
   Credit cards                                            1.6           4.4         4.0         3.9         4.2
   Installment and other                                  25.0          25.5        26.1        23.8        24.9
                                                    ----------    ----------    --------    --------    --------
      Subtotal                                            26.6          29.9        30.1        27.7        29.1
                                                    ----------    ----------    --------    --------    --------
      Total                                              100.0%        100.0%      100.0%      100.0%      100.0%
                                                    ==========    ==========    ========    ========    ========

 LOAN QUALITY

   First Western has policies and procedures in place to assist in maintaining and monitoring the overall quality of its loan portfolio. First Western has established underwriting guidelines to be followed by its banking subsidiaries. In addition, a formal, ongoing loan review program (discussed below), which concentrates principally on commercial credits, has been established to help monitor the loan portfolios of the banking subsidiaries. First Western also regularly monitors its delinquency and nonperforming levels for any negative or adverse trends and particularly monitors credits which have total exposure of $1.5 million or more. However, there can be no assurance that First Western's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

   First Western's delinquent loans, nonaccrual loans and nonperforming assets consisted of the following for the last five years:

                                                               YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------
                                                  1996       1995       1994       1993      1992
                                                -------    -------    -------    -------    -------
                                                               (DOLLARS IN THOUSANDS)
Loans delinquent and still accruing interest:
   Loans past due 30 to 89 days                 $ 8,080    $10,420    $ 7,370    $ 7,621    $ 9,534
   Loans past due 90 days or more                 1,427      2,648      1,870      1,960      1,029
                                                -------    -------    -------    -------    -------
      Total loan delinquencies                  $ 9,507    $13,068    $ 9,240    $ 9,581    $10,563
                                                =======    =======    =======    =======    =======

Nonaccrual loans                                $ 5,147    $ 4,959    $ 2,875    $ 5,186    $ 8,715
Other real estate owned                             471        165      1,185      1,715      1,158
                                                -------    -------    -------    -------    -------
Total nonperforming assets                      $ 5,618    $ 5,124    $ 4,060    $ 6,901    $ 9,873
                                                =======    =======    =======    =======    =======
Total nonperforming assets and loans
   past due 90 days or more                     $ 7,045    $ 7,772    $ 5,930    $ 8,861    $10,902
                                                =======    =======    =======    =======    =======

Nonaccrual loans to total loans                    0.46%      0.48%      0.29%      0.64%      1.21%
Nonperforming assets to total loans
   and other real estate owned                     0.50%      0.50%      0.41%      0.84%      1.37%
Nonperforming assets to total assets               0.33%      0.32%      0.28%      0.50%      0.80%
Nonperforming assets and loans
   past due 90 days or more to total assets        0.42%      0.48%      0.41%      0.64%      0.88%
Nonaccrual loans and loans past due
   90 days or more to total loans                  0.59%      0.74%      0.48%      0.88%      1.36%
Allowance for possible loan losses
   to nonaccrual loans                           311.91%    285.31%    450.16%    214.07%    124.45%
Allowance for possible loan losses to
   loans past due 90 days or more
   and nonaccrual loans                          244.20%    185.98%    272.78%    155.36%    111.31%
Allowance for possible loan losses
   to total loans                                  1.44%      1.38%      1.32%      1.36%      1.51%

   First Western's total delinquencies decreased $3.6 million or 27.2% from $13.1 million at December 31, 1995 to $9.5 million at December 31, 1996 with this decrease primarily due to a $2.5 million decrease in delinquent consumer installment loans and a $1.1 million decrease in delinquent credit card loans. Consumer installment loan delinquencies decreased during 1996 due to First Western improving its loan collection and recovery efforts in 1996 along with First Western taking a more aggressive posture in charging-off delinquent consumer loans. Credit card delinquencies decreased due to the sale of approximately two-thirds of the portfolio during the fourth quarter of 1996 and the charge-off of any unsaleable delinquent credit card loans. First Western's nonaccrual loans increased $188,000 during 1996 due to an increase in residential mortgage loans on nonaccrual status with this increase partially offset by reductions in commercial loans and commercial mortgage loans on nonaccrual status. First Western's coverage ratio of the allowance for possible loan losses to nonaccrual loans increased from 285.31% at December 31, 1995 to 311.91% at December 31, 1996 due to the increase in allowance for possible loan losses during 1996.

   Commercial and mortgage loans are placed on nonaccrual status when, in the opinion of management, collection of principal or interest is doubtful and the loan is not both well secured and in the process of collection. Installment and credit card loans are generally charged-off between 90 and 180 days past due or when deemed uncollectible in the opinion of management. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction to principal as long as doubt exists as to collection.

   First Western maintains a loan review program to evaluate the credit risk in its commercial loan portfolio for substantially all commercial loans and commercial mortgage loans greater than $100,000. Through the loan review process, First Western maintains a classified account list which, along with the nonperforming and delinquency lists of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for possible loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans which have characteristics similar to the substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status. As of December 31, 1996 substandard and doubtful loans totaled $6.5 million, of which $3.8 million were loans not designated as delinquent or nonaccrual compared with $9.3 million and $3.0 million at December 31, 1995, respectively.

                      NONPERFORMING LOANS
                     as a Percent of Loans

                                       FIRST    PEER
                                      WESTERN   GROUP
           1992                        1.36%    2.19%
           1993                        0.88     1.39
           1994                        0.48     0.98
           1995                        0.74     1.01
           1996                        0.59     1.05


               ALLOWANCE FOR POSSIBLE LOAN LOSSES
               as a Percent of Nonperforming Loans

                                       FIRST    PEER
                                      WESTERN   GROUP
           1992                         111%     161%
           1993                         155      214
           1994                         273      235
           1995                         186      222
           1996                         244      203

   In addition to its classified account list and delinquency list of loans, First Western maintains a separate list of "Other Loans Especially Mentioned" ("OLEM") which further aids First Western in monitoring its loan portfolio. These OLEM loans do not have all the characteristics of a classified loan (substandard or doubtful) but do show potentially weak elements as compared with those of a satisfactory credit. First Western reviews these loans in assessing the adequacy of the allowance for possible loan losses. Substantially all of the loans on the OLEM list as of December 31, 1996 are current and paying in accordance with loan terms. As of December 31, 1996, OLEM list loans totaled $9.3 million compared with $7.1 million at December 31, 1995.

   In order to determine the adequacy of the allowance for possible loan losses, management considers the risk classifications of loans, delinquency trends, charge-off experience, credit concentrations, economic conditions and other factors. Specific reserves are established for each classified credit taking into consideration the credit's delinquency status, current operating status, pledged collateral and plan of action for resolving any deficiencies. For nonclassified loans and smaller loans not individually reviewed, management considers historical charge-off experience in determining the amounts to be allocated to the allowance. An unallocated or general reserve is also established which takes into consideration, among other things, unfunded commitments, concentrations of credit, economic conditions, delinquency and nonaccrual trends, management experience and trends in volume and terms of loans. The allowance for possible loan losses is maintained at the level determined according to this methodology by charging a provision to operations.

   First Western believes that the allowance for possible loan losses of $16.1 million at December 31, 1996 is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that First Western will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 1996.

 INVESTMENT SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

   First Western's portfolio of securities available for sale decreased $45.7 million during 1996 with this decrease due to First Western using these securities to provide some of the funding for the growth of the loan portfolio during 1996. During 1995, First Western increased its portfolio of securities available for sale with the funds provided by the branch purchases and loan sales and securitizations with the intention of using these securities to fund future loan growth as needed. First Western's portfolio of investment securities and mortgage-backed securities classified as held to maturity increased $17.0 million during 1996 primarily due to a $23.9 million increase in mortgage-backed securities.

    The increase in long-term interest rates during 1996 resulted in a decrease in the market values of First Western's securities. At December 31, 1996, the market value of First Western's portfolio of investment securities and mortgage-backed securities held to maturity was $274.6 million, or $2.0 million or 0.7% below the amortized cost of these securities of $276.6 million, compared with an unrealized loss of $179,000 at December 31, 1995. The portfolio of securities available for sale had an unrealized gain of $1.4 million or 0.7% at December 31, 1996 compared with an unrealized gain of $3.8 million or 1.6% at December 31, 1995.

         The following tables present the contractual maturities of investment securities and securities available for sale at amortized cost and their weighted average yields as of December 31, 1996, on a tax-equivalent basis using a 35% federal income tax rate. The maturity distribution of mortgage-backed securities is based on the weighted average lives of these securities.

   INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES, HELD TO MATURITY:

                                                 AFTER       AFTER
                                                 1 BUT       5 BUT                          WEIGHTED
                                     WITHIN     WITHIN      WITHIN     AFTER                 AVERAGE
                                     1 YEAR     5 YEARS    10 YEARS   10 YEARS      TOTAL     YIELD
                                    -------    --------    --------   --------    --------  --------
                                                         (DOLLARS IN THOUSANDS)
Mortgage-backed securities          $13,811    $ 56,525    $ 99,131    $   --     $169,467    6.43%
U.S. Government agencies
   and corporations                  11,999       9,052          --        --       21,051    6.37%
Obligations of states and
   political subdivisions            13,069      66,295       5,752       225       85,341    7.58%
Other securities                         --         275         425        --          700    7.61%
                                    -------    --------    --------    ------     --------    ----
Total                               $38,879    $132,147    $105,308    $  225     $276,559    6.79%
                                    =======    ========    ========    ======     ========    ====
Weighted average yield                 6.89%       6.76%       6.77%    10.38%        6.79%
                                    =======    ========    ========    ======     ========

   SECURITIES AVAILABLE FOR SALE:

                                                 AFTER       AFTER
                                                 1 BUT       5 BUT                          WEIGHTED
                                     WITHIN     WITHIN      WITHIN     AFTER                 AVERAGE
                                     1 YEAR     5 YEARS    10 YEARS   10 YEARS      TOTAL     YIELD
                                    -------     -------    --------   --------    --------  --------
                                                         (DOLLARS IN THOUSANDS)
U.S. Treasury securities            $    50     $ 2,018     $    --    $    --    $  2,068    6.37%
U.S. Government agencies
   and corporations                  37,414      34,612       4,850      2,375      79,251    7.25%
Mortgage-backed securities              291      58,715      43,410         --     102,416    7.54%
Other securities, including
   corporate bonds and notes             --          --          --     17,547      17,547    4.49%
                                    -------     -------     -------    -------    --------    ----
Total                               $37,755     $95,345     $48,260    $19,922    $201,282    7.15%
                                    =======     =======     =======    =======    ========    ====
Weighted average yield                 7.13%       7.59%       7.27%      4.79%       7.15%
                                    =======     =======     =======    =======    ========


 DEPOSITS

   First Western's total deposits decreased $28.8 million or 2.4% during 1996 primarily due to First Western not being aggressive in the rates paid for time deposits with alternative sources of funds available at competitive rates. During 1996, First Western created a new account combining an interest-bearing demand account and a money market account. This new deposit product resulted in a movement of funds from interest-bearing demand accounts to money market accounts and is the primary reason for the $56.8 million decrease in interest-bearing demand accounts and the $65.0 million increase in money market accounts.

   First Western's banking subsidiaries primarily rely on their retail deposit bases to fund their credit needs. Deposits provided 68.9% of First Western's funding during 1996 based on average balances of deposits and total assets. First Western's total average deposits during 1996 were $1.154 billion, decreasing slightly from $1.156 billion in 1995.


                                                      DEPOSIT SUMMARY

                                                                           DECEMBER 31,
                         ---------------------------------------------------------------------------------------------------------
                                1996                   1995                   1994                 1993                 1992
                         -----------------      -----------------      -----------------      ---------------      ---------------
                                                                     (DOLLARS IN THOUSANDS)
Noninterest-bearing
  demand deposits        $   93,163    8.1%     $  102,864    8.7%     $   97,242    9.4%     $ 94,464    9.8%     $ 89,831    9.3%
Interest-bearing
  demand deposits            53,946    4.7         110,703    9.4         101,659    9.9       102,011   10.6        99,885   10.4
Money market
  deposits                  163,602   14.2          98,605    8.4         113,914   11.1       104,483   10.9       144,985   15.1
Savings deposits            165,930   14.4         172,837   14.7         168,039   16.3       174,174   18.1       140,469   14.6
Time deposits less
  than $100,000             585,465   51.0         625,865   53.1         498,566   48.4       456,392   47.5       442,590   46.1
Time deposits of
  $100,000 or more           86,797    7.6          66,809    5.7          49,989    4.9        29,616    3.1        43,463    4.5
                         ----------  -----      ----------  -----      ----------  -----      --------  -----      --------  -----
Total deposits           $1,148,903  100.0%     $1,177,683  100.0%     $1,029,409  100.0%     $961,140  100.0%     $961,223  100.0%
                         ==========  =====      ==========  =====      ==========  =====      ========  =====      ========  =====

 BORROWED FUNDS

   First Western's subsidiaries use various funding sources other than deposits to provide the funds necessary for its loan and securities portfolios. First Western's total borrowed funds increased $152.4 million or 64.3% during 1996 from $236.9 million at December 31, 1995 to $389.3 million at December 31, 1996 in order to fund loan growth.

   First Western's borrowings with original maturities of one year or less include overnight advances from the Federal Home Loan Bank, repurchase agreements, customer repurchase agreements, and federal funds purchased. First Western's borrowings with an original maturity of one year or less and rates paid are as follows:

                                                                    1996                   1995                   1994
                                                            -------------------    -------------------     -------------------
                                                                                  (DOLLARS IN THOUSANDS)
                                                             AMOUNT        RATE     AMOUNT        RATE      AMOUNT        RATE
                                                            --------       ----    --------       ----     --------       ----
At year-end                                                 $138,582       5.65%   $ 86,536       5.96%    $125,788       6.23%
Average during year                                          163,117       5.59     150,433       6.11      103,305       4.41
Maximum month-end balance                                    219,189       5.44     206,430       6.17      127,329       3.50

   First Western Bank, N.A. and First Western Bank, F.S.B. are members of the Federal Home Loan Bank of Pittsburgh, and as such they have the ability to obtain advances from the FHLB. At December 31, 1996, First Western had advances from the FHLB (original maturity in excess of one year) of $144.0 million with a weighted average rate of 5.72% compared with advances of $111.7 million at December 31, 1995 with a weighted average rate of 5.59%. The advances from the FHLB are secured by certain qualifying residential mortgage loans, stock in the FHLB, investment securities and securities available for sale.

 INTEREST RATE SENSITIVITY

   First Western has an asset/liability management committee which manages the risks associated with changing interest rates and the resulting impact on net interest income. The management of interest rate risk at First Western is performed (i) by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time("GAP") and (ii) by using a simulation model which analyzes the effects of interest rate changes on net interest income over specified periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments.

   The tables below present First Western's GAP at December 31, 1996 and 1995. In preparing these tables, management has anticipated prepayments for mortgage-backed securities and mortgage loans according to standard industry prepayment assumptions in effect at year-end. Money market deposits and interest-bearing demand accounts have been included in the under three months category. Assets with daily floating rates are included in the under three months category. Assets and liabilities are included in the table based on their maturities or period of first repricing, subject to the foregoing assumptions.

                                                        INSTRUMENTS MATURING OR REPRICING
                                     -------------------------------------------------------------------------
                                      UNDER        THREE        SIX TO      ONE TO       OVER
                                      THREE        TO SIX       TWELVE       FIVE        FIVE
                                      MONTHS       MONTHS       MONTHS       YEARS       YEARS         TOTAL
                                    ---------    ---------    ---------    ---------    --------    ----------
DECEMBER 31, 1996:
   Rate-sensitive assets:
     Money market assets            $  39,170    $      --    $      --    $      --    $     --    $   39,170
     Securities                        66,757       55,377       35,579      187,076     133,052       477,841
     Loans                            289,196       79,116      128,714      430,452     186,947     1,114,425
                                    ---------    ---------    ---------    ---------    --------    ----------
       Total                        $ 395,123    $ 134,493    $ 164,293    $ 617,528    $319,999    $1,631,436
                                    =========    =========    =========    =========    ========    ==========

   Rate-sensitive liabilities:
     Deposits                       $ 547,472    $  93,118    $ 163,719    $ 246,800    $  4,631    $1,055,740
     Borrowed funds                   168,749       52,290       35,400      138,800          --       395,239
                                    ---------    ---------    ---------    ---------    --------    ----------
       Total                        $ 716,221    $ 145,408    $ 199,119    $ 385,600    $  4,631    $1,450,979
                                    =========    =========    =========    =========    ========    ==========

   Period GAP                       $(321,098)   $ (10,915)   $ (34,826)   $ 231,928    $315,368    $  180,457
                                    =========    =========    =========    =========    ========    ==========
   Ratio of period GAP to
     total rate-sensitive assets        (19.7)%       (0.7)%       (2.1)%       14.2%       19.4%
                                    =========    =========    =========    =========    ========
   Cumulative GAP                   $(321,098)   $(332,013)   $(366,839)   $(134,911)   $180,457
                                    =========    =========    =========    =========    ========
   Ratio of cumulative GAP to
     total rate-sensitive assets        (19.7)%      (20.4)%      (22.5)%       (8.3)%      11.1%
                                    =========    =========    =========    =========    ========


DECEMBER 31, 1995:
   Rate-sensitive assets:
     Money market assets            $   2,124    $      --    $      --    $      --    $     --    $    2,124
     Securities                        94,585       94,386       59,763      157,283     100,528       506,545
     Loans                            314,523       75,511      126,258      415,966      95,358     1,027,616
                                    ---------    ---------    ---------    ---------    --------    ----------
       Total                        $ 411,232    $ 169,897    $ 186,021    $ 573,249    $195,886    $1,536,285
                                    =========    =========    =========    =========    ========    ==========

   Rate-sensitive liabilities:
     Deposits                       $ 521,265    $ 182,938    $ 136,871    $ 229,437    $  4,308    $1,074,819
     Borrowed funds                    90,005       88,036       24,128       42,890          --       245,059
                                    ---------    ---------    ---------    ---------    --------    ----------
       Total                        $ 611,270    $ 270,974    $ 160,999    $ 272,327    $  4,308    $1,319,878
                                    =========    =========    =========    =========    ========    ==========

   Period GAP                       $(200,038)   $(101,077)   $  25,022    $ 300,922    $191,578    $  216,407
                                    =========    =========    =========    =========    ========    ==========
   Ratio of period GAP to
     total rate-sensitive assets        (13.0)%       (6.6)%        1.6%        19.6%       12.5%
                                    =========    =========    =========    =========    ========
   Cumulative GAP                   $(200,038)   $(301,115)   $(276,093)   $  24,829    $216,407
                                    =========    =========    =========    =========    ========
   Ratio of cumulative GAP to
     total rate-sensitive assets        (13.0)%      (19.6)%      (18.0)%        1.6%       14.1%
                                    =========    =========    =========    =========    ========

   In analyzing its GAP position, although all time periods are considered, First Western emphasizes the next twelve month period. An institution is considered to be liability sensitive, or as having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given time period exceeds the amount of its earning assets also repricing within that time period. Conversely, an institution is considered to be asset sensitive, or as having a positive GAP, when the amount of its interest bearing liabilities maturing or repricing is less than the amount of its interest-earning assets also maturing or repricing during the same period. Generally, in a falling interest rate environment, a negative GAP should result in an increase in net interest income, and in a rising interest rate environment this negative GAP should adversely affect net interest income. The converse would be true for a positive GAP.

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

   Due in part to the shortcomings of GAP analysis, the asset/liability committee of First Western believes that simulation modeling more accurately estimates the effects of and exposure to interest rate changes. At December 31, 1996, First Western's simulation modeling indicated that in a 200 basis point rising or falling interest rate environment with no changes in the balance sheet and limited reinvestment changes, net interest income is projected to decrease approximately four percent over a 24 month period, within First Western's asset/liability strategy and board approved limits.

 LIQUIDITY AND CASH FLOWS

   Liquidity is the ability to provide the cash necessary to meet customer credit needs and satisfy depositor withdrawal requirements. One source of liquidity is cash and short-term assets, such as interest-bearing deposits in other banks and the Federal Home Loan Bank and federal funds sold, which totaled $75.2 million at December 31, 1996 compared with $41.6 million at December 31, 1995. Another source of liquidity is borrowing capability. First Western's banking subsidiaries have a variety of sources of short-term liquidity available to them, including federal funds purchased from correspondent banks, sales of securities available for sale, sales of securities under agreements to repurchase, the Federal Reserve discount window, interbank deposits, FHLB advances and loan participations or sales. At December 31, 1996, First Western's banking subsidiaries had $60.5 million of unused credit lines available. First Western's portfolio of securities available for sale is another source of liquidity. This portfolio of securities of $26.6 million at December 31, 1996, excluding pledged securities of $174.7 million, is recorded at current market value with a corresponding adjustment to equity, net of income tax effects; therefore, these securities may be sold to meet liquidity needs if necessary without impacting First Western's equity. First Western also generates liquidity from the regular principal payments and prepayments made on its portfolio of loans and mortgage-backed securities.

   First Western's operating activities generated cash flows of $56.0 million in 1996, compared with $54.2 million in 1995 and $4.4 million in 1994. The primary source of operating cash flows for 1996, 1995 and 1994 was sale of mortgage loans and net income combined with noncash expenses such as the provision for possible loan losses and depreciation.

   Investing activities used cash flows of $171.4 million in 1996 compared with $46.8 million in 1995 and $35.5 million in 1994. During 1996, the growth of the loan portfolio used net cash flows of $157.8 million compared with $208.6 million in 1995 and $148.7 million in 1994. The funding for the loan growth in 1996 was provided primarily by increased borrowings. The funding for the loan growth in 1995 was provided primarily by the cash received in the branch purchases and also by increased deposits. The loan growth in 1994 was funded primarily by sales and maturities of securities. During 1996, the portfolio of securities available for sale combined with the portfolio of investment securities and mortgage-backed securities held to maturity used net cash flows of $11.3 million compared with providing cash flows of $62.0 million and $99.3 million in 1995 and 1994, respectively.

   Financing activities provided cash flows of $112.0 million in 1996 compared with using cash flows of $10.8 million in 1995 and providing cash flows of $37.1 million in 1994. An increase in borrowings provided cash flows of $152.3 million in 1996 compared with using cash flows of $54.5 million in 1995 and $11.5 million in 1994. First Western reduced borrowings during 1995 with the funds provided by the branch acquisitions and the deposit growth.

 SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES

   Shareholders' equity at December 31, 1996 was $127.7 million, increasing $6.0 million or 5.0% from $121.7 million at December 31, 1995 due to the retention of $11.4 million of earnings during 1996, which was partially offset by the repurchase of common stock for treasury stock and for the ESOP along with a $1.6 million decrease in the market value of the portfolio of securities available for sale, net of income tax effects. In December 1996, First Western's Board of Directors reauthorized a common stock repurchase program that permits the repurchase of up to 285,000 shares, or approximately 3.75%, of the Company's outstanding shares of common stock from time to time at current market prices from available corporate funds. First Western's ratio of shareholders' equity to total assets was 7.53% at December 31, 1996 compared with 7.59% and 7.29% at December 31, 1995 and 1994, respectively. The book value per share was $16.74 at December 31, 1996 compared with $15.67 and $13.65 at December 31, 1995 and 1994, respectively.

   On February 11, 1997, First Western completed the private placement of $25 million of 9.875% capital securities due February 1, 2027 issued by First Western's newly formed Delaware trust subsidiary, First Western Capital Trust I.

   The securities were sold in an offering under Rule 144A of the Securities Act of 1933. Securities of this type received approval in October 1996 from the Federal Reserve Board to qualify as Tier I capital and the interest payable thereon is currently considered to be tax-deductible. Proceeds of the issue were invested by First Western Capital Trust I in junior subordinated debentures issued by First Western. Net proceeds from the sale of the debentures will be used for general corporate purposes, including, but not limited to, repurchase of shares of First Western's common stock, investments in and advances to First Western's subsidiaries, financing future acquisitions of financial institutions as well as banking and other assets.

   First Western, as a bank holding company, is required to meet certain risk-based capital and leverage requirements. The risk-based capital requirements redefine the components of capital, categorize assets into different risk classes, and include certain off-balance sheet items in the calculation of the adequacy of capital. A financial institution's capital is divided into two classes, Tier I and Tier II.

   First Western's Tier I and Tier II capital consisted of the following at December 31, 1996 and 1995:

                                                                                                   1996             1995
                                                                                                ----------        --------
                                                                                                  (DOLLARS IN THOUSANDS)
Tier I:
   Common shareholders' equity                                                                  $  127,721        $121,688
   Less: Non-exempt intangible assets                                                               (6,575)         (7,391)
          Unrealized  appreciation in securities available for sale                                   (884)         (2,492)
                                                                                                ----------        --------
          Total Tier I                                                                             120,262         111,805
                                                                                                ----------        --------
Tier II:
   Qualifying allowance for possible loan losses                                                    13,190          12,445
                                                                                                ----------        --------
Total capital                                                                                   $  133,452        $124,250
                                                                                                ==========        ========
Risk-weighted assets                                                                            $1,052,329        $993,929
                                                                                                ==========        ========
Tier I capital ratio                                                                                 11.43%          11.25%
                                                                                                ==========        ========
Required Tier I capital ratio                                                                         4.00%           4.00%
                                                                                                ==========        ========
Total capital ratio                                                                                  12.68%          12.51%
                                                                                                ==========        ========
Required total capital ratio                                                                          8.00%           8.00%
                                                                                                ==========        ========

   First Western is also subject to a minimum Tier I leverage ratio based on Tier I capital to total average assets. The required ratio for each financial institution will be determined based on the financial institution's relative soundness. A minimum ratio of Tier I capital to total assets of three percent has been established for top rated financial institutions, with less highly rated institutions or those with higher levels of risk required to maintain ratios of 100 to 200 basis points above the minimum level. First Western's Tier I leverage ratio was 7.10% at December 31, 1996 compared with 6.99% at December 31, 1995.

   The common stock of First Western is traded on the Nasdaq Stock Market under the symbol "FWBI". As of March 3, 1997 there were 7,627,616 shares of common stock outstanding held by approximately 5,000 holders of record. The following table sets forth the high and low sales prices for the common stock, as reported by the Nasdaq Stock Market, and the cash dividends declared per share on the common stock, for the periods indicated. The prices and dividends set forth below have been adjusted to reflect the three-for-two stock split effected in the form of a fifty percent stock dividend paid on November 17, 1995.

                                                             SALES PRICE              PERIOD
                                                         --------------------          END           CASH DIVIDENDS
                                                          HIGH           LOW          CLOSE        DECLARED PER SHARE
                                                         ------        ------         ------       ------------------
      1996:
         First Quarter                                   $27.50        $25.50         $26.75              $0.18
         Second Quarter                                   27.00         23.75          24.75               0.18
         Third Quarter                                    26.75         20.75          25.75               0.18
         Fourth Quarter                                   28.25         25.50          26.25               0.20

      1995:
         First Quarter                                   $18.83        $17.83         $18.17              $0.17
         Second Quarter                                   19.17         18.33          18.92               0.17
         Third Quarter                                    23.17         18.83          22.50               0.17
         Fourth Quarter                                   28.25         21.83          27.50               0.17