Form 10-K, Exhibit 13
period 1997-12-31
FIRST WESTERN BANCORP INC
filed 1998-03-26
CIK 740876

                                                                      Exhibit 13


Management's Report on the Internal Control Structure and
Compliance with Laws and Regulations JANUARY 23,1998




                               To Our Shareholders

-------------------------------------------------------------------------------

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

INTERNAL CONTROL

Management is responsible for establishing and maintaining an effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Reserve Board's Y-Report Instructions. Internal control contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

     There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control may vary over time.

     Management assessed First Western's internal control over financial reporting presented in conformity with both generally accepted accounting principles and Y-Report Instructions as of December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that First Western maintained an effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and Y-Report Instructions, as of December 31, 1997.

COMPLIANCE WITH LAWS AND REGULATIONS

Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation ("FDIC") as safety and soundness laws and regulations.

     Management assessed its compliance with the designated safety and soundness laws and regulations and has maintained records of its determinations and assessment as required by the FDIC. Based on this assessment, management believes that First Western has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended
December 31, 1997.

/s/ THOMAS J. O'SHANE

THOMAS J. O'SHANE
Chairman of the Board,
President and Chief Executive Officer



/s/ ROBERT H. YOUNG

ROBERT H. YOUNG
Executive Vice President,
Chief Financial Officer, Secretary and Treasurer





No. 0014

                                Consolidated Balance Sheets DOLLARS IN THOUSANDS




                                                                                                           December 31,
                                                                                                   -----------      -----------
                                                                                                       1997             1996
                                                                                                   -----------      -----------
ASSETS:
   Cash and due from banks ...................................................................     $    40,973      $    36,021
                                                                                                   -----------      -----------
   Interest-bearing deposits in other banks ..................................................           6,836            1,770
                                                                                                   -----------      -----------
   Federal funds sold ........................................................................               -           37,400
                                                                                                   -----------      -----------
   Securities available for sale
      (amortized cost of $316,146 and $199,922) ..............................................         324,521          201,282
                                                                                                   -----------      -----------
   Investment securities, held to maturity
      (market value of $101,289 and $107,455) ................................................         100,151          107,092
                                                                                                   -----------      -----------
   Mortgage-backed securities, held to maturity
      (market value of $131,942 and $167,185) ................................................         132,673          169,467
                                                                                                   -----------      -----------
   Loans held for sale .......................................................................          39,840          124,515
                                                                                                   -----------      -----------
   Loans (net of unearned income of $38,946 and $34,864) .....................................       1,046,363          989,910
   Less allowance for possible loan losses ...................................................          18,077           16,054
                                                                                                   -----------      -----------
         NET LOANS ...........................................................................       1,028,286          973,856
                                                                                                   -----------      -----------
   Premises and equipment ....................................................................          20,996           19,499
                                                                                                   -----------      -----------
   Bank-owned life insurance .................................................................          25,000                -
                                                                                                   -----------      -----------
   Other assets ..............................................................................          24,801           24,876
                                                                                                   -----------      -----------
         TOTAL ASSETS ........................................................................     $ 1,744,077      $ 1,695,778
                                                                                                   ===========      ===========
LIABILITIES:
   Deposits:
      Noninterest-bearing demand .............................................................     $   100,653      $    93,163
      Interest-bearing demand ................................................................          38,539           53,946
      Savings ................................................................................         385,363          329,532
      Time ...................................................................................         667,784          672,262
                                                                                                   -----------      -----------
         TOTAL DEPOSITS ......................................................................       1,192,339        1,148,903
                                                                                                   -----------      -----------
   Borrowed funds:
      Federal funds purchased and other short-term borrowings ................................          81,773           33,202
      Repurchase agreements and secured lines of credit ......................................         121,756          212,070
      Advances from the Federal Home Loan Bank ...............................................         156,000          144,000
                                                                                                   -----------      -----------
         TOTAL BORROWED FUNDS ................................................................         359,529          389,272
                                                                                                   -----------      -----------
   Long-term debt ............................................................................           4,258            5,967
                                                                                                   -----------      -----------
   Other liabilities .........................................................................          25,272           23,915
                                                                                                   -----------      -----------
         TOTAL LIABILITIES ...................................................................       1,581,398        1,568,057
                                                                                                   -----------      -----------
   Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures
      of the Corporation .....................................................................          23,837              -
                                                                                                   -----------      -----------

SHAREHOLDERS' EQUITY:
   Preferred stock, no stated value,
      4,000,000 shares authorized, none issued ...............................................               -                -
   Common stock, $5 par value, 20,000,000 shares authorized,
      11,786,811 and 7,835,706  shares issued and
      11,132,253 and 7,628,020 shares outstanding ............................................          58,934           39,179
   Additional paid-in capital ................................................................           2,611           22,064
   Retained earnings .........................................................................          84,647           70,736
   Unrealized appreciation in securities available for sale, net of tax ......................           5,443              884
   Treasury stock, 611,700 and 173,400 shares at cost ........................................         (12,043)          (4,242)
   Unallocated common stock held by ESOP (at cost) ...........................................            (750)            (900)
                                                                                                   -----------      -----------
         TOTAL SHAREHOLDERS' EQUITY ..........................................................         138,842          127,721
                                                                                                   -----------      -----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..........................................     $ 1,744,077      $ 1,695,778
                                                                                                   ===========      ===========

                                 See notes to consolidated financial statements.


                                                                         No.0015

Consolidated Statements Of Income
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                 ----------------------------------
                                                                                   1997         1996         1995
                                                                                 ----------------------------------
INTEREST INCOME:
   Interest and fees on loans ................................................   $ 89,831     $ 92,321     $ 90,651
   Interest on deposits in other banks .......................................        260           61           73
   Interest on securities available for sale .................................     21,946       16,868       10,043
   Interest and dividends on investment securities, held to maturity:
      Taxable ................................................................      1,159        1,516        3,047
      Tax-exempt .............................................................      4,155        4,151        4,034
   Interest on mortgage-backed securities, held to maturity ..................      9,418       10,532       11,838
   Interest on federal funds sold ............................................        554           34          146
                                                                                 ----------------------------------
         TOTAL INTEREST INCOME ...............................................    127,323      125,483      119,832
                                                                                 ----------------------------------
INTEREST EXPENSE:
   Interest on deposits:
      Demand .................................................................        890        1,362        1,892
      Savings ................................................................      7,762        7,056        7,640
      Time ...................................................................     38,812       37,693       38,374
   Interest on borrowed funds:
      Federal funds purchased and other short-term borrowings ................      3,136        3,096        1,473
      Repurchase agreements and secured lines of credit ......................      8,110       10,898        7,557
      Advances from the Federal Home Loan Bank ...............................      8,526        6,620        7,196
   Interest on long-term debt ................................................        383          489          740
                                                                                 ----------------------------------
         TOTAL INTEREST EXPENSE ..............................................     67,619       67,214       64,872
                                                                                 ----------------------------------
NET INTEREST INCOME ..........................................................     59,704       58,269       54,960
PROVISION FOR POSSIBLE LOAN LOSSES ...........................................      4,836        8,288        3,982
                                                                                 ----------------------------------
NET INTEREST INCOME AFTER PROVISION
  FOR POSSIBLE LOAN LOSSES ...................................................     54,868       49,981       50,978
                                                                                 ----------------------------------

OTHER INCOME:
   Trust fees ................................................................      2,301        2,010        1,976
   Service charges on deposit accounts .......................................      4,184        3,700        3,245
   Credit card program fees ..................................................        199        1,676        1,444
   Net securities gains ......................................................        276          984        1,555
   Net gains on loan sales ...................................................      5,859        4,563          229
   Other operating income ....................................................      4,412        2,781        2,572
                                                                                 ----------------------------------
         TOTAL OTHER INCOME ..................................................     17,231       15,714       11,021
                                                                                 ----------------------------------

OTHER EXPENSES:
   Salaries and wages ........................................................     15,395       14,515       13,671
   Employee benefits .........................................................      4,311        3,941        4,127
   Net occupancy expense .....................................................      3,156        2,913        2,828
   Equipment rentals, depreciation and maintenance ...........................      2,338        2,190        2,297
   Federal deposit insurance .................................................        376        4,403        1,852
   Supplies ..................................................................      1,605        1,587        1,556
   Marketing .................................................................      2,027        1,207        1,456
   Professional fees .........................................................      1,955        1,426        1,416
   Data processing services ..................................................      1,542        1,830        1,401
   Minority interest expense .................................................      2,252            -            -
   Other operating expense ...................................................      8,038        8,252        7,423
                                                                                 ----------------------------------
         TOTAL OTHER EXPENSES ................................................     42,995       42,264       38,027
                                                                                 ----------------------------------
INCOME BEFORE INCOME TAXES ...................................................     29,104       23,431       23,972
INCOME TAXES .................................................................      8,822        6,304        7,226
                                                                                 ----------------------------------
NET INCOME ...................................................................   $ 20,282     $ 17,127     $ 16,746
                                                                                 ==================================
BASIC EARNINGS PER SHARE .....................................................   $   1.80     $   1.49     $   1.44
                                                                                 ==================================
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING ....................................     11,242       11,510       11,649
                                                                                 ==================================
DILUTED EARNINGS PER SHARE ...................................................   $   1.77     $   1.47     $   1.42
                                                                                 ==================================
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING ..................................     11,446       11,669       11,773
                                                                                 ==================================

                                 See notes to consolidated financial statements.




NO.0016

                     Consolidated  Statements of Changes in Shareholders' Equity
                                    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                          IN THOUSANDS, EXCEPT PER SHARE AMOUNTS


                                                                                 UNREALIZED
                                                                                APPRECIATION                  COMMON STOCK
                                                                                (DEPRECIATION)                 HELD BY ESOP
                                        COMMON STOCK     ADDITIONAL             IN SECURITIES                   (AT COST)
                                    -------------------   PAID-IN     RETAINED   AVAILABLE    TREASURY      ------------------
                                      SHARES    AMOUNT    CAPITAL     EARNINGS    FOR SALE      STOCK        SHARES    AMOUNT
                                    ------------------------------------------------------------------------------------------
BALANCE:
   January 1, 1995 ..............      5,180    $25,901   $ 34,431     $47,961     $(2,191)   $     --          (1)    $   (23)
   Net income ...................         --         --         --      16,746          --          --          --          --
   Cash dividends paid
      ($0.46 per share) .........         --         --         --      (5,389)         --          --          --          --
   Fifty percent stock dividend
      (including fractional
       shares paid in cash) .....      2,601     13,004    (13,004)         (5)         --          --          (1)         --
   Purchased stock allocated
      to ESOP participants ......         --         --         --          --          --          --           2          23
   Exercise of stock options,
      net of shares redeemed ....         15         75        (54)         --          --          --          --          --
   Common stock issued for
      dividend reinvestment .....         21        103        438          --          --          --          --          --
   Treasury stock purchased .....         --         --         --          --          --      (1,011)         --          --
   Net change in unrealized
      appreciation (depreciation)
      in securities available
      for sale, net of tax ......         --         --         --          --       4,683          --          --          --
                                    ------------------------------------------------------------------------------------------


BALANCE:
   December 31, 1995 ............      7,817     39,083     21,811      59,313       2,492      (1,011)         --          --
   Net income ...................         --         --         --      17,127          --          --          --          --
   Cash dividends paid
      ($0.49 per share) .........         --         --         --      (5,704)         --          --          --          --
   Exercise of stock options,
      net of shares redeemed ....         18         90        200          --          --          --          --          --
   Common stock issued for
      dividend reinvestment .....          1          6         29          --          --          --          --          --
   Common stock purchased
      by ESOP ...................         --         --         --          --          --          --         (40)     (1,050)
   Purchased stock allocated
      to ESOP participants ......         --         --         --          --          --          --           6         150
   Treasury stock purchased .....         --         --         --          --          --      (3,471)         --          --
   Treasury stock issued ........         --         --         24          --          --         240          --          --
   Net change in unrealized
      appreciation (depreciation)
      in securities available
      for sale, net of tax ......         --         --         --          --      (1,608)         --          --          --
                                    ------------------------------------------------------------------------------------------


BALANCE:
   December 31, 1996 ............      7,836     39,179     22,064      70,736         884      (4,242)        (34)       (900)
   Net income ...................         --         --         --      20,282          --          --          --          --
   Cash dividends paid
      ($0.56 per share) .........         --         --         --      (6,364)         --          --          --          --
   Exercise of stock options,
      net of shares redeemed ....         19         97         51          --          --          --          --          --
   Common stock issued for
      dividend reinvestment .....          5         23        131          --          --          --          --          --
   Purchased stock allocated
      to ESOP participants ......         --         --         --          --          --          --           8         150
   Treasury stock purchased .....         --         --         --          --          --      (7,801)         --          --
   Fifty percent stock dividend
     (including fractional shares
      paid in  cash) ............      3,927     19,635    (19,635)         (7)         --          --         (17)         --
   Net change in unrealized
      appreciation (depreciation)
      in securities available
      for sale, net of tax ......         --         --         --          --       4,559          --          --          --

BALANCE:
                                    ------------------------------------------------------------------------------------------
   December 31, 1997 ............     11,787    $58,934   $  2,611     $84,647     $ 5,443    $(12,043)        (43)    $  (750)
                                    ==========================================================================================

                                 See notes to consolidated financial statements.



                                                                         No.0017

Consolidated Statements Of Cash Flows
DOLLARS IN THOUSANDS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                         -----------------------------------
                                                                            1997         1996        1995
                                                                         -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ........................................................   $  20,282    $  17,127    $  16,746
                                                                         -----------------------------------
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation ...................................................       2,312        2,205        2,244
      Amortization and accretion - net ...............................       2,189        1,861          253
      Provision for possible loan losses .............................       4,836        8,288        3,982
      Gain on sale of securities .....................................        (276)        (984)      (1,555)
      Proceeds from loan sales .......................................     137,241       39,144       61,866
      Gain on sale of loans ..........................................      (5,859)      (4,563)        (229)
      Purchase of loans ..............................................      (2,869)      (7,894)     (30,789)
      (Gain) loss on sale of real estate owned .......................         (87)          44         (594)
      (Gain) loss on sale of premises and equipment ..................         (11)          85           48
      Provision for deferred tax liability (benefit) .................         434       (2,093)        (293)
      Increase in interest receivable ................................        (273)        (193)      (1,162)
      Increase in interest payable ...................................         909          320        3,823
      Other - net ....................................................      (1,446)       2,630         (169)
                                                                         -----------------------------------
         Total adjustments ...........................................     137,100       38,850       37,425
                                                                         -----------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES ......................     157,382       55,977       54,171
                                                                         -----------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities available for sale ..............      18,511      116,036      162,924
   Proceeds from maturity or paydown of securities available
      for sale .......................................................     121,330       73,228       22,831
   Purchase of securities available for sale .........................    (255,291)    (182,745)    (151,111)
   Proceeds from maturity or paydown of investment securities,
      held to maturity ...............................................      57,123       47,961       49,789
   Purchase of investment securities, held to maturity ...............     (13,948)     (65,746)     (22,386)
   Net increase in loans .............................................    (126,035)    (157,790)    (208,559)
   Proceeds from sales of credit card and student loan portfolios ....      21,801       37,188       12,903
   (Increase) decrease in deposits in other banks ....................      (5,066)         354       (1,252)
   Decrease (increase) in federal funds sold .........................      37,400      (37,400)          --
   Purchase of premises and equipment ................................      (4,111)      (3,450)      (2,908)
   Proceeds from sales of premises and equipment .....................         290           68          102
   Proceeds from sales of real estate owned ..........................       1,306          883        1,614
   Purchase of bank-owned life insurance .............................     (25,000)          --           --
   Cash paid for branch sales ........................................     (14,692)          --           --
   Cash received in branch purchases .................................      33,760           --       89,288
                                                                         -----------------------------------
      NET CASH USED IN INVESTING ACTIVITIES ..........................    (152,622)    (171,413)     (46,765)
                                                                         -----------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits ...............................      21,564      (28,701)      51,663
   Net increase (decrease) in federal funds purchased
      and other short-term borrowings ................................      48,571       29,604      (31,249)
   Net (decrease) increase in repurchase agreements and
      secured lines of credit ........................................     (90,314)      90,412       (6,803)
   Net increase (decrease) in advances from the Federal Home
      Loan Bank ......................................................      12,000       32,330      (16,451)
   Proceeds from issuance of long-term debt ..........................          --        1,050           --
   Proceeds from issuance of capital securities, net of
      issuance costs .................................................      23,800           --           --
   Payments on long-term debt ........................................      (1,709)      (3,216)      (2,185)
   Treasury stock purchased ..........................................      (7,801)      (3,471)      (1,011)
   Treasury stock issued .............................................          --          264           --
   Proceeds from exercise of stock options ...........................         148          290           21
   Proceeds from common stock issued for dividend reinvestment plan ..         154           35          541
   Common stock purchased for ESOP ...................................          --       (1,050)          --
   Stock allocated to ESOP participants ..............................         150          150           23
   Dividends paid on common stock ....................................      (6,371)      (5,704)      (5,394)
                                                                         -----------------------------------
      NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ............         192      111,993      (10,845)
                                                                         -----------------------------------

NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS ...................       4,952       (3,443)      (3,439)
CASH AND DUE FROM BANKS - beginning of year ..........................      36,021       39,464       42,903
                                                                         -----------------------------------
CASH AND DUE FROM BANKS - end of year ................................   $  40,973    $  36,021    $  39,464
                                                                         ===================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for:
      Interest .......................................................   $  66,710    $  66,894    $  61,049
                                                                         ===================================
      Income taxes ...................................................   $  10,299    $   6,405    $   7,562
                                                                         ===================================

                                 See notes to consolidated financial statements.




No.0018

                                                           Notes To Consolidated
                                                            Financial Statements


               Note 1. Summary Of Significant Accounting Policies


BASIS OF PRESENTATION

The consolidated financial statements include the accounts of First Western Bancorp, Inc. ("First Western") and its wholly owned subsidiaries:
First Western Bank, National Association ("First Western Bank, N.A."); First Western Trust Services Company ("Trust Services"); First Western Investment Services Company ("Investment Services") and effective February 11, 1997, First Western Capital Trust I ("Capital Trust"). Capital Trust exists for the sole purpose of issuing capital securities and investing the proceeds thereof in junior subordinated debentures issued by First Western. Effective September 5, 1997, First Western Bank, Federal Savings Bank ("First Western Bank, F.S.B.") was merged into First Western Bank, N.A. All significant intercompany transactions have been eliminated in consolidation. Investments in subsidiaries on the parent company financial statements (see Note 24) are carried at the parent company's equity in the underlying net assets.

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

LOANS

Interest income is accrued using various methods that result in a level yield on principal amounts outstanding. Loan origination fees, net of certain related origination costs, are amortized over the average lives of the related loans. For commercial and mortgage loans on which interest is more than 90 days past due, or earlier, when in the opinion of management collection of principal or interest is doubtful and the loan is not well secured and in the process of collection, accrual of income is discontinued and any previously accrued and unpaid interest for the current year is charged against current income, and any interest accrued and unpaid for prior periods is charged against the allowance for possible


                                                                         NO.0019
loan losses. Installment loans are generally charged off between 90 and 120 days past due or when deemed uncollectible in the opinion of management. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction to principal or reported as interest income according to management's judgment as to the collectibility of principal.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is available to absorb future loan charge-offs. The allowance is increased by provisions charged to operations and reduced by losses, net of recoveries. The amount charged to operations is based on several factors including: (1) analytical reviews of significant commercial and commercial mortgage loans and loan loss experience in relationship to outstanding loans to determine an adequate allowance for possible loan losses required for outstanding loans; (2) a continuing review of loans evaluated by the loan review process as less than satisfactory, all nonperforming loans and overall portfolio quality; (3) regular examinations and appraisals of the loan portfolio conducted by federal supervisory authorities; and (4) management's judgment with respect to current and expected economic conditions, the level of delinquencies and nonaccrual loans, trends in the volume and term of loans, anticipated impact from changes in lending policies and procedures, changes in lending management, and any concentration of credit in certain industries or geographic areas. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for possible loan losses related to loans that are considered to be impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of collateral for certain collateral-dependent loans.

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

         Long-lived assets to be held and those to be disposed of and certain intangibles are evaluated for impairment using the guidance provided by Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which was adopted on January 1, 1996. The provisions of this statement establish when an impairment should be recognized and how it should be measured. The adoption of this statement did not have a material impact on First Western's financial position or results of operations.

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

GOODWILL AND OTHER INTANGIBLES

The excess of cost over net tangible assets and identified intangible assets of acquired branches or subsidiaries is amortized over a period not to exceed 15 years. Core deposit intangibles are amortized on a straight-line basis over the shorter of the average remaining lives of the acquired deposits or 12 years. Other identified intangibles are amortized over the benefited periods, not to exceed 12 years.

MORTGAGE SERVICING RIGHTS

Beginning January 1, 1996, First Western changed its accounting for mortgage servicing rights to include the capitalization of both originated and purchased servicing rights under the provisions of Statement No. 122, "Accounting for Mortgage Servicing Rights" as amended by Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The total cost of loans originated or purchased is allocated between loans and servicing rights based on the relative fair values of each. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Management stratifies servicing rights based on origination period and interest rate and evaluates the recoverability in relation to the impact of actual and anticipated loan portfolio prepayments, foreclosure, and delinquency experience. First Western did not have a valuation allowance associated with the mortgage servicing rights as of December 31, 1997. The adoption of Statements No. 122 and No. 125 did not have a material impact on First Western's financial position or results of operations.

No.0020

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

EARNINGS AND DIVIDENDS PER SHARE

Earnings and dividends per share are calculated using the weighted average number of shares outstanding and common share equivalents. All share information and per share amounts have been restated for the effect of a three-for-two stock split effected in the form of a 50 percent stock dividend declared on July 15, 1997 and distributed on August 15, 1997.

         In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings Per Share." Statement No. 128 requires the presentation of basic and diluted earnings per share. First Western adopted Statement No. 128 effective December 31, 1997, and all prior period amounts have been restated to comply with Statement No. 128.

CASH FLOWS STATEMENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which requires businesses to disclose comprehensive income and its component in their general-purpose financial statements. This statement requires the reporting of all items of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997, with reclassification of comparative financial statements and is applicable to interim periods. Management is in the process of evaluating the impact of this statement on First Western's financial statements.


         In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for financial statements for periods beginning after December 15, 1997. Statement No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. Management is in the process of evaluating the impact of this statement on First Western's financial statements.

RECLASSIFICATIONS

Certain reclassifications have been made to the consolidated financial statements for the years ended December 31, 1996 and 1995 to conform with the 1997 presentation.


                                                                         No.0021

                      Note 2. Securities Available for Sale

--------------------------------------------------------------------------------

At December 31, 1997 and 1996, the cost and market values of securities classified as available for sale were as follows (in thousands):

                                                                             1997
                                                 ----------------------------------------------------------
                                                                             GROSS
                                                               -----------------------------
                                                 AMORTIZED     UNREALIZED         UNREALIZED       MARKET
                                                   COST           GAINS             LOSSES          VALUE
                                                 ----------------------------------------------------------
U.S. Treasury securities ...................     $  7,745        $    41         $      --         $  7,786
U.S. government agencies and corporations...       92,100            555               (65)          92,590
Mortgage-backed securities .................      161,509          1,879               (62)         163,326
Other securities ...........................       54,792          6,048               (21)          60,819
                                                 ----------------------------------------------------------
                                                 $316,146        $ 8,523         $    (148)        $324,521
                                                 ==========================================================

                                                                             1996
                                                 ----------------------------------------------------------
                                                                             GROSS
                                                               -----------------------------
                                                 AMORTIZED     UNREALIZED         UNREALIZED       MARKET
                                                   COST           GAINS             LOSSES          VALUE
                                                 ----------------------------------------------------------
U.S. Treasury securities ...................     $ 2,049        $    19         $      --       $  2,068
U.S. government agencies and corporations...      79,645              5              (399)        79,251
Mortgage-backed securities .................     102,436            550              (570)       102,416
Other securities ...........................      15,792          1,766               (11)        17,547
                                                --------------------------------------------------------
                                                $199,922        $ 2,340         $    (980)      $201,282
                                                ========================================================


Securities available for sale with market values of $147,216,000 and $174,712,000 at December 31, 1997 and 1996, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes.

     The cost and market value of securities available for sale at December 31, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):


Sales of securities available for sale during 1997, 1996 and 1995 were $18,522,000, $116,040,000 and $157,793,000, respectively. Gross gains of
$284,000, $1,744,000 and $2,290,000 and gross losses of $8,000, $760,000 and
$735,000 were realized on those sales during 1997, 1996 and 1995, respectively.

                                              AMORTIZED        MARKET
                                                 COST           VALUE
                                              ------------------------
Due in one year or less .................     $ 62,922        $ 62,981
Due after one year through five years....       47,635          48,179
Due after five years through ten years...        6,407           6,403
Due after ten years .....................       37,673          43,632
                                              ------------------------
                                               154,637         161,195
Mortgage-backed securities ..............      161,509         163,326
                                              ------------------------
                                              $316,146        $324,521
                                              ========================

No.0022

          Note 3. Investment Securities and Mortgage-Backed Securities,
                                Held to Maturity

--------------------------------------------------------------------------------

At December 31, 1997 and 1996, the carrying and market values of investment securities and mortgage-backed securities held to maturity were as follows (in thousands):

                                                                         1997
                                                 ----------------------------------------------------------
                                                                         GROSS
                                                                ---------------------------
                                                 AMORTIZED      UNREALIZED       UNREALIZED        MARKET
                                                   COST            GAINS           LOSSES           VALUE
                                                 ----------------------------------------------------------
U.S. government agencies and corporations...     $ 14,154        $    --         $     (60)        $ 14,094
States and political subdivisions ..........       85,247          1,208               (10)          86,445
Other securities ...........................          750             --                --              750
                                                 ----------------------------------------------------------
                                                 $100,151        $ 1,208         $     (70)        $101,289
                                                 ==========================================================
Mortgage-backed securities .................     $132,673        $   569         $  (1,300)        $131,942
                                                 ==========================================================
Total ......................................     $232,824        $ 1,777         $  (1,370)        $233,231
                                                 ==========================================================

                                                                         1996
                                                 ----------------------------------------------------------
                                                                         GROSS
                                                                ---------------------------
                                                 AMORTIZED      UNREALIZED       UNREALIZED        MARKET
                                                   COST            GAINS           LOSSES           VALUE
                                                 ----------------------------------------------------------
U.S. government agencies and corporations...     $ 21,051        $    --         $    (269)        $ 20,782
States and political subdivisions ..........       85,341            884              (252)          85,973
Other securities ...........................          700             --                --              700
                                                 ----------------------------------------------------------
                                                 $107,092        $   884         $    (521)        $107,455
                                                 ==========================================================
Mortgage-backed securities .................     $169,467        $   125         $  (2,407)        $167,185
                                                 ==========================================================
Total ......................................     $276,559        $ 1,009         $  (2,928)        $274,640
                                                 ==========================================================


Investment securities and mortgage-backed securities with an amortized cost of $92,277,000 and $158,614,000 at December 31, 1997 and 1996, respectively, were pledged to secure public and trust deposits, securities sold under agreements to repurchase and other short-term borrowings and for other purposes.

     The carrying value and market value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands):

                                              AMORTIZED        MARKET
                                                COST            VALUE
                                              ------------------------
Due in one year or less .................     $ 33,597        $ 33,716
Due after one year through five years....       59,907          60,697
Due after five years through ten years...        6,189           6,332
Due after ten years .....................          458             544
                                              ------------------------
                                               100,151         101,289
Mortgage-backed securities ..............      132,673         131,942
                                              ------------------------
                                              $232,824        $233,231
                                              ========================

There were no sales of investment securities or mortgage-backed securities held to maturity during 1997, 1996 or 1995.


                                                                         No.0023

                                  Note 4. Loans

--------------------------------------------------------------------------------

Loans at December 31, 1997 and 1996 are summarized as follows (in thousands):

                                                  1997           1996
                                               ----------------------------
Commercial, financial and agricultural....     $  141,989        $  121,410
Real estate:
  Construction ...........................         14,450            16,289
  Mortgage ...............................        606,042           575,158
Installment loans to individuals .........        322,828           311,917
                                               ----------------------------
                                                1,085,309         1,024,774
Less unearned income .....................         38,946            34,864
                                               ----------------------------
                                               $1,046,363        $  989,910
                                               ============================

First Western's bank subsidiary grants commercial, residential and installment loans to its customers, primarily within the western Pennsylvania and northeastern Ohio regions, with no significant concentrations of credit risk within any specific industry. The bank subsidiary's loan portfolio is diversified; however, a substantial portion of its debtors' ability to honor their obligations is dependent upon the economy within the western Pennsylvania and northeastern Ohio regions. The total loans serviced for others was $176.1 million and $144.7 million at December 31, 1997 and 1996, respectively.

     In the normal course of business, loans are extended to directors and executive officers and their associates. All of these loans are on substantially the same terms as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors and executive officers and their associates with loan balances in excess of $60,000 for the year ended December 31, 1997 is as follows (in thousands):

     BALANCE                    AMOUNTS         BALANCE
       AT                      COLLECTED           AT
     JAN. 1                    AND OTHER        DEC. 31,
      1997       ADDITIONS      CHANGES           1997
  -----------------------------------------------------------
  -----------------------------------------------------------
   $ 16,883       $ 1,550        $ 3,712        $ 14,721
  ===========================================================


                   Note 5. Allowance for Possible Loan Losses

--------------------------------------------------------------------------------

Transactions in the allowance for possible loan losses are summarized as follows (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                  --------------------------------------
                                                    1997           1996            1995
                                                  --------------------------------------
Balance at beginning of year ...............      $ 16,054       $ 14,148        $12,943
  Provision for possible loan losses .......         4,836          8,288          3,982
  Recoveries on loans previously charged-off         1,108            674            290
                                                  --------------------------------------
                                                    21,998         23,110         17,215
  Less loans charged-off ...................         3,921          7,056          3,067
                                                  --------------------------------------
Balance at end of year .....................      $ 18,077        $16,054        $14,148
                                                  ======================================

Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended, requires an allowance to be established as a component of the allowance for possible loan losses for certain loans when it is probable that all amounts due pursuant to contractual terms of the loan will not be collected and the recorded investment in the loan exceeds the fair value. Management reviews the impairment status of all loans designated as nonaccrual or which have been classified as "substandard" or "doubtful" by First Western's loan review process. Management does not individually evaluate certain smaller balance, homogeneous loans, such as consumer installment loans and residential mortgage loans, for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with First Western's policy. All of the loans deemed to be impaired were evaluated using the fair value of the collateral as the measurement standard.

     The following table presents First Western's investment in loans considered to be impaired and related information on those impaired loans (in thousands):


No.0024

                                                                                     DECEMBER 31,
                                                                                  -----------------
                                                                                    1997     1996
                                                                                  -----------------
Recorded investment in loans considered to be impaired .........................  $3,276     $3,859
Loans considered to be impaired that were on a nonaccrual basis ................     162      1,820
Allowance for possible loan losses related to loans considered to be impaired...     757      1,090
Average recorded investment in impaired loans ..................................   3,328      4,025
Total interest income recognized on impaired loans .............................     298        239
Interest income on impaired loans recognized on a cash basis ...................       9         32


                         Note 6. Premises and Equipment

--------------------------------------------------------------------------------

Premises and equipment consist of the following (in thousands):

                                                       DECEMBER 31,
                                                   -------------------
                                                     1997       1996
                                                   -------------------
Land ...........................................   $ 1,954     $ 1,946
Buildings ......................................    20,573      19,871
Leasehold interests and improvements ...........     2,249       1,824
Furniture and fixtures .........................    15,996      13,816
                                                   -------------------
                                                    40,772      37,457
Less accumulated depreciation and amortization..    19,776      17,958
                                                   -------------------
                                                   $20,996     $19,499
                                                   ===================

Provisions for depreciation and amortization charged to other expenses were $2,312,000, $2,205,000 and $2,244,000 for 1997, 1996 and 1995, respectively.


                              Note 7. Other Assets

--------------------------------------------------------------------------------

Other assets consist of the following (in thousands):

                                                              DECEMBER 31,
                                                          -------------------
                                                            1997        1996
                                                          -------------------
Accrued interest receivable ...........................   $ 9,890     $ 9,626
Intangible assets, primarily core deposit intangibles..     9,280       6,855
Net deferred tax benefit ..............................     2,172       4,264
Other real estate owned ...............................       382         471
Other .................................................     3,077       3,660
                                                          -------------------
                                                          $24,801     $24,876
                                                          ===================

                                Note 8. Deposits

--------------------------------------------------------------------------------

Time deposits include certificates of deposit issued in denominations of $100,000 or more, which amounted to $92,108,000 and $86,797,000 at December 31, 1997 and 1996, respectively. Interest expense on these certificates was $5,375,000, $3,898,000 and $3,426,000 for 1997, 1996 and 1995, respectively.

     At December 31, 1997, the scheduled maturities of certificates of deposit are as follows (in thousands):

1998.................................     $469,302
1999.................................      156,989
2000.................................       28,270
2001.................................        4,708
2002 and thereafter..................        8,515
                                          --------
                                          $667,784
                                          ========


                                                                         No.0025

            Note 9. Repurchase Agreements and Secured Lines of Credit

--------------------------------------------------------------------------------

First Western's subsidiaries have repurchase agreements with various wholesale funding sources and certain retail customers. First Western's liability for repurchase agreements and secured lines of credit is as follows (in thousands):

                                           DECEMBER 31, 1997          DECEMBER 31, 1996
                                       ----------------------------------------------------
                                                        WEIGHTED                   WEIGHTED
                                                        AVERAGE                    AVERAGE
REMAINING MATURITY                      AMOUNT            RATE       AMOUNT          RATE
                                       ----------------------------------------------------
Next business day ..............       $  7,356           5.88%     $ 5,180           4.62%
Two to 30 days .................             --             --        9,400           5.01
31 days to 90 days .............         32,050           5.21       39,475           5.96
91 days to one year ............         18,650           5.93       94,215           5.71
Over one year ..................         63,700           6.02       63,800           5.70
                                       ----------------------------------------------------
                                       $121,756           5.79%    $212,070           5.70%
                                       ====================================================

First Western's repurchase agreements and secured lines of credit are secured by U.S. Treasury securities, securities issued by U.S. government agencies and corporations, mortgage-backed securities and securities issued by states and political subdivisions.


                Note 10. Advances from the Federal Home Loan Bank

--------------------------------------------------------------------------------

Advances from the FHLB with original maturities greater than one year mature as follows (in thousands):

                                           DECEMBER 31, 1997          DECEMBER 31, 1996
                                       ----------------------------------------------------
                                                         WEIGHTED                 WEIGHTED
                                                         AVERAGE                   AVERAGE
                                         AMOUNT           RATE        AMOUNT         RATE
                                       ----------------------------------------------------
1997............................       $     --             --      $ 55,000          5.64%
1998............................         74,000           5.96%       74,000          5.89
1999............................         15,000           5.15        15,000          5.15
2000............................         30,000           5.78            --            --
2002............................         37,000           5.56            --            --
                                       ----------------------------------------------------
                                       $156,000           5.75%     $144,000          5.72%
                                       ====================================================


Advances from the FHLB are secured by stock in the FHLB of Pittsburgh, qualifying residential first mortgage loans, mortgage-backed securities, certain investment securities and securities available for sale. Certain of these advances are subject to restrictions or penalties in the event of prepayment.

No.0026

                             Note 11. Long-Term Debt

--------------------------------------------------------------------------------

Long-term debt consists of the following (in thousands):

                                                                                     DECEMBER 31,
                                                                                 ---------------------
                                                                                  1997          1996
                                                                                 ---------------------
Term loan payable to bank, due in quarterly installments of $390,000 bearing interest at either the bank's variable prime rate or the bank's fully absorbed cost of funds rate plus 1.25% or the bank's Eurodollar rate plus 1.25% as selected by First Western at various intervals. At December 31, 1997, the
interest rate was 7.32%......................................................... $ 3,508       $ 5,067

Term loan payable to bank by First Western Employee Stock Ownership Trust used to purchase 40,000 shares of First Western stock (before stock dividends), guaranteed by First Western, bearing interest at the bank's variable prime interest rate, payable quarterly by the Employee Stock Ownership Trust with principal due in annual installments of $150,000. At December 31, 1997, the
interest rate was 8.50%.........................................................     750           900
                                                                                 ---------------------
                                                                                 $ 4,258       $ 5,967
                                                                                 =====================

Principal repayments are scheduled as follows: $1,709,000 for 1998, $1,709,000 for 1999, $540,000 for 2000, $150,000 for 2001 and $150,000 for 2002. Certain
long-term debt instruments contain financial covenants which, among other things, include limitations on certain types of indebtedness, dividends to First Western shareholders (limited to $11,041,000 at December 31, 1997), and maintenance of certain levels or ratios of net worth, investments in subsidiaries, non-performing assets and interest expense coverage. First Western was in compliance with all such covenants at December 31, 1997.


                              Note 12. Income Taxes

--------------------------------------------------------------------------------

Income taxes are as follows (in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------
                                                                       1997           1996          1995
                                                                      -----------------------------------
Income exclusive of securities gains ..............................   $8,725         $5,960        $6,682
Net securities gains ..............................................       97            344           544
                                                                      -----------------------------------
                                                                      $8,822         $6,304        $7,226
                                                                      ===================================

The income tax provision consists of (in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------
                                                                       1997           1996          1995
                                                                      -------------------------------------
Taxes currently payable .........................................     $8,388         $8,397         $7,519
Deferred tax liability (benefit) ................................        434         (2,093)          (293)
                                                                      -------------------------------------
                                                                      $8,822         $6,304         $7,226
                                                                      =====================================


The deferred tax liability (benefit) results from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The source of these differences and the tax effect of each are as follows (in thousands):

                                                                            YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------
                                                                       1997           1996          1995
                                                                      -----------------------------------
Unrealized loss on sale of mortgage loans .......................     $ 1,017        $(1,017)       $  --
Provision for possible loan losses ..............................        (708)          (667)        (381)
Deferred loan origination fees ..................................         186            624          220
Settlement of tax audit .........................................          --           (500)          --
Termination costs relating to credit card sale ..................         225           (276)          --
Other ...........................................................        (286)          (257)        (132)
                                                                      -----------------------------------
                                                                      $   434        $(2,093)       $(293)
                                                                      ===================================


                                                                         No.0027

The reconciliation between the federal statutory tax rate and the effective income tax rate is as follows:

                                                                            Year Ended December 31,
                                                                          ----------------------------
                                                                           1997       1996      1995
                                                                          ----------------------------
Tax at statutory rate ..................................................   35.0%      35.0%      35.0%
Increases (decreases) in tax resulting from:
   Tax-exempt interest on investment securities and loans ..............   (4.9)      (6.3)      (5.9)
   State income taxes, net of federal benefit ..........................    0.6        0.2        1.1
   Settlement of tax audit .............................................   --         (2.1)      --
   Other, net ..........................................................   (0.4)       0.1       (0.1)
                                                                          ----------------------------
Effective tax rate .....................................................   30.3%      26.9%      30.1%
                                                                          ============================

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising First Western's net deferred tax asset as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                           1997          1996
                                                                          --------------------
Deferred tax assets:
   Allowance for possible loan losses ..................................  $5,601        $4,893
   Unrealized loss on sale of mortgage loans ...........................      --         1,017
   Intangible assets ...................................................     919           763
   Employee benefit plans ..............................................     578           521
   Deferred directors' fees ............................................     406           401
   Other ...............................................................     507           134
                                                                          --------------------
         Total deferred tax assets .....................................   8,011         7,729
                                                                          --------------------
Deferred tax liabilities:
   Purchase accounting adjustments .....................................   1,108         1,395
   Unrealized appreciation in securities available for sale ............   2,931           476
   Difference between book and tax basis of property ...................     464           379
   Loan origination fees ...............................................   1,336         1,215
                                                                          --------------------
         Total deferred tax liabilities ................................   5,839         3,465
                                                                          --------------------
         Net deferred tax assets .......................................  $2,172        $4,264
                                                                          ====================


                         Note 13. Employee Benefit Plans

--------------------------------------------------------------------------------

Pension benefits
First Western has a noncontributory qualified defined benefit pension plan (the "Plan") that covers substantially all full-time employees. Pension benefits are based on a formula taking into consideration an employee's vesting status, compensation and years of service. First Western's funding policy is to make annual contributions to the Plan based upon the funding formula developed by the Plan's actuary. The formula used by the Plan is the Frozen Initial Liability Method. The minimum funding commitments for 1997, 1996 and 1995 were $326,000, $0 and $599,000, respectively.

     A summary of the components of net periodic pension expense for the Plan for 1997, 1996 and 1995 is as follows (in thousands):


                                                                                    1997           1996          1995
                                                                                  --------------------------------------
Service cost ........................................................             $   544        $   535         $   370
Interest cost .......................................................                 988            916             867
Actual return on plan assets ........................................              (2,463)        (1,186)         (2,240)
Net amortization of transition assets and prior
   service cost and deferral of net asset loss or gain ..............               1,246             14           1,256
                                                                                  --------------------------------------
Net periodic pension expense ........................................             $   315        $   279         $   253
                                                                                  ======================================


The assumptions used in calculating the year-end liability for the Plan are as follows:

                                                                                     1997            1996
                                                                                    ----------------------
Weighted average discount rate ...............................................       7.00%           7.50%
Weighted average rate of return ..............................................       8.50%           8.50%
Expected increase in compensation levels .....................................       5.25%           5.25%

No.0028

The actuarial present values of accumulated benefit obligations at December 31, 1997 and 1996 were $12,208,000 and $10,699,000, respectively, including vested benefit obligations of $11,764,000 and $10,280,000. The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at December 31, 1997 and 1996 for the Plan (in thousands):

                                                                                    1997     1996
                                                                              ----------------------
Plan assets at fair value, consisting primarily of
   U.S. Treasury, government agency and corporation
   debt securities, and equity securities ................................    $ 15,944     $ 13,780
Projected benefit obligation .............................................     (15,596)     (13,257)
                                                                              ----------------------
Plan assets in excess of projected
   benefit obligation ....................................................         348          523
Items not yet recognized:
  Net asset existing at transition and for prior
     service costs .......................................................        (576)        (651)
  Unrecognized net loss ..................................................         424          313
                                                                              ----------------------
Prepaid expense for plan recognized in consolidated
   balance sheets ........................................................    $    196     $    185
                                                                              ======================

As part of a restructuring program, First Western amended the pension plan in 1992 to provide special retirement benefits under an early retirement window program and a supplemental plan (the "Unfunded Plan"). The Unfunded Plan also includes a special defined benefit plan arrangement that was made for an executive officer during 1997. First Western makes contributions to the Unfunded Plan to the extent necessary to make the benefit payments to the participants.

         A summary of the components of net periodic pension expense for the Unfunded Plan for 1997, 1996 and 1995 is as follows (in thousands):

                                                             1997      1996       1995
                                                              ------------------------
Service cost ............................................     $--       $--        $ 1
Interest cost ...........................................      53        55         62
Amortization of loss ....................................       2         5         --
                                                              ------------------------
Net periodic pension expense ............................     $55       $60        $63
                                                              ========================


The pension liability for the Unfunded Plan was calculated using a discount rate of 7.00% and 7.50% for December 31, 1997 and 1996, respectively.

         The actuarial present values of accumulated benefit obligations of the Unfunded Plan at December 31, 1997 and 1996 were $750,000 and $754,000, respectively, including vested benefit obligations of $741,000 and $754,000. The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at December 31, 1997 and 1996 for the Unfunded Plan (in thousands):

                                                                1997          1996
                                                               --------------------
Plan assets at fair value ...................................  $  --         $  --
Projected benefit obligation ................................   (753)         (754)
                                                               --------------------
Projected benefit obligation in excess of plan assets .......   (753)         (754)
Unrecognized prior service cost .............................     12            --
Unrecognized net loss .......................................    147            --
Adjustment to recognize minimum liability ...................   (156)           --
                                                               --------------------
Accrued pension expense for the Unfunded Plan
    recognized in consolidated balance sheets ...............  $(750)        $(754)
                                                               ====================


                                                                         No.0029

Postretirement benefits
other than pensions

First Western provides health care benefits for a certain group of retirees and life insurance for substantially all of its retired employees. The following table sets forth the health care and life insurance plans' funded status at December 31, 1997 and 1996 (in thousands):

                                                                1997          1996
                                                              -----------------------
Accumulated postretirement benefit obligations:
   Retirees ............................................      $  (759)       $  (790)
   Fully eligible plan participants ....................          (63)           (36)
   Other active plan participants ......................         (189)          (146)
                                                              -----------------------
Accumulated postretirement benefit obligation ..........       (1,011)          (972)
Unrecognized transition obligation .....................          387            464
Unrecognized prior service cost ........................         (225)          (242)
Unrecognized net gain ..................................         (280)          (383)
                                                              -----------------------
Accrued postretirement benefit cost ....................      $(1,129)       $(1,133)
                                                              =======================


Net postretirement benefit cost for 1997, 1996 and 1995 consisted of the following components (in thousands):


                                                              1997         1996       1995
                                                              -----------------------------
Service cost-benefits earned during year .................    $  21        $ 20       $ 13
Interest cost on accumulated postretirement
  benefit obligation .....................................       70          74         98
Amortization of transition obligation ....................       77          77         77
Amortization of prior service cost .......................      (17)        (17)       (17)
Amortization of net gain .................................      (22)         (5)        --
                                                              -----------------------------
Net postretirement benefit cost ..........................    $ 129       $ 149      $ 171
                                                              =============================

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 6.6% for 1998 and is expected to decrease linearly each successive year until it reaches 5% in 2002. As of December 31, 1997, a one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation by approximately 2.8% and the net periodic postretirement health care cost for the year ended December 31, 1997 by approximately 2.1%. The December 31, 1997 and 1996 postretirement benefit liabilities were calculated using discount rates of 7.00% and 7.50%, respectively.

Other benefit plans

First Western also has a 401(k) Profit-Sharing and Stock Bonus Plan. Contributions to the plan are made annually at the discretion of First Western's Board of Directors and amounted to $1,164,000, $937,000 and $960,000 for 1997, 1996 and 1995, respectively.

         During 1996, the Employee Stock Ownership Plan (the "ESOP") acquired 60,000 shares (adjusted for stock dividends) of First Western common stock with a loan of $1,050,000 from an unrelated bank. This loan is to be repaid in seven annual installments of $150,000 beginning in December 1996. A total of 8,571 shares were allocated to plan participants in both 1997 and 1996 in accordance with the terms of the plan. First Western allocated 4,109 shares, restated for stock splits, to plan participants in 1995 as a result of the final payment on a prior ESOP loan. Distributions are made upon an employee's retirement, death or termination, subject to a plan-provided vesting schedule. For financial reporting purposes, the ESOP loans and the related shares have been reflected on First Western's consolidated balance sheets to the extent of the unpaid loan balance.

No.0030

                           Note 14. Stock Option Plan

--------------------------------------------------------------------------------

On January 21, 1991, First Western's Board of Directors adopted an Incentive Stock Option Plan for Key Officers (the "ISO Plan"). Under the ISO Plan and an amendment approved by the shareholders at the April 18, 1995 annual meeting, 802,994 shares of common stock have been reserved for issuance. The Board's Compensation Committee initially authorized options for 306,981 shares to be granted to certain key employees, at an option price equal to the fair market value of First Western's common stock on the date of grant, January 21, 1991. The options granted generally become exercisable between two and seven years from the date of grant, and are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. On January 16, 1995, First Western's Board of Director's Compensation Committee authorized options for 225,000 shares to be granted to certain key employees at an option price of $13.33 per share which was greater than the fair market value of First Western's common stock on the date of the grant. The options must be exercised within ten years, and generally become exercisable between six months and three years. Options for 157,500 shares are intended to qualify as incentive stock options, and options for 67,500 shares are considered non-qualified and are not meant to qualify as incentive stock options. On November 4, 1996, options to purchase 22,500 shares of common stock were issued at an option price equal to the fair market value of First Western's common stock on the date of the grant. On April 15, 1997, options to purchase 46,950 shares of common stock were issued at an option price equal to the fair market value of First Western's common stock on the date of the grant. The total shares reserved for issuance, options granted and the option price per share have been adjusted for subsequent stock dividends in accordance with terms of the ISO Plan. The ISO Plan has a life of ten years during which time the options must be granted. Options previously granted must be exercised within ten years of date of grant. The changes in options outstanding during 1997, 1996 and 1995 were as follows:

                                                  1997                1996                 1995
                                          --------------------------------------------------------------
                                                    WEIGHTED              WEIGHTED             WEIGHTED
                                                     AVERAGE               AVERAGE              AVERAGE
                                                    EXERCISE              EXERCISE             EXERCISE
                                           SHARES    PRICE     SHARES       PRICE       SHARES   PRICE
                                          --------------------------------------------------------------
Outstanding, January 1 ..............     373,237    $10.14    378,490     $  9.75     203,122    $ 4.50
Granted .............................      46,950     21.33     22,500       17.75     225,000     13.33
Exercised ...........................     (28,736)     6.58    (27,303)      11.03     (49,632)     4.50
Cancelled ...........................          --        --       (450)      13.33          --        --
                                          --------------------------------------------------------------
Outstanding, December 31 ............     391,451    $11.74    373,237     $ 10.14     378,490    $ 9.75
                                          ==============================================================
Exercisable, December 31 ............     320,551    $ 9.99    297,506     $  9.54     202,856    $10.90
                                          ==============================================================
Available for Grant, December 31.....     313,269              360,219                 382,269
                                          ==============================================================
Weighted average fair value of
   options granted during the year...                $ 5.05                $  3.87                $ 2.52
                                          ==============================================================


                                                                         No.0031

The following table summarizes information about stock options outstanding at December 31, 1997:

                                  OPTIONS                          OPTIONS
                                OUTSTANDING                      EXERCISABLE
                   ---------------------------------------   -------------------
                                  WEIGHTED
     RANGE                         AVERAGE         WEIGHTED             WEIGHTED
      OF                          REMAINING        AVERAGE              AVERAGE
   EXERCISE           NUMBER     CONTRACTUAL       EXERCISE    NUMBER   EXERCISE
    PRICES         OUTSTANDING       LIFE           PRICE    EXERCISABLE  PRICE
--------------------------------------------------------------------------------
         $ 4.50       124,376      3.1 years       $  4.50     124,376    $ 4.50
          13.33       197,625      7.1               13.33     190,268     13.33
          17.75        22,500      8.9               17.75       5,400     17.75
          21.33        46,950      9.3               21.33         507     21.33
--------------------------------------------------------------------------------
$4.50 to $21.33       391,451      6.2              $11.74     320,551    $ 9.99
================================================================================

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

                                            YEAR ENDED DECEMBER 31,
                                     ------------------------------------
                                       1997         1996           1995
                                     ------------------------------------
Net income (in thousands):
   As reported .................     $ 20,282     $ 17,127       $ 16,746
   Pro forma ...................       20,135       17,019         16,376
Basic earnings per share:
   As reported .................     $   1.80     $   1.49       $   1.44
   Pro forma ...................         1.79         1.48           1.41
Diluted earnings per share:
   As reported .................     $   1.77     $   1.47       $   1.42
   Pro forma ...................         1.76         1.46           1.39

The fair value of First Western's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at the grant date using the Black-Scholes option pricing model with the following assumptions:

                                            YEAR ENDED DECEMBER 31,
                                     ------------------------------------
                                       1997         1996           1995
                                     ------------------------------------
Dividend yield ....................      2.5%         3.0%         3.0%
Expected volatility ...............     19.6         21.0         21.0
Discount rate .....................      6.8          6.2          7.6
Expected holding period in years...        5            5            5

The fair value of stock options, calculated using the Black-Scholes option pricing model, granted during 1997, 1996 and 1995 were $237,000, $87,000 and $567,000, respectively.


No.0032

                 Note 15. Commitments and Contingent Liabilities

--------------------------------------------------------------------------------

In the normal course of business, there are various outstanding commitments to extend credit and standby letters of credit which are not reflected in the accompanying consolidated financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by First Western to guarantee the performance of a customer to a third party. First Western uses the same credit policies in making commitments as it does for on-balance sheet instruments. Firm commitments to extend credit at December 31, 1997 of $225,921,000 consist of commercial, mortgage and other commitments of $169,154,000 and home equity lines of credit of $56,767,000. Standby letters of credit at December 31, 1997 totaled $5,546,000. Credit-related financial instruments have off-balance sheet credit risk, because only origination fees (if any) are recognized in the consolidated balance sheet for these instruments until the commitments are fulfilled or expire. The credit risk involved in issuing guarantees and letters of credit is essentially the same as that involved in extending loans to customers. The credit risk amounts are equal to the notional amounts of the contracts, assuming, in accordance with the requirements of FASB Statement No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk," that counterparties fail completely to meet their obligations and the collateral or other security is of no value. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements. First Western's credit loss risk in the event of a borrower's inability to repay loans funded under commitments is represented by the contractual amount. These commitments represent the possibility of additional credit risk; however, management believes that no material losses, beyond its current evaluation of such in determining the adequacy of the allowance for possible loan losses, will occur as a result of these transactions.

     First Western's obligation for future minimum lease payments on operating leases at December 31, 1997 is as follows (in thousands):

         FUTURE MINIMUM LEASE PAYMENTS
--------------------------------------------------
1998........................................  $486
1999........................................   464
2000........................................   424
2001........................................   382
2002........................................   313

In the normal course of business, First Western is involved in several legal proceedings. Management believes that the liability, if any, from such proceedings will not have a material adverse effect on the consolidated financial statements of First Western.


                        Note 16. Regulatory Restrictions

--------------------------------------------------------------------------------

First Western is a legal entity separate and distinct from its subsidiaries and there are various legal and regulatory limitations concerning the extent to which certain of these subsidiaries can finance or otherwise provide funds to First Western.

         Certain restrictions exist regarding the ability of certain of the subsidiaries to pay dividends to First Western, which are the primary source of First Western's revenues, in addition to management and service fees. Under national banking regulations, as promulgated by the Office of the Comptroller of the Currency ("OCC"), First Western Bank, N.A., an OCC-supervised bank, may make payments of dividends without obtaining prior regulatory approval, if the total of all dividends declared by the bank's Board of Directors in a calendar year does not exceed the total of such bank's net profit for that year combined with its retained net profits for the two preceding calendar years less any required transfer to surplus. Under OCC regulations, the total capital available for payment of dividends from First Western Bank, N.A. was approximately $9,879,000 at December 31, 1997.

         The OCC has the power to prohibit any act, including the payment of dividends, if, in their opinion, such act would constitute an unsafe or unsound banking practice.

                                                                         No.0033

         First Western and its banking subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Western's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Western and its banking subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. First Western's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require First Western and its banking subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that First Western and its banking subsidiary meet all capital adequacy requirements to which they are subject.

         As of December 31, 1997 and 1996, First Western and its subsidiaries were considered to be well-capitalized under the regulatory framework for prompt corrective action. The pending acquisition of 16 branches from PNC Bank (see
Note 23 - Subsequent Event) will result in a reduction in the capital ratios of First Western Bank, N.A. and First Western as a result of the increase in total assets and also due to the intangible assets resulting from the consideration paid. As a result of this transaction, it is anticipated that the capital ratios of First Western Bank, N.A. and First Western should continue to exceed the minimum ratios for capital adequacy purposes; however, First Western Bank, N.A.'s capital ratios may, for a period of time, be below the ratios required to be considered "well capitalized" under prompt corrective action provisions without further contributions of capital from the parent company or other balance sheet strategies. Except for the pending branch acquisition, there are no conditions or events since that notification that management believes have changed First Western's category.

                                                                                                    TO BE WELL
                                                                                                    CAPITALIZED
                                                                                                    UNDER PROMPT
                                                                                                     CORRECTIVE
                                                                            FOR CAPITAL                ACTION
                                                       ACTUAL            ADEQUACY PURPOSES           PROVISIONS
                                               -----------------------------------------------------------------------
                                                AMOUNT        RATIO      AMOUNT      RATIO       AMOUNT        RATIO
                                               -----------------------------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS)

AS OF DECEMBER 31, 1997
Total Capital to Risk-Weighted Assets:
    Consolidated ......................        161,632        14.85%     87,060        8.00%         N/A           N/A
    First Western Bank, N.A ...........        126,863        12.00%     84,593        8.00%     105,742         10.00%
Tier I Capital to Risk-Weighted Assets:
    Consolidated ......................        147,974        13.60%     43,530        4.00%         N/A           N/A
    First Western Bank, N.A ...........        113,586        10.74%     42,297        4.00%      63,445          6.00%

Tier I Capital to Average Assets:
    Consolidated ......................        147,974         8.73%     50,859        3.00%         N/A           N/A
    First Western Bank, N.A ...........        113,586         6.84%     49,806        3.00%      83,011          5.00%

AS OF DECEMBER 31, 1996

Total Capital to Risk-Weighted Assets:
    Consolidated ......................        133,452        12.68%     84,186        8.00%         N/A           N/A
    First Western Bank, N.A ...........        128,773        12.32%     83,611        8.00%     104,513         10.00%

Tier I Capital to Risk-Weighted Assets:
    Consolidated ......................        120,262        11.43%     42,093        4.00%         N/A           N/A
    First Western Bank, N.A ...........        115,694        11.07%     41,805        4.00%      62,708          6.00%

Tier I Capital to Average Assets:
    Consolidated ......................        120,262         7.10%     50,793        3.00%         N/A           N/A
    First Western Bank, N.A ...........        115,694         6.88%     50,467        3.00%      84,112          5.00%

First Western's banking subsidiary is also subject to certain restrictions imposed by federal law on extensions of credit and certain other transactions with First Western, including borrowing from this subsidiary unless the loans are both well-secured and limited in amount to no more than 10% of the lending subsidiary's capital and surplus. The banking subsidiary is also required to maintain average reserve balances with the district Federal Reserve Bank. The average amount of these balances was approximately $3,500,000 and $7,552,000 for the years ended December 31, 1997 and 1996, respectively.


No.0034

              Note 17. Supplemental Schedules of Noncash Activities

--------------------------------------------------------------------------------

Noncash activities for the years ended December 31, 1997, 1996 and 1995 were as follows (in thousands):

                                                              1997         1996        1995
                                                             ---------------------------------
Supplemental schedule of noncash investing activity:
   Securities purchased settling after year end ..........   $ 1,299    $      7      $ 37,062
                                                             =================================
   Transfer of investment securities and mortgage-
      backed securities to securities available for sale..   $    --    $     --      $ 49,160
                                                             =================================
   Transfer of loans to other real estate owned ..........   $ 1,130    $  1,233      $    364
                                                             =================================
   Transfer of loans to loans held for sale ..............   $34,036    $154,935      $     --
                                                             =================================
   Securitization of loans ...............................   $    --    $     --      $113,732
                                                             =================================
   Net change in unrealized appreciation
      (depreciation) in securities available for sale ....   $ 7,015    $ (2,474)     $  7,206
                                                             =================================
Supplemental schedule of noncash financing activity:
   Deposits assumed in branch acquisition ................   $37,296    $     --      $ 96,681
                                                             =================================
   Deposits sold in branch dispositions ..................   $15,363    $     --      $     --
                                                             =================================
   Issuance of common stock, at par, for a
      50% stock dividend .................................   $19,635    $     --      $ 13,004
                                                             =================================

                  Note 18. Fair Values of Financial Instruments

--------------------------------------------------------------------------------

The fair values of First Western's financial instruments as of December 31, 1997 and 1996 are as follows (in thousands):


                                                                   1997                        1996
                                                         ---------------------------------------------------
                                                           CARRYING         FAIR        CARRYING      FAIR
                                                            AMOUNT          VALUE        AMOUNT       VALUE
                                                         ---------------------------------------------------
Assets:
   Cash and due from banks .........................     $   40,973     $   40,973     $ 36,021     $ 36,021
   Interest-bearing deposits in other banks ........          6,836          6,836        1,770        1,770
   Federal funds sold ..............................             --             --       37,400       37,400
   Securities available for sale ...................        324,521        324,521      201,282      201,282
   Investment securities, held to maturity .........        100,151        101,289      107,092      107,455
   Mortgage-backed securities, held to maturity ....        132,673        131,942      169,467      167,185
   Loans held for sale .............................         39,840         40,332      124,515      129,713
   Loans ...........................................      1,041,263      1,033,991      983,336      965,692
   Bank-owned life insurance .......................         25,000         25,000           --           --

Liabilities:
   Demand and savings deposits .....................        524,555        524,555      476,641      476,641
   Time deposits ...................................        667,784        670,562      672,262      679,348
   Federal funds purchased and
     other short-term borrowings ...................         81,773         81,773       33,202       33,202
   Repurchase agreements and secured lines
     of credit .....................................        121,756        122,330      212,070      212,014
   Advances from the Federal Home Loan Bank ........        156,000        154,702      144,000      143,863
   Long-term debt ..................................          4,258          4,258        5,967        5,967
   Corporation-obligated mandatorily redeemable
      capital securities of subsidiary trust holding
      solely junior subordinated debentures of the
      Corporation ..................................     $   23,837        $27,375           --           --

Off-balance sheet instruments:
   Interest rate swaps .............................             --            (33)          --           (93)

The estimated fair value amounts have been determined by First Western using available market information and appropriate valuation methodologies. However, judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts First Western could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                                         No.0035

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

LOANS
For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. It was not practicable to estimate fair value of nonperforming loans of approximately $5.1 million and $6.6 million in First Western's portfolio at December 31, 1997 and 1996, respectively, because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. Interest rates on such loans approximate current lending rates.

BANK-OWNED LIFE INSURANCE
For bank-owned life insurance, the carrying amount is the cash surrender value of the policies and the carrying value is also the estimated fair value.

DEMAND AND SAVINGS DEPOSITS
The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. No disclosure of the relationship value of First Western's deposits is required. Management believes the relationship value of these deposits is significant based upon the historical stable core deposit base and limited secondary market transactions, but has made no attempt to estimate this value.

TIME DEPOSITS
The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

REPURCHASE AGREEMENTS, SECURED
LINES OF CREDIT, ADVANCES FROM
THE FEDERAL HOME LOAN BANK,
LONG-TERM DEBT AND CORPORATION-
OBLIGATED MANDATORILY REDEEMABLE
CAPITAL SECURITIES OF SUBSIDIARY
TRUST HOLDING SOLELY JUNIOR SUBORDINATED
DEBENTURES OF THE CORPORATION
Rates currently available to First Western for borrowings with similar terms and remaining maturities are used to estimate the fair values of existing borrowings.

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


                     Note 19. Off-Balance Sheet Instruments

--------------------------------------------------------------------------------

First Western uses interest rate swaps to help manage its exposure to changes in interest rates. The interest rate swaps were purchased by First Western to synthetically convert certain adjustable rate borrowings to fixed rates. The summary information with respect to First Western's interest rate swaps at December 31, 1997 and 1996 is as follows (dollars in thousands):

                                                    DECEMBER 31,
                                             ----------------------------
                                               1997              1996
                                             ----------------------------
Notional amount .........................    $ 30,000         $ 30,000
Unrealized gains ........................           9               27
Unrealized losses .......................         (42)            (120)
Weighted average receive variable rate...        5.86%            5.68%
Weighted average pay fixed rate .........        6.14%            6.14%
Life (years) ............................        0.7              1.7


No.0036

                   Note 20. Branch Office Purchases and Sales

--------------------------------------------------------------------------------

On September 19, 1997, First Western completed its purchase of the Chicora, Pennsylvania branch office of Mellon Bank. This branch had approximately $37 million of deposits as of the date of acquisition, and First Western paid a premium of approximately $3.5 million to acquire this branch. The premium paid increased First Western's intangible assets during 1997. During the third quarter of 1997, First Western completed the sale of its Slippery Rock, Pennsylvania branch office. This branch had approximately $4 million of deposits, and First Western realized a gain of $325,000 from the sale. During October 1997, First Western completed the sale of its Oil City branch office. This branch had approximately $12 million of deposits, and First Western realized a gain of $283,000 from this sale. On October 9, 1997, First Western agreed to sell its three Lake County, Ohio offices to FirstMerit Bank. These offices had approximately $47 million in deposits, and First Western realized a gain of $1.1 million in January 1998 from this sale.


                   Note 21. Trust Preferred Capital Securities

--------------------------------------------------------------------------------

On February 11, 1997, First Western completed the private placement of $25 million of 9.875% capital securities due February 1, 2027 issued by Capital Trust. Securities of this type received approval in October 1996 from the Federal Reserve Board to qualify as Tier I capital, and the interest payable thereon is currently considered to be tax-deductible. Proceeds of the issue were invested by Capital Trust in junior subordinated debentures issued by First Western. Net proceeds from the sale of the debentures have been used for general corporate purposes, including, but not limited to, repurchase of shares of First Western's common stock and investments in and advances to First Western's subsidiaries. Distributions to the holders of the trust preferred securities are recorded as minority interest expense.


                           Note 22. Earnings Per Share

--------------------------------------------------------------------------------
Income and shares in thousands:

                                 FOR THE YEAR ENDED                     FOR THE YEAR ENDED                FOR THE YEAR ENDED
                                  DECEMBER 31, 1997                      DECEMBER 31, 1996                 DECEMBER 31, 1995
                        ------------------------------------------------------------------------------------------------------------
                            INCOME      SHARES      PER SHARE     INCOME        SHARES    PER SHARE   INCOME      SHARES   PER SHARE
                         (NUMERATOR) (DENOMINATOR)   AMOUNT     (NUMERATOR)  (DENOMINATOR) AMOUNT   (NUMERATOR) (DENOMINATOR) AMOUNT
                        ------------------------------------------------------------------------------------------------------------

Basic earnings
per share:
  Income available to
     shareholders ...     $20,282        11,242        $1.80      $17,127        11,510     $1.49     $ 16,746      11,649     $1.44
Effect of dilutive
securities:
  Stock options .....          --           204                        --           159                     --         124
                        ------------------------------------------------------------------------------------------------------------
Diluted earnings
per share:
  Income available to
     shareholders ...     $20,282        11,446        $1.77      $17,127        11,669     $1.47     $ 16,746      11,773     $1.42
                        ============================================================================================================

                            Note 23. Subsequent Event

--------------------------------------------------------------------------------

On February 23, 1998, First Western Bank, N.A. agreed to purchase 16 branches in western Pennsylvania from PNC Bank. The agreement includes the acquisition of the 16 PNC Bank branch offices, related deposits, consumer loans, small business banking relationships and certain brokerage relationships of the following branches: Farrell, Grove City, Hermitage, Sharon, Transfer and West Middlesex (Mercer County); Beaver, Chippewa, Midland and New Brighton (Beaver County); Ebensburg and Barnesboro (Cambria County); Evans City (Butler County); McDonald (Washington County); Punxsutawney (Jefferson County); and Kiski Valley (Westmoreland County). First Western will acquire approximately $415 million in deposits, $71 million in consumer and small business loans, and $23 million in brokerage assets, along with related fixed assets, leases, safe deposit business and other agreements. First Western will pay consideration of approximately $58 million for the deposit and brokerage relationships and the right to acquire, at book value, the loan portfolio and the real estate and related assets of the 16 branches. The transaction is subject to regulatory approval and is expected to be completed by mid-year 1998.

                                                                         No.0037

                             Note 24. Parent Company

--------------------------------------------------------------------------------

Following are condensed financial statements for First Western (in thousands).


BALANCE SHEETS

                                                                                         DECEMBER 31,
                                                                                  -------------------------
                                                                                     1997          1996
                                                                                  -------------------------
ASSETS:
   Cash and short-term investments ..........................................     $   1,299      $     636
   Investment in:
     Bank subsidiary ........................................................       124,514        122,646
     Nonbank subsidiaries ...................................................        39,914          9,106
   Premises and equipment ...................................................         5,079          4,254
   Other assets .............................................................           882            644
                                                                                  -------------------------
         TOTAL ASSETS .......................................................     $ 171,688      $ 137,286
                                                                                  =========================

LIABILITIES:
   Interest payable .........................................................     $   1,103      $      30
   Other liabilities ........................................................         2,608          1,835
   Long-term debt ...........................................................        29,135          7,700
                                                                                  -------------------------
         TOTAL LIABILITIES ..................................................        32,846          9,565
                                                                                  -------------------------

SHAREHOLDERS' EQUITY:
   Preferred stock, no stated value, 4,000,000 shares authorized, none issued            --             --
   Common stock, $5 par value, 20,000,000 shares authorized, 11,786,811 and
     7,835,706 shares issued and 11,132,253 and
     7,628,020 shares outstanding ...........................................        58,934         39,179
   Additional paid-in capital ...............................................         2,611         22,064
   Retained earnings ........................................................        90,090         71,620
   Treasury stock, 611,700 and 173,400  shares at cost ......................       (12,043)        (4,242)
   Unallocated common stock held by ESOP (at cost) ..........................          (750)          (900)
                                                                                  -------------------------
         TOTAL SHAREHOLDERS' EQUITY .........................................       138,842        127,721
                                                                                  -------------------------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .........................     $ 171,688      $ 137,286
                                                                                  =========================


STATEMENTS OF INCOME

                                                                           YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                    1997           1996          1995
                                                                   -------------------------------------
Cash dividends from:
   Bank subsidiary ...........................................     $ 22,500      $  8,000       $10,400
   Nonbank subsidiaries ......................................       16,310           250            --
Interest income from:
   Bank subsidiary ...........................................           59            66           127
Interest income on investment securities .....................           --           145           292
Interest income on securities available for sale .............           --           211           164
Interest expense .............................................       (2,883)         (555)         (778)
Management and service fees from:
   Bank subsidiary ...........................................       11,860        11,145         9,559
   Nonbank subsidiaries ......................................          166           163           136
Net securities gains (losses) ................................           --           465            (4)
Other operating income .......................................            3             3           311
Other operating expenses .....................................      (15,566)      (13,302)      (12,478)
                                                                   -------------------------------------
Income before tax benefit and equity in undistributed earnings
   of subsidiaries ...........................................       32,449         6,591         7,729
Income tax benefit ...........................................       (2,250)         (576)         (993)
                                                                   -------------------------------------
Income before equity in undistributed earnings of subsidiaries       34,699         7,167         8,722
Equity in undistributed earnings of:
   Bank subsidiary ...........................................          102         9,777         7,835
   Nonbank subsidiaries ......................................      (14,519)          183           189
                                                                   -------------------------------------
         NET INCOME ..........................................     $ 20,282      $ 17,127      $ 16,746
                                                                   =====================================


No.0038

STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------------
                                                                        1997             1996                 1995
                                                                     -----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ..................................................     $ 20,282          $ 17,127             $ 16,746
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation ..........................................          878               765                  772
         (Gain) loss on sale of securities available for sale ..           --              (465)                   4
         Amortization and accretion - net ......................           --                 6                   11
         Other - net ...........................................        1,645               878                1,181
         Equity in undistributed earnings of subsidiaries ......       14,417            (9,960)              (8,024)
                                                                     -----------------------------------------------
                  TOTAL ADJUSTMENTS ............................       16,940            (8,776)              (6,056)
                                                                     -----------------------------------------------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES ....       37,222             8,351               10,690
                                                                     -----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in bank subsidiary ...............................           --                --               (7,000)
   Investment in nonbank subsidiaries ..........................      (42,534)              (10)
   Proceeds from maturities and paydown of investment securities           --               981                2,182
   Proceeds from sales of securities available for sale ........           --             1,474                  165
   Purchase of securities available for sale ...................           --            (1,298)                (683)
   Purchase of premises and equipment - net of retirements .....       (1,703)           (2,248)                (570)
                                                                     -----------------------------------------------
                  NET CASH USED IN INVESTING ACTIVITIES ........      (44,237)           (1,101)              (5,906)
                                                                     -----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of long-term debt ....................       27,643             2,625                   --
   Payments on long-term debt ..................................       (6,245)           (3,443)              (2,244)
   Common stock purchased for ESOP .............................           --            (1,050)                  --
   Stock allocated to ESOP participants ........................          150               150                   23
   Proceeds from exercise of stock options .....................          148               290                   21
   Proceeds from common stock issued for dividend reinvestment .          154                35                  541
   Treasury stock purchased ....................................       (7,801)           (3,471)              (1,011)
   Treasury stock issued .......................................           --               264                   --
   Dividends paid on common stock ..............................       (6,371)           (5,704)              (5,394)
                                                                     -----------------------------------------------
                  NET CASH PROVIDED BY (USED IN)
                     FINANCING ACTIVITIES ......................        7,678           (10,304)              (8,064)
                                                                     -----------------------------------------------
NET INCREASE (DECREASE) IN CASH
  AND SHORT-TERM INVESTMENTS ...................................          663            (3,054)              (3,280)
CASH AND SHORT-TERM INVESTMENTS -
  BEGINNING OF YEAR ............................................          636             3,690                6,970
                                                                     -----------------------------------------------
CASH AND SHORT-TERM INVESTMENTS - END OF YEAR ..................     $  1,299          $    636             $  3,690
                                                                     ===============================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for:
         Interest ..............................................     $  1,810          $    635             $    790
                                                                     ===============================================
         Income taxes ..........................................     $  8,426          $  6,055             $  7,212
                                                                     ===============================================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITY:
   Transfer of investment securities held to maturity and
       securities available for sale to nonbank subsidiary .....     $     --          $  7,740             $     --
                                                                     ===============================================

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITY:
   Issuance of common stock, at par, for 50% stock dividend ....     $ 19,635          $     --             $ 13,004
                                                                     ===============================================


                                                                         No.0039

                 Note 25. Quarterly Earnings Summary (unaudited)

--------------------------------------------------------------------------------

Quarterly earnings for the years ended December 31, 1997 and 1996 are as follows (in thousands):

                                                                           1997
                                                 -------------------------------------------------------
                                                 MARCH 31          JUNE 30       SEPT. 30        DEC. 31
                                                 -------------------------------------------------------
Interest income .........................        $31,319           $31,666        $32,091        $32,247
Interest expense ........................         17,096            16,804         16,836         16,883
                                                 -------------------------------------------------------
Net interest income .....................         14,223            14,862         15,255         15,364
Provision for possible loan losses ......          1,974               954            954            954
                                                 -------------------------------------------------------
Net interest income after provision
  for possible loan losses ..............         12,249            13,908         14,301         14,410
Other income ............................          7,556(1)          3,581          2,766          3,328
Other expenses ..........................         10,974            10,355         10,550         11,116
                                                 -------------------------------------------------------
Income before income taxes ..............          8,831             7,134          6,517          6,622
Income taxes ............................          2,959             2,254          1,846          1,763
                                                 -------------------------------------------------------
Net income ..............................        $ 5,872           $ 4,880        $ 4,671        $ 4,859
                                                 =======================================================
Dividends per share .....................        $  0.13           $  0.13        $  0.15        $  0.15
                                                 =======================================================
Basic earnings per share ................        $  0.51           $  0.43        $  0.42        $  0.44
                                                 =======================================================
Basic weighted average shares outstanding         11,427            11,230         11,165         11,150
                                                 =======================================================
Diluted earnings per share ..............        $  0.51           $  0.43        $  0.41        $  0.43
                                                 =======================================================
Diluted average shares outstanding ......         11,596            11,425         11,383         11,377
                                                 =======================================================

                                                                         1996
                                                 -------------------------------------------------------
                                                 MARCH 31       JUNE 30       SEPT. 30           DEC. 31
                                                 -------------------------------------------------------
Interest income .........................        $30,057        $31,376        $31,771           $32,279
Interest expense ........................         16,096         16,871         16,977            17,270
                                                 -------------------------------------------------------
Net interest income .....................         13,961         14,505         14,794            15,009
Provision for possible loan losses ......          1,290          3,290          1,190             2,518
                                                 -------------------------------------------------------
Net interest income after provision
  for possible loan losses ..............         12,671         11,215         13,604            12,491
Other income ............................          2,867          3,296          3,099             6,452(3)
Other expenses ..........................          9,638          9,334         12,948(2)         10,344
                                                 -------------------------------------------------------
Income before income taxes ..............          5,900          5,177          3,755             8,599
Income taxes ............................          1,731            991            921             2,661
                                                 -------------------------------------------------------
Net income ..............................        $ 4,169        $ 4,186        $ 2,834           $ 5,938
                                                 =======================================================
Dividends per share .....................        $  0.12        $  0.12        $  0.12           $  0.13
                                                 =======================================================
Basic earnings per share ................        $  0.36        $  0.36        $  0.25           $  0.52
                                                 =======================================================
Basic weighted average shares outstanding         11,619         11,529         11,443            11,451
                                                 =======================================================
Diluted earnings per share ..............        $  0.35        $  0.36        $  0.24           $  0.51
                                                 =======================================================
Diluted average shares outstanding ......         11,788         11,689         11,583            11,614
                                                 =======================================================

(1) Includes net gains on sales of loans of $4.8 million.
(2) Includes SAIF assessment of $3.3 million.
(3) Includes net gains on sales of loans of $4.5 million.


No.0040

                   To the Board of Directors and Shareholders
                                of First Western Bancorp, Inc.











                          Independent Auditors' Report

--------------------------------------------------------------------------------

We have audited the accompanying consolidated balance sheets of First Western Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of First Western's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Western Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
January 23, 1998
(February 23, 1998 as to Note 23)


                                                                         No.0041

SELECTED FINANCIAL DATA DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS


                                                                    -------------------------------------------
                                                                       1997             1996           1995
                                                                    -------------------------------------------
SUMMARY OF EARNINGS:
   Interest income ............................................     $  127,323      $  125,483      $  119,832
   Interest expense ...........................................         67,619          67,214          64,872
                                                                    -------------------------------------------
   Net interest income ........................................         59,704          58,269          54,960
   Provision for possible loan losses .........................          4,836           8,288           3,982
                                                                    -------------------------------------------
   Net interest income after provision for possible
     loan losses...............................................         54,868          49,981          50,978
   Other income ...............................................         17,231          15,714          11,021
   Other expenses .............................................         42,995          42,264          38,027
                                                                    -------------------------------------------
   Income before income taxes .................................         29,104          23,431          23,972
   Income taxes ...............................................          8,822           6,304           7,226
                                                                    -------------------------------------------
   Net income .................................................     $   20,282      $   17,127      $   16,746
                                                                    ===========================================

PER SHARE DATA:
   Basic earnings per share ...................................     $     1.80      $     1.49      $     1.44
   Basic weighted average shares outstanding ..................         11,242          11,510          11,649
   Diluted earnings per share .................................     $     1.77      $     1.47      $     1.42
   Diluted average shares outstanding .........................         11,446          11,669          11,773
   Cash dividends per share ...................................     $     0.56      $     0.49      $     0.46
   Book value per share at year-end ...........................     $    12.47      $    11.16      $    10.45
   Tangible book value per share at year-end ..................     $    11.64      $    10.56      $     9.77

BALANCE SHEET DATA:
   (At year-end)
   Assets .....................................................     $1,744,077      $1,695,778      $1,603,264
   Investment securities ......................................        100,151         107,092         114,015
   Mortgage-backed securities .................................        132,673         169,467         145,550
   Securities available for sale ..............................        324,521         201,282         246,980
   Loans and loans held for sale, net of unearned income ......      1,086,203       1,114,425       1,027,616
   Allowance for possible loan losses .........................         18,077          16,054          14,148
   Deposits ...................................................      1,192,339       1,148,903       1,177,683
   Advances from the Federal Home Loan Bank ...................        156,000         144,000         111,670
   Federal funds purchased and other short-term borrowings ....         81,773          33,202           3,598
   Repurchase agreements and secured lines of credit ..........        121,756         212,070         121,658
   Long-term debt .............................................          4,258           5,967           8,133
   Shareholders' equity .......................................        138,842         127,721         121,688

SIGNIFICANT RATIOS:
   Return on average assets ...................................           1.19%           1.02%           1.06%
   Return on average equity ...................................          15.40           14.06           14.79
   Average loans as a percent of average deposits .............          90.24           93.54           90.32
   Shareholders' equity as a percent of year-end assets .......           7.96            7.53            7.59
   Average shareholders' equity to average total assets .......           7.75            7.27            7.16
   Tier I capital to risk-weighted assets .....................          13.60           11.43           11.25
   Total capital to risk-weighted assets ......................          14.85           12.68           12.51
   Tier I leverage ratio ......................................           8.73            7.10            6.99
   Allowance for possible loan losses as a percent of
     net loans.................................................           1.66            1.44            1.38
   Net charge-offs as a percent of average loans ..............           0.27            0.59            0.27
   Dividends as a percent of net income .......................          31.38           33.30           32.18
   Net interest margin ........................................           3.80            3.78            3.78
   Effective tax rate .........................................          30.31           26.90           30.14


No.0042

                                                                                  Year Ended December 31,
                                                        --------------------------------------------------------------------------
                                                            1994        1993        1992        1991       1990     1989    1988
                                                        --------------------------------------------------------------------------
Summary of earnings:
   Interest income .................................... $   99,167  $   95,706  $   96,224  $   87,146  $ 56,868  $51,807 $ 42,973
   Interest expense ...................................     46,613      44,372      47,838      50,989    32,293   29,739   23,996
                                                        --------------------------------------------------------------------------
   Net interest income ................................     52,554      51,334      48,386      36,157    24,575   22,068   18,977
   Provision for possible loan losses .................      3,650       3,435       3,755       2,710     2,000    1,050      915
                                                        --------------------------------------------------------------------------
   Net interest income after provision for possible
     loan losses ......................................     48,904      47,899      44,631      33,447    22,575   21,018   18,062
   Other income .......................................      8,649       7,718       8,445       5,660     4,115    3,311    2,631
   Other expenses .....................................     35,275      34,943      37,026      27,425    18,600   17,457   14,771
                                                        --------------------------------------------------------------------------
   Income before income taxes .........................     22,278      20,674      16,050      11,682     8,090    6,872    5,922
   Income taxes .......................................      6,718       6,343       4,839       3,160     2,086    1,556    1,104
                                                        --------------------------------------------------------------------------
   Net income ......................................... $   15,560  $   14,331  $   11,211  $    8,522  $  6,004  $ 5,316 $  4,818
                                                        ==========================================================================
Per share data:
   Basic earnings per share ........................... $     1.34  $     1.24  $     1.03  $     0.90  $   0.81  $  0.73 $   0.67
   Basic weighted average shares outstanding ..........     11,636      11,543      10,918       9,437     7,423    7,236    7,236
   Diluted earnings per share ......................... $     1.32  $     1.22  $     1.01  $     0.90  $   0.81  $  0.73 $   0.67
   Diluted average shares outstanding .................     11,783      11,721      11,097       9,437     7,423    7,236    7,236
   Cash dividends per share ........................... $     0.41  $     0.36  $     0.32  $     0.30  $   0.27  $  0.26 $   0.25
   Book value per share at year-end ................... $     9.10  $     8.63  $     7.46  $     6.60  $   5.99  $  5.65 $   5.16
   Tangible book value per share at year-end .......... $     9.00  $     8.55  $     7.36  $     6.45  $   5.80  $  5.35 $   4.79

Balance sheet data:
   (At year-end)
   Assets ............................................. $1,454,573  $1,390,349  $1,235,255  $1,087,752  $890,468 $568,984 $539,357
   Investment securities ..............................    134,356     101,206     100,962      75,560    88,611  118,853  161,031
   Mortgage-backed securities .........................    202,041     191,916          --     274,580   173,036   25,981       --
   Securities available for sale ......................     67,670     223,492     316,202          --        --       --       --
   Loans and loans held for sale, net of
     unearned income ..................................    978,562     815,642     718,074     684,369   556,408  351,543  312,744
   Allowance for possible loan losses .................     12,943      11,102      10,846       8,876     6,870    3,912    3,213
   Deposits ...........................................  1,029,409     961,140     961,223     933,554   751,201  505,294  481,188
   Advances from the Federal Home Loan Bank ...........    128,121     120,950      84,500      34,000    46,500       --       --
   Federal funds purchased and other short-term
     borrowings .......................................     34,847      35,300      28,270      11,228    10,573   11,699   11,827
   Repurchase agreements and secured lines of credit ..    128,461     146,688      22,164      19,446        --       --       --
   Long-term debt .....................................     10,318      11,397      13,533      14,221    14,759    4,845    4,930
   Shareholders' equity ...............................    106,079     100,000      85,605      62,243    56,473   40,885   37,373

Significant ratios:
   Return on average assets ...........................       1.12%       1.08%       0.97%       0.89%     1.00%    0.97%   0.99%
   Return on average equity ...........................      15.19       15.74       14.74       14.43     13.72    13.70   13.51
   Average loans as a percent of average deposits .....      89.64       77.57       75.13       73.88     74.25    69.22   66.08
   Shareholders' equity as a percent of
     year-end assets ..................................       7.29        7.19        6.93        5.72      6.34     7.19    6.93
   Average shareholders' equity to average
     total assets .....................................       7.37        6.88        6.57        6.20      7.31     7.10    7.37
   Tier I capital to risk-weighted assets .............      11.69       12.39       11.42        9.30      9.22     9.42    9.01
   Total capital to risk-weighted assets ..............      12.97       13.72       12.84       10.81     10.83    11.18   10.82
   Tier I leverage ratio ..............................       7.60        6.98        6.84        5.60      6.15     6.81    6.42
   Allowance for possible loan losses as a percent
     of net loans......................................       1.32        1.36        1.51        1.30      1.23     1.11    1.03
   Net charge-offs as a percent of average loans ......       0.20        0.42        0.25        0.20      0.15     0.10    0.08
   Dividends as a percent of net income ...............      31.25       28.99       31.88       33.15     34.01    35.28   37.09
   Net interest margin ................................       4.12        4.22        4.54        4.15      4.60     4.59    4.53
   Effective tax rate .................................      30.15       30.68       30.15       27.05     25.79    22.64   18.64


                                                                No.0043

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management's discussion and analysis of the financial condition and results of operations of First Western for the years ended December 31, 1997, 1996 and 1995. The discussion should be read in conjunction with the consolidated financial statements and notes thereto and the summary financial information included elsewhere in this annual report. All per share amounts have been restated for the effect of a three-for-two stock split effected in the form of a 50% stock dividend declared on July 15, 1997 and distributed on August 15, 1997.

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


OVERVIEW
First Western's net income for 1997 was $20.3 million, increasing 18.4% from $17.1 million for 1996. Diluted earnings per share increased 20.4% from $1.47 for 1996 to $1.77 for 1997. The key performance highlights for 1997 were:

* First Western completed the sale of its credit card portfolio during the first quarter of 1997. Net gains on loan sales were $5.9 million in 1997 compared with $4.6 million in 1996.

* The provision for possible loan losses was $4.8 million for 1997, decreasing $3.5 million from $8.3 million for 1996 due to a $3.6 million decrease in net charge-offs and a decline in nonperforming loans during 1997.

* First Western continued to evaluate its retail delivery system during 1997, resulting in the sale of two small branch offices, the purchase of a branch office, and the start-up of two supermarket branches. Additionally, First Western sold its three branch offices located in Lake County, Ohio in January 1998. In February 1998, First Western agreed to purchase 16 branch offices located in western Pennsylvania from PNC Bank.

* Federal deposit insurance expense decreased $4.0 million due to the $3.3 million special assessment paid in 1996, along with a reduction in deposit insurance rates in late 1996.

* First Western's return on average assets and return on average equity increased to 1.19% and 15.40%, respectively, from 1.02% and 14.06% for 1996, primarily due to the decrease in deposit insurance expense and the decrease in the provision for possible loan losses.

* First Western completed a $25 million trust preferred securities offering during the first quarter of 1997. These securities qualify as Tier I capital and are primarily responsible for the increase in First Western's Tier I leverage ratio from 7.10% at December 31, 1996 to 8.73% at December 31, 1997.

* In September 1997, First Western Bank, F.S.B. was merged into First Western Bank, N.A., eliminating the separate thrift charter.



                            1987      1988      1989      1990      1991      1992      1993      1994      1995      1996      1997
                            ----      ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
Assets
(in Billions of Dollars)    0.47      0.54      0.57      0.89      1.09      1.24      1.39      1.45      1.60      1.70      1.74

Net Income
(in Millions of Dollars)    4.1       4.8       5.3       6.0       8.5       11.2      14.3      15.6      16.7      17.1      20.3

No.0044

RESULTS OF OPERATIONS

Performance Summary

First Western's net income was $20.3 million for 1997, increasing $3.2 million, or 18.4%, from $17.1 million for 1996, with this increase primarily due to a $4.0 million decrease in Federal Deposit Insurance Corporation ("FDIC") insurance expense and a $3.5 million decrease in the provision for possible loan losses. First Western also realized net gains of $608,000 during 1997 from the sale of two small branch offices and a gain of $267,000 from the sale of First Western's credit card merchant processing business. Partially offsetting these increases in income was the $2.3 million minority interest expense on the trust preferred securities. Diluted earnings per share were $1.77 for 1997, increasing 20.4% from $1.47 for 1996, based on diluted weighted average shares outstanding of 11,446,000 and 11,669,000 in 1997 and 1996, respectively. The decrease in weighted average shares outstanding from 1996 to 1997 was due to the purchase of treasury shares.

     The $381,000, or 2.3%, increase in net income from 1995 to 1996 was primarily due to a $500,000 reduction in income tax expense as a result of a settlement reached with the Internal Revenue Service concerning an audit of prior years' tax returns. First Western's income before income taxes decreased $541,000, or 2.3%, from 1995 to 1996 due to a $4.3 million increase in the provision for possible loan losses and a $4.2 million increase in other expenses, including a $2.6 million increase in FDIC insurance expense, with these expense increases offsetting a $4.3 million increase in net gains realized on loan sales and a $3.3 million increase in net interest income. Diluted earnings per share for 1996 were $1.47, increasing 3.5% from $1.42 in 1995, based on average shares outstanding of 11,669,000 and 11,773,000 in 1996 and 1995, respectively.

     The following table presents First Western's net income, earnings per share, return on average assets and return on average equity for the last three years:

                                            1997            1996             1995
                                       --------------------------------------------
Net income (in thousands).........     $    20,282      $   17,127      $   16,746
                                       ============================================
Diluted earnings per share........     $      1.77      $     1.47      $     1.42
                                       ============================================
Return on average assets..........            1.19%           1.02%           1.06%
                                       ============================================
Return on average equity..........           15.40%          14.06%          14.79%
                                       ============================================

     First Western's diluted earnings per share increased 20.4% from $1.47 per share in 1996 to $1.77 per share in 1997 due to the 18.4% increase in net income, along with a reduction in weighted average shares outstanding due to the purchase of treasury shares during 1997. First Western's return on average assets increased from 1.02% in 1996 to 1.19% in 1997, primarily due to the decrease in the provision for possible loan losses and a decrease in FDIC insurance expense. The 3.5% increase in earnings per share from 1995 to 1996 reflects the 2.3% increase in net income along with a decrease in First Western's weighted average shares outstanding. The decrease in return on average assets from 1.06% in 1995 to 1.02% in 1996 was primarily due to an increase in the provision for possible loan losses and the FDIC special assessment.

     First Western's return on average equity increased from 14.06% in 1996 to 15.40% in 1997 due to the 18.4% increase in net income. First Western's return on average equity decreased from 14.79% in 1995 to 14.06% in 1996 due to First Western's average equity growing at a higher rate, 7.5%, than First Western's net income.

                            RETURN ON AVERAGE ASSETS
                                (in percentages)

                    1993      1994      1995      1996      1997
                    ----      ----      ----      ----      ----
First Western       1.08      1.12      1.06      1.02      1.19

Peer Group          0.98      1.04      1.11      1.21      1.31


                            Return on Average Equity
                                (in percentages)

                    1993      1994      1995      1996      1997
                    ----      ----      ----      ----      ----
First Western      15.74     15.19     14.79     14.06     15.40

Peer Group         12.39     12.25     12.58     13.57     14.78


The peer group statistics were compiled by the Federal Reserve Bank. The 1997 peer group data is as of September 30, 1997, which was the most current information available.




                                                                         No.0045

NET INTEREST INCOME

Net interest income represents the amount by which interest income on earning assets, including securities and loans, exceeds interest paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of a financial institution's earnings. Interest rate fluctuations as well as changes in the amounts and types of earning assets and interest-bearing liabilities combine to affect net interest income.

     Tax-exempt securities and loans carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze net interest income on a tax-equivalent basis. The tax-equivalent adjustment is based on the federal corporate income tax rate of 35%. The following table shows the increases over the last three years in actual and tax-equivalent net interest income:

                                                    1997         1996         1995
                                                  ----------------------------------
Net interest income, actual .................     $59,704      $58,269      $54,960
Tax-equivalent adjustment ...................       2,616        2,668        2,538
                                                  ----------------------------------
Net tax-equivalent interest income ..........     $62,320      $60,937      $57,498
                                                  ==================================
Increase in actual net interest income ......     $ 1,435      $ 3,309      $ 2,406
                                                  ==================================
Percentage increase .........................         2.5%         6.0%         4.6%
                                                  ==================================
Increase in tax-equivalent interest income...     $ 1,383      $ 3,439      $ 2,452
                                                  ==================================
Percentage increase .........................         2.3%         6.0%         4.5%
                                                  ==================================

       First Western's tax-equivalent net interest income increased $1.4 million, or 2.3%, from 1996 to 1997 due to a $27.8 million, or 1.7%, increase in average earning assets, with the net interest margin increasing from 3.78% in 1996 to 3.80% in 1997. The growth in average earning assets from 1996 to 1997 was due to a $69.8 million, or 28.3%, increase in average securities available for sale, partially offset by a $29.5 million, or 2.7%,decrease in average loans and a $20.8 million, or 11.9%, decrease in average mortgage-backed securities. Average loans decreased from 1996 to 1997 due to First Western selling its $48 million credit card loan portfolio during the fourth quarter of 1996 and the first quarter of 1997, and also due to the first-quarter 1997 sale of approximately $100 million of residential mortgage loans. The increase in average earning assets was funded by a $25 million trust preferred securities offering in February 1997, along with a $9.9 million increase in average equity and a $9.5 million increase in average deposits. First Western's average borrowed funds decreased $26.6 million, or 7.1%, during 1997 compared with 1996 due to the funds provided by the loan sales and the increase in average deposits and other funding sources.

       First Western's tax-equivalent net interest income increased $3.4 million, or 6.0%, from 1995 to 1996 due to a $90.5 million, or 5.9%, increase in average earning assets, with the net interest margin remaining constant at 3.78% for both 1995 and 1996. The growth in average earning assets from 1995 to 1996 was due to a $35.7 million, or 3.4%, increase in average loans, along with a $98.8 million, or 66.6%, increase in securities available for sale, partially offset by a $41.9 million, or 12.9%, decrease in average investment securities and mortgage-backed securities. Average loans increased from 1995 to 1996 due to a $23.4 million increase in average commercial mortgage loans and an $11.3 million increase in average residential mortgage loans, with these increases partially offset by a $14.4 million decrease in average consumer installment loans. This growth in average earning assets was funded primarily by an $84.3 million, or 29.1%, increase in average borrowed funds and an $8.5 million increase in average shareholders' equity.

     The net interest margin or net interest income expressed as a percentage of average earning assets was 3.80% in 1997, compared with 3.78% in 1996. The improvement in First Western's net interest margin was due to an increase in net funds provided by noninterest-bearing sources, primarily as a result of the issuance of the trust preferred securities. The payments made to the holders of the trust preferred securities are included in other expense as minority interest expense. First Western's yield on earning assets decreased three basis points primarily due to the sale of the credit card portfolio, which had a higher yield than other loan types. First Western's cost of funds increased seven basis points primarily due to an eight basis point increase in the cost of interest-bearing deposits, with this increase partially offset by a decrease in the portion of funding provided by wholesale borrowed funds, which have a higher cost than deposits.

       The net interest margin was 3.78% in both 1996 and 1995. During 1996, First Western's yield on earning assets decreased nine basis points, with this decrease due to a 13 basis point decline in loan yields, offset partially by an increase in the yield on securities available for sale. Loan yields decreased from 1995 to 1996, due in part to the $113.7 million mortgage loan securitization that took place in late 1995, and also due to a decrease in the prime rate in early 1996. First Western's cost of funds decreased from 1995 to 1996 due to a 16 basis point decrease in the cost of deposits; however, this reduction in First Western's cost of funds was partially offset by First Western


No.0046
increasing the proportion of funding from borrowings which have a higher cost than First Western's total deposits. See "Market Risk" for a further discussion of the impact of interest rate changes on First Western's financial performance.


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

AVERAGE BALANCE SHEETS/NET INTEREST INCOME ANALYSIS (1)
(DOLLARS IN THOUSANDS)

                                                  DECEMBER 31, 1997           DECEMBER 31, 1996            DECEMBER 31, 1995
                                           ----------------------------------------------------------------------------------------
                                                                 AVERAGE                       AVERAGE                      AVERAGE
                                             AVERAGE              YIELD/    AVERAGE             YIELD/    AVERAGE            YIELD/
                                             BALANCE   INTEREST   RATE     BALANCE   INTEREST   RATE      BALANCE   INTEREST  RATE
Interest-earning assets:
  Interest-bearing deposits
   with other banks ......................  $    5,535 $   260    4.70%  $    1,348 $     61    4.53%    $1,624    $     73   4.51%
                                          -----------------------------------------------------------------------------------------
  Federal funds sold .....................      10,362     554    5.35          595       34    5.71      2,448         146   5.98
                                          -----------------------------------------------------------------------------------------
  Securities available for sale ..........     316,955  21,946    6.92      247,116   16,868    6.83    148,295      10,043   6.77
                                          -----------------------------------------------------------------------------------------
  Investment securities, held to maturity:
   U.S. Government agencies
     and corporations ....................      16,785   1,104    6.58       23,481    1,425    6.07     39,515       2,320   5.87
   States and political subdivisions .....      85,345   6,392    7.49       83,918    6,387    7.61     79,215       6,205   7.83
   Other securities ......................         726      55    7.58        1,136       91    8.01     10,216         727   7.12
                                          -----------------------------------------------------------------------------------------
     Total investment securities .........     102,856   7,551    7.34      108,535    7,903    7.28    128,946       9,252   7.18
                                          -----------------------------------------------------------------------------------------
  Mortgage-backed securities .............     153,832   9,418    6.12      174,606   10,532    6.03    196,121      11,838   6.04
                                          -----------------------------------------------------------------------------------------
  Loans(net)(2) ..........................   1,050,382  90,210    8.59    1,079,881   92,753    8.59  1,044,191      91,018   8.72
                                          -----------------------------------------------------------------------------------------
  Total interest-earning assets ..........   1,639,922 129,939    7.92    1,612,081  128,151    7.95  1,521,625     122,370   8.04
                                          -----------------------------------------------------------------------------------------
Noninterest-earning assets:
  Cash and due from banks ................      30,139                       33,616                      31,739
  Premises and equipment .................      20,034                       18,865                      18,615
  Other assets ...........................      27,288                       25,318                      24,270
  Allowance for possible loan losses .....     (17,257)                     (15,148)                    (13,555)
                                          ----------------------------------------------------------------------------------------
Total assets .............................  $1,700,126                   $1,674,732                  $1,582,694
                                          ========================================================================================
Interest-bearing sources:
  Deposits:
   Interest-bearing demand deposits ......  $   39,954     890    2.23   $   97,088    1,362    1.40 $   103,816      1,892   1.82
   Savings deposits ......................     160,147   3,538    2.21      170,480    3,801    2.23     179,101      4,119   2.30
   Money market deposits .................     183,402   4,224    2.30      114,499    3,255    2.84     104,308      3,521   3.38
   Time deposits .........................     685,979  38,812    5.66      674,522   37,693    5.59     673,140     38,374   5.70
                                          -----------------------------------------------------------------------------------------
     Total deposits ......................   1,069,482  47,464    4.44    1,056,589   46,111    4.36   1,060,365     47,906   4.52
                                          -----------------------------------------------------------------------------------------
  Federal funds purchased and other
   short-term borrowings .................      53,226   3,136    5.89       55,731    3,096    5.56      24,872      1,473   5.92
                                          -----------------------------------------------------------------------------------------
  Repurchase agreements
   and secured lines of credit ...........     141,569   8,110    5.73      194,006   10,898    5.62     128,287      7,557   5.89
                                          -----------------------------------------------------------------------------------------
  Advances from the
   Federal Home Loan Bank ................     147,729   8,526    5.77      117,721    6,620    5.62     127,541      7,196   5.64
                                          -----------------------------------------------------------------------------------------
  Long-term debt .........................       5,230     383    7.32        6,904      489    7.08       9,318        740   7.94
                                          -----------------------------------------------------------------------------------------
  Total interest-bearing sources .........   1,417,236  67,619    4.77    1,430,951   67,214    4.70   1,350,383     64,872   4.80
                                          -----------------------------------------------------------------------------------------
Noninterest-bearing sources:
  Demand deposits ........................      94,514                       97,891                       95,771
  Other liabilities ......................      35,445                       24,089                       23,285
  Trust preferred securities .............      21,187                           --                           --
  Shareholders' equity ...................     131,744                      121,801                      113,255
                                          ----------------------------------------------------------------------------------------
Total liabilities and
  shareholders' equity ...................  $1,700,126                   $1,674,732                   $1,582,694
                                          ========================================================================================
  Net interest rate spread(3) ............                        3.15%                         3.25%                         3.24%
   Net interest income ...................            $ 62,320                      $ 60,937                       $ 57,498
                                          ========================================================================================
  Net yield on earning assets
   (Net interest margin)(4) ..............                        3.80%                         3.78%                         3.78%
                                          ========================================================================================


(1) In order to make pre-tax income and resultant yields comparable to taxable-equivalent loans and investments, a tax-equivalent adjustment is made equally to interest income and income tax expense with no effect on after-tax income. The tax-equivalent adjustment has been computed using a federal income tax rate of 35% and has increased interest income by $2.6 million, $2.7 million and $2.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

(2) Loan fees net of related origination costs are accreted over the average lives of the related loans and are considered adjustments to interest income. These net fees aggregated $48,000, $421,000 and $295,000 for the years ended December 31, 1997, 1996 and 1995, respectively. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

(3) Represents the difference between the yield on earning assets and the cost of funds.

(4) Represents tax-equivalent net interest income divided by average interest-earning assets.


                                                                         No.0047

RATE/VOLUME ANALYSIS (1)
(DOLLARS IN THOUSANDS)

                                                                 1997                                   1996
                                                   ------------------------------------------------------------------------
                                                         CHANGE FROM 1996 IN                     CHANGE FROM 1995 IN
                                                           INTEREST INCOME                         INTEREST INCOME
                                                          OR EXPENSE DUE TO                       OR EXPENSE DUE TO
                                                   ------------------------------------------------------------------------
                                                    VOLUME        RATE       TOTAL        VOLUME        RATE          TOTAL
                                                   ------------------------------------------------------------------------
Interest-earning assets:
  Interest-bearing deposits with other banks       $   197       $    2     $   199       $  (12)      $   --       $   (12)
                                                   ------------------------------------------------------------------------
  Federal funds sold .........................         522           (2)        520         (106)          (6)         (112)
                                                   ------------------------------------------------------------------------
  Securities available for sale ..............       4,833          245       5,078        6,744           81         6,825
                                                   ------------------------------------------------------------------------
  Investment securities, held to maturity:
   U.S. Government agencies and corporations .        (432)         111        (321)        (971)          76
                                                                                                                       (895)
   States and political subdivisions .........         108         (103)          5          361         (179)          182
   Other securities ..........................         (31)          (5)        (36)        (717)          81          (636)
                                                   ------------------------------------------------------------------------
     Total investment securities .............        (417)          65        (352)      (1,484)         135        (1,349)
                                                   ------------------------------------------------------------------------
  Mortgage-backed securities, held to
     maturity ................................      (1,270)         156      (1,114)      (1,298)          (8)       (1,306)
                                                   ------------------------------------------------------------------------
  Loans (net) (2) ............................      (2,533)         (10)     (2,543)       3,079       (1,344)        1,735
                                                   ------------------------------------------------------------------------
  Total interest income ......................       2,207         (419)      1,788        7,205       (1,424)        5,781
                                                   ------------------------------------------------------------------------
Interest-bearing sources:
  Deposits:
   Interest-bearing demand deposits ..........      (1,038)         566        (472)        (117)        (413)         (530)
   Savings deposits ..........................        (228)         (35)       (263)        (194)        (124)         (318)
   Money market deposits .....................       1,676         (707)        969          323         (589)         (266)
   Time deposits .............................         645          474       1,119           79         (760)         (681)
                                                   ------------------------------------------------------------------------
     Total deposits ..........................         567          786       1,353         (170)      (1,625)       (1,795)
                                                   ------------------------------------------------------------------------
Federal funds purchased and
  other short-term borrowings ................        (143)         183          40        1,719          (96)        1,623
                                                   ------------------------------------------------------------------------
Repurchase agreements and
  secured lines of credit ....................      (3,000)         212      (2,788)       3,707         (366)        3,341
                                                   ------------------------------------------------------------------------
Advances from the Federal Home Loan Bank .....       1,728          178       1,906         (552)         (24)         (576)
                                                   ------------------------------------------------------------------------
Long-term debt ...............................        (123)          17        (106)        (177)         (74)         (251)
                                                   ------------------------------------------------------------------------
Total interest expense .......................        (648)       1,053         405        3,807       (1,465)        2,342
                                                   ------------------------------------------------------------------------
   Net interest income .......................     $ 1,057      $   326     $ 1,383      $ 3,419      $    20       $ 3,439
                                                   ========================================================================

(1) In order to make pre-tax income and resultant yields comparable to tax-equivalent loans and investments, a tax-equivalent adjustment is made equally to interest income and to income tax expense with no effect on after-tax income. The tax-equivalent adjustment has been computed using a federal income tax rate of 35% and has increased interest income by $2.6 million, $2.7 million and $2.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

(2) Loan fees net of related origination costs are accreted over the average lives of the related loans and are considered adjustments to interest income. These net fees aggregated $48,000, $421,000 and $295,000 for the years ended December 31, 1997, 1996 and 1995, respectively. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.


No.0048

Provision for Possible Loan Losses

The provision for possible loan losses was $4.8 million in 1997, compared with $8.3 million in 1996 and $4.0 million in 1995. The $3.5 million decrease in the provision for possible loan losses from 1996 to 1997 reflects a $3.6 million decrease in net charge-offs and an improvement in First Western's nonperforming loans during 1997. Net charge-offs in 1997 were $2.8 million, or 0.27%, of average loans, compared with $6.4 million, or 0.59%, in 1996 and $2.8 million, or 0.27%, in 1995. The $4.3 million, or 108.1%, increase in the provision for possible loan losses from 1995 to 1996 was primarily in response to the $3.6 million, or 126.8%, increase in installment loan net charge-offs. Most of the loans charged off in 1996 were loans that were originated through automobile dealers. Management attributes the increase in indirect automobile loan charge-offs to an aggressive expansion of First Western's automobile loan program into new market areas. First Western responded to the increase in consumer loan charge-offs by investing in technology to improve both the underwriting and collection operations. Additionally, First Western also introduced credit scoring for loan applications, tiered pricing based on risk and collateral, and increased the number of employees handling collections and recoveries. Installment loan net charge-offs also increased during 1996 due to an $880,000, or 115.7%, increase in credit card loan charge-offs. Most of the increase in credit card charge-offs was due to First Western charging-off any past-due credit card accounts that were not sold in the December 1996 transaction.


First Western's net charge-offs by loan type and changes in the allowance for possible loan losses for each of the past five years were as follows (in thousands):


                                                                        YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------
                                                           1997         1996       1995         1994         1993
                                                        ---------------------------------------------------------
Allowance for possible loan losses
   at beginning of period .........................     $16,054     $ 14,148    $12,943     $ 11,102     $ 10,846
Charge-offs:
   Commercial, financial and agricultural loans ...           4           72         44          123        1,520
   Real estate construction loans .................          --           --         --           --          133
   Real estate mortgage loans .....................         141           26         18          206          275
   Installment loans ..............................       3,776        6,958      3,005        2,149        1,515
                                                        ---------------------------------------------------------
         Total charge-offs ........................       3,921        7,056      3,067        2,478        3,443
                                                        ---------------------------------------------------------
Recoveries:
   Commercial, financial and agricultural loans ...          38           73         88          390          101
   Real estate construction loans .................          --           --         --           --           --
   Real estate mortgage loans .....................         172           69         30          125           59
   Installment loans ..............................         898          532        172          154          104
                                                        ---------------------------------------------------------
         Total recoveries .........................       1,108          674        290          669          264
                                                        ---------------------------------------------------------
Net charge-offs ...................................       2,813        6,382      2,777        1,809        3,179
                                                        ---------------------------------------------------------
Provision for possible loan losses ................       4,836        8,288      3,982        3,650        3,435
                                                        ---------------------------------------------------------
Allowance for possible loan losses at end
     of period ....................................     $18,077      $16,054   $ 14,148      $12,943      $11,102
                                                        =========================================================
Ratio of net charge-offs to average loans .........        0.27%        0.59%      0.27%        0.20%        0.42%
                                                        =========================================================


                                                                         No.0049

The provision for loan losses less net charge-offs added $2.0 million to the allowance for possible loan losses, which increased to $18.1 million at year-end 1997. See "Financial Condition - Loan Quality" for further discussion.



                                       Net
                                   Charge-offs
                          AS A PERCENT OF AVERAGE LOANS

                    1993      1994      1995      1996      1997
                    ----      ----      ----      ----      ----
FIRST WESTERN       0.42      0.20      0.27      0.59      0.27

PEER GROUP          0.54      0.25      0.28      0.28      0.28


                                  Provision for
                              Possible Loan Losses
                         AS A PERCENT OF NET CHARGE-OFFS

                    1993      1994      1995      1996      1997
                    ----      ----      ----      ----      ----
FIRST WESTERN        108       202       143       130       172

PEER GROUP           179       132       128       119       177


Other Income

Other income increased $1.5 million, or 9.7%, due to increased gains on loan sales and gains from the sales of branches and the sale of First Western's credit card merchant transaction processing program, with these increases partially offset by a $1.5 million decrease in credit card program fees and a $708,000 decrease in net securities gains. Other income increased $4.7 million, or 42.6%, from $11.0 million in 1995 to $15.7 million in 1996, with most of this increase due to an increase in net gains from sales of credit card loans.

     Trust fees increased $291,000, or 14.5%, from $2.0 million in 1996 to $2.3 million in 1997 due to a $131,000 increase in estate fees, with the remaining increase resulting from an increase in trust assets managed by First Western.

     Service charges on deposit accounts increased $484,000, or 13.1%, in 1997 compared with 1996 due to a $427,000 increase in service charges on interest-bearing demand accounts and an increase in insufficient funds and returned check service charges. First Western has been promoting its "Active Lifestyles" account, which resulted in this increase in service charges on interest-bearing demand accounts. Service charges on deposit accounts increased $455,000, or 14.0%, from $3.2 million in 1995 to $3.7 million in 1996 primarily as a result of First Western introducing its "Active Lifestyles" account during 1995.

     Credit card program fees decreased $1.5 million from $1.7 million in 1996 to $199,000 in 1997 due to the sale of the credit card loan portfolio and the sale of the credit card merchant transaction processing program in early 1997. Credit card program fees increased $232,000, or 16.1%, from 1995 to 1996 due to First Western instituting a cash advance fee which generated $84,000 of fees in 1996, along with a $76,000 increase in the fees for processing merchant transactions and a $79,000, or 7.0%, increase in interchange income resulting from the growth of First Western's programs during 1996.

     Net securities gains were $276,000 in 1997, decreasing $708,000 from $984,000 in 1996, with this decrease due to a low level of sales of securities available for sale during 1997. Net securities gains were $984,000 in 1996, decreasing $571,000, or 36.7%, from $1.6 million for 1995. During 1996, sales of bank equity securities held by the parent company resulted in gains of $465,000. Approximately one-half of the gains on security sales realized during 1995 resulted from the sale of most of the securities created by the mortgage loan securitization during the fourth quarter of 1995. As of December 31, 1997, investment securities and mortgage-backed securities had gross unrealized gains of $1.8 million and gross unrealized losses of $1.4 million, and securities available for sale had gross unrealized gains of $8.5 million and gross unrealized losses of $148,000. Unrealized losses as of December 31, 1997 generally were due to interest rate fluctuations and not due to credit deficiencies. See "Financial Condition - Securities Available for Sale and Investment Securities" for further discussion.

No.0050

     First Western realized net gains on loan sales of $5.9 million during 1997 primarily as a result of the sale of the remaining portion of the credit card portfolio during the first quarter of 1997. First Western's net gains on loan sales were $4.6 million in 1996, primarily due to the gain realized on the sale of the credit card portfolio, partially offset by a $2.9 million loss on the sale of $100 million of residential mortgage loans, with this mortgage loan sale settling during the first quarter of 1997. During the fourth quarter of 1996, First Western sold approximately two-thirds of its credit card portfolio with a principal balance of $30.4 million, realizing a gain of approximately $7.2 million, net of certain costs incurred by First Western in connection with the credit card sale.

     Other income increased $1.6 million from 1996 to 1997, primarily due to gains of $608,000 realized on the sale of two branch offices, a $408,000 increase in loan servicing income as a result of First Western servicing the credit card loans and mortgage loans that were sold until the servicing could be transferred to the purchasers, and a $267,000 gain realized on the sale of the credit card merchant transaction processing program. Other income increased from 1995 to 1996 due to a $456,000 increase in income from loan servicing, a $247,000 increase in fees earned from the sales of mutual funds and annuities, and a $130,000 increase in fees for check card transactions, with these increases partially offset by a $638,000 decrease in net gains realized on sales of other real estate owned.


Other Expenses

Other expenses increased $731,000, or 1.7%, from $42.3 million in 1996 to $43.0 million in 1997 due to a $2.3 million increase in minority interest expense, along with increases in salaries and employee benefits expense, higher marketing expense and increased professional fees, with these increases partially offset by a $4.0 million decrease in FDIC insurance expense. Other expenses increased $4.2 million, or 11.1%, from 1995 to 1996, with an increase in FDIC insurance expense primarily due to the Savings Association Insurance Fund ("SAIF") recapitalization accounting for $2.6 million of the increase.

                               EFFICIENCY RATIOS
                                (in percentages)

                    1993      1994      1995      1996      1997
                    ----      ----      ----      ----      ----
First Western       57.7      56.5      57.5      54.8      59.3

Peer Group          66.3      63.4      61.8      60.7      57.3


                         NET OVERHEAD TO AVERAGE ASSETS
                                (in percentages)

                    1993      1994      1995      1996      1997
                    ----      ----      ----      ----      ----
First Western       2.10      2.01      1.86      1.72      1.93

Peer Group          2.48      2.39      2.29      2.12      1.90


       The efficiency ratio, or recurring other expenses divided by the sum of tax-equivalent interest income and recurring other income, measures the relationship of expenses to income. First Western has excluded certain nonrecurring income or expenses such as net gains on sales of securities, net gains on loan sales, net gains on sales of other real estate owned and the FDIC assessment for the recapitalization of the SAIF that was incurred in 1996 for the purpose of calculating the efficiency ratio and net overhead to average assets. First Western's efficiency ratio was 59.3% in 1997, compared with 54.8% in 1996 and 57.5% in 1995. First Western's net overhead ratio or recurring other expenses less recurring other income divided by total average assets was 1.93% in 1997, compared with 1.72% in 1996 and 1.86% in 1995. First Western's efficiency ratio and net overhead ratio increased from 1996 to 1997 primarily due to the $2.3 million minority interest expense incurred in 1997 which represents the payments made to the holders of the trust preferred securities.

       First Western's salaries and employee benefits expense increased a combined $1.2 million, or 6.8%, from $18.5 million in 1996 to $19.7 million in 1997 primarily due to normal salary and wage increases along with increased personnel. First Western's salaries and employee benefits expense increased a combined $658,000, or 3.7%, from 1995 to 1996 due to an $844,000, or 6.2%, increase in salaries expense due to increased personnel and normal salary and wage increases, with this increase in salaries expense partially offset by a $186,000, or 4.5%, decrease in employee benefits expense due to a reduction in medical insurance expense. First Western had 635 full-time equivalent employees at December 31, 1997, compared with 625 and 602 at December 31, 1996 and 1995, respectively.

       Expenses related to operating First Western's branches and other facilities, including all equipment, occupancy and depreciation charges, increased $391,000 from $5.1 million in 1996 to $5.5 million in 1997, primarily as a result of First Western opening two additional supermarket branches and a new loan processing center during 1997.


                                                                         No.0051

       First Western's federal deposit insurance expense decreased $4.0 million, or 91.5%, from $4.4 million in 1996 to $376,000 in 1997 due to a $3.3 million special assessment that was paid during 1996 and also due to a reduction in insurance rates in late 1996. Federal deposit insurance expense increased $2.6 million, or 137.7%, from 1995 to 1996, with this increase due to a one-time assessment of thrift deposits in order to recapitalize the SAIF. On September 30, 1996, the President signed legislation which included provisions to recapitalize the SAIF by means of a one-time assessment on SAIF-insured deposits. The one-time assessment was set at $0.657 per $100 of insured deposits. This legislation also reduced the insurance rate differential between the Bank Insurance Fund ("BIF") and the SAIF. Excluding the impact of the special assessment, First Western's FDIC insurance expense would have decreased $740,000 in 1996 compared with 1995 due to a reduction in the BIF insurance premiums in late 1995.

     Marketing expense increased $820,000, or 67.9%, from $1.2 million in 1996 to $2.0 million in 1997, primarily due to First Western beginning a corporate image campaign. Beginning in the fourth quarter of 1997, First Western used a marketing firm to develop a brand image marketing campaign which will continue throughout 1998. Marketing expense decreased $249,000, or 17.1%, from $1.5 million in 1995 to $1.2 million in 1996 due to First Western reducing its credit card solicitation efforts during 1996 in anticipation of selling the credit card portfolio.

     First Western's professional fees increased $529,000 from 1996 to 1997 due to increased legal and consulting expense related to the merger of First Western Bank, F.S.B. into First Western Bank, N.A., along with the start-up of First Western's insurance business.

     First Western's outside data processing expense decreased $288,000, or 15.7%, from $1.8 million in 1996 to $1.5 million in 1997 primarily due to the sale of the credit card portfolio in late 1996 and early 1997. First Western used a third-party servicer for processing credit card transactions. Outside data processing services expense increased $429,000, or 30.6%, from $1.4 million in 1995 to $1.8 million in 1996, with approximately $239,000 of this increase due to increased expenses for credit card processing and $152,000 of the increase due to increased processing costs for automated teller machine transactions.

     In February 1997, First Western completed the private placement of $25 million of trust preferred capital securities issued by First Western's newly formed Delaware trust subsidiary, First Western Capital Trust I. The distributions payable on the securities, which totaled $2.3 million for 1997, have been recorded as minority interest expense.

     Other operating expenses decreased $214,000, or 2.6%, from $8.3 million in 1996 to $8.0 million in 1997 due to a $651,000 decrease in credit card program expenses, with this decrease partially offset by a $139,000 increase in fees paid to a third-party provider of services in connection with First Western's "Active Lifestyles" account, a $111,000 increase in software maintenance expense and an $88,000 increase in intangible amortization expense resulting from the branch that was purchased during 1997. Other operating expenses increased $829,000, or 11.2%, from $7.4 million in 1995 to $8.3 million in 1996. This increase consisted of a $235,000 increase in fees paid the provider of services in connection with First Western's "Active Lifestyles" account which was introduced during 1995, an increase in customer check and other losses of $172,000 which was partially due to First Western realizing a $85,000 recovery of a fraud loss in 1995, a $123,000 increase in intangible amortization expense due to the full-year impact of the 1995 branch acquisition and a $113,000 increase in telephone expense.


Income Taxes

First Western's income tax expense was $8.8 million in 1997, increasing $2.5 million, or 39.9%, from $6.3 million in 1996 due to a 24.2% increase in pre-tax earnings and also due to a reduction in First Western's income tax expense during 1996 as a result of a settlement reached with the Internal Revenue Service. First Western's income tax expense was $6.3 million in 1996, decreasing $922,000, or 12.8%, from $7.2 million in 1995 due to a decrease in pre-tax earnings and also due to a $500,000 reduction in income tax expense and accrued income taxes resulting from a settlement reached with the Internal Revenue Service during 1996 concerning an audit of prior years' tax returns. Excluding the impact of the settlement reached with the Internal Revenue Service during 1996, First Western's effective tax rate was 30.3% in 1997, compared with 29.0% in 1996 and 30.1% in 1995.

     During 1996, Congress passed legislation that required savings associations to change their method of accounting for bad debts for income tax purposes. This legislation also eliminated the recapture of deductions in excess of actual losses that savings associations benefited from in prior years. The impact of this legislation on First Western was the elimination of a potential charge of $2.2 million in income taxes that would have been paid when First Western Bank, F.S.B. was merged into First Western Bank, N.A. during 1997.


No.0052

Review of Fourth-Quarter Results

First Western's net income for the fourth quarter of 1997 was $4.9 million, decreasing $1.0 million, or 18.2%, from $5.9 million for the fourth quarter of 1996 due to a $4.3 million decrease in net gains on loan sales, partially offset by a $1.6 million decrease in the provision for possible loan losses and a $1.0 million increase in net gains realized on sales of securities available for sale. Diluted earnings per share for the fourth quarter of 1997 were $0.43 per share, decreasing 15.7% from $0.51 per share for the fourth quarter of 1996. During the fourth quarter of 1996, First Western sold approximately two-thirds of its credit card portfolio, realizing a gain of approximately $7.2 million. First Western also decided to sell approximately $100 million of residential mortgage loans at a loss of $2.9 million. First Western increased its provision for possible loan losses during the fourth quarter of 1996 in response to the increase in loans charged-off resulting from First Western charging-off any delinquent credit card loans that were not sold in the December 1996 transaction.

Year 2000 Data Processing Considerations

As a financial institution, First Western is highly dependent on computers and computer programs, and the accuracy of these computer programs is critical to First Western's operations. The coming of the year 2000 presents the possibility that First Western or its customers, suppliers or correspondent banks may be subject to errors caused by computer programs not correctly recognizing the year 2000 and making inaccurate calculations. The impact of the potential problems could be severe. First Western's management has completed an assessment of the vulnerability of First Western's computer system to potential year 2000 processing problems. First Western is currently in the process of updating its software to ensure its ability to operate properly into the next century. Management has also required all of First Western's software suppliers to assess their year 2000 readiness.

     Management does not anticipate any significant additional costs to ensure First Western's readiness for the year 2000 beyond the regularly scheduled software and hardware upgrades; however, further testing could uncover potential problems that may result in significant costs for First Western.

     The ability of First Western's loan customers to repay their obligations could be affected by business interruptions caused by year 2000 data processing problems. The potential impact of year 2000 data processing problems on First Western's customers has not been determined; however, it could be significant and could result in these customers being unable to repay their obligations to First Western.

Impact of Inflation

The effects of inflation on the local economy and on First Western's operating results have been relatively modest for the past several years. Since substantially all of First Western's assets and liabilities are monetary in nature, such as cash, investments, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. First Western tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities. See "Market Risk" for further discussion.

FINANCIAL CONDITION

First Western's total assets increased $48.3 million, or 2.8%, from $1.696 billion at December 31, 1996 to $1.744 billion at December 31, 1997, with most of this increase due to an increase in securities available for sale and bank-owned life insurance funded by increased deposits and the proceeds of the trust preferred securities offering. Average total assets increased $25.4 million, or 1.5%, from $1.675 billion for 1996 to $1.700 billion for 1997, with most of this increase occurring in the portfolio of securities available for sale.

Loan Portfolio

Loans and loans held for sale decreased $28.2 million, or 2.5%, from $1.114 billion at December 31, 1996 to $1.086 billion at December 31, 1997, with this decrease due to the first-quarter 1997 sale of approximately $100 million of residential mortgage loans and the remaining $17.3 million of credit card loans. The impact of these loan sales was partially offset by loan growth, with residential mortgage loans decreasing only $48.1 million after total residential mortgage loan sales of $137.2 million during 1997, along with a $20.7 million increase in commercial loans during 1997. Included in the $385.7 million of one-to-four family residential mortgage loans at December 31, 1997 are approximately $64.1 million of purchased mortgage loans serviced by others. These purchased loans are secured by real estate outside of First Western's primary market areas with no significant concentrations in any state or region.

                                                                       No.0053

     First Western's credit card loans decreased during 1997 due to the sale of the remaining portion of the credit card portfolio during the first quarter of 1997. The portfolio of loans held for sale at December 31, 1997 consisted of residential mortgage loans with a carrying value of $39.8 million and an estimated market value of $40.3 million. The following table shows the composition of First Western's portfolio of loans and loans held for sale for the last five years (in thousands):




COMPOSITION OF LOAN PORTFOLIO

                                                                      YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------
                                                1997           1996            1995            1994          1993
                                            ----------------------------------------------------------------------
AMOUNTS OF LOANS BY TYPE:
Commercial, financial and agricultural:
   Automobile floorplan loans .........     $   31,013      $   26,668      $   26,775      $ 25,229      $ 19,300
   Loans to municipalities ............          6,140          11,446          13,893        10,307         8,423
   Other commercial loans .............        105,323          83,645          79,491        63,662        54,483
                                            ----------------------------------------------------------------------
      Subtotal ........................        142,476         121,759         120,159        99,198        82,206
                                            ----------------------------------------------------------------------
Real estate construction ..............         14,450          16,289          24,501        18,721        13,528
                                            ----------------------------------------------------------------------
Real estate mortgage:
   1-4 family residential .............        385,702         433,813         357,004       370,582       331,104
   Multi-family residential ...........         29,331          37,173          35,088        30,923        25,693
   Home equity ........................         56,811          49,653          41,417        37,129        36,520
   Commercial and other ...............        172,559         159,470         141,667       127,176        99,913
                                            ----------------------------------------------------------------------
      Subtotal ........................        644,403         680,109         575,176       565,810       493,230
                                            ----------------------------------------------------------------------
Installment:
   Credit cards .......................             --          17,328          45,226        39,412        32,144
   Installment and other ..............        284,874         278,940         262,554       255,421       194,534
                                            ----------------------------------------------------------------------
      Subtotal ........................        284,874         296,268         307,780       294,833       226,678
                                            ----------------------------------------------------------------------
      Total ...........................     $1,086,203      $1,114,425      $1,027,616      $978,562      $815,642
                                            ======================================================================
PERCENT OF LOANS BY TYPE:
Commercial, financial and agricultural:
   Automobile floorplan loans .........            2.8%            2.4%            2.6%          2.6%          2.4%
   Loans to municipalities ............            0.6             1.0             1.4           1.1           1.0
   Other commercial loans .............            9.7             7.5             7.7           6.5           6.7
                                            ----------------------------------------------------------------------
      Subtotal ........................           13.1            10.9            11.7          10.2          10.1
                                            ----------------------------------------------------------------------
Real estate construction ..............            1.4             1.5             2.4           1.9           1.7
                                            ----------------------------------------------------------------------
Real estate mortgage:
   1-4 family residential .............           35.5            38.9            34.8          37.8          40.6
   Multi-family residential ...........            2.7             3.3             3.4           3.2           3.2
   Home equity ........................            5.2             4.5             4.0           3.8           4.5
   Commercial and other ...............           15.9            14.3            13.8          13.0          12.2
                                            ----------------------------------------------------------------------
      Subtotal ........................           59.3            61.0            56.0          57.8          60.5
                                            ----------------------------------------------------------------------
Installment:
   Credit cards .......................             --             1.6             4.4           4.0           3.9
   Installment and other ..............           26.2            25.0            25.5          26.1          23.8
                                            ----------------------------------------------------------------------
      Subtotal ........................           26.2            26.6            29.9          30.1          27.7
                                            ----------------------------------------------------------------------
      Total ...........................          100.0%          100.0%          100.0%        100.0%        100.0%
                                            ======================================================================



No.0054

Loan Quality

First Western has several policies and procedures in place to assist in maintaining and monitoring the overall quality of its loan portfolio. First Western has established underwriting guidelines to be followed by its banking subsidiary. In addition, a formal, ongoing loan review program (discussed below), which concentrates principally on commercial credits, has been established to help monitor the loan portfolio of the banking subsidiary. First Western also regularly monitors its delinquency and nonperforming levels for any negative or adverse trends and particularly monitors credits which have total exposure of $1.5 million or more. However, there can be no assurance that First Western's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

     First Western's delinquent loans, nonaccrual loans and nonperforming assets consisted of the following for the last five years (in thousands):

                                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------------------
                                                        1997        1996        1995         1994        1993
                                                      --------------------------------------------------------
Loans delinquent and still accruing interest:
   Loans past due 30 to 89 days .................     $ 8,703      $8,080      $10,420      $7,370      $7,621
   Loans past due 90 days or more ...............       2,466       1,427        2,648       1,870       1,960
                                                      --------------------------------------------------------
      Total loan delinquencies ..................     $11,169      $9,507      $13,068      $9,240      $9,581
                                                      ========================================================
Nonaccrual loans ................................     $ 2,634      $5,147      $ 4,959      $2,875      $5,186
Other real estate owned .........................         382         471          165       1,185       1,715
                                                      --------------------------------------------------------
Total nonperforming assets ......................     $ 3,016      $5,618      $ 5,124      $4,060      $6,901
                                                      ========================================================
Total nonperforming assets and loans
   past due 90 days or more .....................     $ 5,482      $7,045      $ 7,772      $5,930      $8,861
                                                      ========================================================

Nonaccrual loans to total loans .................        0.24%       0.46%        0.48%       0.29%       0.64%
Nonperforming assets to total loans
   and other real estate owned ..................        0.28%       0.50%        0.50%       0.41%       0.84%
Nonperforming assets to total assets ............        0.17%       0.33%        0.32%       0.28%       0.50%
Nonperforming assets and loans
   past due 90 days or more to total assets .....        0.31%       0.42%        0.48%       0.41%       0.64%
Nonaccrual loans and loans past due
   90 days or more to total loans ...............        0.47%       0.59%        0.74%       0.48%       0.88%
Allowance for possible loan losses
   to nonaccrual loans ..........................      686.33%     311.91%      285.31%     450.16%     214.07%
Allowance for possible loan losses to
  loans past due 90 days or more
  and nonaccrual loans ..........................      354.43%     244.20%      185.98%     272.78%     155.36%
Allowance for possible loan losses to
  total loans ...................................        1.66%       1.44%        1.38%       1.32%       1.36%



     First Western's total delinquencies increased $1.7 million, or 17.5%, from $9.5 million at December 31, 1996 to $11.2 million at December 31, 1997, with this increase primarily due to a $1.2 million increase in delinquent commercial mortgage loans and a $403,000 increase in delinquent commercial loans. First Western's nonaccrual loans decreased $2.5 million during 1997 due to the pay-off of several commercial loans that were on nonaccrual status. First Western's coverage ratio of the allowance for possible loan losses to nonaccrual loans increased from 311.91% at December 31, 1996 to 686.33% at December 31, 1997, due to the 48.8% decrease in nonaccrual loans during 1997 along with the 12.6% increase in the allowance for possible loan losses.

     Commercial and mortgage loans are placed on nonaccrual status when, in the opinion of management, collection of principal or interest is doubtful and the loan is not both well secured and in the process of collection. Installment loans are generally charged off between 90 and 120 days past due or when deemed uncollectible in the opinion of management. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction to principal as long as doubt exists as to collection.

     First Western maintains a loan review program to evaluate the credit risk in its commercial loan portfolio for substantially all commercial loans and commercial mortgage loans greater than $200,000. Through the loan review process, First Western maintains a classified account list which, along with the nonperforming and delinquency lists of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for possible loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses,


                                                                       No.0055

                              NONPERFORMING LOANS
                             AS A PERCENT OF LOANS

                         1993      1994      1995      1996      1997
                         --------------------------------------------
First Western            0.88      0.48      0.74      0.59      0.47
Peer Group               1.39      0.98      1.01      0.98      0.94


                       ALLOWANCE FOR POSSIBLE LOAN LOSSES
                       AS A PERCENT OF NONPERFORMING LOANS

                         1993      1994      1995      1996      1997
                         --------------------------------------------
First Western            155       273       186       244       354
Peer Group               214       235       222       208       237

such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. Loans classified as "doubtful" are those loans which have characteristics similar to the sub-standard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if liquidated at present. Both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status. As of December 31, 1997, substandard and doubtful loans totaled $8.2 million, of which $7.7 million were loans not designated as delinquent or nonaccrual.

     In addition to its classified account list and delinquency list of loans, First Western maintains a separate list of "Other Loans Especially Mentioned" ("OLEM"), which further aids First Western in monitoring its loan portfolio. These OLEM loans do not have all the characteristics of a classified loan (substandard or doubtful), but do show potentially weak elements as compared with those of a satisfactory credit. First Western reviews these loans in assessing the adequacy of the allowance for possible loan losses. Substantially all of the loans on the OLEM list as of December 31, 1997 are current and paying in accordance with loan terms. As of December 31, 1997, OLEM list loans totaled $1.3 million.

     In order to determine the adequacy of the allowance for possible loan losses, management considers the risk classifications of loans, delinquency trends, charge-off experience, credit concentrations, economic conditions and other factors. Specific reserves are established for each classified credit, taking into consideration the credit's delinquency status, current operating status, pledged collateral and plan of action for resolving any deficiencies. For nonclassified loans and smaller loans not individually reviewed, management considers historical charge-off experience in determining the amounts to be allocated to the allowance. An unallocated or general reserve is also established which takes into consideration, among other things, unfunded commitments, concentrations of credit, economic conditions, delinquency and nonaccrual trends, management experience and trends in volume and terms of loans. The allowance for possible loan losses is maintained at the level determined according to this methodology by charging a provision to operations.

     First Western believes that the allowance for possible loan losses of $18.1 million at December 31, 1997 is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that First Western will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 1997.

Investment Securities and
Securities Available for Sale

First Western's portfolio of securities available for sale increased $123.2 million during 1997, with this increase due to First Western purchasing securities available for sale with the funds provided by the loan sales and also with the funds provided by the trust preferred securities offering. First Western's portfolio of investment securities and mortgage-backed securities classified as held-to-maturity decreased $43.7 million during 1997 due to paydowns and maturities of these securities, with the proceeds being reinvested in the available for sale portfolio.

     The decrease in long-term interest rates during 1997 resulted in an increase in the market values of First Western's securities. At December 31, 1997, the market value of First Western's portfolio of investment securities and mortgage-backed securities held to maturity was $233.2 million, or $407,000, or 0.2%, greater than the amortized cost of these securities of $232.8 million, compared with an unrealized loss of $1.9 million at December 31, 1996. The portfolio of securities available for sale had an unrealized gain of $8.4 million, or 2.6%, at December 31, 1997, compared with an unrealized gain of $1.4 million, or 0.7%, at December 31, 1996.


No.0056

     The following tables present the contractual maturities of investment securities and securities available for sale and their weighted average yields as of December 31, 1997, on a tax-equivalent basis using a 35% federal income tax rate. The maturity distribution of mortgage-backed securities is based on the weighted average lives of these securities.


Investment securities and mortgage-backed securities:


                                              AFTER       AFTER
                                              1 BUT       5 BUT                              WEIGHTED
                                 WITHIN      WITHIN      WITHIN        AFTER                  AVERAGE
                                 1 YEAR      5 YEARS    10 YEARS     10 YEARS      TOTAL       YIELD
                                -----------------------------------------------------------------------
                                                       (DOLLARS IN THOUSANDS)
Mortgage-backed
   securities ............     $12,328      $ 86,360      $33,985    $   --      $132,673         6.80%
U.S. Government agencies
   and corporations ......       7,006         7,148           --        --        14,154         6.94%
Obligations of states and
   political
   subdivisions ..........      26,591        52,309        5,889       458        85,247         7.44%
Other securities .........          --           450          300        --           750         7.73%
                               ------------------------------------------------------------------------
Total ....................     $45,925      $146,267      $40,174    $  458      $232,824         7.05%
                               ========================================================================
Weighted average yield ...        6.92%         7.34%        6.07%    10.66%         7.05%
                               ========================================================================

Securities available for sale:

                                              AFTER       AFTER
                                              1 BUT       5 BUT                              WEIGHTED
                                 WITHIN      WITHIN      WITHIN        AFTER                  AVERAGE
                                 1 YEAR      5 YEARS    10 YEARS     10 YEARS      TOTAL       YIELD
                                -----------------------------------------------------------------------
                                                       (Dollars in thousands)
U.S. Treasury securities ..     $   352     $  7,434      $    --   $    --      $  7,786         6.04%
U.S. Government agencies
   and corporations .......      46,618       38,524        4,981     2,467        92,590         7.12%
Mortgage-backed
  securities ..............       9,043      116,665       37,618        --       163,326         7.85%
Other securities, including
  corporate bonds and
  notes ...................      16,011        2,221        1,422    41,165        60,819         6.13%
                                -----------------------------------------------------------------------
Total .....................     $72,024     $164,844      $44,021   $43,632      $324,521         7.28%
                                =======================================================================
Weighted average yield ....        6.89%        7.73%        7.76%     5.72%         7.28%
                                =======================================================================

Bank-Owned Life Insurance

In December 1997, First Western purchased $25 million of life insurance on the officers of First Western with First Western as the beneficiary. First Western will record as other income the amount of annual increase in the cash surrender value of the insurance policies. The increase in the cash surrender value and death benefits paid to First Western are currently not included in taxable income. However, Congress is considering changing the tax status of corporate-owned life insurance plans.



                                                                      No.0057

Deposits

First Western's total deposits increased $43.4 million, or 3.8%, during 1997, primarily due to net branch purchases and sales adding $21.9 million of deposits and a $25.4 million increase in money market deposits from Trust Services. During 1996, First Western created a new account combining an interest-bearing demand account and a money market account. This new deposit product resulted in a movement of funds from interest-bearing demand accounts to money market accounts and is the primary reason for the decrease in interest-bearing demand accounts and the increase in money market accounts during 1996 and 1997.

     In January 1998, First Western completed the sale of its three Lake County, Ohio offices to another financial institution. These offices had total deposits of $47 million, and First Western realized a gain of $1.1 million in January 1998 as a result of this sale.

     First Western primarily relies on its retail deposit base to fund its credit needs. Deposits provided 68.5% of First Western's funding during 1997, based on average balances of deposits and total assets. First Western's total average deposits during 1997 were $1.164 billion, increasing 0.8% from $1.154 billion in 1996.

DEPOSIT SUMMARY
(DOLLARS IN THOUSANDS)
                                                                        DECEMBER 31,
                        --------------------------------------------------------------------------------------------------------
                                1997                  1996                  1995                   1994                1993
                        --------------------------------------------------------------------------------------------------------
Noninterest-bearing
  demand deposits .....   $100,653    8.5%   $   93,163    8.1%    $  102,864     8.7%       $97,242    9.4%    $ 94,464    9.8%
Interest-bearing
  demand deposits .....     38,539    3.2        53,946    4.7        110,703     9.4        101,659    9.9      102,011   10.6
Money market
  deposits ............    229,046   19.2       163,602   14.2         98,605     8.4        113,914   11.1      104,483   10.9
Savings deposits ......    156,317   13.1       165,930   14.4        172,837    14.7        168,039   16.3      174,174   18.1
Time deposits less
  than $100,000 .......    575,676   48.3       585,465   51.0        625,865    53.1        498,566   48.4      456,392   47.5
Time deposits of
  $100,000 or more ....     92,108    7.7        86,797    7.6         66,809     5.7         49,989    4.9       29,616    3.1
                        --------------------------------------------------------------------------------------------------------
Total deposits ........ $1,192,339  100.0%   $1,148,903  100.0%    $1,177,683   100.0%    $1,029,409  100.0%    $961,140  100.0%
                        ========================================================================================================


Borrowed Funds

First Western's subsidiaries use various funding sources other than deposits to provide the funds necessary for the loan and securities portfolios. First Western's total borrowed funds decreased $29.8 million, or 7.6%, during 1997 from $389.3 million at December 31, 1996 to $359.5 million at December 31, 1997, primarily as a result of the loan sales.

     First Western's borrowings with original maturities of one year or less include overnight advances from the Federal Home Loan Bank, repurchase agreements, customer repurchase agreements, and federal funds purchased. First Western's borrowings with an original maturity of one year or less and rates paid are as follows (in thousands):

                                                 1997                  1996                  1995
                                           ----------------------------------------------------------
                                           AMOUNT    RATE         AMOUNT    RATE       AMOUNT    RATE
                                           ----------------------------------------------------------
At year-end ...........................    $ 97,229  6.05%       $138,582   5.65       $ 86,536  5.96%
Average during year ...................     101,678  5.70%        163,117   5.59        150,433  6.11
Maximum month-end balance .............     150,488  5.48%        219,189   5.44        206,430  6.17


     First Western Bank, N.A. is a member of the Federal Home Loan Bank of Pittsburgh and, as such, it has the ability to obtain advances from the FHLB. At December 31, 1997, First Western had advances from the FHLB (original maturity in excess of one year) of $156.0 million, with a weighted average rate of 5.75%, compared with advances of $144.0 million at December 31, 1996. The advances from the FHLB are secured by certain qualifying residential mortgage loans, stock in the FHLB, investment securities and securities available for sale.



No.0058

Market Risk

As a financial institution, First Western is subject to market risk, primarily interest rate risk. First Western does not have significant exposure to foreign currency risk or commodity price risk. First Western has an asset/liability management committee which manages the risks associated with changing interest rates and the resulting impact on net interest income. The management of interest rate risk at First Western is performed (i) by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at a specific point in time ("GAP"); and (ii) by using a simulation model which analyzes the effects of interest rate changes on net interest income over specified periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments.

     The tables below present First Western's GAP at December 31, 1997 and 1996. In preparing these tables, management has anticipated prepayments for mortgage-backed securities and mortgage loans according to standard industry prepayment assumptions in effect at year-end. Money market deposits and interest-bearing demand accounts have been included in the under-three-months category. Assets with daily floating rates are included in the under-three-months category. Assets and liabilities are included in the table based on their maturities or period of first repricing, subject to the foregoing assumptions.


INSTRUMENTS MATURING OR REPRICING

                                         UNDER           THREE           SIX TO          ONE TO          OVER
                                         THREE          TO SIX           TWELVE           FIVE           FIVE
                                        MONTHS          MONTHS           MONTHS          YEARS           YEARS          TOTAL
                                       ----------------------------------------------------------------------------------------
DECEMBER 31, 1997:
   Rate-sensitive assets:
     Money market assets .........     $   6,836       $      --       $      --       $      --       $     --      $    6,836
     Securities ..................        90,953          43,652          42,518         206,178        174,044         557,345
     Loans .......................       327,929          74,272         121,885         417,613        144,504       1,086,203
                                       ----------------------------------------------------------------------------------------
       Total .....................     $ 425,718       $ 117,924       $ 164,403       $ 623,791       $318,548      $1,650,384
                                       ========================================================================================

   Rate-sensitive liabilities:
     Deposits ....................     $ 556,784       $ 126,769       $ 211,443       $ 192,172       $  4,518      $1,091,686
     Borrowed funds ..............       154,437           1,000          92,650         115,700             --         363,787
                                       ----------------------------------------------------------------------------------------
       Total .....................     $ 711,221       $ 127,769       $ 304,093       $ 307,872       $  4,518      $1,455,473
                                       ========================================================================================


   Period GAP ....................     $(285,503)      $  (9,845)      $(139,690)      $ 315,919       $314,030      $  194,911
                                       ========================================================================================

   Ratio of period GAP to
     total rate-sensitive assets ...       (17.3)%          (0.6)%          (8.5)%          19.2%          19.0%           11.8%
                                       ========================================================================================

   Cumulative GAP ................     $(285,503)      $(295,348)      $(435,038)      $(119,119)      $194,911
                                       ========================================================================================

   Ratio of cumulative GAP to
     total rate-sensitive assets ...       (17.3)%         (17.9)%         (26.4)%         (7.2)%          11.8%
                                       ========================================================================================


DECEMBER 31, 1996:

   Rate-sensitive assets:
     Money market assets .........     $  39,170       $      --       $      --       $      --       $     --      $   39,170
     Securities ..................        66,757          55,377          35,579         187,076        133,052         477,841
     Loans .......................       289,196          79,116         128,714         430,452        186,947       1,114,425
                                       ----------------------------------------------------------------------------------------
       Total .....................     $ 395,123       $ 134,493       $ 164,293       $ 617,528       $319,999      $1,631,436
                                       ========================================================================================

   Rate-sensitive liabilities:
     Deposits ....................     $ 547,472       $  93,118       $ 163,719       $ 246,800       $  4,631      $1,055,740
     Borrowed funds ..............       168,749          52,290          35,400         138,800             --         395,239
                                       ----------------------------------------------------------------------------------------
       Total .....................     $ 716,221       $ 145,408       $ 199,119       $ 385,600       $  4,631      $1,450,979
                                       ========================================================================================

   Period GAP ....................     $(321,098)      $ (10,915)      $ (34,826)      $ 231,928       $315,368      $  180,457

   Ratio of period GAP to
     total rate-sensitive assets ...       (19.7)%          (0.7)%          (2.1)%         14.2%           19.4%
                                       ========================================================================================
   Cumulative GAP ................     $(321,098)      $(332,013)      $(366,839)      $(134,911)      $180,457
                                       ========================================================================================
   Ratio of cumulative GAP to total
           rate-sensitive assets ...       (19.7)%         (20.4)%         (22.5)%         (8.3)%          11.1%
                                       ========================================================================================




                                                                       No.0059

     In analyzing its GAP position, although all time periods are considered, First Western emphasizes the next 12-month period. An institution is considered to be liability-sensitive, or as having a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given time period exceeds the amount of its earning assets also repricing within that time period. Conversely, an institution is considered to be asset-sensitive, or as having a positive GAP, when the amount of its interest-bearing liabilities maturing or repricing is less than the amount of its interest-earning assets also maturing or repricing during the same period. Generally, in a falling interest rate environment, a negative GAP should result in an increase in net interest income, and in a rising interest rate environment, this negative GAP should adversely affect net interest income. The converse would be true for a positive GAP.

     However, shortcomings are inherent in a simplified GAP analysis that may result in changes in interest rates affecting net interest income more or less than the GAP analysis would indicate. For example, although certain assets and liabilities may have the similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Furthermore, repricing characteristics of certain assets and liabilities may vary substantially within a given time period. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating GAP. Also, GAP does not permit analysis of how changes in the mix of various assets and liabilities on growth rate assumptions impact net interest income.

     Due in part to the shortcomings of GAP analysis, the asset/liability committee of First Western believes that simulation modeling more accurately estimates the effects of and exposure to interest rate changes.

     The simulation modeling performed by First Western measures the change in net interest income over the next 12- and 24-month periods resulting from hypothetical market interest rate changes. The simulation model includes all financial instruments including derivative financial instruments. First Western's simulation model includes assumptions on balance sheet changes and growth. Prepayments on loans and mortgage-backed securities have been estimated in the model based on industry prepayment trends.

     As of December 31, 1997, First Western's simulation modeling indicates that with a 200 basis point increase in interest rates, First Western's net interest income would be 0.1% and 1.6% less than if rates had not changed for the next 12- and 24-month periods, respectively; and with a 200 basis point decrease in interest rates, net interest income would be 2.6% and 4.8% less. As of December 31, 1996, First Western's simulation modeling indicated that with a 200 basis point increase in interest rates, First Western's net interest income would have been 0.5% and 2.1% less than if rates had not changed for the next 12- and 24-month periods, respectively; and with a 200 basis point decrease in interest rates, net interest income would have been 2.1% and 3.9% less. The December 31, 1997 and 1996 simulation models were prepared with the assumption that the change in interest rates would occur over the first 12 months and remain flat thereafter.

Liquidity and Cash Flows

Liquidity is the ability to provide the cash necessary to meet customer credit needs and satisfy depositor withdrawal requirements. One source of liquidity is cash and short-term assets, such as interest-bearing deposits in other banks and the Federal Home Loan Bank and federal funds sold, which totaled $47.8 million at December 31, 1997, compared with $75.2 million at December 31, 1996. Another source of liquidity is borrowing capability. First Western's banking subsidiary has a variety of sources of short-term liquidity available to it, including federal funds purchased from correspondent banks, sales of securities available for sale, sales of securities under agreements to repurchase, the Federal Reserve discount window, interbank deposits, FHLB advances and loan participations or sales. At December 31, 1997, First Western had $14.2 million of unused overnight credit lines available. First Western's port-folio of securities available for sale is another source of liquidity. This portfolio of securities of $177.3 million at December 31, 1997, excluding pledged securities of $147.2 million, is recorded at current market value with a corresponding adjustment to equity, net of income tax effects. Therefore, these securities may be sold to meet liquidity needs if necessary without impacting First Western's equity. First Western also generates liquidity from the regular principal payments and prepayments made on its portfolio of loans and mortgage-backed securities.

     First Western's operating activities generated cash flows of $157.4 million in 1997, compared with $56.0 million in 1996 and $54.2 million in 1995. The primary source of operating cash flows for 1997, 1996 and 1995 was the sale of mortgage loans and net income combined with noncash expenses, such as the provision for possible loan losses and depreciation.

     Investing activities used cash flows of $152.6 million in 1997, compared with $171.4 million in 1996 and $46.8 million in 1995. During 1997, the growth of the loan portfolio used net cash flows of $126.0 million, compared with $157.8 million in 1996 and $208.6 million in 1995. The funding of the loan growth in 1997 was provided by the first-quarter loan sales.


No.0060

The funding of the loan growth in 1996 was primarily provided by increased borrowings, while the loan growth in 1995 was funded by the proceeds of branch purchases and increased deposits. During 1997, the portfolio of securities available for sale, combined with the portfolio of investment securities and mortgage-backed securities held to maturity, used net cash flows of $72.3 million compared with using cash flows of $11.3 million in 1996 and providing cash flows of $62.0 million in 1995.

     Financing activities provided cash flows of $192,000 in 1997, compared with providing cash flows of $112.0 million in 1996 and using cash flows of $10.8 million in 1995. During 1997, the cash flows provided by increased deposits and the trust preferred securities offering were offset by net decreases in borrowings and other financing uses such as the purchase of treasury stock. An increase in borrowings provided cash flows of $152.3 million in 1996, compared with using cash flows of $54.5 million in 1995. First Western reduced borrowings during 1995 with the funds provided by the branch acquisitions and the deposit growth.

Shareholders' Equity and Capital Resources

Shareholders' equity at December 31, 1997 was $138.8 million, increasing $11.1 million, or 8.7%, from $127.7 million at December 31, 1996, due to the retention of $13.9 million of earnings during 1997 and a $4.6 million increase in the market value of the portfolio of securities available for sale, net of income tax effects, with these increases partially offset by the repurchase of $7.8 million of common stock for treasury stock. During the fourth quarter of 1997, First Western's Board of Directors reauthorized a common stock repurchase program that permits the repurchase of up to 335,000 shares, or approximately 3%, of the Company's outstanding shares of common stock from time to time at current market prices from available corporate funds. First Western's ratio of shareholders' equity to total assets was 7.96% at December 31, 1997, compared with 7.53% and 7.59% at December 31, 1996 and 1995, respectively. The book value per share was $12.47 at December 31, 1997, compared with $11.16 and $10.45 at December 31, 1996 and 1995, respectively.

     On February 11, 1997, First Western completed the private placement of $25 million of 9.875% capital securities due February 1, 2027. Securities of this type received approval in October 1996 from the Federal Reserve Bank to qualify as Tier I capital, and the interest payable thereon is currently considered to be tax-deductible.

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

     First Western's Tier I and Tier II capital consisted of the following at December 31, 1997 and 1996 (in thousands):




                                                         1997             1996
                                                     ---------------------------
TIER I:
   Common shareholders' equity .................     $  138,842       $  127,721
   Non-exempt intangible assets ................         (9,262)          (6,575)
   Trust preferred capital securities ..........         23,837               --
   Unrealized appreciation in securities
       available for sale ......................         (5,443)            (884)
                                                     ---------------------------
          Total Tier I .........................        147,974          120,262
                                                     ---------------------------
TIER II:
   Qualifying allowance for possible loan losses         13,658           13,190
                                                     ---------------------------
          Total Tier II ........................         13,658           13,190
                                                     ---------------------------
Total capital ..................................     $  161,632       $  133,452
                                                     ===========================
Risk-weighted assets ...........................     $1,088,249       $1,052,329
                                                     ===========================
Tier I capital ratio ...........................          13.60%           11.43%
                                                     ===========================
Required Tier I capital ratio ..................           4.00%            4.00%
                                                     ===========================
Total capital ratio ............................          14.85%           12.68%
                                                     ===========================
Required total capital ratio ...................           8.00%            8.00%
                                                     ===========================


                                                                         No.0061

     First Western's regulatory capital ratios improved from December 31, 1996 to December 31, 1997, primarily as a result of the issuance of trust preferred securities which are included in Tier I capital. First Western is also subject to a minimum Tier I leverage ratio based on Tier I capital to total average assets. The required ratio for each financial institution is determined based on the financial institution's relative soundness. A minimum ratio of Tier I capital to total assets of 3% has been established for top-rated financial institutions, with less highly rated institutions or those with higher levels of risk required to maintain ratios of 100 to 200 basis points above the minimum level. First Western's Tier I leverage ratio was 8.73% at December 31, 1997, compared with 7.10% at December 31, 1996.

     The common stock of First Western is traded on the Nasdaq Stock Market under the symbol "FWBI." As of March 2, 1998, there were 11,192,000 shares of common stock outstanding held by approximately 5,000 holders of record. The following table sets forth the high and low sales prices for the common stock, as reported by the Nasdaq Stock Market, and the cash dividends declared per share on the common stock, for the periods indicated. The prices and dividends set forth below have been adjusted to reflect the three-for-two stock split effected in the form of a 50% stock dividend paid on August 15, 1997.



                                                                                      CASH
                                                        SALES PRICE       PERIOD    DIVIDENDS
                                                   -------------------      END     DECLARED
                                                    HIGH        LOW        CLOSE    PER SHARE
                                                   ------------------------------------------
1997:
    First Quarter ...........................      $21.00      $17.33     $21.00      $0.13
    Second Quarter ..........................       25.17       20.00      25.17       0.13
    Third Quarter ...........................       28.50       23.75      27.00       0.15
    Fourth Quarter ..........................       29.13       25.38      28.50       0.15

1996:
    First Quarter ...........................      $18.33      $17.00     $17.83      $0.12
    Second Quarter ..........................       18.00       15.83      16.50       0.12
    Third Quarter ...........................       17.83       13.83      17.17       0.12
    Fourth Quarter ..........................       18.83       17.00      17.50       0.13

No.0062